Filed pursuant to Rule 424(b)(3)
Registration No. 333-292708

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Home BancShares, Inc. (which we refer to as “Home”), its subsidiary bank, Centennial Bank (which we refer to as “Centennial”), Home’s acquisition subsidiary, HOMB Acquisition Sub IV, Inc. (which we refer to as “Acquisition Sub”), Mountain Commerce Bancorp, Inc. (which we refer to as “MCBI”) and its subsidiary bank, Mountain Commerce Bank (which we refer to as “MCB”), have entered into an Agreement and Plan of Merger, dated December 7, 2025 (which we refer to sometimes as the “Merger Agreement”), under which Home and Centennial will acquire MCBI and MCB. The Merger Agreement, which is generally to be construed under Delaware law, provides that, subject to its terms and conditions, in a series of integrated transactions, (i) Acquisition Sub will merge with and into MCBI, with MCBI as the surviving entity, and (ii) MCBI will thereafter merge with and into Home, with Home as the surviving entity (which transaction we refer to as the “merger”). MCB will, as soon as reasonably practicable following completion of the merger, merge with and into Centennial, with Centennial as the surviving entity (which transaction we refer to as the “bank merger”). Before we complete the merger, holders of MCBI common stock must approve the Merger Agreement. A special meeting of MCBI shareholders will be held on March 11, 2026.
Under the terms of the Merger Agreement, Home will issue approximately 5.4 million shares of its common stock to the shareholders of MCBI upon the completion of the merger, for an aggregate transaction value that is approximately $154.8 million, valued based on the volume-weighted average closing price per share of Home’s common stock as reported on the New York Stock Exchange (“NYSE”) for the 20 consecutive trading day period ending on January 28, 2026. No cash consideration will be paid in connection with the merger, except that (i) holders of outstanding shares of MCBI common stock at the time of the merger will receive cash payments in lieu of any fractional shares of Home common stock to which they are otherwise entitled in connection with the merger and (ii) holders of MCBI common stock that properly exercise their dissenters’ rights under applicable Tennessee law will be entitled to receive the fair value of their shares of MCBI common stock as determined in the manner prescribed by Tennessee law.
Subject to the terms and conditions set forth in the Merger Agreement as described in this proxy statement/prospectus, at the effective time of the merger (the “Effective Time”), each outstanding share of common stock of MCBI (other than shares of MCBI common stock held by shareholders that properly exercise their dissenters’ rights and certain other shares of MCBI common stock held by Home or MCBI or any subsidiary of Home or MCBI) will be converted into the right to receive, without interest, 0.85 shares of Home common stock (the “Merger Consideration”). Therefore, each holder of MCBI’s common stock outstanding at the Effective Time will receive a total number of shares of Home common stock equal to the number of shares of MCBI common stock owned by the holder at the time of the merger times 0.85. Any fractional shares of Home common stock to which the holders of MCBI common stock are entitled in connection with their receipt of the Merger Consideration will be converted into the right to receive a cash payment in the amount of such fractional share times the value of Home’s common stock at the time of merger. The value of Home’s common stock at the time of the merger will be determined using a volume-weighted average closing price of Home’s common stock as reported on the NYSE over the 20 consecutive trading day period ending on the third business day prior to the closing of the merger (the “Home Average Closing Price”).
Any persons who, at the time of the merger, hold outstanding restricted shares issued by MCBI will also be entitled to receive the Merger Consideration. Specifically, each unvested restricted share of MCBI common stock outstanding at the Effective Time will fully vest and be converted into the right to receive the Merger Consideration.
We expect the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), with the result that the exchange of MCBI common stock for Home common stock will generally be tax-free, except with respect to any cash in lieu of fractional shares received by MCBI shareholders.
The market price of Home common stock will fluctuate before the closing of the merger. You should obtain a current stock price quotation for Home common stock. Home common stock is traded on the New York Stock Exchange under the symbol “HOMB.” On December 5, 2025, the last trading day before the merger was announced, the closing price of Home’s common stock as reported on the NYSE was $28.39 per share. On January 28, 2026, the closing price of Home’s common stock as reported on the NYSE was $28.31 per share. MCBI common stock is traded on the OTCQX Market under the symbol “MCBI”. On December 5, 2025, the last trading day before the merger was announced, the closing price of MCBI’s common stock as reported on the OTCQX was $22.50 per share. On January 28, 2026, the closing price of MCBI’s common stock as reported on the OTCQX was $23.92 per share.
MCBI’s board of directors recommends that the MCBI shareholders vote FOR the approval of the proposals described in this proxy statement/prospectus.

You should read this entire proxy statement/prospectus, including the appendices and the documents incorporated by reference into the document, carefully because it contains important information about the merger and the related transactions. In particular, you should read carefully the information under the section entitled “Risk Factors” beginning on page 17.
The shares of Home common stock to be issued to MCBI shareholders in the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in this proxy statement/prospectus or the Home common stock to be issued in the merger, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated January 30, 2026 and is first being mailed or otherwise delivered to MCBI shareholders on or about January 30, 2026.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 11, 2026

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Mountain Commerce Bancorp, Inc. (“MCBI”) will be held at the Hilton Garden Inn, 6200 Papermill Road, Knoxville, Tennessee 37919, at 11:00 a.m., Eastern Time, on March 11, 2026, for the following purposes:
1.    To approve the Agreement and Plan of Merger, dated as of December 7, 2025, by and among MCBI, its wholly-owned bank subsidiary, Mountain Commerce Bank (“MCB”), Home BancShares, Inc., an Arkansas corporation (“Home”), its wholly-owned acquisition subsidiary, HOMB Acquisition Sub IV, Inc., an Arkansas corporation (“Acquisition Sub”) and Home’s wholly-owned bank subsidiary, Centennial Bank, an Arkansas bank (“Centennial”), as such agreement may be amended from time to time, a copy of which is attached to this proxy statement/prospectus as Appendix A (which we refer to as the “Merger Proposal”); and
2.    To approve one or more adjournments of the MCBI special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Merger Proposal (which we refer to as the “Adjournment Proposal”).
MCBI will transact no other business at the special meeting.
The Merger Proposal is described in more detail in the attached proxy statement/prospectus, which you should read carefully in its entirety before you vote. A copy of the Merger Agreement is attached as Appendix A to the proxy statement/prospectus.
MCBI’s board of directors has set January 28, 2026, as the record date for the MCBI special meeting. All holders of record of MCBI common stock at the close of business on the record date will be notified of the special meeting. Only holders of record of MCBI common stock at the close of business on January 28, 2026, will be entitled to vote at the MCBI special meeting and any adjournments or postponements thereof. Any shareholder entitled to attend and vote at the MCBI special meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. Such proxy need not be a holder of MCBI common stock.
Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of MCBI common stock entitled to vote thereon. The approval of the Adjournment Proposal requires that the votes cast in favor of the Adjournment Proposal at the MCBI special meeting exceed the votes cast against the Adjournment Proposal at the MCBI special meeting.
Holders of MCBI common stock are entitled to assert dissenters’ rights pursuant to Sections 48-23-101 to 48-23-302 of the Tennessee Business Corporations Act (a copy of which sections are attached as Appendix D to the accompanying proxy statement/prospectus) in connection with the approval of the Merger Agreement. Under Tennessee law, holders of shares of MCBI common stock who deliver written notice of their intent to dissent to MCBI prior to the vote being taken on the Merger Proposal at the MCBI special meeting and do not vote, or cause or permit to be voted, their shares of MCBI common stock in favor of the merger have the right to dissent and receive the fair value of their MCBI common stock in cash. MCBI shareholders electing to exercise dissenters’ rights must comply with the provisions of Chapter 23 of the Tennessee Business Corporation Act, in order to perfect their rights. A copy of Chapter 23 of the Tennessee Business Corporation Act is attached as Appendix D to the proxy statement/prospectus that accompanies this notice of meeting.
MCBI’s board of directors unanimously recommends that MCBI’s shareholders vote FOR the Merger Proposal and FOR the Adjournment Proposal.
Your vote is very important, regardless of the number of shares of MCBI common stock that you own. We cannot complete the merger and the other transactions contemplated by the Merger Agreement unless MCBI’s shareholders approve the Merger Proposal.
Whether or not you plan to attend the MCBI Special Meeting, please vote as soon as possible. You may vote by telephone, over the Internet or by mail. Instructions on voting are contained in the accompanying proxy statement/prospectus and the enclosed Proxy Card. Giving a proxy will not prevent you from attending the MCBI special meeting and voting in person if you wish to do so. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.
The enclosed proxy statement/prospectus provides a detailed description of the MCBI special meeting, the merger, the documents related to the merger, and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its appendices carefully and in their entirety.

By Order of the Board of Directors

William E. Edwards, III
President and Chief Executive Officer
Knoxville, Tennessee
January 30, 2026

Appendix A
Agreement and Plan of Merger dated as of December 7, 2025, by and among Home BancShares,  Inc., Centennial Bank, HOMB Acquisition Sub IV, Inc., Mountain Commerce Bancorp, Inc. and Mountain Commerce Bank
A-1

Appendix B	Opinion of Piper Sandler & Co.	B-1

Appendix C	Opinion of Hovde Group, LLC	C-1

Appendix D	Tennessee Business Corporation Act Section 48-32-101 et seq., regarding Dissenters’ Rights	D-1

QUESTIONS AND ANSWERS
The following questions and answers briefly address some commonly asked questions about the merger and the special meeting of MCBI shareholders. They may not include all the information that is important to the shareholders of MCBI. Shareholders of MCBI should read this entire proxy statement/prospectus carefully, including the appendices and other documents referred to in this proxy statement/prospectus.
Q:    Why am I receiving these materials?
A:    MCBI is sending these materials to the holders of its common stock (which we sometimes refer to as “MCBI shareholders”) to help them decide how to vote their shares of MCBI common stock with respect to the proposed merger and the other matters to be considered at the MCBI special meeting described below.
The merger cannot be completed unless MCBI shareholders approve the Merger Proposal. MCBI is holding a special meeting of shareholders to vote on the Merger Proposal as described in “MCBI Special Meeting of Shareholders.” Information about this special meeting and the merger is contained in this proxy statement/prospectus.
This proxy statement/prospectus constitutes a proxy statement of MCBI and a prospectus of Home. It is a proxy statement because the board of directors of MCBI is soliciting proxies from MCBI’s shareholders. It is a prospectus because Home will issue shares of its common stock in exchange for shares of MCBI common stock in the merger.
Q:    What will MCBI shareholders receive in the merger?
A:    Under the terms of the Merger Agreement, Home will issue approximately 5.4 million shares of its common stock to the shareholders of MCBI upon the completion of the merger, which will represent 0.85 shares of Home common stock for each share of MCBI common stock exchanged in the merger. No cash consideration will be paid in connection with the merger; however, holders of outstanding shares of MCBI common stock at the time of the merger will receive cash payments in lieu of any fractional shares of Home common stock to which they are otherwise entitled in connection with the merger. See “The Merger—Terms of the Merger” beginning on page 23 for a more detailed discussion of the consideration payable to MCBI’s shareholders in connection with the merger.
Q:    What will a MCBI shareholder receive for each share of MCBI common stock?
A:    At the effective time of the merger (the “Effective Time”), each outstanding share of common stock of MCBI subject to certain exceptions will be converted into the right to receive, without interest, 0.85 shares of Home common stock (the “Merger Consideration”), together with cash in lieu of any fractional share to which such holder of MCBI common stock would otherwise be entitled. Specifically, each holder of MCBI’s common stock outstanding at the Effective Time will receive a number of whole shares of Home common stock equal to the number of shares of MCBI common stock that he or she owns at the Effective Time of the merger, multiplied by 0.85. Any resulting fractional share of Home common stock to which a holder of MCBI common stock is entitled in connection with such shareholder’s receipt of the Merger Consideration will be converted into the right to receive a cash payment in the amount of such fractional share, multiplied by the value of Home’s common stock at the time of merger. The value of Home’s common stock at the time of the merger will be determined using a volume-weighted average closing price of Home’s common stock as reported on the NYSE over the 20 consecutive trading day period ending on the third business day prior to the closing of the merger (the “Home Average Closing Price”).
Q:    How are outstanding shares of MCBI restricted stock addressed in the Merger Agreement?
A:    Each unvested restricted share of MCBI common stock outstanding at the effective time of the merger will fully vest and be converted into the right to receive the Merger Consideration.
Q:    When do Home and MCBI expect to complete the merger?
A:    Home and MCBI expect to complete the merger after all conditions to the merger in the Merger Agreement are satisfied or waived, including after shareholder approval is received at the special meeting of MCBI shareholders, and all required regulatory approvals are received. Home and MCBI currently expect to complete the merger in the first half of 2026. It is possible, however, that as a result of factors outside of either company’s control, the merger may be completed at a later time or may not be completed at all.

Q:    What am I being asked to vote on?
A:    You are being asked to vote on the following proposals:
1.    To approve the Merger Agreement, as it may be amended from time to time (the “Merger Proposal”); and
2.    To approve one or more adjournments of the MCBI special meeting, if necessary or appropriate, including adjournments to solicit additional proxies in favor of the Merger Proposal (the “Adjournment Proposal”).
Q:    How does the board of directors of MCBI recommend that I vote?
A:    MCBI’s board of directors recommends that MCBI shareholders vote FOR the Merger Proposal and FOR the Adjournment Proposal, in each case as described in this proxy statement/prospectus.
For a discussion of interests of MCBI’s directors and officers in the merger that may be different from, or in addition to, the interests of MCBI shareholders generally, see “The Merger – Interests of Certain MCBI Directors and Executive Officers in the Merger,” beginning on page 57.
Q:    What do I need to do now?
A:    After carefully reading and considering the information contained in this proxy statement/prospectus, MCBI shareholders should vote by telephone or on the Internet, or complete, sign and date the enclosed proxy card and return it in the enclosed envelope as soon as possible so that their shares of MCBI common stock will be represented at the MCBI special meeting.
Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or other nominee.
Q:    How do I cast my vote?
A:    If you are a shareholder of record of MCBI as of the record date for the MCBI special meeting, you may vote by:
•    Accessing the internet website specified on your proxy card;
•    Calling the toll-free number specified on your proxy card; or
•    Signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided.
You may also cast your vote in person at the MCBI special meeting.
If your shares are held in “street name” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. Holders in “street name” who wish to vote in person at the MCBI special meeting will need to obtain a proxy form from the institution that holds their shares.
Q:    When and where is the MCBI special meeting?
A:    The MCBI special meeting will be held at the Hilton Garden Inn, 6200 Papermill Road, Knoxville, Tennessee 37919 at 11:00 a.m., Eastern Time, on March 11, 2026. All shareholders of MCBI as of the record date, or their duly appointed proxies, may attend the MCBI special meeting.
Q:    If my MCBI shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me?
A:    If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to MCBI or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your bank or broker.
Brokers or other nominees who hold shares in street name for a beneficial owner typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers or other nominees are not allowed to exercise their voting discretion on matters that are determined to be “non-routine” without specific instructions from the beneficial owner. Neither the Merger Proposal nor the Adjournment Proposal are “routine” matters. Broker non-votes are shares held by a broker or other nominee that are represented at the applicable special meeting but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker or other nominee does not have discretionary voting power on such proposal.

If you are a MCBI shareholder and you do not instruct your broker or other nominee on how to vote your shares of MCBI common stock at the MCBI special meeting, your broker or other nominee may not vote your shares resulting in broker non-votes. Such broker non-votes will have the same effect as a vote AGAINST the Merger Proposal, but will have no effect on the Adjournment Proposal.
Q:    What vote is required to approve each proposal to be considered at the MCBI special meeting?
A:    Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of MCBI common stock entitled to vote thereon. Approval of the Adjournment Proposal requires that the votes cast in favor of the Adjournment Proposal at the MCBI special meeting exceed the votes cast against the Adjournment Proposal at the MCBI special meeting.
Q:    What if I abstain from voting or do not vote?
A:    For the purposes of the MCBI special meeting, an abstention occurs when a MCBI shareholder attends the MCBI special meeting, either in person or by proxy, but abstains from voting. An abstention will have the same effect as a vote AGAINST the Merger Proposal, but it will have no effect on the Adjournment Proposal.

Q:    May I change my vote or revoke my proxy after I have delivered my proxy or voting instruction card?
A:    Yes. You may change your vote at any time before your proxy is voted at the MCBI special meeting:
•    by sending written notice of revocation to the corporate secretary of MCBI in time to be received prior to the MCBI special meeting;
•    by sending a completed, signed and dated proxy card bearing a later date than your original proxy card in time to be received prior to the MCBI special meeting;
•    by attending the special meeting and voting in person, if you so request and if your shares are registered in your name rather than in the name of a broker, bank or other nominee; however, your attendance alone will not revoke any proxy;
•or by voting by telephone or on the Internet at a later time prior to the MCBI special meeting.
If your shares are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.
Q:    What happens if I sell my shares after the record date but before the special meeting?
A:    The record date for the MCBI special meeting is earlier than the date of the meeting and the date that the merger may be completed. If you transfer your MCBI common stock after the applicable record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that such shares remain outstanding on the date of the special meeting). However, you will not have the right to receive any Merger Consideration for shares of MCBI common stock transferred prior to the effective time of the merger. MCBI shareholders will only be entitled to receive the Merger Consideration for MCBI shares that they own at the effective time of the merger.
Q:    What do I do if I receive more than one proxy card or set of voting instructions?
A:    If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, you may receive more than one proxy card and/or set of voting instructions relating to the special meeting. These should each be voted or returned separately to ensure that all of your shares are voted.
Q:    What are the material U.S. federal income tax consequences of the merger?
A:    Each of MCBI and Home expects the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that the Merger Agreement will constitute a “plan of reorganization” as such term is used in Sections 354 and 361 of the Code. Accordingly, a U.S. holder (as defined below) of MCBI common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their MCBI common stock for Home common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of Home common stock or from the exercise of dissenters’ rights.

It is not anticipated that any gain or loss will be recognized by Home or MCBI as a result of merger. The obligation of Home and MCBI to complete the merger is conditioned upon the receipt of legal opinions from their respective counsels to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
For a more detailed discussion of the material U.S. federal income tax consequences of the transaction, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 74.
The U.S. federal income tax consequences described above may not apply to all MCBI shareholders. Your particular tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.
Q:    Do I have appraisal or dissenters’ rights?
A:    MCBI shareholders are entitled to dissenters’ rights under Sections 48-23-101 to 48-23-302 of the Tennessee Business Corporations Act, a copy of which is attached as Appendix D to this proxy statement/prospectus. If you wish to assert dissenters’ rights, you (i) must deliver to MCBI, prior to the time the vote is taken on the Merger Proposal at the MCBI special meeting written notice of your intent to demand payment for your shares of MCBI common stock if the merger is consummated and (ii) must not vote, or cause or permit to be voted, your shares of MCBI common stock in favor of the Merger Proposal. The procedure for dissenting is described in more detail in “The Merger—Dissenters’ Rights” beginning on page 25.
Q:    Should I send in my MCBI stock certificates now?
A:    No. Please do not send your stock certificates with your MCBI proxy card. If you are a holder of MCBI common stock, you will receive written instructions from Computershare Trust Company, N.A., on how to exchange your stock certificates for Home common stock.
Q:    What if I have lost my MCBI stock certificate?
A:    Following the closing of the merger, Computershare Trust Company, N.A., the exchange agent in connection with the merger, will provide a letter of transmittal to MCBI shareholders that will provide instructions for MCBI shareholders who have lost their stock certificates. If you would like to obtain a replacement certificate prior to the closing of the merger, please contact Mountain Commerce Bancorp, Inc., Attn: Christie L. Wininger, 6101 Kingston Pike, Knoxville, Tennessee 37919, telephone number (423) 232-5047. An indemnity and surety bond will be required.
Q:    Whom should I contact if I have any questions about the proxy materials or the special meeting?
A:    If you have any questions about the merger or any of the proposals to be considered at the special meeting, need assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact either Home or MCBI as follows:

Home BancShares, Inc. 719 Harkrider Street, Suite 100 Conway, Arkansas 72032 Attention: Investor Relations Officer (501) 328-4625	Mountain Commerce Bancorp, Inc. 6101 Kingston Pike Knoxville, Tennessee 37919 Attention: Christie L. Wininger (423) 232-5047

SUMMARY
This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to carefully read the entire document and the other documents to which we refer you in order to fully understand the merger and the related transactions. See “Where You Can Find More Information” included elsewhere in this proxy statement/prospectus. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.
The Companies (page 87)
Home. Home is a bank holding company headquartered in Conway, Arkansas and is registered under the federal Bank Holding Company Act of 1956. Home is primarily engaged in providing a broad range of commercial and retail banking and related financial services to businesses, real estate developers and investors, individuals and municipalities through its wholly owned community bank subsidiary, Centennial Bank. Centennial Bank has branch locations in Arkansas, Texas, Florida, South Alabama and New York.
Home’s total consolidated assets, total consolidated deposits, total consolidated revenue and consolidated net income available to all shareholders as of or for the three years ended December 31, 2024, 2023 and 2022, and as of and for the three and nine months ended September 30, 2025 and September 30, 2024, are as follows:

	As of or for the Three Months Ended September 30,		As of or for the Nine Months Ended September 30,		As of or for the Years Ended December 31,
	2025	2024	2025	2024	2024	2023	2022
	(In thousands)
Total assets	$22,707,802	$22,823,117	$22,707,802	$22,823,117	$22,490,748	$22,656,658	$22,883,588
Total deposits	17,327,696	16,705,710	17,327,696	16,705,710	17,176,297	16,787,711	17,938,783
Total revenue (interest income plus non-interest income)	375,037	375,624	1,103,199	1,104,415	1,468,351	1,344,987	1,052,877
Net income available to all shareholders	123,604	100,038	357,216	301,677	402,241	392,929	305,262
Home common stock is traded on the New York Stock Exchange under the symbol “HOMB.”
Home’s principal executive office is located at 719 Harkrider, Suite 100, Conway, Arkansas, 72032 and its telephone number is (501) 328-4625. Home’s internet address is www.homebancshares.com. Additional information about Home is included under “Certain Information Concerning Home” and “Where You Can Find More Information” included elsewhere in this proxy statement/prospectus.
MCBI. MCBI was incorporated under Tennessee law on October 4, 2005 and is registered under the federal Bank Holding Company Act of 1956. MCBI’s wholly-owned bank subsidiary, Mountain Commerce Bank (“MCB”), is a Tennessee state banking corporation regulated by the FDIC and the Tennessee Department of Financial Institutions. MCBI is headquartered in Knoxville, Tennessee, and has a total of seven MCB branches throughout Tennessee. Its deposits are insured by the FDIC up to applicable federal deposit insurance limits.
MCBI provides a full range of commercial and consumer banking services. The banking products offered by MCBI include checking and savings accounts, consumer loans, residential mortgage loans, business checking accounts, time deposits, money market accounts, real estate commercial and business loans. MCBI also offers internet banking services, bill payment, remote deposit capture, retirement account services, CDARS deposits, wealth management services and cash management services.
At September 30, 2025, MCBI had total consolidated assets of approximately $1.8 billion, total consolidated deposits of approximately $1.58 billion, and total consolidated shareholders’ equity of approximately $143.1 million. MCBI’s consolidated net income for the twelve months ended December 31, 2024 and nine months ended September 30, 2025 was $8.9 million and $8.9 million, respectively. As of December 31, 2025, MCBI had approximately 150 holders of record of its common stock. MCBI does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and, accordingly, does not file documents or reports with the SEC.

MCBI’s principal executive offices are located at 6101 Kingston Pike, Knoxville, Tennessee 37919, and its telephone number is (423) 232-5047. Additional information about MCBI is included under “Certain Information Concerning MCBI” included elsewhere in this proxy statement/prospectus.

The Merger (page 23)
The Merger Agreement, which is generally to be construed under Delaware law, provides that, subject to its terms and conditions, in a series of integrated transactions, (i) Acquisition Sub will merge with and into MCBI, with MCBI as the surviving entity and (ii) MCBI will thereafter merge with and into Home, with Home as the surviving entity. Collectively, these transactions are referred to in this proxy statement/prospectus as the “merger.” Subsequent to the merger, MCB will merge with and into Centennial, with Centennial as the surviving entity. This transaction is referred to in this proxy statement/prospectus as the “bank merger”.
Under the terms of the Merger Agreement, MCBI shareholders (with certain exceptions for certain shares held by MCBI or Home or their subsidiaries) will have the right to receive, in exchange for each share of MCBI common stock owned by them as of the effective time of this merger, 0.85 shares of Home common stock (the “Merger Consideration”), together with cash in lieu of any fractional shares. Based on an assumed 6,384,568 shares of MCBI common stock outstanding at closing (equal to the number of shares outstanding on January 28, 2026), MCBI shareholders will receive, in the aggregate, approximately 5,426,882 shares of Home common stock, valued in the aggregate at $154,774,675 based on the volume-weighted average closing price per share of Home’s common stock as reported on the NYSE for the 20 consecutive trading day period ending on January 28, 2026 (the latest practicable trading day prior to the mailing of this proxy statement/prospectus) of $28.52.
For illustrative purposes only, an MCBI shareholder holding 50 shares of MCBI common stock will receive 42 shares of Home common stock and $14.26 of cash in lieu of the resulting 0.5 fractional share (assuming a Home Average Closing Price of $28.52).
Assuming 196,710,247 Home shares are outstanding at the time of the merger (equal to the number of shares outstanding on January 28, 2026), an aggregate of 5,426,882 shares of Home common stock are issued in exchange for MCBI’s outstanding shares, and no cash in lieu of fractional shares is paid, MCBI shareholders would own approximately 2.7% of Home common stock after the merger is completed, excluding any shares of Home common stock they may already own.
It is not anticipated that any gain or loss will be recognized by Home or MCBI as a result of the merger or by the MCBI shareholders who exchange their shares of MCBI common stock for shares of Home common stock, other than with respect to any cash paid in lieu of fractional shares. The obligation of Home and MCBI to complete the merger is conditioned upon the receipt by each of legal opinions from their respective counsels to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
For a more detailed discussion of the material United States federal income tax consequences of the transaction, see “Material United States Federal Income Tax Consequences of the Merger” beginning on page 74.
Recommendation of MCBI’s Board of Directors (page 33)
MCBI’s board of directors recommends that holders of MCBI common stock vote FOR the Merger Proposal and FOR the Adjournment Proposal.
For further discussion of MCBI’s reasons for the merger and the recommendations of MCBI’s board of directors, see “The Merger—Background of the Merger” and “The Merger—Recommendation of MCBI’s Board of Directors and Reasons for the Merger.”
Opinion of Piper Sandler & Co., Financial Advisor to MCBI (page 36)
At a meeting of the MCBI board of directors held on December 6, 2025, and continued on December 7, 2025, Piper Sandler & Co. (“Piper Sandler”), MCBI’s financial advisor in connection with the merger, provided the MCBI board of directors with an overview of its analyses performed and advised the board that its analyses were as of December 7, 2025, and based upon and subject to various qualifications and assumptions described in the meeting. Piper Sandler & Co. delivered its oral opinion, which was subsequently confirmed in writing, to the MCBI board on December 7, 2025, that, as of such date and subject to and based upon the qualifications and assumptions set forth in its written opinion, the exchange ratio of 0.85 shares of Home common stock for each share of MCBI common stock, which we refer to in this proxy statement/prospectus as the “exchange ratio” was fair, from a financial point of view, to the shareholders of MCBI.
The full text of Piper Sandler’s opinion, dated December 7, 2025, is attached as Appendix B to this proxy statement/prospectus and constitutes part of this proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Piper Sandler in rendering its opinion. Piper Sandler will be paid a fee for its services in connection with its role as MCBI’s financial advisor, including the fee paid to it for the delivery of its opinion, and will be reimbursed by MCBI for certain of its expenses.

Piper Sandler’s opinion is addressed to MCBI’s board of directors and addresses only whether the exchange ratio to be received by the MCBI shareholders in the merger was fair, from a financial point of view. The opinion does not address the underlying business decision of MCBI to engage in the merger or any other term or aspect of the Merger Agreement or the transaction contemplated thereby. Nor did Piper Sandler express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of MCBI, or any class of such persons, if any, relative to the compensation to be received in the merger by any shareholder of MCBI. Piper Sandler’ opinion does not constitute a recommendation to the MCBI board of directors or any shareholder of MCBI as to how such person should vote or otherwise act with respect to the merger or any other matter.
For a further discussion of Piper Sandler’s opinion, MCBI’s relationship with Piper Sandler and the terms of Piper Sandler’s engagement, see “The Merger—Opinion of Piper Sandler & Co., Financial Advisor to MCBI” beginning on page 36 of this proxy statement/prospectus.
Opinion of Hovde Group, LLC, Financial Advisor to Home (page 47)
Hovde Group, LLC (“Hovde”) acted as financial advisor to Home’s board of directors in connection with the proposed merger. At the December 4, 2025 meeting at which Home’s board of directors considered the Merger Agreement, Hovde delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on December 5, 2025, to the effect that, as of such date, the total value of the merger consideration to be paid to MCBI’s shareholders was fair to Home’s shareholders from a financial point of view. Hovde’s opinion was for the information and assistance of the Home board of directors in connection with its consideration of the merger. Hovde’s opinion was directed only to the fairness, from a financial point of view, of the total value of the merger consideration to Home’s shareholders and did not address the underlying business decision of Home to engage in the merger, the form or structure of the merger or any other transactions contemplated in the Merger Agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Home or the effect of any other transaction in which Home might engage. Hovde also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Home or MCBI, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder.
The full text of Hovde’s written opinion, dated December 5, 2025, is attached to this proxy statement/prospectus as Appendix C. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Hovde in rendering its opinion.
For a further discussion of Hovde’s opinion, Home’s relationship with Hovde and the terms of Hovde’s engagement, see “The Merger—Opinion of Hovde Group, LLC, Financial Advisor to Home” beginning on page 47 of this proxy statement/prospectus.
Interests of Certain MCBI Directors and Executive Officers in the Merger (page 57)
Certain of MCBI’s directors and officers may have interests in the merger as individuals in addition to, or different from, their interests as shareholders of MCBI, including, but not limited to, (i) accelerated vesting of unvested restricted shares of MCBI common stock; (ii) cash payments under their employment agreements and supplemental employee retirement plan agreements; (iii) obligations to vote in favor of the merger; (iv) continuation of employment with Centennial; and (v) continuation of indemnification after the merger. As of January 28, 2026, the directors and executive officers of MCBI and their affiliates beneficially owned and were entitled to vote approximately 1,366,990 shares of MCBI common stock representing approximately 21.4% of the shares of MCBI common stock outstanding on that date, and a vote of a majority of the MCBI common stock outstanding and entitled to vote on the proposal is required to approve the Merger Proposal. See the section entitled “The Merger – Interests of Certain MCBI Directors and Executive Officers in the Merger,” beginning on page 57 of this proxy statement/prospectus for a more detailed description of these interests.
Home has agreed to indemnify, defend and hold harmless present and former directors, officers and employees of MCBI and its subsidiaries against certain costs, damages or liabilities incurred in connection with claims, investigations and other actions arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger, and to provide them with director’s and officer’s liability insurance coverage for a period of six years following the merger, subject to a cap on the expense related to such insurance.
Appraisal and Dissenters’ Rights (page 25)
MCBI shareholders are entitled to dissenters’ rights under Sections 48-23-101 to 48-23-302 of the Tennessee Business Corporation Act (“TBCA”), a copy of which sections of the TBCA is attached as Appendix D to this proxy statement/prospectus. Those rights, if properly exercised, will allow a shareholder who does not wish to accept the consideration provided for by the Merger Agreement instead to obtain payment in cash of the fair value of the shareholder’s shares of MCBI common stock. If you wish to assert dissenters’ rights, you (i) must deliver to MCBI, prior to the time the vote is taken on the Merger Proposal at the MCBI special meeting, written notice of your objection to the merger and your intent to demand payment of the fair value for your shares of MCBI common stock if the merger is consummated and (ii) must not vote, or cause or permit to be voted, any of your shares of MCBI common stock in favor of the Merger Proposal. There are additional actions you must take if the merger is consummated. The procedure for dissenting is described in more detail in “The Merger” section of this proxy statement/prospectus under the heading “Dissenters’ Rights.”
Regulatory Matters (page 26)
Each of Home and MCBI has agreed to use its reasonable best efforts to obtain all regulatory approvals or make all regulatory notifications required to complete the merger and the other transactions contemplated by the Merger Agreement. These approvals and notifications include approval from or notifications to the Federal Reserve Board, the Arkansas State Bank Department, the FDIC and the Tennessee Department of Financial Institutions, among others. Home and MCBI have filed, or are in the process of filing, applications and notifications to obtain the required regulatory approvals. There can be no assurances that any such approvals will be received on a timely basis, or as to the ability of Home and MCBI to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. See “The Merger—Regulatory Approvals and Notifications.”
Conditions to Completion of the Merger (page 71)
Currently, Home and MCBI expect to complete the merger in the first half of 2026. As more fully described in this proxy statement/prospectus and in the Merger Agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.
Termination of the Merger Agreement (page 72)
Home and MCBI may, at any time, mutually agree to terminate the Merger Agreement and abandon the merger. Subject to the terms and conditions set forth in the Merger Agreement, the Merger Agreement may also be terminated at any time prior to completion of the merger by the following parties under the following circumstances:
•    by either party if the merger is not completed by the nine-month anniversary of the date of the Merger Agreement, provided that this termination right is not available to a party whose failure to fulfill any obligation under the Merger Agreement shall have been the cause of, or shall have resulted in, the failure of the closing date to occur on or prior to such nine-month anniversary date;

•    by either party in the event of a material breach by the other party of a representation or warranty or obligation contained in the Merger Agreement, which breach cannot be or has not been cured within 45 days after the giving of written notice to the breaching party of such breach, and which breach or breaches would result in a failure to satisfy any applicable closing condition;
•    by either party if (i) final action has been taken by a regulatory agency whose approval is required for the merger, which final action has become final and nonappealable and does not approve the merger unless the failure of the party seeking to terminate the Merger Agreement in this situation or of its affiliates to perform or observe its covenants or agreements under the Merger Agreement shall have been the cause of, or resulted in, the failure of such regulatory agency to issue a required regulatory approval, or (ii) a governmental authority enacts a law or judgment which would make the merger illegal;
•    by Home if the MCBI board fails to make a recommendation to the MCBI shareholders that they approve the Merger Proposal, or withdraws such a recommendation, which the MCBI board may do in certain circumstances, or MCBI has materially breached its covenant not to solicit alternative acquisition proposals;
•    by Home or MCBI if the MCBI shareholders fail to approve the Merger Proposal, provided that this termination right is not available to a party whose failure to fulfill any obligation under the Merger Agreement shall have been the cause of, or shall have resulted in, the failure to obtain such approval; or
•    by Home if holders of more than fifteen percent of the outstanding shares of MCBI common stock shall have exercised dissenters’ rights in accordance with applicable Tennessee law and not effectively withdrawn or otherwise lost their rights to dissent within 60 days of the vote of the MCBI shareholders to approve the Merger Proposal; provided, however, that Home may not terminate the Merger Agreement in such situation unless at the time it notifies MCBI of its intent to do so all of the mutual closing conditions of the parties to the Merger Agreement and all of Home’s closing conditions of the parties to the Merger Agreement have been satisfied or were capable of being satisfied at the time of termination.

Termination Fee
Under the terms of the Merger Agreement, MCBI is obligated to pay Home a termination fee of $6.0 million if the Merger Agreement is terminated by Home because (i) the MCBI board of directors fails to make its recommendation at the MCBI special meeting (as it may be adjourned or postponed) that MCBI’s shareholders vote in favor of the approval of the Merger Agreement or after making such recommendation, makes an adverse MCBI recommendation change or (ii) MCBI has materially breached any of the provisions of the Merger Agreement with respect to obtaining shareholder approval of the merger or soliciting acquisition proposals.
In addition, MCBI is obligated under the terms of the Merger Agreement to pay the $6.0 million termination fee to Home if (i) an alternative acquisition proposal with respect to MCBI is communicated to or otherwise made known to MCBI’s shareholders, or MCBI’s senior management or the MCBI board, or any person or group of persons publicly announces an intention to make an acquisition proposal with respect to MCBI after the date of the Merger Agreement, (ii) thereafter the Merger Agreement is terminated (A) by Home or MCBI because the merger has not closed by September 7, 2026 (if the MCBI shareholder approval has not been obtained by such time) and all other mutual conditions to the parties’ obligations to consummate the merger and all of Home’s other conditions to consummate the merger have been satisfied or were capable of being satisfied prior to such termination, (B) by Home pursuant to an uncured material breach by MCBI of a representation or warranty or its obligations contained in the Merger Agreement or (C) by Home or MCBI if MCBI’s shareholders fail to approve the Merger Agreement at the MCBI special meeting and (iii) prior to the date that is 12 months after the date of such termination MCBI consummates an alternative acquisition proposal or enters into an agreement with respect to an acquisition proposal that is subsequently consummated.
Matters to Be Considered at the MCBI Special Meeting (page 86)
MCBI shareholders will be asked to vote on the following proposals:
•    the Merger Proposal; and
•    the Adjournment Proposal
Approval of the Merger Proposal is required for the completion of the merger. MCBI’s board of directors recommends that MCBI shareholders vote FOR the proposals set forth above. For further discussion of the MCBI special meeting, see “MCBI Special Meeting of Shareholders.”
Approval of the Merger Proposal requires an affirmative vote by the holders of a majority of the outstanding shares of common stock of MCBI outstanding and entitled to vote thereon. Certain directors, officers and other senior employees of MCB have entered into voting agreements pursuant to which they agreed to vote their shares of MCBI common stock, in favor of the merger, subject to certain exceptions. These shares represented approximately 22.5% of the MCBI common stock entitled to vote at the MCBI special meeting (based on the number of shares of MCBI common stock outstanding on January 28, 2026).
Approval of the Adjournment Proposal requires that the votes cast in favor of the Adjournment Proposal at the MCBI special meeting exceed the votes cast against the Adjournment Proposal at the MCBI special meeting.
Rights of MCBI Shareholders Will Change as a Result of the Merger (page 78)
The rights of MCBI shareholders are governed by Tennessee law and by MCBI’s charter and bylaws. Upon the completion of the merger, MCBI shareholders will no longer have any direct interest in MCBI. Those MCBI shareholders receiving shares of Home common stock as merger consideration will only participate in the combined company’s future earnings and potential growth through their ownership of Home common stock. All of the other incidents of direct stock ownership in MCBI will be extinguished upon completion of the merger. The rights of former MCBI shareholders that become Home shareholders will be governed by Arkansas law and Home’s articles of incorporation and bylaws. Therefore, MCBI shareholders that receive Home common stock in the merger will have different rights once they become Home shareholders. See “Comparison of Rights of Holders of Home and MCBI Common Stock” beginning on page 78.

MCBI Shareholder Meeting to be Held on March 11, 2026 (page 83)

The MCBI special meeting will be held on March 11, 2026 at 11:00 a.m. local time. The meeting will be held at the Hilton Garden Inn, 6200 Papermill Drive, Knoxville, Tennessee 37919. At the MCBI special meeting, holders of MCBI’s common stock will be asked to approve (1) the Merger Proposal and (2) the Adjournment Proposal.

SELECTED CONSOLIDATED FINANCIAL DATA OF MCBI
Set forth below are highlights from MCBI’s consolidated financial data as of and for the three and nine months ended September 30, 2025 and 2024, and as of and for the years ended December 31, 2020 through 2024. MCBI’s management prepared the unaudited information in accordance with generally accepted accounting principles for interim financial statements; accounting measurements at interim dates involve greater reliance on estimates than those at year end dates, and the results shown for interim periods are not necessarily indicative of results to be expected for full fiscal years. In the opinion of MCBI’s management, this information reflects all material adjustments necessary for a fair presentation of this data for those dates.
Selected Consolidated Financial Data

	As of or for the Three Months Ended September 30,		As of or for the Nine Months Ended September 30,		As of or for the Years Ended December 31,
	2025	2024	2025	2024	2024	2023	2022	2021	2020
			(Unaudited)		(Dollars in thousands, except per share data)
Balance sheet data (period end):
Total assets	$1,802,640	$1,771,032	$1,802,640	$1,771,032	$1,745,669	$1,737,770	$1,600,060	$1,334,929	$1,109,970
Cash and cash equivalents	112,598	85,908	112,598	85,908	75,536	68,881	78,640	68,859	72,368
Total securities	116,380	120,594	116,380	120,594	115,655	132,106	143,175	162,718	80,920
Loans receivable	1,484,062	1,472,498	1,484,062	1,472,498	1,463,107	1,452,871	1,316,883	1,070,847	935,900
Allowance for credit losses	(11,369)	(11,120)	(11,369)	(11,120)	(11,550)	(13,034)	(12,645)	(10,524)	(13,313)
Premises and equipment, net	59,552	61,715	59,552	61,715	61,215	52,397	32,932	17,211	11,438
Other assets	41,417	41,437	41,417	41,437	41,706	44,549	41,075	25,818	22,657
Total deposits	1,582,641	1,551,733	1,582,641	1,551,733	1,526,714	1,472,034	1,346,499	1,107,854	921,896
Borrowings	62,995	70,957	62,995	70,957	73,971	129,918	124,864	96,824	73,772
Other liabilities	13,946	15,599	13,946	15,599	12,631	13,031	11,426	9,190	10,461
Total shareholders' equity	143,058	132,743	143,058	132,743	132,353	122,787	117,271	121,061	103,841
Book and tangible book value per share	22.50	20.83	22.50	20.83	20.70	19.33	18.43	19.26	16.52
Income statement data:
Interest income	$23,342	$23,484	$68,737	$68,824	$92,085	$82,342	$59,148	$47,471	$44,248
Interest expense	13,170	15,232	40,069	46,342	60,539	49,524	10,658	3,888	8,805
Net interest income	10,172	8,252	28,668	22,482	31,546	32,818	48,490	43,583	35,443
Provision for (recovery of) credit losses	(33)	(1,282)	169	(2,250)	(1,770)	998	2,210	(2,625)	7,500
Net interest income after provision for (recovery of) credit losses	10,205	9,534	28,499	24,732	33,316	31,820	46,280	46,208	27,943
Noninterest income	1,154	710	2,619	2,164	2,743	1,445	1,174	2,592	1,877
Noninterest expense	6,545	6,512	20,072	18,331	24,533	24,544	23,628	18,429	16,738
Income before income taxes	4,814	3,732	11,046	8,565	11,526	8,721	23,826	30,371	13,082
Income taxes	916	740	2,163	1,735	2,603	1,807	5,386	6,749	2,912
Net income	$3,898	$2,992	$8,883	$6,830	$8,923	$6,914	$18,440	$23,622	$10,170
Earnings per common share - basic	$0.62	$0.48	$1.42	$1.09	$1.42	$1.11	$2.97	$3.78	$1.62
Earnings per common share - diluted	0.62	0.48	1.41	1.09	1.42	1.11	2.96	3.78	1.62
Cash dividends per common share	0.07	0.05	0.19	0.18	0.23	0.64	0.61	0.53	—

	As of or for the Three Months Ended September 30,		As of or for the Nine Months Ended September 30,		As of or for the Years Ended December 31,
	2025	2024	2025	2024	2024	2023	2022	2021	2020
			(Unaudited)		(Dollars in thousands, except per share data)
Key Ratios:
Return on average assets	0.87%	0.67%	0.67%	0.51%	0.50%	0.41%	1.25%	1.93%	0.93%
Return on average equity	11.03	9.17	8.58	7.22	6.99	5.74	15.78	20.86	10.45
Tangible common equity to tangible assets ratio	7.94	7.50	7.94	7.50	7.58	7.07	7.33	9.07	9.36
Net interest margin	2.50	2.08	2.37	1.88	2.01	2.17	3.57	3.74	3.39
Noninterest expense to average assets	1.46	1.46	1.50	1.37	1.38	1.44	1.67	1.51	1.53
Equity to assets at end of period	7.94	7.50	7.94	7.50	7.58	7.07	7.33	9.07	9.36
Average earning assets to average interest-bearing liabilities	121.83	121.76	120.88	120.36	120.63	124.93	139.34	144.79	132.36
Interest rate spread	1.83	1.29	1.70	1.13	1.26	1.40	3.27	3.59	3.12
Efficiency ratio	57.79	72.66	64.15	74.38	71.55	71.43	47.57	39.91	44.85
Common stock dividend payout ratio	11.24	10.49	13.38	16.51	16.20	57.66	20.54	14.02	—
Asset Quality Data:
Non-performing assets to total assets at end of period	0.58%	0.08%	0.58%	0.08%	0.23%	0.09%	0.08%	0.14%	0.16%
Allowance for credit losses to non-performing loans	148.40	805.21	148.40	805.21	835.14	811.08	990.21	566.11	739.20
Allowance for credit losses to total loans at end of period	0.77	0.76	0.77	0.76	0.79	0.90	0.96	0.98	1.42
Capital ratios:
Tier 1 common equity	10.45%	10.10%	10.45%	10.10%	10.23%	9.53%	10.04%	10.92%	10.90%
Tier 1 leverage capital ratio	8.64	8.18	8.64	8.18	8.33	8.07	8.54	8.97	9.06
Tier 1 risk-based ratio	10.45	10.10	10.45	10.10	10.23	9.53	10.04	10.92	10.90
Total risk-based capital ratio	11.72	11.62	11.72	11.62	11.78	11.16	11.76	12.81	13.20
(1) Capital ratios are for MCBI.

SELECTED CONSOLIDATED FINANCIAL DATA OF HOME
Set forth below are highlights from Home’s consolidated financial data as of and for the three and nine months ended September 30, 2025 and 2024, and as of and for the years ended December 31, 2020 through 2024. The results of operations for the three and nine months ended September 30, 2025 are not necessarily indicative of the results of operations for the full year or any other interim period. Home management prepared the unaudited information on the same basis as it prepared Home’s audited consolidated financial statements. In the opinion of Home management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with Home’s consolidated financial statements and related notes included in its Annual Report on Form 10-K for the year ended December 31, 2024 and its Quarterly Report on Form 10-Q for the period ended September 30, 2025, each of which is incorporated herein by reference in this document and from which this information is derived. See “Where You Can Find More Information” on page 93.
Selected Consolidated Financial Data

	As of or for the Three Months Ended September 30,		As of or for the Nine Months Ended September 30,		As of or for the Years Ended December 31,
	2025	2024	2025	2024	2024	2023	2022	2021	2020
	(Dollars and shares in thousands, except per share data)
Income statement data:
Total interest income	$323,532	$332,845	$955,189	$977,063	$1,299,777	$1,175,053	$877,766	$625,171	$675,962
Total interest expense	97,366	117,625	294,415	345,431	451,003	348,108	119,090	52,200	93,407
Net interest income	226,166	215,220	660,774	631,632	848,774	826,945	758,676	572,971	582,555
Provision for credit losses	3,506	18,870	6,506	31,370	48,070	12,133	63,585	(4,752)	129,253
Net interest income after provision for credit losses	222,660	196,350	654,268	600,262	800,704	814,812	695,091	577,723	453,302
Non-interest income	51,505	42,779	148,010	127,352	168,574	169,934	175,111	137,569	111,786
Non-interest expense	114,838	110,045	343,806	334,726	446,936	472,863	475,627	298,517	287,385
Income before income taxes	159,327	129,084	458,472	392,888	522,342	511,883	394,575	416,775	277,703
Provision for income taxes	35,723	29,046	101,256	91,211	120,101	118,954	89,313	97,754	63,255
Net income	123,604	100,038	357,216	301,677	402,241	392,929	305,262	319,021	214,448
Net income available to common shareholders	$123,604	$100,038	$357,216	$301,677	$402,241	$392,929	$305,262	$319,021	$214,448
Per share data:
Basic earnings per common share	$0.63	$0.50	$1.81	$1.51	$2.01	$1.94	$1.57	$1.94	$1.30
Diluted earnings per common share	0.63	0.50	1.80	1.51	2.01	1.94	1.57	1.94	1.30
Book value per common share	21.41	19.91	21.41	19.91	19.92	18.81	17.33	16.90	15.78
Selected Operating Ratios:
Return on average assets	2.17%	1.74%	2.11%	1.77%	1.77%	1.77%	1.35%	1.83%	1.33%
Return on average stockholder’s equity	11.91	10.23	11.81	10.55	10.43	10.82	9.17	11.89	8.57
Net interest margin(1)	4.56	4.28	4.48	4.23	4.27	4.25	3.81	3.66	4.06
Selected Asset Quality Data, Capital and Asset Quality Ratios:
Equity/assets	18.56%	17.35%	18.56%	17.35%	17.61%	16.73%	15.41%	15.32%	15.89%
Tangible equity/tangible assets (non-GAAP)(2)	13.1	11.8	13.1	11.8	12.0	11.1	9.7	10.4	10.4
Nonperforming loans/total loans	0.56	0.68	0.56	0.68	0.67	0.44	0.42	0.51	0.66
Nonperforming assets/total assets	0.56	0.63	0.56	0.63	0.63	0.42	0.27	0.29	0.48
Allowance for credit losses/nonperforming loans	335.22	309.16	335.22	309.16	278.99	449.66	475.99	471.61	331.10
Net charge-offs (recoveries)/average total loans	0.08	0.04	—	0.07	0.41	0.09	0.11	0.08	0.11
Dividend pay-out	31.88	38.87	32.94	36.87	37.29	37.13	42.07	28.88	40.88

	As of or for the Three Months Ended September 30,		As of or for the Nine Months Ended September 30,		As of or for the Years Ended December 31,
	2025	2024	2025	2024	2024	2023	2022	2021	2020
	(Dollars and shares in thousands, except per share data)
Balance sheet data (period end):
Total assets	$22,707,802	$22,823,117	$22,707,802	$22,823,117	$22,490,748	$22,656,658	$22,883,588	$18,052,138	$16,398,804
Tangible assets (non-GAAP)(2)	21,275,318	21,382,469	21,275,318	21,382,469	21,052,168	21,209,633	21,426,880	17,054,068	15,395,051
Total loans	15,285,972	14,823,979	15,285,972	14,823,979	14,764,500	14,424,728	14,409,480	9,836,089	11,220,721
Allowance for credit losses	(285,649)	(312,574)	(285,649)	(312,574)	(275,880)	(288,234)	(289,669)	(236,714)	(245,473)
Debt securities held to maturity	1,264,200	1,277,090	1,264,200	1,277,090	1,275,204	1,281,982	1,287,705	—	—
Debt securities available for sale	2,924,496	3,270,620	2,924,496	3,270,620	3,072,639	3,507,841	4,041,590	3,119,807	2,473,781
Goodwill and other intangible assets	1,432,484	1,440,648	1,432,484	1,440,648	1,438,580	1,447,025	1,456,708	998,070	1,003,753
Deposits	17,327,696	16,705,710	17,327,696	16,705,710	17,176,297	16,787,711	17,938,783	14,260,570	12,725,790
Noninterest-bearing deposits	3,880,101	3,937,168	3,880,101	3,937,168	4,006,115	4,085,501	5,164,997	4,127,878	3,266,753
Stockholders’ equity	4,214,964	3,959,789	4,214,964	3,959,789	3,961,025	3,791,075	3,526,362	2,765,721	2,605,758
Tangible stockholders’ equity (non-GAAP)(2)	2,782,480	2,519,141	2,782,480	2,519,141	2,522,445	2,344,050	2,069,654	1,767,651	1,602,005
Capital ratios:
Leverage ratio (3)	13.84%	12.54%	13.84%	12.54%	13.05%	12.44%	10.86%	11.11%	10.85%
Common equity Tier 1 capital	16.08	14.65	16.08	14.65	15.11	14.15	12.91	15.37	13.42
Tier 1 risk-based capital ratio	16.08	14.65	16.08	14.65	15.11	14.15	12.91	15.98	14.01
Total risk-based capital ratio	18.85	18.28	18.85	18.28	18.74	17.79	16.54	19.77	17.75
(1)    Fully taxable equivalent (assuming an income tax rate of 24.433% for 2024 and 2025, 24.989% for 2023, 24.6735% for 2022, 25.740% for 2021 and 26.135%% in 2020).
(2)    Tangible calculations eliminate the effect of goodwill and acquisition-related intangible assets and the corresponding amortization expense on a tax-effected basis. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Table 25” of Home’s Quarterly Report on Form 10-Q for the period ended September 30, 2025, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Table 30” of Home’s Annual Report on Form 10-K for the year ended December 31, 2024, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Table 28” of Home’s Annual Report on Form 10-K for the year ended December 31, 2022 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Table 28” of Home’s Annual Report on Form 10-K for the year ended December 31, 2021, for the non-GAAP tabular reconciliation of these measures.
(3)    Leverage ratio is Tier 1 capital to quarterly average total assets less intangible assets and gross unrealized gains/losses on available-for-sale investment securities.

MARKET PRICE AND DIVIDEND INFORMATION
Home’s common stock is currently listed on the NYSE under the symbol “HOMB.” MCBI’s common stock is currently traded on the OTC Markets under the symbol “MCBI.” As of January 28, 2026, there were 196,710,247 shares of Home common stock issued and outstanding, which were held by approximately 1,424 shareholders of record. As of January 28, 2026, there were 6,384,568 shares of MCBI common stock outstanding, which were held by approximately 150 shareholders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.
Home has a history of paying quarterly dividends on Home common stock. The timing and amount of future dividends are at the discretion of Home’s board of directors and will depend upon its consolidated earnings, financial condition, liquidity and capital requirements, the amount of cash dividends paid to Home by its subsidiaries, applicable government regulations and policies and other factors considered relevant by Home’s board of directors. Home’s board of directors anticipates it will continue to pay quarterly dividends in amounts determined based on the factors discussed above, but dividends may be terminated at any time and in the sole discretion of its board of directors. Capital distributions, including dividends, by Home’s subsidiaries are subject to restrictions tied to such institution’s earnings. For a description of these restrictions, see the section of Home’s Annual Report on Form 10-K for the year ended December 31, 2024 entitled “Supervision and Regulation,” which is incorporated by reference herein.
MCBI has a history of paying quarterly cash dividends on shares of MCBI common stock. The Merger Agreement permits MCBI to continue to declare and pay quarterly cash dividends prior to the effective time of the merger in the ordinary course of business and in amounts consistent with past practice.
In accordance with the regulations of the TDFI, MCB may not make capital distributions, including dividends to MCBI, without prior approval from the commissioner of the TDFI if such distributions were to exceed the earnings of MCB for the prior two years plus the current year less any capital distributions previously made.
The following table presents the closing prices of Home and MCBI common stock on December 5, 2025, the last trading day before the public announcement of the signing of the Merger Agreement, and January 28, 2026, the latest practicable trading day prior to the mailing of this proxy statement/prospectus. The table also shows the estimated equivalent value of the Merger Consideration for each share of MCBI common stock on the relevant date.

Date	Home Closing Price	MCBI Closing Price	Exchange Ratio	Estimated Equivalent Per Share Value(1)
December 5, 2025	$28.39	$22.50	$0.85	$24.13
January 28, 2026	$28.31	$23.92	0.85	$24.06
(1)    The estimated equivalent per share value represents a hypothetical Merger Consideration value to a MCBI shareholder equal to the closing share price of Home common stock on such dates multiplied by an exchange ratio of 0.85. The information presented does not reflect the actual value of the Merger Consideration that will be received by MCBI shareholders in the merger. The actual value of the Merger Consideration will not be determined until the effective time of the merger, and will depend on the value of Home’s common stock on that date in the case of shares of Home common stock issued to MCBI’s shareholders in connection with the merger and the volume-weighted average closing price of Home common stock on the NYSE for the 20 trading days ending on the third business day immediately prior to the date the merger closes in the case of cash payable to MCBI shareholders in lieu of fractional shares.
The above table shows only historical comparisons. These comparisons may not provide meaningful information to MCBI shareholders in determining whether to approve the Merger Agreement. MCBI shareholders are urged to obtain current market quotations for shares of Home common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to approve the Merger Agreement. The market prices of Home common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market prices of Home common stock before or after the effective date of the merger. Changes in the market price of Home common stock prior to the completion of the merger will affect the market value of the Merger Consideration that MCBI shareholders will receive upon completion of the merger.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained in this proxy statement/prospectus are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Forward-looking statements relate to future events or future financial performance and include statements about the benefits of the merger, including future financial and operating results of Home, MCBI or the combined company following the merger, the combined company’s plans, objectives, expectations and intentions, the expected timing of the completion of the merger, and other statements that are not historical facts. Forward-looking statements are not guarantees of performance or results. When words like “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” and similar expressions are used, you should consider them as identifying forward-looking statements. These forward-looking statements involve risks and uncertainties and are based on beliefs and assumptions, and on the information available at the time that these disclosures were prepared. These forward-looking statements may not be realized due to a variety of factors, including, but not limited to, the following:
•    the merger may not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received on a timely basis or at all;
•    Home’s stock price could change before closing of the merger due to, among other things, Home’s financial performance, broader stock market movements and the performance of financial companies and peer group companies;
•    benefits from the merger may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Home and MCBI operate;
•    the potential impact of the announcement or consummation of the proposed merger on relationships with third parties, including customers, employees, and competitors;
•    MCBI’s business may not be integrated into Home’s successfully, or such integration may take longer to accomplish than expected;
•    the anticipated growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;
•    operating costs, customer losses and business disruption following the merger, including adverse developments in relationships with employees, may be greater than expected;
•    Home’s potential exposure to unknown or contingent liabilities of MCBI;
•    the challenges of integrating, retaining, and hiring key personnel;
•    management time and effort may be diverted to the resolution of merger-related issues;
•    the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger;
•    the effects of future local, regional, national and international economic conditions, including inflation or a decrease in commercial real estate and residential housing values;
•    changes in interest rates, which may affect Home’s and MCBI’s net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of Home’s and MCBI’s assets, including its investment securities;
•    disruptions, uncertainties and related effects on Home’s or MCBI’s businesses and operations as a result of public health events and related governmental or societal responses may disrupt operations, impair credit quality or constrain liquidity;

•    legislation and regulation affecting the financial services industry, including as a result of initiatives of the administration of President Donald J. Trump;
•    changes in governmental monetary and fiscal policies;
•    the effects of terrorism and efforts to combat it, political instability, war, military conflicts (including the ongoing military conflicts in the Middle East and Ukraine) and other major domestic or international events, including those resulting from the capture and removal from power of the Venezuelan president by United States forces;
•    the impacts of recent or future adverse weather events, including hurricanes, and other natural disasters;

•    the ability to keep pace with technological changes, including changes regarding cybersecurity;
•    an increase in the incidence or severity of, or any adverse effects resulting from, acts of fraud, illegal payments, cybersecurity breaches or other illegal acts impacting Home’s or MCBI’s bank subsidiaries, vendors or customers;
•    the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating regionally, nationally and internationally, together with competitors offering banking products and services by mail, telephone and the Internet;
•    potential claims, expenses and other adverse effects related to current or future litigation, regulatory examinations or other government actions;
•    potential increases in deposit insurance assessments, increased regulatory scrutiny, investment portfolio losses, or market disruptions resulting from financial challenges in the banking industry;
•    the effect of changes in accounting policies and practices and auditing requirements, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters;
•    higher defaults on Home’s or MCBI’s loan portfolio than expected; and
•    the failure of assumptions underlying the establishment of Home’s or MCBI’s allowance for credit losses or changes in estimates of the adequacy of Home’s or MCBI’s allowance for credit losses.
The factors identified in this section are not intended to represent a complete list of all the factors that could adversely affect Home’s and MCBI’s respective business, operating results, financial condition or cash flows. Other factors not presently known to Home or MCBI or that they currently deem immaterial to their respective companies may also have an adverse effect on their business, operating results, financial condition or cash flows, and the factors they have identified could affect Home or MCBI to a greater extent than currently anticipated. Many of the important factors that will determine Home’s and MCBI’s future financial performance and financial condition are beyond their ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date they are made. See “Risk Factors” below and in Home’s Annual Report on Form 10-K for the year ended December 31, 2024, which is hereby incorporated by reference into this proxy statement/prospectus, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Except as required by applicable law or the rules and regulations of the SEC, Home undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in Home’s subsequent filings and reports with the SEC, as applicable, should be consulted. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all of the forward-looking statements in this document are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including Home’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and the matters addressed under the caption “Cautionary Note Regarding Forward-Looking Statements,” you should consider the risk factors described below carefully in determining whether to vote to approve the Merger Proposal presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. Please see the sections entitled “Where You Can Find More Information” on page 93.
Risk Factors Relating to the Merger
Because the exchange ratio is fixed and the market price of Home common stock may fluctuate, MCBI shareholders cannot be sure of the value of each share of Home common stock that they will receive.
Upon completion of the merger, each share of MCBI common stock (other than certain shares owned by MCBI or Home or their subsidiaries or shares held by MCBI shareholders that properly exercise their dissenters’ rights) will be converted into the right to receive merger consideration consisting of 0.85 shares of Home common stock (plus cash in lieu of fractional shares), pursuant to the terms of the Merger Agreement. The value of each share of Home common stock to be received by MCBI shareholders will be based on the market price of shares of Home common stock at the time those shares are issued, and in the case of cash paid in lieu of fractional shares, will be based on the volume-weighted average closing price of Home common stock during the 20 trading day period ending on the date that is three business days before the date the merger closes. The market price and average price of Home common stock may vary from the closing price of Home common stock on December 5, 2025, the last trading day prior to the date that the merger was announced, on the date that this proxy statement/prospectus was mailed to MCBI shareholders, on the date of the MCBI special meeting, and on the date the merger is completed.
Changes in the price of Home’s common stock may result from a variety of factors, including, among other things general market and economic conditions, changes in Home’s business, operating results and prospects, and legislative and regulatory changes, among other things. Many of these factors are beyond the control of Home. In addition to the approval of the Merger Agreement by MCBI’s shareholders, completion of the merger is subject to receipt of required regulatory approvals and satisfaction of other conditions that may not occur until after the MCBI special meeting. Therefore, at the time of the MCBI special meeting, MCBI shareholders will not know the precise value of the consideration they will receive at the effective time of the merger.
MCBI shareholders should obtain current market quotations for shares of Home common stock and MCBI common stock before voting their shares at the MCBI special meeting.
Home may fail to realize all of the anticipated benefits of the merger.
The success of the merger will depend, in part, on Home’s ability to successfully combine the Home and MCBI organizations. If Home is not able to achieve this objective, the anticipated benefits of the merger may not be realized fully or realized at all or may take longer than expected to be realized.
Home and MCBI have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of MCBI or inconsistencies in standards, controls, procedures and policies. It is also possible that clients, customers, depositors and counterparties of MCBI could choose to discontinue their relationships with the combined company post-merger because they prefer doing business with MCBI or for any other reason, which would adversely affect the future performance of the combined company. These transition matters could have an adverse effect on each of Home and MCBI during the pre-merger period and for an undetermined time after the completion of the merger.
The results of operations of Home and the market price of Home common stock after the merger may be affected by factors different from those currently affecting the results of operations of Home and MCBI.
The businesses of Home and MCBI differ in certain respects and, accordingly, the results of operations of the combined company and the market price of Home’s common stock may be affected by factors different from those currently affecting the independent results of operations of Home and MCBI. For a discussion of the businesses of Home and MCBI and certain factors to be considered in connection with Home’s and MCBI’s businesses, see “Certain Information Concerning Home,” “Certain Information Concerning MCBI” and the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information.”

The Merger Agreement contains provisions granting both Home and MCBI the right to terminate the merger agreement in certain circumstances.
The Merger Agreement contains certain termination rights, including the right, subject to certain exceptions, of either party to terminate the Merger Agreement if the merger is not completed on or prior to September 7, 2026. The Merger Agreement may also be terminated in other specified circumstances, including by mutual written consent, upon certain uncured material breaches after notice and an opportunity to cure, if required regulatory approvals are finally denied or a governmental order prohibits closing, if MCBI shareholders do not approve the Merger Agreement and certain other circumstances are true, or if holders of more than 15% of the outstanding shares of MCBI common stock exercise dissenters’ rights, except that a party to the Merger Agreement is not permitted to terminate the Merger Agreement as a result of the MCBI shareholders’ failure to approve the Merger Agreement if that party’s failure to fulfill any of its obligations under the Merger Agreement was the cause of, or resulted in, the failure of the MCBI shareholders to approve the Merger Agreement. If the merger is not completed, the ongoing business of MCBI could be adversely affected and MCBI will be subject to several risks, including the risks described elsewhere in this “Risk Factors” section.
The Merger Agreement limits MCBI’s ability to pursue an alternative transaction and requires MCBI to pay a termination fee under certain circumstances relating to alternative acquisition proposals.
The Merger Agreement prohibits MCBI from soliciting, initiating, encouraging or knowingly facilitating alternative acquisition proposals with any third party, subject to exceptions set forth in the Merger Agreement. The Merger Agreement also provides for the payment by MCBI to Home of a termination fee of $6.0 million in the event that the Merger Agreement is terminated in connection with certain alternative acquisition proposals or under certain other circumstances. These provisions may discourage a potential competing acquiror that might have an interest in acquiring MCBI from considering or proposing such an acquisition. See “The Merger Agreement—Termination; Termination Fee” included elsewhere in this proxy statement/prospectus.
The fairness opinions that MCBI and Home have obtained, have not been, and are not expected to be, updated to reflect any changes in circumstances that may have occurred since the dates thereof.
The fairness opinions issued to the boards of MCBI and Home regarding the fairness, from a financial point of view, in the case of MCBI, of the exchange ratio, and, in the case of Home, the merger consideration, speak only as of their respective dates of delivery. Changes in the operations and prospects of Home or MCBI, general market and economic conditions and other factors which may be beyond the control of Home and MCBI may have altered the value of Home or MCBI or the market prices of shares of Home or MCBI as of the date of this proxy statement/prospectus, or may alter such values and market prices by the time the merger is completed. The financial advisors who rendered the fairness opinions do not have any obligation to update, revise or reaffirm their respective opinions to reflect subsequent developments, and have not done so. Because MCBI and Home do not currently anticipate asking their respective financial advisors to update their respective opinions, the opinions will not address the fairness of the exchange ratio, in the case of MCBI, or the merger consideration, in the case of Home, from a financial point of view at the time the merger is completed. The MCBI board of directors’ recommendation that MCBI shareholders vote FOR the Merger Proposal is, however, made as of the date of this proxy statement/prospectus. For a description of the opinions that MCBI and Home received from their respective financial advisors, see “The Merger – Opinion of Piper Sandler & Co., Financial Advisor to MCBI” and “The Merger – Opinion of Hovde Group, LLC, Financial Advisor to Home” included elsewhere in this proxy statement/prospectus.
The unaudited prospective financial information regarding MCBI is based on various assumptions that may not prove to be correct.
The unaudited prospective financial information set forth in the financial forecasts included under “The Merger—Certain Unaudited Prospective Financial Information” is based on assumptions of, and information available to, MCBI at the time such information was prepared and provided to Home’s and MCBI’s financial advisors. Neither Home nor MCBI knows whether the assumptions made will prove correct. Any or all of such information may turn out to be wrong. Such information can be adversely affected by inaccurate assumptions or by known or unknown risks and uncertainties, many of which are beyond Home’s and MCBI’s control. Many factors mentioned in this proxy statement/prospectus, including the risks outlined in “Risk Factors,” the events and/or circumstances described under “Cautionary Note Regarding Forward-Looking Statements” and the information with respect to Home provided in the reports that Home files with the SEC from time to time will be important in determining the future results of Home. As a result of these contingencies, actual future results may vary materially from MCBI’s estimates. In view of these uncertainties, the inclusion of certain MCBI unaudited prospective financial information in this proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will be achieved.

The unaudited prospective financial information presented herein was prepared solely for internal use and not prepared with a view toward public disclosure or toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made. Neither Home nor MCBI undertakes any obligation to update the unaudited prospective financial information herein to reflect events or circumstances after the date such unaudited prospective financial information was prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances.
The unaudited prospective financial information included in this proxy statement/prospectus has been prepared by management of MCBI. Neither Home’s nor MCBI’s independent accountants have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accountants related to the Home financial statements and related notes for the year ended December 31, 2024, which for Home is included in its Annual Report on Form 10-K for the year ended December 31, 2024, that is incorporated herein by reference, and for MCBI is included in its audited consolidated financial statements for the year ended December 31, 2024, that are available on MCBI’s website, relate to the historical financial information of Home and MCBI. It does not extend to the unaudited prospective financial information and should not be read to do so. See “The Merger—Certain Unaudited Prospective Financial Information” for more information.
The merger is subject to the receipt of consents and approvals from governmental entities that may impose conditions that could have an adverse effect on the combined company following the merger.
Before the merger may be completed, various approvals and consents must be obtained from the Federal Reserve Board, the Arkansas State Bank Department and various other securities, antitrust, and regulatory authorities. These governmental entities may impose conditions on the granting of such approvals and consents. Although Home and MCBI do not currently expect that any such material conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs or limiting the revenues of the combined company following the merger, any of which might have an adverse effect on the combined company following the merger. In addition, if there is an adverse development in either company’s regulatory standing, Home may be required to withdraw some or all of the applications for approval of the proposed merger and, if possible, resubmit them after the applicable supervisory concerns have been resolved. See “The Merger—Regulatory Approvals and Notifications.” Finally, each of Home and MCBI has agreed to use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the merger. Such actions may entail costs and may adversely affect Home, MCBI, or the combined company following the merger.
The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may adversely affect MCBI and Home.
The merger is subject to customary conditions to closing, including the receipt of required regulatory approvals and approval of the MCBI shareholders. If any condition to the merger is not satisfied or waived, to the extent permitted by law, the merger will not be completed. In addition, Home and MCBI may terminate the Merger Agreement under certain circumstances even if the Merger Agreement is approved by MCBI shareholders. If Home and MCBI do not complete the merger, neither company would realize any of the expected benefits of having completed the merger. In addition, the market price of Home’s or MCBI’s common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger is not completed and MCBI’s board of directors seeks another merger or business combination, MCBI shareholders cannot be certain that MCBI will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Home has agreed to provide in the merger. If the merger is not completed, additional risks could materialize, which could materially and adversely affect the business, financial condition and results of operation of MCBI and Home. For more information on closing conditions to the Merger Agreement, see “The Merger Agreement—Conditions to the Merger” included elsewhere in this proxy statement/prospectus.
Some of the conditions to the merger may be waived by Home or MCBI without resoliciting shareholder approval of the Merger Agreement.
Some of the conditions set forth in the Merger Agreement may be waived by Home or MCBI, subject to the agreement of the other party in specific cases. See “The Merger Agreement – Conditions to Completion of the Merger” beginning on page 71. If any conditions are waived, MCBI will evaluate whether an amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In the event that the board of directors of MCBI determines that resolicitation of its shareholders is not warranted, MCBI will have the discretion to complete the transaction without seeking further MCBI shareholder approval.

The combined company expects to incur substantial expenses related to the merger.
The combined company expects to incur substantial expenses in connection with completing the merger and combining the business, operations, networks, systems, technologies, policies and procedures of the two companies. Although Home and MCBI have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the merger. As a result of these expenses, both Home and MCBI expect to take charges against their earnings before and after the completion of the merger. The charges taken in connection with the merger are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.
MCBI and/or Home may be subject to claims and litigation pertaining to the merger that could prevent or delay the completion of the merger.
Any lawsuits filed in connection with the proposed merger could prevent or delay completion of the merger and result in substantial costs to MCBI and Home, including any costs associated with indemnification. The defense or settlement of any lawsuit or claim that may be filed seeking remedies against MCBI, its board of directors or Home or its board of directors in connection with the merger that remains unresolved at the effective time of the merger may adversely affect Home’s business, financial condition, results of operations and cash flows.
Shares of Home common stock to be received by MCBI shareholders as a result of the merger will have rights different from the shares of MCBI common stock.
Upon completion of the merger, the rights of former MCBI shareholders who receive Home common stock in the merger and thereby become Home shareholders will be governed by the articles of incorporation and bylaws of Home and by Arkansas law. The rights associated with MCBI common stock are different from the rights associated with Home common stock. See “Comparison of Rights of Holders of Home and MCBI Common Stock” beginning on page 78 for a discussion of the different rights associated with Home common stock.
Holders of MCBI and Home common stock will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management.
Holders of MCBI and Home common stock currently have the right to vote in the election of the board of directors and on other matters affecting MCBI and Home, respectively. Upon completion of the merger, each MCBI common shareholder who receives shares of Home common stock will become a stockholder of Home, with a percentage ownership of Home that is smaller than the shareholder’s percentage ownership of MCBI. Based on the number of Home shares outstanding on January 28, 2026, and the shares expected to be issued in the merger, the former shareholders of MCBI as a group will receive shares in the merger constituting approximately 2.7% of the outstanding shares of Home common stock immediately after the merger. As a result, current stockholders of Home as a group will own approximately 97.3% of the outstanding shares of Home common stock immediately after the merger. Because of this, MCBI shareholders that become Home shareholders may have less influence on the management and policies of Home than they now have on the management and policies of MCBI, and current Home shareholders may have less influence than they now have on the management and policies of Home.
If an MCBI shareholder exercises statutory dissenters’ rights, the value such shareholder receives could be less than the value of the Merger Consideration such shareholder would otherwise receive pursuant to the Merger Agreement.
Pursuant to Sections 48-23-101 to 48-23-302 of the TBCA, an MCBI shareholder who perfects dissenters’ rights as provided in such sections is entitled to receive payment in cash of the fair value of each share of MCBI common stock held by such shareholder. The fair value of a share of MCBI common stock, as determined in accordance with the TBCA, may be less than the value of a share of the Home common stock such shareholder would otherwise receive pursuant to the Merger Agreement. See “The Merger—Dissenters’ Rights.”
In addition, Home’s obligation to consummate the merger is subject to the condition that holders of no more than 15% of the aggregate outstanding shares of MCBI’s common stock properly notify MCBI of their intent to exercise dissenters’ rights as of a certain date. Neither MCBI nor Home can predict the number of MCBI shareholders who will seek payment of the fair value of their shares.

Home may be unable to successfully retain Home and/or MCBI personnel after the merger is completed.
The success of the merger will depend in part on Home’s ability to retain the talents and dedication of key employees currently employed by Home or MCBI. It is possible that these employees may decide not to remain with Home or MCBI, as applicable, while the merger is pending or with Home after the merger is completed. If Home and MCBI are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, Home and MCBI could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, following the merger, if key employees terminate their employment, Home’s business activities may be adversely affected, and management’s attention may be diverted from successfully integrating Home and MCBI to hiring suitable replacements, all of which may cause Home’s business to suffer. In addition, Home and MCBI may not be able to locate or retain suitable replacements for any key employees who leave either company.
Certain MCBI directors and officers may have interests in the merger different from the interests of MCBI shareholders.
In considering the recommendations of the board of directors of MCBI, MCBI shareholders should be aware that certain directors and officers of MCBI have interests in the merger that may differ from, or may be in addition to, the interests of MCBI shareholders generally. The board of directors of MCBI was aware of these interests and considered them, among other matters, when it adopted the Merger Agreement and in making its recommendations that the MCBI shareholders approve the Merger Proposal. These interests include:
•    Certain MCBI directors and officers may receive Home common stock in connection with the accelerated vesting of outstanding restricted shares of MCBI common stock that will vest as a result of the merger;
•    Certain MCBI officers are parties to agreements that provide severance and other payments upon or following a change in control of MCBI;
•    MCBI directors and officers are entitled to indemnification and insurance coverage under the Merger Agreement; and
•    Certain MCBI officers have been offered continued employment with Centennial at salaries agreed upon by the officer and Centennial and will be granted restricted shares of Home common stock following the completion of the merger.
For a more complete description of the interests of MCBI directors and executive officers in the merger, see “The Merger— Interests of Certain MCBI Directors and Executive Officers in the Merger.”
General market conditions and unpredictable factors, including conditions and factors different from those affecting MCBI’s common stock currently, could adversely affect market prices for shares of Home common stock once those shares are issued in connection with the merger.
There can be no assurance about the market prices for the shares of Home common stock that will be issued upon completion of the merger. Several factors, many of which are beyond the control of Home, could influence the market prices of Home common stock following completion of the merger, including:
•    Whether Home declares or fails to declare dividends on Home common stock from time to time;
•    Real or anticipated changes in the credit ratings assigned to Home’s common stock following the merger or other securities issued by Home;
•    Home’s creditworthiness;
•    Interest rates;
•Developments in the securities, credit and housing markets, and developments with respect to financial institutions generally;
•The market for similar securities; and
•Economic, corporate, securities market, geopolitical, public health, regulatory or judicial events that affect Home, the banking industry or the financial markets generally.
Shares of Home common stock issued in connection with the merger will be equity interests and will not constitute indebtedness. As such, shares of Home common stock received by MCBI shareholders will rank junior to all indebtedness of, and other non-equity claims on, Home with respect to assets available to satisfy claims. The market prices for shares of Home’s common stock following the merger may be affected by factors different from those currently affecting the MCBI’s common stock.

Future capital needs could result in dilution of shareholder investment.
Home’s board of directors may determine from time to time that there is a need to obtain additional capital through the issuance of additional shares of its common stock or other securities. These issuances would dilute the ownership interests of its shareholders and may dilute the per share book value of Home’s common stock. New investors may also have rights, preferences and privileges senior to holders of Home’s common stock which may adversely impact Home’s common shareholders.
MCBI will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on MCBI. These uncertainties may impair MCBI’s ability to attract, retain and motivate strategic personnel until the merger is consummated, and could cause customers and others that deal with MCBI to seek to change existing business relationships with MCBI. Experienced employees in the financial services industry are in high demand, and competition for their talents can be intense. Employees of MCBI may experience uncertainty about their future role with the surviving entity until, or even after, strategies with regard to the combined company are announced or executed. If strategic MCBI employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the surviving entity, MCBI’s business could be harmed. In addition, the Merger Agreement restricts MCBI from taking specified actions until the merger occurs without the consent of Home. These restrictions may prevent MCBI from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement – Conduct of Business of MCBI and Home Prior to Completion of the Merger” on page 64.
The merger may have adverse tax consequences.
Each of Home and MCBI expects the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the obligation of Home and MCBI to complete the merger is conditioned upon the receipt of legal opinions from their respective counsels to the effect that the merger will so qualify. A legal opinion represents the judgment of counsel rendering the opinion and is not binding on the Internal Revenue Service or the courts. If the merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, then each holder of MCBI common stock generally would recognize gain or loss, as applicable, equal to the difference between (1) the sum of the fair market value of the shares of Home common stock and the amount of cash received in the merger and (2) such holder’s adjusted tax basis in the shares of MCBI common stock surrendered in exchange therefor. The consequences of the merger to any particular shareholder will depend on that shareholder’s individual situation. We strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.

THE MERGER
The following is a discussion of the merger and the material terms of the Merger Agreement among Home, Centennial, Acquisition Sub, MCBI and MCB. You are urged to read carefully the Merger Agreement in its entirety, a copy of which is attached as Appendix A to this proxy statement/prospectus and incorporated by reference herein. This summary may not contain all of the information about the Merger Agreement that is important to you. Factual information about Home and MCBI can be found elsewhere in this proxy statement/prospectus. Additional factual information about Home can be found in the public filings Home makes with the SEC, as described in the section entitled “Where You Can Find More Information” on page 93.
Terms of the Merger
Transaction Structure. Home’s and MCBI’s boards of directors have each approved the Merger Agreement. Home has elected to utilize an acquisition subsidiary structure as permitted by the Merger Agreement so that Acquisition Sub IV, Inc., Home’s newly-formed acquisition subsidiary will merge with and into MCBI, with MCBI as the surviving entity of that merger, with a subsequent merger of MCBI with and into Home, with Home continuing as the surviving corporation. As soon as reasonably practicable following the merger, MCB will merge with and into Centennial, with Centennial as the surviving corporation.
Merger Consideration. Under the terms of the Merger Agreement, MCBI shareholders will have the right to receive, in exchange for each share of MCBI common stock, 0.85 shares of Home common stock (the “Merger Consideration”), together with cash in lieu of any fractional shares. Based on 6,384,568 shares outstanding at closing (equal to the number of shares outstanding on January 28, 2026), MCBI shareholders will receive, in the aggregate, 5,426,882 shares of Home common stock valued in the aggregate at $154,774,675 based on the volume-weighted average closing price per share of Home’s common stock as reported on the NYSE for the 20 consecutive trading day period ending on January 28, 2026 (the latest practicable trading day prior to the mailing of this proxy statement/prospectus) of $28.52.
Assuming 196,710,247 Home shares are outstanding at the time of the merger (equal to the number of shares outstanding on January 28, 2026), an aggregate of 5,426,882 shares of Home common stock are issued in exchange for MCBI’s outstanding shares, and no cash in lieu of fractional shares is paid, MCBI shareholders would own approximately 2.7% of Home’s outstanding common stock after the merger is completed, excluding any shares of Home common stock they may already own.

Although the number of shares of Home common stock that will be issued to MCBI shareholders is not expected to change between the date of this proxy statement/prospectus, the value of such Merger Consideration will change based on changes in the market price of Home’s common stock prior to the closing of the merger. The following table illustrates, for a range of potentially applicable prices, the value of Home common stock that would be exchanged for each share of MCBI common stock. The Home prices shown in this table are for illustration only. Cash will be paid in lieu of issuing any resulting fractional shares of Home common stock.

Per Share Merger Consideration (a)
If the Home common stock price is:	Exchange Ratio	Value of Merger Consideration for each share of MCBI common stock:
$23.00	0.85	$19.55
$24.00	0.85	$20.40
$25.00	0.85	$21.25
$26.00	0.85	$22.10
$27.00	0.85	$22.95
$27.66(b)	0.85	$23.51
$28.00	0.85	$23.80
$28.52(c)	0.85	$24.24
$29.00	0.85	$24.65
$30.00	0.85	$25.50
$31.00	0.85	$26.35
$32.00	0.85	$27.20
$33.00	0.85	$28.05
$34.00	0.85	$28.90
(a)    The value of the Merger Consideration will be based on the market price of Home’s common stock as of the time the Home common stock is issued to the MCBI shareholders, which will be computed at the time of the merger; the Home common stock prices shown on this table are for illustration only.
(b)    The volume-weighted average closing price per share of Home’s common stock as reported on the NYSE for the 20 consecutive trading day period ending on December 5, 2025, the latest trading day prior to the execution of the Merger Agreement on December 7, 2025, was $27.66.
(c)    The volume-weighted average closing price per share of Home’s common stock as reported on the NYSE for the 20 consecutive trading day period ending on January 28, 2026, the latest practicable trading day prior to the mailing of this proxy statement/prospectus, was $28.52.
For illustrative purposes only, a MCBI shareholder holding 50 shares of MCBI common stock as of the effective time of the merger will receive 42 shares of Home common stock, and $14.26 in cash in lieu of the resulting 0.5 fractional share (assuming a Home Average Closing Price of $28.52).
Letters of Transmittal
Promptly upon the completion of the merger, the exchange agent will send a letter of transmittal and instructions for surrendering certificates or book-entry shares of MCBI common stock in exchange for the Merger Consideration and/or any cash in lieu of fractional shares of Home common stock (as described below) to each holder of record of certificates or book-entry shares which, immediately prior to the completion of the merger, represented shares of MCBI common stock, whose shares were converted into the right to receive the Merger Consideration.
Cash in Lieu of Fractional Shares
No fractional shares of Home common stock will be issued upon the surrender of certificates or book-entry shares of MCBI common stock for exchange and no dividend or distribution with respect to Home common stock will be payable on or with respect to any fractional share, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Home. In lieu of the issuance of any such fractional share, Home will pay to each former shareholder of MCBI who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Home Average Closing Price by (ii) the fraction of a share (after taking into account all shares of MCBI common stock held by such holder at the effective time of the merger and rounded to the nearest ten-thousandth when expressed in decimal form) of Home common stock which such holder would otherwise be entitled to receive.

Lost, Stolen or Destroyed Stock Certificates
If a certificate for MCBI common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the Merger Agreement upon receipt of an affidavit as to that loss, theft or destruction and, if requested by the exchange agent, the posting of a bond in such reasonable amount as Home may direct as indemnity against any claim that may be made against it with respect to such certificate. If a MCBI shareholder would like to replace his, her or its stock certificate prior to the closing of the merger, please contact Mountain Commerce Bancorp, Inc., Attn: Christie L. Wininger, 6101 Kingston Pike, Knoxville, Tennessee 37919 or by telephone at (423) 232-5047.
Dividends and Distributions of Home
Until certificates or book-entry shares representing shares of MCBI common stock are surrendered for exchange, any dividends or other distributions of Home with a record date after the effective time of the merger with respect to Home common stock into which such shares of MCBI common stock may have been converted will not be paid. Following surrender of any such certificates or book-entry shares, the record holder thereof will be entitled to receive, without interest, any Home dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of Home common stock represented by such certificates or book-entry shares and paid prior to the surrender date, and at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Home common stock represented by such certificates or book-entry shares with a record date after the effective time of the merger but before the surrender date and with a payment date after the issuance of Home common stock issuable with respect to such certificates or book-entry shares.
After the effective time of the merger, there will be no transfers on the stock transfer books of MCBI of any shares of MCBI common stock, other than to settle transfers that occurred prior to the effective time of the merger. If certificates representing such shares are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the Merger Consideration into which the shares represented by that certificate have been converted.
Dissenters’ Rights
Under Tennessee law, holders of shares of MCBI common stock who deliver written notice of their intent to dissent to MCBI prior to the time the vote is taken on the Merger Proposal at the MCBI special meeting and do not vote , or cause or permit to be voted, those shares of MCBI common stock in favor of the Merger Proposal have the right to dissent and receive the fair value of their MCBI common stock in cash. MCBI shareholders electing to exercise dissenters’ rights must comply with the provisions of Chapter 23 of the TBCA, in order to perfect their rights. A copy of Chapter 23 of the TBCA is attached to this proxy statement/prospectus as
Appendix D.
The following is intended as a brief summary of the material provisions of the Tennessee statutory provisions required to be followed by a holder of MCBI common stock in order to properly dissent from the merger and perfect the shareholder’s dissenters’ rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 23 of the TBCA, the full text of which appears as Appendix D of this proxy statement/prospectus.
Holders of MCBI common stock who do not want to accept the Merger Consideration, who do not vote in favor of (or who abstain from voting on) the Merger Agreement, and who perfect their dissenters’ rights by complying with the provisions of Chapter 23 of the TBCA, will have the right to receive a cash payment for the “fair value” of their MCBI common stock as determined in accordance with Chapter 23 of the TBCA.
In order to perfect dissenters’ rights with respect to the merger, a holder of MCBI common stock must (1) deliver to MCBI, before the time the vote is taken on the Merger Proposal at the MCBI special meeting, written notice of such shareholder’s intent to demand payment for the shareholder’s shares of MCBI common stock if the merger is consummated; and (2) not vote, or cause or permit to be voted, the shareholder’s shares of MCBI common stock in favor of the Merger Proposal. The address to which a MCBI shareholder seeking to exercise dissenters’ rights should send the notice required by Chapter 23 of the TBCA is as follows:
Mountain Commerce Bancorp, Inc.
6101 Kingston Pike
Knoxville, Tennessee 37919
Attention: Corporate Secretary
 Within 10 days after consummation of the merger, MCBI must send to each of the MCBI shareholders who has perfected dissenters’ rights in accordance with the steps disclosed above, a written dissenters’ notice and form setting forth instructions for receipt and payment of their shares of MCBI common stock for which they have properly exercised dissenters’ rights. Upon MCBI’s receipt of such notice and form, dissenting MCBI shareholders will become entitled to receive payment of their shares of MCBI common stock for which they have properly elected dissenters’ rights when they: (1) demand payment; (2) certify that they received their shares prior to the date of the first public announcement of Home’s and MCBI’s intention to merge; and (3) deposit with Home certificates representing their shares of MCBI common stock for which they are exercising dissenters’ rights in accordance with the instructions set forth in the notice.
Any holder of MCBI common stock contemplating the exercise of dissenters’ rights should carefully review Chapter 23 of the TBCA, a copy of which is attached to this proxy statement/prospectus as Appendix D. A holder of MCBI common stock who fails to comply with all requirements of Chapter 23 of the TBCA will forfeit such holder’s dissenters’ rights and, upon consummation of the merger, that holder’s shares of MCBI common stock will be converted into the right to receive the shares of Home common stock to which the MCBI shareholder is entitled under the Merger Agreement.
In general, any dissenting MCBI shareholder who perfects his, her or its right to be paid the “fair value” of the holder’s MCBI common stock in cash will recognize taxable gain or loss for U.S. federal income tax purposes upon receipt of any cash.
Regulatory Approvals and Notifications
Each of Home and MCBI has agreed to use its reasonable best efforts to obtain all regulatory approvals required to complete the merger and the other transactions contemplated by the Merger Agreement. These approvals include approval from the Federal Reserve Board and the Arkansas State Bank Department, among others. Home and MCBI have filed, or are in the process of filing, applications and notifications to obtain these regulatory approvals.
Federal Reserve Board. The transaction contemplated by the Merger Agreement is subject to approval by the Federal Reserve Board pursuant to the Bank Holding Company Act of 1956, as amended, and the Bank Merger Act.
Arkansas State Bank Department. The transaction contemplated by the Merger Agreement is subject to approval by the Arkansas State Bank Department.
Tennessee Department of Financial Institutions. The transaction contemplated by the Merger Agreement requires notice to the Tennessee Department of Financial Institutions.
Additional Regulatory Approvals and Notices. The transaction contemplated by the Merger Agreement is also subject to approval by and notifications to various other regulatory agencies.
There can be no assurances that such approvals will be received on a timely basis, or as to the ability of Home and MCBI to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. There can likewise be no assurances that U.S. or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result of such challenge. The parties’ obligations to complete the transactions contemplated by the Merger Agreement are subject to a number of conditions, including the receipt of all requisite regulatory approvals.
Accounting Treatment
Home will account for the merger using the acquisition method of accounting. Under this accounting method, Home would record the acquired identifiable assets and liabilities assumed at their fair market value at the time the merger is complete. Any excess of the cost of MCBI over the sum of the fair values of tangible and identifiable intangible assets less liabilities assumed would be recorded as goodwill. Home’s reported income would include the operations of MCBI after the merger. Financial statements of Home after completion of the merger would reflect the impact of the acquisition of MCBI. Financial statements of Home issued before completion of the merger would not be restated retroactively to reflect MCBI historical financial position or results of operation.
Public Trading Market
Home common stock is listed on the New York Stock Exchange under the symbol “HOMB.” The Home common stock issuable in the merger will be listed on the New York Stock Exchange.
Resale of Home Common Stock
All shares of Home common stock received by MCBI shareholders in the merger will be freely tradable for purposes of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, except for shares of Home common stock received by any such holder who becomes an “affiliate” of Home after completion of the merger. This proxy statement/prospectus does not cover resales of shares of Home common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Background of the Merger
As part of the ongoing consideration and evaluation of their respective long-term prospects and strategies, each of Home’s and MCBI’s board of directors (which we refer to in this section as the “Home board” and the “MCBI board”, respectively) and Home’s and MCBI’s senior management have regularly reviewed and assessed their respective business strategies and objectives, including assessments of strategic growth opportunities potentially available to Home and MCBI, as part of their respective continuous efforts to enhance value for their respective shareholders and deliver the best possible services to their respective customers and communities. These reviews have focused on, among other things, prospects and developments in the financial services industry, in the regulatory environment, in the economy generally, and in financial markets, and the implications of such developments for financial institutions generally and Home and MCBI, in particular. These reviews have also included assessments of ongoing consolidation in the financial services industry and the benefits and risks to Home and MCBI, respectively, and their respective shareholders of strategic combinations compared to the benefits and risks of continued operation as a stand-alone company. Factors assessed in connection with these reviews have included the risks and opportunities associated with operating in existing and new markets, competition, potential positive and negative expense and revenue synergies, regulatory requirements, interest rate environment and prospects, scale, credit risk, market risk and rapid changes in technology and in delivery and marketing channels.
On a recurring basis, Home has publicly expressed its desire to acquire strategic acquisition targets in new markets. John W. Allison, Chairman, Chief Executive Officer and President of Home, has engaged from time to time in discussions with executive officers of other companies in the financial services industry, including with respect to potential strategic business combination transaction opportunities that may be available to enhance value for their respective companies and shareholders.
The MCBI board and MCBI’s management have regularly reviewed MCBI’s strategic options and prospects, with the goal of enhancing value for MCBI’s shareholders and taking into consideration MCBI’s other constituencies, including its respective customers, communities and employees. MCBI’s strategic options have generally included: (1) a continuation of its standalone strategic course, which could have included a capital raising transaction to support MCBI’s organic growth, (2) acquisitions of smaller banks to supplement organic growth, (3) larger acquisitions or a merger with an institution of comparable size (colloquially referred to as a merger of equals) and (4) a sale to a larger financial institution.
The consideration of these strategic options has included a wide variety of factors, including: MCBI’s current and anticipated future performance; the potential consequences for MCBI’s shareholders and other constituencies of various strategic options; the opportunities and risks associated with these various strategic options, including consideration of synergies and the strategic and operational compatibility of potential transaction partners; the competitive environment for banks in general and banks in the Southeastern United States; trends in the banking industry; the economic and business environment in general and in MCBI’s markets in particular; the interest rate environment in general and its impact on MCBI’s prospects in particular; and the bank regulatory environment in general and its impact on MCBI and its strategic options in particular. Another factor considered by MCBI has been its succession planning for members of the MCBI board and certain key members of its executive leadership team.
Competitive factors have become an increasingly significant consideration to the MCBI board, as the advantages of scale have increased in terms of new technologies, delivery channels and products and services.
With respect to the possibility of consolidation transactions, the MCBI board has considered a number of specific factors in addition to those outlined above. These factors included the solicited and unsolicited interest (or absence of interest) MCBI has received from other financial institutions seeking to discuss the possibility of a potential transaction. The MCBI board has also considered the length of the regulatory process and the risk that any transaction may not receive the required regulatory approvals as a result of, for example, a problem involving the potential acquiror that puts regulatory approval at risk.
In considering MCBI’s strategic options, the MCBI board, as well as certain members of MCBI’s executive team, regularly met with representatives of various financial advisory firms experienced in the financial services industry to discuss, among other things, market conditions, industry trends, MCBI’s performance and potential business combinations and sale opportunities. Moreover, from time to time over a number of years, William E. Edwards, III, MCBI’s President and Chief Executive Officer, has engaged in discussions with chief executive officers and other executives of other banks and bank holding companies, including with respect to potential business combinations and sale opportunities that may be available to enhance value for MCBI and its shareholders.
During the fourth quarter of 2023 and into the first half of 2024, the MCBI board and members of MCBI’s senior management regularly discussed the environment for bank merger and acquisition activity, and Mr. Edwards periodically had discussions with representatives from various financial advisory firms to discuss the then current environment for bank merger and acquisition activity. Mr. Edwards also continued to meet with the senior executives of various banks and bank holding companies during this time to further develop relationships with these individuals and gain insight into those companies’ cultures and operational philosophies.

During this time period, the MCBI board also regularly discussed with members of MCBI’s senior management the operating environment for financial institutions generally and MCBI’s operating performance, strengths and opportunities. These discussions included discussions of, among other items, the competitive environment for banks in MCBI’s markets generally and the challenges facing MCBI in particular, including in regards to its then-compressed levels of net interest margin resulting from its elevated funding costs caused by, among other things, the levels of non-core funding and the dates when certain of this funding was received, and the resulting negative impact on its profitability. The MCBI board also discussed with the members of MCBI’s senior management succession planning for the company’s senior leadership team and its senior relationship managers in certain of its key markets.
On May 15, 2024, MCBI’s board held its annual strategic planning meeting in Knoxville, Tennessee. Representatives from Piper Sandler attended the meeting and made a presentation on the bank merger and acquisition environment generally. Those Piper Sandler representatives also discussed with the MCBI board multiple bank holding companies that those representatives thought might be interested in discussing the possibility of a transaction with MCBI, those companies’ likely level of interest in MCBI and their ability to pursue a transaction at that time. At this meeting, the MCBI board decided to explore the possibility of a sale transaction and authorized Mr. Edwards to work to negotiate the terms of an engagement letter with Piper Sandler.
Between May 15, 2024 and May 30, 2024, Mr. Edwards, with the assistance of MCBI’s legal advisor, Bass, Berry & Sims PLC (“Bass, Berry & Sims”), negotiated with Piper Sandler the terms of the proposed engagement, including the financial terms of the engagement. On May 30, 2024, MCBI and Piper Sandler entered into an engagement letter.
During June and July 2024, representatives of Piper Sandler made inquiries of fourteen bank holding companies, including Home and multiple companies with whom Mr. Edwards had previously had discussions, to gauge those bank holding companies’ interest in engaging in discussions with MCBI regarding a potential acquisition of MCBI. Of those companies approached, four (4) entered into nondisclosure agreements with MCBI, including Home who entered into a nondisclosure agreement with MCBI dated July 19, 2024, and MCBI made certain due diligence information available to each of those companies. During this period, Mr. Edwards and MCBI’s then-chief financial officer, David Bright, periodically met, or had telephone conversations, with the senior executives of certain of these companies, including on July 29, 2024, Home, to discuss the potential advantages to these companies of acquiring MCBI and to share information about MCBI. Messrs. Edwards and Bright and representatives of Piper Sandler also regularly updated the MCBI board on these discussions.
On September 18, 2024, one of the bank holding companies that had entered into a nondisclosure agreement with MCBI and with whom Messrs. Edwards and Bright had met submitted a non-binding letter of intent regarding the proposed acquisition of MCBI. None of the other companies with whom nondisclosure agreements had been signed and information had been shared submitted an indication of interest related to the potential acquisition of MCBI at that time.
At a meeting held on September 19, 2024, Messrs. Edwards and Bright and representatives of Piper Sandler reviewed with the MCBI board the terms of the non-binding indication of interest received on September 18, 2024. The indication of interest proposed an all-stock acquisition of MCBI at a range of exchange ratios that resulted in an implied aggregate acquisition value for MCBI of $130 million to $139 million. During the board meeting on September 19, 2024, MCBI’s board reviewed, among other items, MCBI’s then-estimated financial results for 2024 through 2027. The MCBI board also reviewed mean analyst earnings estimates for the other company for 2024 and 2025, and assumed long-term growth rates thereafter for 2026 and 2027, and discussed that company’s leadership, operating history and model, and geographic markets. The MCBI board also received a financial presentation from Piper Sandler at its September 19, 2024 meeting summarizing the proposed terms of the indication of interest which included additional information related to the company that had submitted the indication of interest.
At its meeting on September 19, 2024, the MCBI board instructed Piper Sandler and MCBI’s senior executives to negotiate with the company that had submitted the September 18, 2024 indication of interest to see if the parties could reach agreement on a fixed exchange ratio, rather than a range, and other elements of a potential transaction. During the remainder of September 2024 and through early November 2024, Mr. Edwards and representatives of Piper Sandler engaged in discussions with the senior executives of the company to see if the parties could reach agreement on a fixed exchange ratio and other elements of the transaction. In those discussions, Mr. Edwards and the Piper Sandler representatives advocated for a ratio at the top end of the range expressed in the September 18, 2024 indication of interest, and the executives for the other company expressed their view that the exchange ratio should be at or near the bottom end of the range. During that time, this other company continued to perform its due diligence review of MCBI and representatives of Piper Sandler and members of MCBI’s senior management regularly communicated with senior executives of this company to respond to due diligence inquiries.
In early October 2024, Mr. Edwards spoke with a representative of Hovde, with whom he periodically spoke, and this representative expressed interest in introducing Mr. Edwards to members of Home’s senior management.

In late November 2024, the chief executive officer of the company that had submitted the indication of interest on September 18, 2024 contacted Mr. Edwards and advised him that this company was terminating discussions with MCBI to pursue a different transaction.
On December 17, 2024, the MCBI board met to evaluate whether to continue to market the company for a sale transaction. At this meeting, representatives of Piper Sandler provided an update on their outreach efforts to other financial institutions regarding the possibility of a transaction with MCBI, with those representatives noting that, while a few companies expressed an interest to be included should MCBI’s board decide to launch a broadly marketed sale process, most had communicated that they were not interested in pursuing a transaction with MCBI. At that meeting, representatives of Piper Sandler further noted that they believed that the bank merger and acquisition market was likely to become more robust, with the results of the recent Presidential election likely resulting in a regulatory environment that was more receptive to consolidation in the financial institutions sector. Those representatives also recommended that the MCBI board consider an extensive canvassing of financial institutions that might be interested in pursuing a transaction with MCBI, with such a process commencing shortly after the release of MCBI’s 2024 fourth quarter results. Following discussion at its December 17, 2024 board meeting, the MCBI board instructed senior management of MCBI and Piper Sandler to pursue a broadly marketed sale process beginning after the release of MCBI’s fourth quarter financial results in mid-January 2025.
Beginning in January 2025, Piper Sandler contacted more than 50 financial institutions regarding their interest in pursuing a transaction with a bank holding company of MCBI’s size headquartered in the Southeast. Of those companies contacted, fourteen signed nondisclosure agreements and were provided confidential information regarding MCBI. Those companies contacted included Home and multiple other companies with whom members of MCBI’s senior management had held prior discussions, including those that had been approached by Piper Sandler in the fall of 2024 and who had expressed an interest in participating in a sale process should MCBI decide to pursue a more broadly marketed process.
During January and February 2025, MCBI shared due diligence information with those companies that signed nondisclosure agreements and with certain other companies with whom MCBI had previously entered into nondisclosure agreements. Representatives of Piper Sandler and members of MCBI’s senior management also met with representatives of several of these financial institutions during January 2025 and February 2025. MCBI’s board of directors, working with Piper Sandler, set a deadline of mid-February 2025 for companies to submit to MCBI indications of interest with respect to the terms on which they would be prepared to pursue a proposed transaction with MCBI. By that deadline, one company submitted a written preliminary indication of interest proposing an acquisition of MCBI in a cash transaction valued at approximately 60% of MCBI’s book value and another company that had been approached by Piper Sandler but who had refused to sign a nondisclosure agreement orally communicated to Piper Sandler that it might be interested in pursuing a transaction with MCBI at an aggregate valuation of around MCBI’s book value. No other companies communicated any interest in pursuing a transaction with MCBI by the February 2025 deadline. The terms of the written indication of interest and oral preliminary proposal were discussed with the MCBI board at a meeting held on February 26, 2025 and, following discussion, the board decided to reject the indication of interest based on, among other things, the unfavorable value to MCBI shareholders. The MCBI board instructed Piper Sandler and MCBI’s senior management to arrange a meeting with the company that had submitted the oral preliminary proposal to see if that company’s interest was serious.
After the MCBI board’s February 26, 2025 meeting, Piper Sandler arranged a meeting between Mr. Edwards and the chief executive officer of the bank holding company that had orally communicated to Piper preliminary interest in pursuing a transaction with MCBI at an aggregate deal value of around MCBI’s book value. The meeting was for the purpose of exploring the possibility of a combination with this company. That company and MCBI signed a nondisclosure agreement on March 6, 2025, after which Mr. Edwards and the chief executive officer of this company spoke and shared certain information with one another to determine whether a combination of the two companies would be in each company’s interests. The chief executive officer of this company subsequently notified Mr. Edwards that the company did not have an interest in pursuing a transaction with MCBI at that time.
The MCBI board met on March 27, 2025 and April 1, 2025, during which meetings the board members and members of MCBI’s senior management discussed whether to continue to pursue a sale transaction. At a meeting of the MCBI board on April 24, 2025, the MCBI board members determined to terminate efforts to pursue a sale transaction and instructed Mr. Edwards to notify Piper Sandler that MCBI was terminating Piper Sandler’s engagement letter.
On April 24, 2025, MCBI notified Piper Sandler that it was terminating its engagement letter effective May 23, 2025. The engagement letter with Piper Sandler included a customary provision which entitled Piper Sandler to receive the advisory fee outlined in the engagement letter in the event that MCBI consummated a transaction with another financial institution within twelve months following the date the engagement letter was terminated or entered into a definitive agreement with respect to such a transaction within that 12-month period that was subsequently consummated.

In July 2025, MCBI’s board promoted Kevin Horne to serve as the President of Mountain Commerce Bank. Also in July 2025, MCBI announced that David Bright would be departing from the company effective August 15, 2025. The MCBI board appointed Wesley Lemon to serve as the company’s interim chief financial officer. Marie Patterson was also appointed as chief administrative officer, a position previously held by Mr. Bright.
In late August 2025, a representative from Piper Sandler contacted Mr. Edwards to inform him that a representative from Home had communicated to Piper Sandler an interest in discussing the possibility of pursuing a transaction with MCBI. Subsequently, John W. Allison, Home’s Chairman, Chief Executive Officer and President, contacted Mr. Edwards to explore the possibility of meeting with Mr. Edwards to discuss a potential transaction between Home and MCBI.
On August 27, 2025, Mr. Allison met with Mr. Edwards in Knoxville, Tennessee and the two executed a new nondisclosure agreement and engaged in a general discussion regarding, among other things, Home’s and MCBI’s operating philosophies and MCBI’s potential interest in exploring a transaction with Home. During his meeting with Mr. Edwards on August 27, 2025, Mr. Allison discussed his philosophy on deal valuation and pricing, explaining his view that acquisition transactions should be priced in such a manner as to be immediately accretive to Home’s earnings per share and its book value and tangible book value per share. During their meeting, Mr. Allison, without solicitation from Mr. Edwards, expressed an interest in pursuing an acquisition of MCBI and orally communicated a preliminary exchange ratio of approximately 0.75 shares of Home common stock per share of MCBI common stock. Mr. Edwards communicated to Mr. Allison that he would discuss Mr. Allison’s expressed interest with MCBI’s board at a meeting scheduled for August 28, 2025 but that he couldn’t predict the MCBI board’s level of interest given, among other things, the board’s decision earlier in 2025 to (i) abandon the sale process it had undertaken, (ii) terminate Piper Sandler’s engagement letter and (iii) focus on a standalone operating strategy going forward, which included recently implemented personnel changes. Given MCBI’s recent experience with unsuccessful sale processes and the associated board and managerial distractions resulting from those, as well as the MCBI board’s consideration of a renewed focus on operating the company on a standalone basis, Mr. Edwards communicated to Mr. Allison the importance to the MCBI board and MCBI’s senior management of deal certainty and of Home moving quickly to complete the necessary due diligence that would allow it to propose a final fixed exchange ratio should the MCBI board decide to move forward with discussions regarding a potential transaction.
On August 28, 2025, the MCBI board met to discuss Home’s interest in pursuing a transaction. At that meeting, MCBI’s directors rejected the preliminary exchange ratio proposed by Mr. Allison in his meeting with Mr. Edwards on August 27, 2025, but instructed Mr. Edwards to continue discussions with Mr. Allison and other members of Home’s senior management in attempt to reach mutually agreed transaction terms and to share information with Home in connection with its evaluation of a potential transaction. Subsequent to this meeting, MCBI made certain due diligence information available to Home.
On September 2, 2025, a representative of an investment banking firm with whom Mr. Edwards periodically met contacted Mr. Edwards on behalf of a bank holding company headquartered in the Southeastern United States with whom MCBI had entered into a nondisclosure agreement in January 2025 and advised Mr. Edwards that the president and chief executive officer of this company was interested in meeting with Mr. Edwards to discuss the possibility of a transaction between this company and MCBI. On September 12, 2025, Mr. Edwards met with the president and chief executive officer and another senior executive of this company in Knoxville to discuss this company’s interest in a potential transaction with MCBI. Subsequent to this meeting, MCBI made certain due diligence information available to this company.
On September 25, 2025, the board of MCBI held a meeting at which Mr. Edwards updated the directors on his meetings with both Mr. Allison and the senior management team members of the other financial institution with whom he had met in Knoxville on September 12, 2025. At this meeting, the MCBI board expressed continued support for Mr. Edwards to continue his conversations with representatives from Home and this other financial institution.
Between September 25, 2025 and early October 2025, Mr. Edwards continued to discuss the possibility of acquisitions of MCBI by Home and the other institution with senior executives of each company, and MCBI continued to make due diligence information available to each of Home and this other institution.
On October 9, 2025, Mr. Edwards traveled to Conway, Arkansas to meet with Mr. Allison, Stephen Tipton, Centennial’s Chief Executive Officer and Donna Townsell, Home’s Director of Investor Relations. During these meetings, Mr. Edwards and the Home representatives discussed various matters related to Home’s interest in pursuing a transaction with MCBI, the two companies’ operating philosophies, and Home’s senior management team members’ excitement about MCBI’s opportunities in its Tennessee markets, particularly the opportunity that Centennial’s capital position and funding base would afford MCBI to return its focus to organic loan growth in the attractive markets of Knoxville, Nashville and Johnson City, Tennessee. Mr. Edwards and these individuals also discussed the compatibility of the two banks’ geographic operating models and various personnel matters related to the post-closing operation of the resulting bank in MCBI’s current markets. While meeting with Mr. Edwards on October 9, 2025, representatives of Home discussed a desire to submit a written letter of intent for a proposed acquisition of MCBI and orally communicated to Mr. Edwards a willingness to increase the exchange ratio to 0.80 shares of Home common stock per share of MCBI common stock. Mr. Edwards communicated to the Home representatives that he would discuss with the MCBI board Home’s desire to submit a letter of intent with respect to a proposed transaction and Home’s proposed increase in the exchange ratio.
On October 10, 2025, representatives of Home communicated to Mr. Edwards a willingness to further increase the exchange ratio and delivered a letter of intent to Mr. Edwards that reflected a proposed fixed exchange ratio of 0.85 shares of Home common stock per share of MCBI common stock. The letter of intent also included a 45-day exclusivity period during which MCBI and Home could work to finalize the terms of the proposed transaction. Home’s representatives also expressed a desire to finalize the terms of the transaction during that exclusivity period, noting a desire to announce the potential transaction in the second half of the fourth quarter of 2025. Based on Home’s 20-day volume weighted average trading price on October 13, 2025, Home’s proposed exchange ratio of 0.85 shares of Home common stock per share of MCBI common stock represented an implied purchase price of $24.27 per share of MCBI common stock, which represented an aggregate transaction value of approximately $154.5 million.
On October 10, 2025, Mr. Allison and Mr. Edwards communicated by telephone and spoke about the letter of intent and proposed exchange ratio, and Mr. Edwards advised Mr. Allison that he would review the letter of intent with the MCBI board at a meeting the following week. Mr. Allison expressed during this conversation that Mr. Edwards remaining in a leadership position for the combined company in the Tennessee market following consummation of any transaction would be a requirement for Home to proceed.
On October 13, 2025, Mr. Edwards spoke with the chief executive officer of the other company with whom he had met in Knoxville, Tennessee on September 12, 2025, and this individual communicated to Mr. Edwards that this company and its financial advisor were working to finalize a proposed preliminary indication of interest for MCBI that he expected would be ready to share with Mr. Edwards and the MCBI board by October 15, 2025, when MCBI’s board was next scheduled meet.
On October 15, 2025, the financial advisor for that company orally informed Mr. Edwards that the company was interested in pursuing an acquisition of MCBI in an all-stock transaction at an aggregate transaction value of approximately $150.0 million, subject to the successful completion of due diligence.
The MCBI board met on October 15, 2025, to consider Home’s letter of intent and the other company’s orally communicated offer to pursue a transaction and the valuations proposed by each company. Representatives of Piper Sandler and Bass, Berry & Sims attended the meeting. At that meeting, representatives of Piper Sandler reviewed the financial terms of the two proposed transactions with the MCBI board. Piper Sandler’s representatives also reviewed with the MCBI board, among other things, information with respect to Home and the other company, including (i) the size and managerial resources of each company, (ii) the asset and liability makeup of each company; (iii) profitability metrics for each company on a standalone basis and compared to a group of peer companies; (iv) historic stock price trading information with respect to each company; (v) stock price trading multiples for each company based on each company’s tangible book value per share; and (vi) analyst earnings per share estimates for each company for 2025 and 2026, and those analysts’ then-estimated price targets for Home’s and the other company’s common stock. Piper Sandler’s representatives also reviewed financial comparisons of the two proposed offers containing analysis similar to the analysis performed by Piper Sandler for purposes of its fairness opinion as described below under “The Merger – Opinion of Piper Sandler & Co., Financial Advisor to MCBI” beginning on page 36. Piper Sandler’s representatives also reviewed each company’s acquisition history, noting that Home had completed significantly more acquisitions since January 1, 2010 than the other company had. The Piper Sandler presentation also included information analyzing the liquidity of each company’s common stock and pro forma ownership levels for MCBI’s shareholders in each company. Piper Sandler’s representatives also reviewed with MCBI’s board preliminary modeling of earnings per share accretion and tangible book value per share accretion and dilution calculations for each company’s offer, as well as dividend accretion analysis. Messrs. Edwards and Horne also discussed with the MCBI directors their views on the proposed offers from Home and the other company, with each noting, among other things, that he believed that Home’s geographic, community-banking operating model and its compatibility with MCBI’s operating model and Home’s capital levels, which were significantly in excess of those of the other company, resulted in strategic advantages in the Home offer. Mr. Edwards also noted that Home’s most recent quarterly profitability metrics were superior to those of the other company and that its reserve levels, which also exceeded those of the other company, offered added coverage should unanticipated asset quality issues arise in Home’s or MCBI’s loan portfolio, including as a result of unsettled economic conditions. Mr. Edwards also offered his view that the regulatory approval process could be more certain with Home given its extensive acquisition experience and significant excess capital levels. Following a discussion of the financial aspects of the two proposals and after receiving MCBI’s management’s views on the two proposals, the MCBI board reviewed the key benefits and risks of each transaction, including with respect to business model, synergies, talent retention, asset quality, and integration. Representatives of Bass, Berry & Sims discussed with the MCBI directors certain legal considerations applicable to the board’s evaluation of the two proposals, including the directors’ fiduciary duties and the current regulatory environment. After a lengthy discussion, the MCBI board approved the letter of intent submitted by Home and authorized Mr. Edwards to enter into the letter of intent on behalf of MCBI and to re-engage Piper Sandler to represent MCBI.

Following the execution of the letter of intent with Home on October 15, 2025, Mr. Edwards contacted the chief executive officer of the company that had submitted an oral indication of interest that was reviewed at the MCBI board’s meeting on October 15, 2025, and informed him that MCBI was terminating discussions with this other company.
On October 17, 2025, MCBI and Piper Sandler entered into an engagement letter to formalize the re-engagement of Piper Sandler. The engagement letter contained substantially the same terms as the engagement letter that had been terminated effective May 23, 2025, which original engagement letter had included a twelve-month period following the termination date of that letter during which Piper Sandler would have been entitled to receive its advisory fee set out in that engagement letter had MCBI consummated a transaction of the type covered by the original letter or entered into a definitive agreement for such a transaction that was ultimately consummated. The financial terms of Piper Sandler’s engagement were unchanged from those in the earlier engagement letter.
Following the execution of the letter of intent with Home, MCBI and Home provided certain financial and other information to the other in connection with each company’s ongoing due diligence review of the other company. Mr. Edwards and other members of MCBI’s senior management also periodically met with representatives of Home during October and November 2025 to discuss various matters related to the proposed acquisition of MCBI by Home.
On November 7, 2025, Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. (“Mitchell Williams”), Home’s outside counsel, delivered an initial draft of the Merger Agreement to Bass, Berry & Sims. Thereafter, the parties continued to negotiate the terms of, and exchanged drafts of, the Merger Agreement and related documentation.
Between November 7, 2025 and December 6, 2025, Home’s and MCBI’s management teams and their respective financial and legal advisors continued to negotiate and finalize the Merger Agreement and other transaction documents, including the employment agreements for Messrs. Edwards and Horne, initial drafts of which had been delivered by Home to MCBI on November 21, 2025. For a summary of the terms of the employment agreements for each of Messrs. Edwards and Horne see “The Merger – Interests of Certain MCBI Directors and Executive Officers in the Merger” beginning on page 57.
During the course of Home’s and MCBI’s negotiations of the terms of the Merger Agreement and the ancillary transaction documents, no other financial institution approached MCBI about an acquisition of MCBI or merger transaction involving MCBI.
On November 24, 2025, the MCBI board met and discussed the status of the ongoing negotiations related to the proposed transaction with Home. Representatives of Piper Sandler and Bass, Berry & Sims attended the meeting. Mr. Edwards and representatives of Piper Sandler updated the MCBI board on discussions between MCBI and Home regarding the key transaction terms. During this meeting, representatives of Piper Sandler reviewed with the MCBI directors a financial presentation related to the proposed transaction. This presentation included a preliminary presentation of Piper Sandler’s financial analysis summarized below under “The Merger—Opinion of Piper Sandler & Co., Financial Advisor to MCBI” on page 36. A representative of Bass, Berry & Sims also summarized for the MCBI board members their fiduciary duties and the current key terms of the Merger Agreement.
On November 26, 2025, Home’s and MCBI’s senior executives and each company’s legal and financial advisors had a video conference call during which Home’s representatives provided responses to various due diligence inquiries from MCBI and its advisors.
On December 4, 2025, Home’s and MCBI’s senior executives and each company’s legal and financial advisors had a video conference call during which MCBI’s representatives provided responses to various due diligence inquiries from Home and its advisors.
On December 4, 2025, Home’s board of directors held a meeting to consider the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger. Representatives of Hovde and Mitchell Williams, Home’s outside counsel, attended this meeting. Management reviewed the material terms of the proposed transaction with the Home board of directors and each member had an opportunity to discuss and ask questions regarding the terms of the Merger Agreement. Representatives of Hovde reviewed with the Home board of directors its financial analysis of the transaction and rendered an oral opinion regarding the fairness, from a financial point of view, to Home’s shareholders of the total value of the merger consideration to be paid to MCBI’s shareholders. Home’s board of directors discussed the terms of the Merger Agreement and the information presented to the board at the meeting. Following these discussions, Home’s board of directors unanimously approved the definitive agreement as well as the related transactions.

On December 6 and 7, 2025, the MCBI board held a special meeting to consider the negotiated terms of the proposed merger of MCBI and Home and the entry into the Merger Agreement by MCBI. Representatives of Piper Sandler and Bass, Berry & Sims attended the meeting. Mr. Edwards updated the MCBI board on the status of the negotiations and advised that the negotiations of the Merger Agreement and other definitive transaction documents were complete, including the proposed final exchange ratio of 0.85 shares of Home common stock for each share of MCBI common stock. MCBI’s senior management present at the meeting expressed their support for the proposed merger with Home. During the meeting, Piper Sandler’s representatives reviewed Piper Sandler’s financial analysis summarized below under “The Merger— Opinion of Piper Sandler & Co., Financial Advisor to MCBI” on page 36 and rendered to the MCBI board the oral opinion of Piper Sandler, subsequently confirmed by delivery of a written opinion attached to this proxy statement/prospectus as Appendix B, to the effect that, that as of the date of Piper Sandler’s written opinion and subject to the matters set forth therein, the exchange ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders MCBI common stock (other than certain excluded shares). Representatives of Bass, Berry & Sims then summarized the directors’ fiduciary duties and the negotiated terms of the Merger Agreement and the employment arrangements for Messrs. Edwards and Horne. Mr. Edwards then discussed the terms of the employment arrangement for Mr. Topham and other key employees from whom Home sought proposed agreements. Bass, Berry & Sims described the resolutions the MCBI directors would be asked to consider if they were to approve the merger. Throughout the meeting, the directors discussed at length the potential advantages and risks to MCBI of the proposed merger, including the factors described under “— Recommendation of MCBI’s Board of Directors and Reasons for the Merger” beginning on page 33. Such discussions included consideration by the MCBI board that, following an extensive marketing process and the subsequent execution of the letter of intent with Home, no other financial institution approached MCBI about an acquisition or merger transaction, and the fact that Piper Sandler’s outreach to several larger institutions on behalf of MCBI from May 2024 through April 2025 did not result in any written indications of interest from companies interested in pursuing a transaction with MCBI other than the indication of interest submitted on September 18, 2024, which was later withdrawn, and an initial indication of interest submitted in February 2025 for a cash transaction at an unattractive aggregate purchase price of approximately 60% of MCBI’s then book value.
Throughout the meeting, MCBI’s executive team, and representatives from Piper Sandler and Bass, Berry & Sims addressed a number of questions from directors. At the conclusion of the meeting, the MCBI board unanimously approved the resolutions, including approving the proposed merger and entry into the Merger Agreement by MCBI.
On December 7, 2025, Home and MCBI executed the merger agreement. The transaction was announced the morning of December 8, 2025, before the opening of the financial markets in New York, in a press release jointly issued by Home and MCBI.
Recommendation of MCBI’s Board of Directors and Reasons for the Merger
After careful consideration, the MCBI board, at a special meeting held on December 6-7, 2025, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the merger, are consistent with, and will further, the business strategies of MCBI and are fair and in the best interests of MCBI and its shareholders, and (ii) adopted and approved the Merger Agreement and the consummation of the transactions contemplated thereby, including the merger. Accordingly, the MCBI board unanimously recommends that the MCBI shareholders vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.
In reaching the decision to approve the Merger Agreement, and to adopt the Merger Agreement and recommend approval of the Merger Agreement by MCBI’s shareholders, the MCBI board evaluated the Merger Agreement, the merger and the other matters contemplated by the Merger Agreement in consultation with MCBI’s executive team, as well as with MCBI’s legal and financial advisors, and considered a number of factors, including the following:
•Each of MCBI’s and Home’s business, operations, capital levels, financial condition, stock performance, asset quality, earnings and prospects, and legal and regulatory compliance. In reviewing these factors, including the information obtained through due diligence, the MCBI board considered Home’s financial condition and asset quality; that MCBI’s and Home’s respective businesses, operations and risk profiles complement each other; that the companies’ separate earnings and prospects create the opportunity for the combined company to leverage complementary and diversified revenue streams and to have superior future earnings and prospects compared to MCBI’s earnings and prospects on a standalone basis;
•The implied value of the merger consideration based on closing price of Home common stock as of December 5, 2025 (the last trading day prior to the date the MCBI board approved the Merger Agreement) of $24.13 for each share of MCBI common stock represented approximately a 7.3% premium to MCBI’s last trading price on December 5, 2025 and was 1.07 times MCBI’s tangible book value per share as of September 30, 2025;

•The compatibility of MCBI’s and Home’s cultures, operating and client-service models and credit philosophies;
•The current environment in the financial services industry, including economic conditions and the interest rate and regulatory environments, increased operating costs resulting from regulatory and compliance mandates, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions and the likely effects of these factors on MCBI’s and the combined company’s potential growth, development, productivity and strategic options;
•Mr. Allison’s record as Chairman, Chief Executive Officer and President of Home and that Mr. Allison would serve as Chairman, Chief Executive Officer and President of Home following consummation of the mergers;
•The capital levels of Home and the MCBI board’s belief that Home’s capital levels and funding advantages will allow the combined company to grow its loan portfolio in MCBI’s legacy markets in ways that would have been more difficult on a standalone basis;
•The capital levels of Home and the MCBI board’s belief that those capital levels would better position the combined company to withstand asset quality issues than MCBI could on a standalone basis;
•The lack of actionable interest that MCBI had received from financial institutions in acquiring MCBI when the MCBI board had broadly marketed the company from January 2025 through April 2025, or in the period between signing a letter of intent with Home on October 15, 2025 and the date the Merger Agreement was executed;
•The anticipated pro forma financial impact of the merger on the combined company, including earnings, dividends, return on tangible common equity, tangible book value accretion, asset quality, liquidity and regulatory capital levels;
•The current and prospective environment in which MCBI and Home operate, including national and local economic conditions, the interest rate environment, the competitive and regulatory environments for financial institutions generally, and the likely effect of these factors on MCBI both with and without the merger;
•The current environment in the financial services industry, including economic conditions and the interest rate and regulatory environments, increased operating costs resulting from regulatory and compliance mandates, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions and the likely effects of these factors on MCBI’s and the combined company’s potential growth, development, productivity and strategic options;
•The historical performance of each of MCBI’s common stock and Home’s common stock, Home’s common stock’s liquidity in terms of average daily trading volume and the level of future cash dividends anticipated to be received by MCBI’s shareholders upon completion of the merger;
•Home’s record of performance over a substantial period of time and throughout various economic cycles, including its earnings record;
•The expectation that the transaction would be generally tax-free for United States federal income tax purposes to MCBI’s shareholders;
•Publicly available information regarding Home’s regulatory status and the expectation that regulatory approvals for the mergers and the other transactions contemplated by the Merger Agreement could be received on a reasonably timely basis;
•The expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital and footprint;
•The fact that the merger consideration would be in stock with a fixed exchange ratio, which would allow MCBI’s shareholders to participate in the future growth and performance of the combined company;
•The strategic benefits of the transaction and the synergies and cost savings expected to be achieved by the combined company upon completion of the merger, and potential for MCBI’s shareholders, as future Home shareholders, to benefit to the extent of their interest in the combined company from the synergies of the merger and the anticipated pro forma impact of the merger, and the expectation that the merger will be accretive to Home’s earnings per share in 2026;

•The oral opinion of Piper Sandler, subsequently confirmed in Piper Sandler’s written opinion, to the effect that, as of the date of Piper Sandler’s written opinion and subject to the matters set forth in its written opinion, the exchange ratio pursuant to the Merger Agreement was fair from a financial point of view to MCBI’s shareholders (other than holders of certain excluded shares), as more fully described below in the section “The Merger— Opinion of Piper Sandler & Co., Financial Advisor to MCBI” beginning on page 36;
•The short-term and long-term social and economic effects on employees, customers and other constituents of MCBI and its subsidiaries, and on the communities within which MCBI and its subsidiaries operate;
•The complementary nature of the business strategies, customers, cultures and business lines of the two companies, which the MCBI board believes should provide the opportunity to mitigate integration risks and increase potential returns, including that:
•The nature of the business strategies, customers and geographic areas of the two companies would enable the combined company to achieve goals MCBI would have independently attempted to pursue in connection with its strategic plan (including greater cross-selling opportunities based on complementary product sets);
•The fact that there is no overlap with respect to the geographic footprint of Home and MCBI; and
•The similarities in the two companies’ community bank operating model and culture, and Home’s commitment to supporting the local communities it serves;
•The review undertaken by the MCBI board of directors and management, with the assistance of financial and legal advisors, with respect to the strategic alternatives available to MCBI, including:
•The likelihood of an alternative transaction;
•The value of MCBI as an independent company;
•The capital and earnings available to MCBI as an independent company, at the time and as expected in the future, to pursue various business and strategic initiatives; and
•The challenges facing MCBI as an independent institution and the MCBI board’s belief that combining with a larger financial institution would benefit MCBI’s shareholders, customers and communities;
•The nature and amount of payments to be received by MCBI’s management in connection with the merger;
•The terms of the merger agreement that restrict MCBI’s ability to solicit alternative transactions, and the fact that the Merger Agreement provides that MCBI may take certain actions in response to an unsolicited bona fide written acquisition proposal under specific circumstances, in the event that the MCBI board of directors makes a good faith determination (in accordance with the Merger Agreement and after consultation with MCBI’s outside legal counsel and financial advisor) that the failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law, the possibility that MCBI could be required to pay a termination fee under certain circumstances, and the fact that MCBI’s shareholders will have an opportunity to vote on the merger and that their approval is a condition to completion of the merger;
•Its review and discussions with MCBI’s executive team and its financial advisor concerning the due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of Home; and
•Its review with its financial advisors of the financial terms of the Merger Agreement and its review with its legal advisors of the other terms of the Merger Agreement, including the representations, covenants and termination provisions.
The MCBI board also considered the potential risks related to the transaction. The board concluded that the anticipated benefits of combining with Home were likely to outweigh these risks substantially. These potential risks included:
•The diversion of management focus and resources from other strategic opportunities and operational matters while working to implement the transaction and integrate the two companies;

•The possibility of encountering difficulties in achieving cost savings and synergies in the amounts currently estimated or within the time frame currently contemplated;
•The possibility of encountering difficulties in successfully integrating the businesses, business models, compensation systems, operations and workforces of Home and MCBI;
•Certain anticipated merger-related costs;
•The potential risk of not realizing all of the anticipated benefits of the merger or not realizing them in the expected timeframe;
•The regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals will not be received in a timely manner or at all or may impose unacceptable conditions;
•The potential for legal claims challenging the merger;
•The potential risk of employee attrition or adverse effects on client and business relationships as a result of the announcement and pendency of the merger; and
•The other risks described under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
The foregoing discussion of the information and factors considered by the MCBI board is not intended to be exhaustive but includes the material factors considered by the board. In reaching its decision to approve the Merger Agreement, the merger, and the other transactions contemplated by the Merger Agreement, the MCBI board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The MCBI board considered all these factors as a whole, including discussions with, and questioning of, MCBI’s management and MCBI’s independent financial and legal advisors, and overall considered the factors to support its determination.
For the reasons set forth above, the MCBI board determined that the merger, the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of MCBI and adopted and approved the Merger Agreement and the transactions contemplated by it.
In considering the recommendation of the MCBI board, you should be aware that certain directors and executive officers of MCBI may have interests in the merger that are different from, or in addition to, interests of shareholders of MCBI generally and may create potential conflicts of interest. The MCBI board was aware of these interests and considered them when evaluating and negotiating the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, and in recommending to MCBI’s shareholders that they vote in favor of the Merger Proposal. See “The Merger – Interests of Certain MCBI Directors and Executive Officers in the Merger.”
It should be noted that this explanation of the reasoning of the MCBI board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” on page 17 and page 15, respectively.
Opinion of Piper Sandler & Co., Financial Advisor to MCBI
MCBI retained Piper Sandler to act as financial advisor to the MCBI board in connection with MCBI’s consideration of a possible business combination with Home. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
Piper Sandler acted as financial advisor to MCBI’s board in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the Merger Agreement. At the MCBI board’s meeting held on December 6, 2025 and continued on December 7, 2025 at which the MCBI board considered the merger and the Merger Agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on December 7, 2025, to the effect that, as of such date, the exchange ratio of 0.85 shares of Home common stock per share of MCBI common stock provided for by the Merger Agreement was fair to the holders of MCBI’s common stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as Appendix B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of MCBI common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Piper Sandler’s opinion was directed to the MCBI board in connection with its consideration of the Merger Agreement and the mergers and does not constitute a recommendation to any shareholder of MCBI as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Merger Agreement and the mergers. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of MCBI common stock and did not address the underlying business decision of MCBI to engage in the mergers, the form or structure of the mergers or any other transactions contemplated in the Merger Agreement, the relative merits of the mergers as compared to any other alternative transactions or business strategies that might exist for MCBI or the effect of any other transaction in which MCBI might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the mergers by any MCBI officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.

In connection with its opinion, Piper Sandler reviewed and considered, among other things:
•a draft of the Merger Agreement, dated December 3, 2025;
•certain publicly available financial statements and other historical financial information of Home and Mountain Commerce Bank that Piper Sandler deemed relevant;
•internal financial projections for MCBI for the years ending December 31, 2025 through December 31, 2027, as well as an estimated annual balance sheet and earnings per share growth rate for the year ending December 31, 2028 and estimated dividends per share for MCBI for the quarter ending December 31, 2025 and the years ending December 31, 2026 through December 31, 2028, as provided by the senior management of MCBI;
•publicly available mean analyst earnings per share estimates for Home for the years ending December 31, 2025 through December 31, 2027, as well as estimated long-term annual balance sheet and earnings per share growth rates for the year ending December 31, 2028 and estimated dividends per share for Home for the quarter ending December 31, 2025 and the years ending December 31, 2026 through December 31, 2028, as provided by the senior management of Home;
•the pro forma financial impact of the mergers on Home based on certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as provided by the senior management of Home;
•the publicly reported historical price and trading activity of MCBI common stock and Home common stock, including a comparison of certain stock trading information for MCBI common stock and Home common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;
•a comparison of certain financial and market information for MCBI and Home with similar financial institutions for which information is publicly available;
•the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available;
•the current market environment generally and the banking environment in particular; and
•such other information, financial studies, analyzes and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of MCBI and its representatives the business, financial condition, results of operations and prospects of MCBI and held similar discussions with certain members of the senior management of Home and its representatives regarding the business, financial condition, results of operations and prospects of Home.

In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by MCBI, Home or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective senior managements of MCBI and Home that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading in any respect material to Piper Sandler’s analyses. Piper Sandler was not asked to and did not undertake an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of MCBI or Home, nor was

Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of MCBI or Home, nor any of their respective subsidiaries. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for credit losses of MCBI or Home, any of their respective subsidiaries or the combined entity after the merger, and Piper Sandler did not review any individual credit files relating to MCBI or Home or any of their respective subsidiaries. Piper Sandler assumed, with MCBI’s consent, that the respective allowances for credit losses for MCBI and Home and their respective subsidiaries are adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used internal financial projections for MCBI for the years ending December 31, 2025 through December 31, 2027, as well as an estimated annual balance sheet and earnings per share growth rate for the year ending December 31, 2028 and estimated dividends per share for MCBI for the quarter ending December 31, 2025 and the years ending December 31, 2026 through December 31, 2028, as provided by the senior management of MCBI. In addition, Piper Sandler used publicly available mean analyst earnings per share estimates for Home for the years ending December 31, 2025 through December 31, 2027, as well as estimated long-term annual balance sheet and earnings per share growth rates for the year ending December 31, 2028 and estimated dividends per share for Home for the quarter ending December 31, 2025 and the years ending December 31, 2026 through December 31, 2028, as provided by the senior management of Home. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to the pro forma financial impact of the mergers on Home based on certain assumptions relating to transaction expenses, cost savings, and purchase accounting adjustments, as provided by the senior management of Home. With respect to the foregoing information, the respective senior managements of MCBI and Home confirmed to Piper Sandler that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of MCBI and Home, respectively, and Piper Sandler assumed that the financial results reflected in such information would be achieved. Piper Sandler expressed no opinion as to such projections, estimates, or judgments, or the assumptions on which such information was based. Piper Sandler also assumed that there had been no material change in MCBI’s or Home’s assets, financial condition, results of operation, business or prospects since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that MCBI and Home would remain as going concerns for all periods relevant to its analysis.

Piper Sandler also assumed, with MCBI’s consent, that (i) each of the parties to the Merger Agreement would comply in all material respects with all material terms and conditions of the Merger Agreement and all related agreements required to effect the mergers, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the mergers, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on MCBI, Home, the mergers or any related transactions, and (iii) the mergers and any related transactions would be consummated in accordance with the terms of the Merger Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with MCBI’s consent, Piper Sandler relied upon the advice that MCBI received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the mergers and the other transactions contemplated by the Merger Agreement. Piper Sandler expressed no opinion as to any such matters.

Piper Sandler’s opinion was necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date of its opinion. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Piper Sandler expressed no opinion as to the trading value of MCBI common stock or Home common stock at any time or what the value of Home common stock would be once it is actually received by the holders of MCBI common stock.

In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to MCBI’s board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to MCBI or Home and no transaction is identical to the mergers. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of MCBI and Home and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the exchange ratio to the holders of MCBI common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of MCBI, Home, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to MCBI’s board at its meeting held on December 6, 2025 and continued on December 7, 2025. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of MCBI common stock or Home common stock or the prices at which MCBI or Home common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by MCBI’s board of directors in making its determination to approve the Merger Agreement and the analyses described below should not be viewed as determinative of the decision of MCBI’s board of directors with respect to the fairness of the exchange ratio.

Summary of Proposed Merger Consideration and Implied Transaction Metrics. Piper Sandler reviewed the financial terms of the proposed mergers. Pursuant to the terms of the Merger Agreement, at the effective time of the merger each share of MCBI common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares (including shares held by MCBI shareholders that properly exercise their dissenters’ rights) as set forth in the Agreement, shall be converted into the right to receive 0.85 (the “exchange ratio”) of a share of Home common stock. Piper Sandler calculated an aggregate implied transaction value of approximately $154.1 million and an implied purchase price per share of $24.13 consisting of the implied value of 6,385,286 shares of MCBI common stock based on the closing price of Home common stock on December 5, 2025, the last trading day before the execution of the Merger Agreement. Based upon financial information for MCBI as of or for the last twelve months (“LTM”) ended September 30, 2025, certain projected financial information provided by senior management of MCBI and the closing price of MCBI’s common stock on December 5, 2025 (the last trading day prior to the execution by MCBI of the Merger Agreement), Piper Sandler calculated the following implied transaction metrics:

Transaction Price / Tangible Book Value Per Share	107%
Transaction Price / LTM Earnings Per Share	13.8x
Transaction Price / 2025E Earnings Per Share[1]	11.4x
Tangible Book / Core Deposits (CDs > $100K)	1.1%
Market Premium as of October 10, 2025 (Date Home submitted a letter of intent for MCBI board’s consideration)	16.0%
Market Premium as of December 5, 2025	7.3%
1 MCBI projections provided by MCBI management

Stock Trading History. Piper Sandler reviewed the publicly available historical reported trading prices of MCBI common stock and Home common stock for the one-year and three-year periods ended December 5, 2025. Piper Sandler then compared the relationship between the movements in the price of MCBI common stock and Home common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

MCBI’s One-Year Stock Performance
	Beginning Value 12/05/2024	Ending Value 12/05/2025
MCBI	100%	104.7%
MCBI Peer Group	100%	99.1%
S&P 500 Index	100%	113.1%
NASDAQ Bank Index	100%	94.4%

MCBI’s Three-Year Stock Performance
	Beginning Value 12/05/2022	Ending Value 12/05/2025
MCBI	100%	80.6%
MCBI Peer Group	100%	89.4%
S&P 500 Index	100%	171.8%
NASDAQ Bank Index	100%	109.6%

Home’s One-Year Stock Performance
	Beginning Value 12/05/2024	Ending Value 12/05/2025
Home	100%	91.6%
Home Peer Group	100%	90.9%
S&P 500 Index	100%	113.1%
NASDAQ Bank Index	100%	94.4%

Home’s Three-Year Stock Performance
	Beginning Value 12/05/2022	Ending Value 12/05/2025
Home	100%	117.5%
Home Peer Group	100%	108.1%
S&P 500 Index	100%	171.8%
NASDAQ Bank Index	100%	109.6%

Comparable Company Analyses. Piper Sandler used publicly available information to compare selected financial information for MCBI with a group of financial institutions selected by Piper Sandler. The MCBI peer group included major exchange-traded banks headquartered in the Southeast region of the U.S. with total assets between $1.0 billion and $3.0 billion and LTM cost of deposits greater than or equal to 2.00%, but excluded targets of announced merger transactions and NewtekOne, Inc., due to its classification as a non-traditional bank (the “MCBI Peer Group”). The MCBI Peer Group consisted of the following companies:

BayFirst Financial Corp.	FVCBankcorp, Inc.
Blue Ridge Bankshares, Inc.	John Marshall Bancorp, Inc.
CoastalSouth Bancshares, Inc.	MainStreet Bancshares, Inc.
Eagle Financial Services, Inc.	OptimumBank Holdings, Inc.
First US Bancshares, Inc.	USCB Financial Holdings, Inc.

The analysis compared publicly available financial information for MCBI with corresponding data for the members of the MCBI Peer Group as of or for the period ended September 30, 2025 (unless otherwise noted) with pricing data as of December 5, 2025. The table below sets forth the data for MCBI and the median, mean, low and high data for the MCBI Peer Group.

MCBI Comparable Company Analysis

	MCBI	MCBI Peer Group Median	MCBI Peer Group Mean	MCBI Peer Group Low	MCBI Peer Group High
Total assets ($mm)	1,803	2,190	1,980	1,083	2,768
Loans / Deposits (%)	93.8	87.5	90.1	79.7	99.8
Non-performing assets / Total assets (%)[1,2]	0.79	0.43	0.55	0.00	1.20
Tangible common equity / Tangible assets (%)[3]	7.94	10.05	9.81	6.18	14.14
Total RBC Ratio (%)[4]	11.99	15.50	14.97	9.71	22.02
CRE / Total RBC Ratio (%)[5]	333.7	295.6	275.9	152.7	356.0
LTM Core return on average assets (%)[6]	0.64	0.86	0.70	(1.08)	1.62
LTM Core return on average equity (%)[6]	8.28	8.35	6.93	(12.92)	14.73
LTM Net interest margin (%)	2.37	3.30	3.33	2.63	4.24
LTM Fee income / Revenue (%)	8.3	11.6	13.6	2.7	39.1
LTM Efficiency ratio (%)	60.5	63.9	67.3	49.5	96.0
LTM Cost of deposits (%)	3.24	2.62	2.69	2.02	3.44
Price / Tangible book value (%)	100	102	94	42	158
Price / LTM Core Earnings per share (x)[6,7]	12.5	11.4	11.8	6.0	15.4
Current Dividend Yield (%)	1.2	1.7	1.3	0.0	3.3
Market value ($mm)	144	218	197	33	386

1 Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned
2 Call Report data used for Mountain Commerce Bancorp, Inc.
3 Call Report data used for BayFirst Financial Corp.
4 Call Report data used for BayFirst Financial Corp., CoastalSouth Bancshares, Inc., First US Bancshares, Inc., FVCBankcorp, Inc., John Marshall Bancorp, Inc., MainStreet Bancshares, Inc., and Mountain Commerce Bancorp, Inc.
5 Call Report data used for BayFirst Financial Corp., CoastalSouth Bancshares, Inc., Eagle Financial Services, Inc., First US Bancshares, Inc., FVCBankcorp, Inc., John Marshall Bancorp, Inc., MainStreet Bancshares, Inc., Mountain Commerce Bancorp, Inc., OptimumBank Holdings, Inc., and USCB Financial Holdings, Inc.
6 Non-core financial data used for Blue Ridge Bankshares, Inc. and First US Bancshares, Inc. as defined by S&P Global Market Intelligence
7 Data excluded as “Not Meaningful” for BayFirst Financial Corp. and Blue Ridge Bankshares, Inc. due to a multiple less than 0.0x or greater than 35.0x
Note: Core financial metrics are defined by S&P Global Market Intelligence; Institutions not pro forma for pending or recently completed acquisitions or capital raises

Piper Sandler used publicly available information to perform a similar analysis for Home by comparing selected financial information for Home with a group of financial institutions selected by Piper Sandler. The Home peer group included major exchange-traded banks headquartered in the Southeast and Southwest region of the U.S. with total assets between $10.0 billion and $40.0 billion and LTM core return on average assets greater than or equal to 1.25%, but excluded targets of announced merger transactions (the “Home Peer Group”). The Home Peer Group consisted of the following companies:

Ameris Bancorp	International Bancshares Corporation
BancFirst Corporation	National Bank Holdings Corporation
First Bancorp	Prosperity Bancshares, Inc.
First Financial Bankshares, Inc.	ServisFirst Bancshares, Inc.
Hancock Whitney Corporation	United Bankshares, Inc.

The analysis compared publicly available financial information for Home with corresponding data for the members of the Home Peer Group as of or for the period ended September 30, 2025 (unless otherwise noted) with pricing data as of December 5, 2025. The table below sets forth the data for Home and the median, mean, low and high data for the Home Peer Group.

Home Comparable Company Analysis

	Home	Home Peer Group Median	Home Peer Group Mean	Home Peer Group Low	Home Peer Group High
Total assets ($mm)	22,708	17,068	22,068	10,153	38,330
Loans / Deposits (%)	87.3	80.8	81.6	64.2	95.6
Non-performing assets1 / Total assets (%)	0.54	0.35	0.49	0.22	1.07
Tangible common equity / Tangible assets (%)	13.08	10.63	11.27	9.03	17.49
Total RBC Ratio (%)	18.85	16.61	17.67	12.91	24.99
CRE / Total RBC Ratio (%)	212.6	165.9	197.0	103.3	302.4
LTM Core return on average assets (%)	2.01	1.48	1.59	1.25	2.60
LTM Core return on average equity (%)	11.29	11.17	11.75	7.22	16.06
LTM Net interest margin (%)	4.46	3.69	3.63	3.02	4.53
LTM Fee income / Revenue (%)	16.8	18.1	17.9	6.6	28.8
LTM Efficiency ratio (%)	41.9	49.3	47.3	33.7	57.7
LTM Cost of deposits (%)	2.06	1.85	1.90	1.39	2.78
Price / Tangible book value (%)	201	171	188	140	293
Price / Core LTM Earnings per share (x)	12.3	12.6	13.2	10.3	18.4
Price / 2025E Earnings per share (x)	11.8	12.8	13.4	11.1	17.9
Current Dividend Yield (%)	2.9	2.2	2.4	1.0	4.0
Market value ($mm)	5,580	4,363	4,242	1,456	6,709
1 Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned
Note: Core financial metrics are defined by S&P Global Market Intelligence; Institutions not pro forma for pending or recently completed acquisitions or capital raises

Analysis of Precedent Transactions. Piper Sandler reviewed a historical nationwide group of merger and acquisition transactions. The group consisted of nationwide bank and thrift transactions announced between January 1, 2024 and December 5, 2025 with target total assets between $1.0 billion and $3.0 billion, LTM return on average assets less than 0.75% at the time of announcement of the transaction and headquartered in the continental U.S., but excluded transactions with credit union buyers (the “Nationwide Precedent Transactions”).

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Fulton Financial Corporation	Blue Foundry Bancorp
First Mid Bancshares, Inc.	Two Rivers Financial Group, Inc.
Heritage Financial Corporation	Olympic Bancorp, Inc.
First Financial Bancorp.	BankFinancial Corporation
Bank First Corporation	Centre 1 Bancorp, Inc.
Investar Holding Corporation	Wichita Falls Bancshares, Inc.
NB Bancorp, Inc.	Provident Bancorp, Inc.
TowneBank	Old Point Financial Corp.
Old Second Bancorp, Inc.	Bancorp Financial, Inc.
EverBank Financial Corp	Sterling Bank & Trust, FSB
Camden National Corporation	Northway Financial, Inc.
ChoiceOne Financial Services, Inc.	Fentura Financial, Inc.
West Coast Community Bancorp	1st Capital Bancorp
Alerus Financial Corporation	HMN Financial, Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, core deposit premium, pay-to-trade percentage and 1-day market premium. Piper Sandler compared the indicated transaction metrics for the merger to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.

	Nationwide Precedent Transactions
	Home/MCBI	Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share[1] (x)	13.8	18.9	19.9	10.6	31.8
Transaction Price / Tangible Book Value Per Share (%)	107	108	122	77	231
Pay-To-Trade (%)	53	87	89	60	117
Tangible Book Value Premium to Core Deposits (%)	1.1	0.8	1.5	(6.1)	8.3
1-Day Market Premium (%)	7.3	32.4	26.8	(0.5)	60.9

1 Data excluded as “Not Meaningful” for Fulton Financial Corporation / Blue Foundry Bancorp, First Financial Bancorp. / BankFinancial Corporation, NB Bancorp, Inc. / Provident Bancorp, Inc., and Old Second Bancorp, Inc. / Bancorp Financial, Inc. due to a multiple less than 0.0x or greater than 35.0x

Net Present Value Analyses. Piper Sandler performed an analysis that estimated the net present value of a share of MCBI common stock assuming MCBI performed in accordance with internal financial projections for MCBI for the years ending December 31, 2025 through December 31, 2027, as well as an estimated annual balance sheet and earnings per share growth rate for the year ending December 31, 2028 and estimated dividends per share for MCBI for the quarter ending December 31, 2025 and the years ending December 31, 2026 through December 31, 2028, as provided by the senior management of MCBI. To approximate the terminal value of a share of MCBI common stock at December 31, 2028, Piper Sandler applied price to 2028 earnings multiples ranging from 8.0x to 12.0x and multiples of 2028 tangible book value ranging from 85% to 105%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, which were chosen by Piper Sandler to reflect different assumptions regarding required rates of return of holders or prospective buyers of MCBI common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of MCBI common stock of $20.37 to $33.91 when applying multiples of earnings and $19.16 to $26.39 when applying multiples of tangible book value.

Earnings Per Share Multiples
Discount Rate	8.0x	9.0x	10.0x	11.0x	12.0x
9.0%	$22.86	$25.62	$28.39	$31.15	$33.91
10.0%	$22.20	$24.88	$27.56	$30.25	$32.93
11.0%	$21.57	$24.17	$26.77	$29.38	$31.98
12.0%	$20.95	$23.48	$26.01	$28.54	$31.07
13.0%	$20.37	$22.82	$25.28	$27.74	$30.19

Tangible Book Value Per Share Multiples
Discount Rate	85%	90%	95%	100%	105%
9.0%	$21.51	$22.73	$23.95	$25.17	$26.39
10.0%	$20.89	$22.07	$23.26	$24.44	$25.63
11.0%	$20.29	$21.44	$22.59	$23.74	$24.89
12.0%	$19.72	$20.83	$21.95	$23.07	$24.18
13.0%	$19.16	$20.25	$21.33	$22.42	$23.50

Piper Sandler also considered and discussed with the MCBI board how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming MCBI’s earnings varied from 20.0% above projections to 20.0% below projections. This analysis resulted in the following range of per share values for MCBI’s common stock, applying the price to 2028 earnings multiples range of 8.0x to 12.0x referred to above and a discount rate of 10.86%.

Earnings Per Share Multiples
Annual Estimate Variance	8.0x	9.0x	10.0x	11.0x	12.0x
(20.0)%	$17.47	$19.56	$21.65	$23.75	$25.84
(10.0)%	$19.56	$21.92	$24.27	$26.62	$28.97
—%	$21.65	$24.27	$26.88	$29.50	$32.11
10.0%	$23.75	$26.62	$29.50	$32.37	$35.25
20.0%	$25.84	$28.97	$32.11	$35.25	$38.39

Piper Sandler also performed an analysis that estimated the net present value per share of Home common stock, assuming Home performed in accordance with publicly available mean analyst earnings per share estimates for Home for the years ending December 31, 2025 through December 31, 2027, as well as estimated long-term annual balance sheet and earnings per share growth rates for the year ending December 31, 2028 and estimated dividends per share for Home for the quarter ending December 31, 2025 and the years ending December 31, 2026 through December 31, 2028, as provided by the senior management of Home. To approximate the terminal value of a share of Home common stock at December 31, 2028, Piper Sandler applied price to 2028 earnings multiples ranging from 11.0x to 15.0x and multiples of 2028 tangible book value ranging from 165% to 205%. The terminal values were then discounted to present values using different discount rates ranging from 7.5% to 11.5%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Home common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Home common stock of $22.79 to $33.97 when applying multiples of earnings and $24.82 to $34.00 when applying multiples of tangible book value.

Earnings Per Share Multiples
Discount Rate	11.0x	12.0x	13.0x	14.0x	15.0x
7.5%	$25.55	$27.66	$29.76	$31.86	$33.97
8.5%	$24.82	$26.86	$28.91	$30.95	$32.99
9.5%	$24.12	$26.10	$28.08	$30.06	$32.04
10.5%	$23.44	$25.37	$27.29	$29.21	$31.14
11.5%	$22.79	$24.66	$26.53	$28.39	$30.26

Tangible Book Value Per Share Multiples
Discount Rate	165%	175%	185%	195%	205%
7.5%	$27.84	$29.38	$30.92	$32.46	$34.00
8.5%	$27.04	$28.53	$30.03	$31.52	$33.02
9.5%	$26.27	$27.72	$29.17	$30.62	$32.07
10.5%	$25.53	$26.94	$28.35	$29.75	$31.16
11.5%	$24.82	$26.19	$27.55	$28.92	$30.29

Piper Sandler also considered and discussed with the MCBI board how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming Home’s earnings varied from 20.0% above estimates to 20.0% below estimates. This analysis resulted in the following range of per share values for Home common stock, applying the price to 2028 earnings multiples range of 11.0x to 15.0x referred to above and a discount rate of 9.33%.

Earnings Per Share Multiples
Annual Estimate Variance	11.0x	12.0x	13.0x	14.0x	15.0x
(20.0)%	$19.86	$21.45	$23.05	$24.64	$26.23
(10.0)%	$22.05	$23.84	$25.63	$27.43	$29.22
—%	$24.24	$26.23	$28.22	$30.21	$32.21
10.0%	$26.43	$28.62	$30.81	$33.00	$35.19
20.0%	$28.62	$31.01	$33.40	$35.79	$38.18

Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Transaction Analysis. Piper Sandler analyzed certain potential pro forma effects of the merger on Home assuming the transaction closes on March 31, 2026. Piper Sandler also utilized the following information and assumptions: (a) internal financial projections for MCBI for the years ending December 31, 2025 through December 31, 2027, as well as an estimated annual balance sheet and earnings per share growth rate for the year ending December 31, 2028 and estimated dividends per share for MCBI for the quarter ending December 31, 2025 and the years ending December 31, 2026 through December 31, 2028, as provided by the senior management of MCBI, (b) publicly available mean analyst earnings per share estimates for Home for the years ending December 31, 2025 through December 31, 2027, as well as estimated long-term annual balance sheet and earnings per share growth rates for the year ending December 31, 2028 and estimated dividends per share for Home for the quarter ending December 31, 2025 and the years ending December 31, 2026 through December 31, 2028, as provided by the senior management of Home, and (c) certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as provided by the senior management of Home. The analysis indicated that the transaction could be accretive to Home’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2026 through December 31, 2028 and accretive to Home’s estimated tangible book value per share at close.

In connection with its analysis, Piper Sandler considered and discussed with the MCBI board how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Piper Sandler’s Relationship. Piper Sandler is acting as MCBI’s financial advisor in connection with the transaction and will receive a fee for such services in an amount equal to (i) 1.50% of the value of the aggregate merger consideration received by MCBI’s common shareholders, up to $125 million, plus (ii) 3.50% of the amount by which the value of the aggregate merger consideration received by MCBI’s common shareholders exceeds $125 million, up to $150 million, plus (iii) 5.00% of the amount by which the value of the aggregate merger consideration received by MCBI’s common shareholders exceeds $150 million, which fee is contingent upon the closing of the merger. The value of the merger consideration to be received by the MCBI shareholders is expected to be determined by the volume-weighted average price of Home’s common stock for the twenty trading days ending on the calendar day prior to the date of the closing of the merger. At the time of announcement of the transaction Piper Sandler’s fee was approximately $2.95 million. Piper Sandler also received a $250,000 fee from MCBI upon rendering its fairness opinion to the MCBI board, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the merger. MCBI has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.

In the two years preceding the date of Piper Sandler’s opinion, Piper Sandler did not provide any other investment banking services to MCBI, nor did Piper Sandler provide any investment banking services to Home. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to MCBI, Home and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of MCBI, Home and their respective affiliates for Piper Sandler’s account and for the accounts of Piper Sandler’s customers.
Approval of Home’s Board of Directors and Reasons for the Merger
Home’s board of directors reviewed and discussed the proposed merger with management and its financial and legal advisors in determining that the proposed merger was in the best interest of Home and its shareholders. In reaching its conclusion to approve the Merger Agreement, Home’s board of directors considered a number of factors, including the following:
•    the proforma market footprint for Home in Tennessee that the acquisition would provide;
•    Home’s desire to enter the Tennessee banking market, which Home’s management believes to be an attractive pro-business market, with scale and experienced management;
•    the potential earnings accretion for Home in the future given the opportunities for improvement in operational efficiencies;
•    Home’s existing knowledge of MCBI’s organization and management;
•    the common business philosophies and similarity in customer profiles;
•    the quality of MCBI’s organization from a regulatory and financial perspective;
•    the potential market acceptance and approval of a transaction of this quality; and
•    the financial presentation of Hovde Group, LLC, Home’s financial advisor, to the Home board of directors on December 4, 2025, and the written opinion dated December 5, 2025, delivered to the Home board of directors to the effect that, as of that date, and subject to and based on the assumptions, limitations, qualifications and other matters set forth in the opinion, the total value of the merger consideration to be paid to MCBI’s shareholders was fair, from a financial point of view, to Home’s shareholders.

The discussion of the information and factors considered by the Home’s board of directors is not exhaustive, but includes all the material factors considered by Home’s board of directors. Home’s board of directors evaluated the factors described above, including asking questions of management and its legal and financial advisors, and reached consensus that the merger was in the best interests of Home and its shareholders.
Home’s board of directors determined that the merger, the Merger Agreement and the transactions contemplated are advisable and in the best interests of Home and its shareholders. Accordingly, the board of directors approved the Merger Agreement.

Opinion of Hovde Group, LLC, Financial Advisor to Home
Hovde was engaged by Home to provide the board of directors of Home with a fairness opinion with respect to the merger. Hovde is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, Hovde is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions. Hovde has experience in, and knowledge of, banks, thrifts and their respective holding companies and is familiar with Home. The board of directors of Home selected Hovde to provide a fairness opinion in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.
Hovde reviewed the financial aspects of the proposed merger with the board of directors of Home on December 4, 2025 and, on December 5, 2025, delivered a written opinion to the board of directors of Home that, subject to the review, assumptions and limitations set forth in the opinion, the total value of the merger consideration to be paid to MCBI’s shareholders in the merger is fair, from a financial point of view, to the shareholders of Home common stock. In requesting Hovde’s advice and opinion, no limitations were imposed by Home upon Hovde with respect to the investigations made or procedures followed by Hovde in rendering its opinion.
The full text of Hovde’s written opinion is included in this proxy statement/prospectus as Appendix C and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of Hovde’s opinion included in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.
For purposes of Hovde’s analysis and opinion, the term “Merger Agreement” as used herein shall refer to the draft Agreement and Plan of Merger dated December 1, 2025 provided to Hovde by Home. Capitalized terms used in this discussion of Hovde’s opinion that are not otherwise defined shall have the same meanings attributed to them in the Merger Agreement.
Hovde’s opinion was directed to the board of directors of Home and addresses only the fairness of the total value of the merger consideration to be paid to MCBI’s shareholders by Home pursuant to the Merger Agreement in connection with the merger. Hovde did not opine on any individual stock, cash, or other components of consideration payable in connection with the merger. Hovde’s opinion did not constitute a recommendation to Home as to whether or not Home should enter into the Merger Agreement or to any shareholders of Home as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the merger. Hovde’s opinion does not address the underlying business decision to proceed with the merger. Hovde’s opinion should not be construed as implying that the total value of the merger consideration is necessarily the lowest or best price that could be obtained by Home in an acquisition, merger, or combination transaction with MCBI. Hovde does not express any opinion as to the value of Home common stock following the announcement of the proposed merger, or the value of Home common stock following the consummation of the merger, or the prices at which shares of Home common stock may be purchased or sold at any time. Other than as specifically set forth herein, Hovde is not expressing any opinion with respect to the terms and provisions of the Merger Agreement or the enforceability of any such terms or provisions. Hovde’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Home or MCBI.
Home engaged Hovde on November 14, 2025 to issue a fairness opinion to the board of directors of Home in connection with the proposed merger. Hovde’s fairness opinion was approved by Hovde’s fairness opinion committee. Hovde’s fairness opinion is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, information statement or any other document; provided, however, Hovde has consented to the inclusion and reference to the fairness opinion in this proxy statement/prospectus to be delivered to the holders of MCBI common stock in connection with the merger. Hovde received from Home a fairness opinion fee of $350,000 upon the delivery of the fairness opinion to Home. Additionally, Home has agreed to reimburse Hovde for certain of its reasonable out-of-pocket expenses and has agreed to indemnify Hovde and its affiliates for certain liabilities that may arise out of Hovde’s engagement.
Other than this present engagement, during the two years preceding the date of the opinion, Hovde has not provided any investment banking or financial advisory services to either Home or MCBI for which it received a fee. Hovde or its affiliates may presently or in the future seek or receive compensation from Home in connection with future transactions, or in connection with potential advisory services and corporate transactions, although to Hovde’s knowledge, none are expected at this time. In the ordinary course of its business as a broker/dealer, Hovde may from time to time purchase securities from, and sell securities to, Home or MCBI or their affiliates, and as a market maker in securities, Hovde may from time to time have a long or short position in, and buy or sell, debt or equity securities of Home or MCBI for its own accounts and for the accounts of customers. Except for the foregoing, during the two years preceding the date of the opinion there have not been, and there currently are no mutual understandings contemplating in the future any material relationships between Hovde and Home. In rendering its opinion, Hovde reviewed the terms of the proposed merger as set forth in the Merger Agreement and performed a variety of financial analyses. With the knowledge and consent of Home and for purposes of Hovde’s analysis and opinion, Hovde has assumed that (i) the Merger Agreement will not be terminated pursuant to the provisions of Article VII of the Merger Agreement, (ii) there will be no adjustment to the exchange ratio, (iii) all of the conditions to closing set forth in Article VI of the Merger Agreement will be satisfied, and the merger will proceed and be consummated in accordance with the terms of the Merger Agreement. With the knowledge and consent of Home, Hovde assumed that (i) there are 6,385,286 shares of MCBI common stock outstanding including 33,297 shares of the MCBI Restricted Stock which fully vest immediately prior to the effective time of the merger, (ii) the exchange ratio is fixed at 0.85, (iii) the 20-day volume weighted average price per share of Home common stock as of December 2, 2025 is $27.45 and therefore the per share merger consideration value is $23.33 ($27.45 x 0.85), and (iv) based upon 6,385,286 shares of MCBI common stock outstanding and the value of the per share stock consideration of $23.33, the total value of the merger consideration is $148,959,722 (6,385,286 x $23.33).
Based upon the total value of the merger consideration of $148,959,722, Hovde calculated the following implied transaction metrics:

Price to Common Tangible Book Value	MCBI Financial Data	Total Merger Consideration Multiples
Common Tangible Book Value	$143,058,000	104.1%
Price to Earnings
LTM Earnings	$10,975,000	13.6x
2026E Earnings	$18,467,000	8.1x
Purchase Price Premium/Core Deposits
Core Deposits	$1,022,774	0.6%
Pay-to-Trade Ratio	Buyer Price/Tangible Book Value
Pay-to-Trade Ratio	197.9%	52.6%
During the course of its engagement and for the purposes of its fairness opinion, Hovde:
(i)reviewed a draft of the Agreement dated December 1, 2025 as provided to Hovde by Home;
(ii)reviewed audited financial statements for MCBI and Mountain Commerce Bank for the twelve-month periods ended December 31, 2022, December 31, 2023, and December 31, 2024, and the unaudited financial statements for the three-month periods ended March 31, 2025, June 30, 2025, and September 30, 2025;
(iii)reviewed audited financial statements for Home and Centennial for the twelve-month periods ended December 31, 2022, December 31, 2023, and December 31, 2024, and the unaudited statements for the three-month periods ended March 31, 2025, June 30, 2025, and September 30, 2025;
(iv)reviewed certain historical publicly available business and financial information concerning MCBI;
(v)reviewed certain internal financial statements and other financial and operating data concerning MCBI;
(vi)reviewed internal financial projections for MCBI for the years ending December 31, 2025 through December 31, 2027, as well as an estimated annual balance sheet and earnings per share growth rate for the years ending December 31, 2028 and December 31, 2029 and estimated dividends per share for MCBI for the quarter ending December 31, 2025 and the years ending December 31, 2026 through December 31, 2029, as provided by certain members of the senior management of MCBI;
(vii)reviewed publicly available mean analyst earnings per share estimates for Home for the years ending December 31, 2025 through December 31, 2027, as well as an estimated annual balance sheet and earnings per share growth rate for the years ending December 31, 2028 and December 31, 2029 and estimated dividends per share for Home for the quarter ending December 31, 2025 and the years ending December 31, 2026 through December 31, 2029, as provided by the senior management of Home;
(viii)reviewed and analyzed materials detailing the merger prepared by Home and MCBI, including the estimated amount and timing of the cost savings and related expenses and purchase accounting adjustments expected to result from the merger (the “Merger Adjustments”);

(ix)analyzed the pro forma financial impact of the merger on the combined company’s earnings, tangible book value, financial ratios and such other metrics Hovde deemed relevant, giving effect to the merger based on assumptions relating to the Merger Adjustments;
(x)assessed current general economic, market and financial conditions;
(xi)reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that Hovde considered relevant;
(xii)considered its experience in other similar transactions and securities valuations as well as Hovde’s knowledge of the banking and financial services industry; and
(xiii)performed such other analyses and considered such other factors as Hovde deemed appropriate.
Hovde assumed, without investigation, that there have been, and from the date of its opinion through the effective time of the merger there will be, no material changes in the financial condition and results of operations of MCBI or Home since the date of the latest financial information described above. Hovde further assumed, without independent verification, that the representations and financial and other information included in the Agreement and all other related documents and instruments that are referred to therein or otherwise provided to Hovde by MCBI and/or Home are true and complete. Hovde relied upon the managements of Home and MCBI as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by Home and/or MCBI, and Hovde assumed such forecasts, projections and other forward-looking information have been reasonably prepared by Home and MCBI on a basis reflecting the best currently available information and Home’s and MCBI’s managements’ judgments and estimates. Hovde assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and Hovde does not assume any responsibility for the accuracy or reasonableness thereof. Hovde has been authorized by Home to rely upon such forecasts, projections and other information and data, and Hovde expresses no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.
In performing its review, Hovde assumed and relied upon the accuracy and completeness of all the financial and other information that was available to Hovde from public sources that was provided to Hovde by Home or MCBI or their respective representatives or that was otherwise reviewed by Hovde for purposes of rendering its opinion. Hovde further relied on the assurances of the respective managements of Home and MCBI that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Hovde has not been asked to undertake, and has not undertaken, an independent verification of any of such information, and Hovde does not assume any responsibility or liability for the accuracy or completeness thereof. Hovde assumed that each party to the Agreement would advise it promptly if any information previously provided to it became inaccurate or was required to be updated during the period of its review.
Hovde is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. Hovde assumed that such allowances for Home and MCBI are, in the aggregate, adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. Hovde was not requested to make, and did not make, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of Home or MCBI, the collateral securing any such assets or liabilities, or the collectability of any such assets, and Hovde was not furnished with any such evaluations or appraisals, nor did it review any loan or credit files of Home or MCBI.
Hovde undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which Home or MCBI is a party or may be subject, and Hovde’s opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Hovde also assumed, with Home’s consent, that neither Home nor MCBI is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the merger contemplated by the Merger Agreement.
Hovde relied upon and assumed with the consent of Home and without independent verification, that the merger will be consummated substantially in accordance with the terms set forth in the Merger Agreement, without any waiver of material terms or conditions by Home or MCBI or any other party to the Merger Agreement and that the final Merger Agreement will not differ materially from the draft Hovde reviewed. Hovde assumed that the merger will be consummated in compliance with all applicable laws and regulations. Home has advised Hovde that it is not aware of any factors that would impede any necessary regulatory or governmental approval of the merger. Hovde assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on Home or MCBI or would have a material adverse effect on the contemplated benefits of the merger.

Hovde’s opinion does not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the merger on Home or its shareholders; (ii) any advice or opinions provided by any other advisor to the board of directors of Home; (iii) any other strategic alternatives that might be available to Home; or (iv) whether Home has sufficient stock, cash or other sources of funds to enable it to pay the consideration contemplated by the merger.
Hovde’s opinion was based solely upon the information available to Hovde and described above, and the economic, market and other circumstances as they existed as of the date thereof. Events occurring and information that becomes available after the date thereof could materially affect the assumptions and analyses used in preparing its opinion. Hovde has not undertaken to update, revise, reaffirm or withdraw its opinion or to otherwise comment upon events occurring or information that becomes available after the date thereof.
In arriving at its opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.
The following is a summary of the material analyses prepared by Hovde and delivered to Home’s board of directors on December 4, 2025 in connection with the delivery of its fairness opinion. This summary is not a complete description of all the analyses underlying the fairness opinion or the presentation prepared by Hovde for the board of directors of Home, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis, and the application of those methods to the particular circumstances of the contemplated merger. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. The financial analyses summarized below include information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. Therefore, the tables below alone are not a complete description of the financial analyses performed by Hovde.
Market Approach – Comparable Merger and Acquisition Transactions. As part of its analysis, Hovde reviewed publicly available information related to two comparable groups (a “Regional Group” and a “Nationwide Group”) of select acquisition transactions of banks. The Regional Group consisted of acquisition transactions where targets were headquartered in Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia, and West Virginia announced since January 1, 2021 in which the targets’ total assets were between $800 million and $3.0 billion and the targets’ last twelve months return on average assets (“LTM ROAA”) was less than 1.00%. The Nationwide Group consisted of acquisition transactions of banks in the United States announced since January 1, 2023 in which the targets’ total assets were between $1.0 billion and $2.5 billion, the targets’ LTM ROAA was between 0.20% - 0.80% and the targets’ tangible common equity to tangible assets ratio was less than 10.0%. In each case, for which financial information was available, no transaction that fit the above selection criteria was excluded except for mergers of equals, transactions in which the equity ownership was less than 100% and transactions in which the buyer was not a bank or thrift. Information for the target institutions was based on balance sheet data as of, and income statement data for, the twelve months preceding the most recent quarter prior to announcement of the transactions. The resulting two groups consisted of the following precedent transactions (9 transactions for the Regional Group and 11 transactions for the Nationwide Group):

Regional Group:
Buyer (State)	Target (State)
Park National Corporation (OH)	First Citizens Bancshares (TN)
TowneBank (VA)	Dogwood State Bank (NC)
TowneBank (VA)	Old Point Financial Corporation (VA)
Seacoast Banking Corporation of Florida (FL)	Professional Holding Corp. (FL)
The First Bancshares, Inc. (MS)	Heritage Southeast Bancorporation (GA)
Seacoast Banking Corporation of Florida (FL)	Apollo Bancshares, Inc. (FL)
Simmons First National Corp. (AR)	Triumph Bancshares, Inc. (TN)
First Foundation Inc. (TX)	TGR Financial, Inc. (FL)
First Bancorp (NC)	Select Bancorp, Inc. (NC)
Nationwide Group:
Buyer (State)	Target (State)
First Mid Bancshares, Inc. (IL)	Two Rivers Financial Group, Inc. (IA)
Heritage Financial Corporation (WA)	Olympic Bancorp, Inc. (WA)
TowneBank (VA)	Dogwood State Bank (NC)
Bank First Corporation (WI)	Centre 1 Bancorp, Inc. (WI)
Investar Holding Corporation (LA)	Wichita Falls Bancshares, Inc. (TX)
TowneBank (VA)	Old Point Financial Corporation (VA)
CNB Financial Corporation (PA)	ESSA Bancorp, Inc. (PA)
Camden National Corporation (ME)	Northway Financial, Inc. (NH)
ChoiceOne Financial Services, Inc. (MI)	Fentura Financial Inc. (MI)
West Coast Community Bancorp (CA)	1st Capital Bancorp (CA)
Alerus Financial Corporation (ND)	HMN Financial, Inc. (MN)
For each precedent transaction, Hovde compared the implied multiple of the merger consideration to certain financial characteristics of the targets as follows:
•the multiple of the value of the merger consideration to the acquired company’s LTM net earnings per share (the “Price-to-LTM Earnings Multiple”);
•the multiple of the value of the merger consideration to the acquired company’s common tangible book value per share (the “Price-to-Common Tangible Book Value Multiple”);
•the multiple of the difference between the value of the merger consideration and the acquired company’s common tangible book value to the acquired company’s core deposits (the “Premium-to-Core Deposits Multiple”).

The results of the analysis are set forth in the table below. Transaction multiples for the merger were based upon the total value of the merger of $149.0 million and were based on financial results for MCBI as of and for the period ended September 30, 2025.

	Price-to-LTM Earnings Multiple	Price-to-Common Tangible Book Value Multiple	Premium-to-Core Deposits Multiple (1)
Total Merger Value	13.6x	104.1%	0.58%
Precedent Merger Transactions Regional Group:
Minimum	14.7x	153.0%	6.85%
Median	20.0x	179.8%	8.85%
Maximum	30.8x	223.7%	15.4%
Precedent Merger Transactions Nationwide Group:
Minimum	10.6x	90.9%	(1.08)%
Median	17.7x	134.6%	2.62%
Maximum	30.8x	230.8%	15.4%

(1)Represents the premium of the Merger Consideration over Common Tangible Book Value, expressed as a percentage of Core Deposits. Core deposits are defined as total deposits less foreign deposits and time deposit accounts greater than $100,000.
Using publicly available information, Hovde compared the financial performance of MCBI with that of the median of the precedent merger and acquisition transactions from both the Regional and Nationwide Groups. The performance highlights are based on September 30, 2025 financial results of MCBI.

	Total Assets ($M)	Tangible Common Equity/ Tangible Assets	Net Loans/ Deposits	LTM ROAA	LTM ROAE	Efficiency Ratio	NPAs/ Assets (1)	LLR/ NPLS (2)
MCBI	1,802.6	7.94%	93.1%	0.62%	8.03%	60.5%	0.79%	148.4%
Precedent Transactions – Regional Group Median:	1,832.3	8.28%	79.6%	0.83%	9.09%	63.2%	0.22%	176.3%
Precedent Transactions – Nationwide Group Median:	1,533.6	7.27%	86.5%	0.62%	7.14%	72.8%	0.28%	173.2%
(1)Nonperforming assets as a percentage of total assets (includes restructured loans and leases).
(2)Loan Loss Reserve (“LLR”) as a percentage nonperforming loans (“NPLs”).
No company or transaction used as a comparison in the above transaction analyses is identical to MCBI, and no transaction was consummated on terms identical to the terms of the Agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The resulting values of the Precedent Transactions Regional Group using the median values for the three valuation metrics set forth above indicated an implied aggregate valuation ranging between $143.1 million and $257.3 million with a three factor valuation average of $206.6 million compared to the total value of the merger of $149.0 million. The resulting values of the Precedent Transactions Nationwide Group using the median values for the three valuation metrics set forth above indicated an implied aggregate valuation ranging between $143.1 million and $194.3 million with a three factor valuation average of $176.6 million compared to the total value of the merger of $149.0 million.
Market Approach – Pay-to-Trade Ratio Analysis. As part of its analysis, using the publicly available information, Hovde compared the Pay-to-Trade Ratio of the merger with that of the median of the precedent merger and acquisition transactions from both the Regional and Nationwide Groups. The Pay-to-Trade Ratio is calculated by dividing the price to tangible book multiple paid to the seller at announcement by the public market quoted price to tangible book multiple of the buyer.

Pay-to-Trade Ratios (1)
Merger Pay-to-Trade Ratio	52.6%
Precedent Merger Transactions Regional Group:
Minimum	74.2%
Median	98.0%
Maximum	133.2%
Precedent Merger Transactions Nationwide Group:
Minimum	77.4%
Median	96.8%
Maximum	133.2%
(1)     Pay-to-Trade Ratio is calculated by dividing the price to tangible book multiple paid to the seller at announcement by the public market quoted price to tangible book multiple of the buyer.
The resulting values of the Regional Group using the minimum and maximum values set forth above indicated an implied aggregate valuation ranging between $210.0 million and $377.1 million with a median valuation of $277.5 million compared to the total value of the merger of $149.0 million. The resulting values of the Nationwide Group using the minimum and maximum values set forth above indicated an implied aggregate valuation ranging between $219.1 million and $377.1 million with a median valuation of $274.1 million compared to the total value of the merger of $149.0 million.
Income Approach – Discounted Cash Flow Analysis. Taking into account various factors including, but not limited to, MCBI’s recent performance, the current banking environment and the local economy in which MCBI operates, and in consultation with and based on information provided by the management of MCBI of the net income estimates for MCBI for the years ending December 31, 2025 through December 31, 2027, as well as an estimated annual balance sheet and earnings per share growth rate for the years ending December 31, 2028 and December 31, 2029 and estimated dividends per share for MCBI for the quarter ending December 31, 2025 and the years ending December 31, 2026 through December 31, 2029, as provided by the senior management of MCBI. The key assumptions which formed the basis for the discounted cash flow analyses were developed by Hovde. The resulting projections estimated MCBI’s net income used for the analysis to be $13.4 million for 2025, $18.5 million for 2026, $22.0 million for 2027, $23.3 million for 2028 and $24.7 million for 2029.
To determine present values of MCBI based on these projections, Hovde utilized two discounted cash flow models, each of which capitalized terminal values using different multiples: (1) Terminal Price/Earnings Multiple (“DCF Terminal P/E Multiple”); and (2) Terminal Price/Adjusted Tangible Book Value Multiple (“DCF Terminal Adjusted P/ TBV Multiple”).
In the DCF Terminal P/E Multiple analysis, an estimated value of MCBI stock was calculated based on the present value of MCBI’s net income utilizing the projections developed as described above for MCBI over the four and one quarter year projection period. The projected 2029 net income amount was $24.7 million and served as the basis of the terminal earnings value in the DCF. Hovde utilized a terminal value at the end of 2029 by applying a five point range of price-to-earnings multiples of 17.3x to 20.3x, which is based around the average median price-to-earnings multiple from the Comparable M&A Transaction Groups of 18.8x. The present value of MCBI’s projected terminal value was then calculated assuming a range of discount rates between 12.00% and 14.00%, with a midpoint of 13.00% discounted over a period of 4.25 years. This range of discount rates was chosen to reflect different assumptions regarding the required rates of return of holders or prospective holders of MCBI’s stock. The range of discount rates utilized the build-up method to determine such required rates of return and was based upon the risk-free interest rate, an equity risk premium, an industry risk premium and a size premium which resulted in a discount rate of 13.00% used as the midpoint of the five point range of discount rates of 12.00% to 14.00%. The resulting aggregate values of MCBI stock based on the DCF Terminal P/E Multiple applied to the 2029 projected net income and then discounted over a 4.25 year period utilizing the five point range of discount rates set forth above indicated an implied aggregate valuation ranging between $252.4 million and $317.7 million with a midpoint of $284.0 million compared to the total value of the merger of $149.0 million.
In the DCF Terminal Adjusted P/TBV Multiple analysis, the same earnings estimates and projected annual dividends were used as in the preceding DCF Terminal P/E Multiple analysis to determine the projected common tangible book value for MCBI as of December 31, 2029 of $228.6 million, an adjusted tangible book value of $177.0 million and an excess tangible book value of $51.6 million. For purposes of the analysis Hovde applied a five point range of price-to-adjusted common tangible book value multiples of 1.37x to 1.77x utilizing as a midpoint of the range the average median price-to-adjusted common tangible book value multiple from the Comparable M&A Transaction Groups of 1.57x. The present value of the projected terminal value (including the Excess Tangible Book Value of $51.6 million for an aggregate terminal value of $329.9 million) was then calculated assuming the same range of discount rates between 12.00% and 14.00%, with a midpoint of 13.00% discounted over a period of 4.25 years as was applied in the DCF Terminal P/E Multiple analysis set forth above. The resulting implied aggregate values of MCBI stock based on the DCF Terminal Adjusted P/TBV Multiple analysis ranged between $175.4 million and $232.5 million with a midpoint of $203.0 million compared to the total value of the merger of $149.0 million.
These analyses and their underlying assumptions yielded a range of implied multiple values for MCBI stock which are outlined in the table below:

Implied Multiple Value for MCBI Stock Based On:	Aggregate Merger Consideration ($m)	Price-to-LTM Earnings Multiple (1)	Price-to-Tangible Book Value Multiple (1)	Premium-to-Core Deposits Multiple (1)(2)
Total Value of the Merger	$149.0	13.6x	104.1%	0.58%
DCF Analysis - Terminal P/E Multiple
Midpoint Value	$284.0	25.9x	198.5%	13.8%
DCF Analysis - Terminal Adjusted P/ TBV Multiple
Midpoint Value	$203.0	18.5x	141.9%	5.86%
(1)Pricing multiples based on the value of the total value of the merger of $149.0 million; DCF Analysis – Terminal P/E Multiple median merger value of $284.0 million; and a DCF Analysis – Terminal Adjusted P/ TBV Multiple median merger value of $203.0 million.
(2)Represents the premium of the implied merger value over Common Tangible Book Value, expressed as a percentage of Core Deposits. Core deposits are defined as total deposits less foreign deposits and time deposit accounts greater than $100,000.
Hovde noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, projected dividend payouts, terminal values and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected aggregate values of MCBI common stock.
The table below summarizes the analyses performed under the Market Approach and the Income Approach described above.
Summary of Valuation Methodologies(1)

Total Value of the Merger: $148,959
Six Factor Average Implied Merger Value (2): $236,977
Implied Value for MCBI Stock Based Upon: (3)	Minimum Implied Value	Average or Midpoint Implied Value	Maximum Implied Value
Comparable M&A Transactions – Regional Group	$143,149	$206,568	$257,276
Comparable M&A Transactions – Nationwide Group	$143,085	$176,642	$194,258
Pay-to-Trade Implied Value - Regional Group....................................	$209,961	$277,528	$377,147
Pay-to-Trade Implied Value– Nationwide Group	$219,132	$274,147	$377,147
DCF – Terminal P/E Multiple	$252,437	$284,011	$317,736
DCF – Terminal P/ Adjusted TBV Multiple	$175,352	$202,968	$232,515
(1)All values are rounded to the nearest thousand.
(2)Rounded to the nearest thousand; reflects the average of the two Implied Merger Values (four factor average) from the two market approach Comparable M&A Transactions groups, two Implied Aggregate Merger Values (median values) from the two market approach Pay-to-Trade Ratio Analysis groups and the two DCF present values calculated using the two terminal median valuation multiples and a 13.00% annual discount rate over a period of 4.25 years.
(3)Values represent the minimum, average and maximum implied values (using the median acquisition multiples derived from the Comparable M&A Transactions groups) and the minimum and maximum implied values of the range of terminal multiples and discount rates in the DCF analyses.

Pro Forma Impact Analysis - For informational purposes only, Hovde performed a pro forma financial impact analysis that combined projected balance sheet and estimated EPS information of Home and MCBI over the projection period of years ended December 31, 2025 through 2029. Using (i) closing balance sheet estimates as of December 31, 2025 for each of Home and MCBI; (ii) financial forecasts and projections for each of Home and MCBI for the years ending December 31, 2025 through 2027, with assumptions related to asset and earnings per share growth rates through December 31, 2029; and (iii) pro forma assumptions (including, without limitation, the cost savings expected to result from the merger, as well as the purchase accounting adjustments), each of which were provided by Home management. Hovde analyzed the estimated financial impact of the merger on certain projected financial results for the combined organization. This analysis indicated that, based on pro forma shares to be outstanding, the merger (i) could be accretive to Home’s estimated tangible book value per share at estimated closing of March 31, 2026 and (ii) could be immediately accretive to Home’s estimated earnings per share over the projection period. For all of the above analyses, the actual results achieved by the pro forma company following the merger may vary from the projected results, and the variations may be material.
Other Factors and Analyses. Hovde took into consideration various other factors and analyses, including but not limited to the current market environment; the merger and acquisition environment, movements in the common stock valuations of selected publicly-traded banking companies, and movements in relevant bank stock indices.
Conclusion. Based upon the foregoing analyses and other investigations and assumptions as set forth in its opinion, without giving specific weightings to any one factor, analysis or comparison, Hovde determined that, as of the date of its opinion, subject to the review, assumptions and limitations set forth in the opinion, the total value of the merger consideration to be paid to MCBI’s common shareholders by Home in connection with the merger is fair, from a financial point of view, to the shareholders Home common stock.
Certain Unaudited Prospective Financial Information
Neither Home nor MCBI, as a matter of course, makes public projections as to future earnings or other results due to, among other reasons, the uncertainty of and changes to the underlying assumptions and estimates. In connection with the proposed transaction, however, MCBI senior management provided to Piper Sandler, its financial advisor, and Hovde, Home’s financial advisor, for purposes of performing their financial analyses described above under “The Merger—Opinion of Piper Sandler & Co., Financial Advisor to MCBI” and “The Merger—Opinion of Hovde Group, LLC, Financial Advisor to Home,” respectively, certain unaudited prospective financial information with respect to MCBI.
This non-public unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or published guidelines of the SEC regarding forward-looking statements or GAAP. A summary of certain significant elements of the unaudited prospective financial information prepared by management of MCBI is set forth below, and is included in this proxy statement/prospectus because such information was used by Piper Sandler and/or Hovde in connection with the preparation of their respective fairness opinions. The information included below does not comprise all of the prospective financial information provided by MCBI to Piper Sandler and Hovde.
Although the financial forecast information set forth below is presented with numeric specificity, such information reflects numerous estimates and assumptions that were made at the time it was prepared, which involve judgments with respect to, among other things, the future interest rate environment and other economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which MCBI operates, and the risks and uncertainties described under “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors,” all of which are difficult to predict and many of which are outside the control of MCBI and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results likely would differ materially from those reflected in the financial forecasts, whether or not the merger is completed. Further, these assumptions do not include all potential actions that management could or might have taken during these time periods. In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. The inclusion of the prospective financial information should not be regarded as an indication that any of Home, MCBI, their respective affiliates, officers, directors, advisors or other representatives considered, or now consider, this prospective financial information to be material information to any MCBI shareholder, particularly in light of the inherent risks and uncertainties associated with such prospective financial information, or that it should be construed as financial guidance, and it should not be relied on as such. In addition, the unaudited prospective financial information set forth below was as of October 2025 and contemplated, in MCBI’s view at that time, the uncertainty of the future interest rate environment, the Federal Reserve’s possible actions relating to interest rates and monetary policies and other economic factors, and does not contemplate actions taken by MCBI subsequent to October 2025.
The inclusion in this proxy statement/prospectus of the unaudited prospective financial information below should not be regarded as an indication that MCBI, Piper Sandler or Hovde considered, or now consider, these projections and forecasts to be a reliable predictor of future results.
The prospective financial information is not fact and should not be relied upon as being necessarily indicative of future results, and this information should not be relied on as such, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. No assurances can be given that these financial forecasts and the underlying assumptions are reasonable or that, if they had been prepared as of the date of this proxy statement/prospectus, similar assumptions would be used. In addition, the financial forecasts may not reflect the manner in which Home would operate the MCBI business after the merger.
By including in this proxy statement/prospectus a summary of certain financial forecasts, neither Home nor MCBI nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Home or MCBI compared to the information contained in the financial forecasts. Neither Home, MCBI nor, after completion of the merger, the combined company undertakes any obligation to update or otherwise revise the financial forecasts or financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.
The summary of the unaudited prospective financial information prepared by MCBI is being provided because such information was considered in connection with the merger and was used by the financial advisors to Home and MCBI.
The unaudited prospective financial information set forth below constitutes forward-looking statements. For more information on factors which may cause future financial results to materially vary from those projected in the forecasts, see “Where You Can Find More Information,” “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”
The following tables present selected unaudited prospective financial information of MCBI on a standalone basis (without giving effect to the proposed merger) for the periods indicated prepared as of October 29, 2025 using the following assumptions:
•balance sheet and income statement assumptions for the years ended December 31, 2025 through December 31, 2027 were provided, and confirmed for use, by MCBI management;
•projections for the fiscal year ending December 31, 2028 assumes a 6.0% growth rate on assets and net income and were provided, and confirmed for use, by MCBI management; and
•quarterly dividend assumptions of $0.07 per share of MCBI common stock starting in the fourth quarter of 2025, were provided, and confirmed for use, by MCBI management.

MCBI (Dollars in millions, except per share data)	2025	2026	2027	2028
Total Assets	$1,821	$1,893	$1,969	$2,087
Net Income	$13.4	$18.5	$22.0	$23.3
Earnings Per Share	$2.12	$2.89	$3.45	$3.66
Tangible Book Value Per Share	$23.14	$25.75	$28.92	$32.30
Management and Board of Directors of Home After the Merger
Upon completion of the merger, the board of directors of Home will consist of the directors serving on the board of directors of Home prior to the effective time of the merger. The current directors and senior officers of Home are expected to continue in their current positions, except as has been or may be publicly announced by Home in the normal course.
Information about the current Home directors and executive officers can be found in the documents listed under “Where You Can Find More Information” included elsewhere in this proxy statement/prospectus. Information about the current MCBI directors and executive officers can be found in the documents listed under “Where You Can Find More Information” included elsewhere in this proxy statement/prospectus.

Interests of Certain MCBI Directors and Executive Officers in the Merger
When MCBI’s shareholders are considering the recommendation of the MCBI board in connection with the Merger Proposal, you should be aware that some of the executive officers and directors of MCBI have interests that are in addition to, or different from, the interests of MCBI’s shareholders generally. Those interests are described below. MCBI’s board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. Except as described below, to the knowledge of MCBI, the executive officers and directors of MCBI do not have any material interest in the merger apart from their interests as shareholders of MCBI.
Payments Under Supplemental Executive Retirement Plans. MCB maintains supplemental executive retirement plans which provide for monthly benefit payments to certain executives following their retirement, or, in certain instances, the executive reaching a certain age. Prior to the closing of the merger, MCB intends to terminate its obligations under these benefit plans and pay the participating executives an amount in cash equal to the then accrued benefit under those plans. The amount of these lump-sum payments payable upon termination of these benefit plans will depend on the amount of the accrual balance of the benefit at the time of termination. As of December 31, 2025, these payments would have been as follows: (i) William E. Edwards, III —$1,213,042; (ii) Kevin W. Horne —$519,569; and (iii) Tim A. Topham —$657,917. The termination of these supplemental executive retirement plans is permitted by the terms of the plans.
Accelerated Vesting of Unvested Restricted Shares. Each outstanding MCBI restricted stock award granted under MCBI’s equity compensation plan that is outstanding immediately prior to the effective time of the merger will fully vest and will be converted into, and will be cancelled in exchange for the right to receive the merger consideration. The following table sets forth the number of unvested shares of restricted stock held by each director and each executive officer of MCBI as of January 28, 2026, that would vest as a result of the merger. The estimated value of the shares of restricted stock is based on (a) the average closing market price of Home common stock over the first five (5) business days following the initial public announcement of the transaction beginning on December 8, 2025, multiplied by (b) the exchange ratio of 0.85, for an estimated value of $24.17, multiplied by (c) the number of shares subject to each MCBI restricted stock award.

Director or Executive Officer	Number of Unvested Shares of Restricted Stock as of January 28, 2026	Aggregate Value of Unvested Shares of Restricted Stock
William E. Edwards, III	2,963	$71,616
Kevin W. Horne	1,848	$44,666
Tim A. Topham	2,263	$54,697
Marie Patterson	3,119	$75,386
Wesley Lemon	1,911	$46,189
Ernest D. Campbell	1,000	$24,170
Wade H. Farmer	1,000	$24,170
Dwight B. Ferguson, Jr.	1,000	$24,170
Michael L. Hatcher	1,000	$24,170
Wendell C. Kirk	1,000	$24,170
Alvin J. Nance	1,000	$24,170
Samuel L. Widener	1,000	$24,170
Frank Wood	1,000	$24,170
Douglas A. Yoakley	1,000	$24,170
Employment Agreements. Each of William E. Edwards, III, Kevin W. Horne and Tim A. Topham are parties to employment agreements with MCBI and MCB. Each of those agreements includes a provision that provides for the payment to the executive of an amount in cash equal to 2.9 times the executive officer’s then base salary upon the consummation of a change in control, as defined in those agreements, and, in the case of Mr. Edwards, his subsequent termination of employment by MCBI or MCB without “cause” or his voluntary termination of employment with MCBI and MCB for “good reason”, in either case, within 24 months following consummation of the change in control transaction.

Each of Messrs. Edwards, Horne and Topham has entered into a new employment agreement with Centennial that will become effective upon closing of the merger. These employment agreements provide for the termination of each executive officer’s existing employment agreement with MCBI and MCB effective as of the closing of the merger and the payment to each of the executive officers of an amount in cash equal to the executive’s change in control payment that would have been payable to the executive officer under the terms of his employment agreement with MCBI and MCB upon consummation of the merger, and in the case of Mr. Edwards, his subsequent qualifying termination of employment, following consummation of the merger. Accordingly, upon consummation of the merger, each of the following executive officers will be entitled to receive a cash payment equal to the following amounts: Mr. Edwards – $1,553,240; Mr. Horne – $1,223,177; and Mr. Topham – $1,367,350.
Pursuant to the terms of the employment agreement he has entered into with Centennial, Mr. Edwards will serve as the President, State of Tennessee of Centennial following the consummation of the merger. His employment agreement is for an initial term of two (2) years with one-year renewal terms following the initial term that may be exercised by Mr. Edwards or Centennial. Mr. Edwards will receive an initial annual base salary of $535,000 and have an annual bonus opportunity equal to 40% of his base salary. Additionally, Mr. Edwards will be entitled to receive his annual base salary through the end of the initial term if he is terminated by Centennial other than for “cause” prior to the expiration of the initial term. Mr. Edwards’ employment agreement also provides for a restricted stock award of 50,000 shares of Home common stock, which shares will vest on the second anniversary following the date those shares are granted. The vesting of these shares would fully accelerate in the event that Mr. Edwards’ employment with Centennial was terminated by Centennial prior to the vesting date other than for “cause” or if Centennial or Home experiences a “change in control” prior to the vesting date of those shares.
Mr. Edwards’ employment agreement contains provisions requiring Mr. Edwards to keep confidential certain information of Centennial, Home, MCBI or MCB and not compete with Centennial or Home in certain geographic areas or solicit customers or employees of Centennial or Home for a period of twelve (12) months following the termination of Mr. Edwards’ employment for any reason.
Pursuant to the terms of the employment agreement he has entered into with Centennial, Mr. Horne will serve as a Regional President of Centennial following the consummation of the merger. His employment agreement is for an initial term of two (2) years with one-year renewal terms following the initial term that may be exercised by Mr. Horne or Centennial. Mr. Horne will receive an initial annual base salary of $421,785 and have an annual bonus opportunity equal to 35% of his base salary. Additionally, Mr. Horne will be entitled to receive his annual base salary through the end of the initial term if he is terminated by Centennial other than for “cause” prior to the expiration of the initial term. Mr. Horne’s employment agreement also provides for a restricted stock award of 30,000 shares of Home common stock, which shares will vest on the second anniversary following the date those shares are granted. The vesting of these shares would fully accelerate in the event that Mr. Horne’s employment with Centennial was terminated by Centennial prior to the vesting date other than for “cause” or if Centennial or Home experiences of “change in control” prior to the vesting date of those shares.
Mr. Horne’s employment agreement contains provisions requiring Mr. Horne to keep confidential certain information of Centennial, Home, MCBI or MCB and not compete with Centennial or Home in certain geographic areas or solicit customers or employees of Centennial or Home for a period of twelve (12) months following the termination of Mr. Horne’s employment for any reason.
Pursuant to the terms of these executive employment agreements between Centennial and each of Messrs. Edwards and Horne, a “change of control” generally means (i) one person (or more than one person acting as a group) acquires beneficial ownership of stock of Centennial or Home that, together with the stock held by such person or group, constitutes more than forty percent (40%) of the total fair market value or total voting power of the stock of Centennial or Home; (ii) a majority of the members of Home’s board of directors are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of Home’s board of directors before the date of appointment or election; or (iii) one person (or more than one person acting as a group), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) assets from Centennial or Home that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of Centennial or Home immediately before such acquisition(s).

Under these executive employment agreements, termination by an executive for “cause” generally means any one of the following events as determined by Centennial in its reasonable discretion: (i) the executive’s willful failure to perform his or her duties (other than any such failure resulting from incapacity due to physical or mental illness); (ii) the executive’s willful failure to comply with any valid and legal directive of the Home board of directors or the person to whom the executive reports; (iii) the executive’s willful engagement in dishonesty, illegal conduct or gross misconduct; (iv) the executive’s embezzlement, misappropriation or fraud, whether or not related to the executive’s employment with Centennial; (v) the executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; or (vi) the executive’s material violation of Centennial's written policies or codes of conduct related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct.
Mr. Topham’s employment agreement with Centennial is for a two-year term. For the first ninety days of the term, Mr. Topham’s annualized base salary will be $471,500. For the next twelve months of the term his annualized base salary will be $360,000, and for the final nine months of the term his annualized base salary will be $180,000.
Mr. Topham’s employment agreement contains provisions requiring Mr. Topham to keep confidential certain information of Centennial, Home, MCBI or MCB and not compete with Centennial or Home in certain geographic areas or solicit customers or employees of Centennial or Home for a period of twenty-four (24) months following the closing date of the merger.
Indemnification and Directors’ and Officers’ Liability Insurance. Home has agreed to indemnify, defend and hold harmless MCBI’s and its subsidiaries; present or former directors, officers or employees from liabilities arising out of or pertaining to matters existing or occurring on or prior to the effective time of the merger and, subject to certain conditions, advance expenses to those individuals to the fullest extent permitted by applicable law.
In addition, Home has agreed to maintain a directors’ and officers’ liability insurance policy for six years after the effective time of the merger to cover the present officers and directors of MCBI and its subsidiaries with respect to claims against such directors and officers arising from facts or events that occurred before the effective time of the merger; provided that Home is not obligated to pay each year more than 300% of MCBI’s annual premiums for such coverage. In lieu of the foregoing, Home, in consultation with MCBI, may obtain prior to the effective time of the merger, at Home’s expense, a six-year “tail” policy under MCBI’s existing directors’ and officers’ liability insurance policy providing equivalent coverage.

THE MERGER AGREEMENT
This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Appendix A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about MCBI, MCB, Home or Centennial Bank. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings that Home makes with the SEC, as described in the section entitled “Where You Can Find More Information” on page 93.
Explanatory Note Regarding the Merger Agreement
The Merger Agreement contains representations and warranties by MCBI and MCB, on the one hand, and by Home and Centennial Bank, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the Merger Agreement by MCBI, MCB, Home and Centennial Bank were qualified and subject to important limitations agreed to by MCBI and Home in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the Merger Agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and subject to materiality thresholds, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC and were qualified by the matters contained in the confidential disclosure schedules that MCBI and Home each delivered in connection with the Merger Agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Merger Agreement. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about MCBI, MCB, Home or Centennial Bank at the time they were made or otherwise.
Effective Time, Effects of the Merger; Organizational Documents of Surviving Corporation; Directors and Officers
Effect of Merger
The Merger Agreement provides for the merger of Acquisition Sub with and into MCBI (the “Reverse Merger”), with MCBI surviving the Reverse Merger, and then the merger of MCBI with and into Home (the “Upstream Merger”), with Home surviving the Upstream Merger as the surviving corporation. We sometimes refer to the two related mergers as the “merger” and to Home following the merger as the “surviving corporation.”
As a result of the merger, there will no longer be any publicly held shares of MCBI common stock. MCBI shareholders will only participate in the surviving corporation’s future earnings and potential growth through their ownership of Home common stock. All of the other incidents of direct ownership of MCBI common stock, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from MCBI, will be extinguished upon completion of the merger. All of the properties, rights, privileges, powers and franchises of MCBI will vest in the surviving corporation, and all debts, duties and liabilities of MCBI will become the debts, liabilities and duties of the surviving corporation.

Under the Merger Agreement, Home and MCBI may at any time change the method of combining MCBI and Home and MCBI and Home agree to enter into amendments to the Merger Agreement mutually agreed to give effect to such a change. However, no such amendment may (i) alter or change the amount or kind of the merger consideration, (ii) adversely affect the U.S. federal income tax treatment of the merger with respect to the MCBI shareholders, or (iii) materially impede or delay the consummation of the merger.
Subsequent to the merger, MCB will merge with and into Centennial, with Centennial as the surviving entity.

Effective Time
On the closing date, the Acquisition Sub will effect the Reverse Merger by filing articles of merger with the Tennessee Secretary of State and the Arkansas Secretary of State, and Home will effect the Upstream Merger by filing articles of merger with the Tennessee Secretary of State and the Arkansas Secretary of State. The merger will become effective upon the close of business of MCBI on the closing date, or such later date and time as may be specified in accordance with the TBCA and the Arkansas Business Corporation Act of 1987 (“ABCA”). We refer to this as the “effective time” of the merger.
Effects of the Merger on MCBI Common Stock
At the effective time, each share of MCBI common stock issued and outstanding immediately prior to the effective time, other than the excluded and appraisal shares described below, will be entitled to receive the Merger Consideration, which is described in the section entitled “The Merger—Merger Consideration” beginning on page 23 of this proxy statement/prospectus.
Also at the effective time, each share of MCBI common stock issued and outstanding immediately prior to the effective time that is owned by Home or by any wholly-owned subsidiary of Home or by MCBI (other than certain shares held in a trust or fiduciary capacity or that were securing a loan to a MCB customer), which shares we refer to as “excluded shares,” will automatically be canceled and cease to exist. No consideration will be delivered in exchange for any excluded shares.
Each share of MCBI common stock issued and outstanding and held by a shareholder who has delivered to MCBI, prior to the time the vote is taken on the Merger Proposal at the MCBI special meeting, written notice of the shareholder’s intent to demand payment for the shareholder’s shares of MCBI common stock if the merger is consummated and not voted, or caused or permitted to be voted, any shares of MCBI common stock in favor of the Merger Proposal and has otherwise complied with the provisions of Chapter 23 of the TBCA to become a “dissenting shareholder” as defined therein (collectively, the “appraisal shares”) will not be converted into the right to receive the Merger Consideration. Instead, appraisal shares will become the right to receive whatever consideration may be determined to be due to such dissenting shareholder under Sections 48-23-101 to 48-23-302 of the TBCA. If any dissenting shareholder fails to perfect or effectively withdraws its demand for appraisal or otherwise loses its rights as a dissenting shareholder under the TBCA, appraisal shares held by such dissenting shareholder will be treated as though such appraisal shares had been converted into and exchangeable, at the effective time, for the right to receive the Merger Consideration (without interest). For more information regarding dissenters’ rights, see the section entitled “The Merger—Dissenters’ Rights” beginning on page 25 of this proxy statement/prospectus. In addition, a copy of Sections 48-23-101 to 48-23-302 of the TBCA is attached as Appendix D to this proxy statement/prospectus.
All shares of MCBI common stock converted into the right to receive the Merger Consideration will cease to exist as of the effective time. No fractional shares of Home common stock will be issued in connection with the merger. Instead, Home will pay to each holder of MCBI common stock who would otherwise be entitled to a fractional share of Home common stock an amount in cash (without interest) determined by multiplying the fraction of a share of Home common stock to which the MCBI shareholder would otherwise be entitled by an amount equal to the volume-weighted average closing price per share of Home common stock as reported on NYSE over the twenty (20) consecutive trading day period ending on the third business day prior to the closing date, rounded to the nearest whole cent.
Organizational Documents of Surviving Corporation; Directors and Officers
The articles of incorporation and bylaws of Home that are in effect immediately prior to the effective time of the Upstream Merger will be the articles of incorporation and bylaws of Home as the surviving corporation of the Upstream Merger until amended in accordance with the respective terms thereof and applicable laws.
The individuals holding positions as directors and officers of Home immediately prior to the effective time will become the directors and officers of Home as the surviving corporation of the Upstream Merger, and each director of the surviving corporation will serve until his or her respective successor has been duly elected and qualified, or until his or her earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of Home as the surviving corporation of the Upstream Merger.
Exchange and Payment Procedures
At or prior to closing, Home will deposit with Computershare Trust Company, N.A., as exchange agent, for the benefit of the holders of shares of MCBI common stock, sufficient cash and Home common stock to be exchanged in accordance with the Merger Agreement. Within five business days of the effective time, Home will cause the exchange agent to mail each record holder of shares of MCBI common stock as of the effective time a letter of transmittal for use in connection with the exchange and instructions for use in surrendering the applicable certificates or book entry shares in exchange for the Merger Consideration. Promptly after the effective time, MCBI shareholders who surrender their certificates or book entry shares to the exchange agent, together with a properly completed and duly executed letter of transmittal, and such other documents as may be required pursuant to such instructions, will receive for each share of MCBI common stock the Merger Consideration, including any cash payable in lieu of any fractional shares. No interest will be paid or accrued on any Merger Consideration.
Distributions with Respect to Unsurrendered Shares
No Home dividends or other distributions declared or made with respect to Home common stock with a record date after the effective time will be paid to the holder of any unsurrendered certificate or book entry share until the holder properly surrenders such shares. Subject to applicable law, after surrendering such certificate or book entry shares, the holder thereof will be entitled to receive, without interest, the fractional share cash amount to which such holder is entitled and any dividends or other distributions with a record date after the effective time with respect to the holder’s whole shares of Home common stock.
Transfers Following the Effective Time
At the closing date, the stock transfer books of MCBI will be closed and there will be no further registration of transfers of shares of MCBI common stock, except for the cancellation of shares in connection with the merger and the share to Home in connection with the Reverse Merger. After the effective time of the Reverse Merger, the holders of certificates or book entry shares that evidenced ownership of MCBI common stock outstanding immediately prior to the effective time will cease to have any rights with respect to such shares, except as otherwise provided for in the Merger Agreement or by applicable law. Any bona fide certificates or book entry shares presented to the surviving corporation after the effective time will be canceled and exchanged in accordance with the Merger Agreement.
Termination of Exchange Fund
Any portion of the exchange fund that is not distributed to the holders of MCBI common stock after the first anniversary of the effective time will be delivered to Home upon demand, and from and after such delivery any former holders of MCBI common stock (other than appraisal shares) who have not properly surrendered their shares may thereafter look only to Home for the Merger Consideration payable in respect of their shares of MCBI common stock. Any portion of the Merger Consideration or cash payable to the MCBI shareholders pursuant to the Merger Agreement remaining unclaimed by the holders of shares of MCBI common stock prior to the time such shares of Home common stock or cash would otherwise escheat to any governmental authority will, to the extent permitted by applicable law, become the property of Home. Neither the exchange agent, Home nor any of Home’s subsidiaries will be liable to any holder of shares of MCBI common stock for any shares of Home common stock (or any related dividends or distributions) or cash from the exchange fund that is delivered to any public official pursuant to applicable abandoned property, escheat or similar laws.
Lost, Stolen or Destroyed Stock Certificates
If any certificate representing shares of MCBI common stock is lost, stolen or destroyed, upon affidavit by the person claiming the certificate to be lost, stolen or destroyed, in form and substance reasonably acceptable to Home, the exchange agent will pay in exchange for the lost, stolen or destroyed certificate the Merger Consideration payable in respect of the shares of MCBI common stock represented by that certificate and any dividend or other distributions payable in respect to such shares of MCBI as pursuant to the Merger Agreement. Home may require that such holder post a bond as indemnity against any claims that may be made against Home with respect to that certificate.
Withholding Rights
Home and the exchange agent will each be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of MCBI common stock such amounts as Home or the exchange agent is required to deduct or withhold under applicable tax laws; provided, however, that Home or the exchange agent, as the case may be, shall use commercially reasonable efforts to provide such holder of MCBI common stock with written notice of any intended withholding at least five (5) business days before making of any such payment pursuant to the Merger Agreement, and shall cooperate in good faith with such holder of MCBI common stock to obtain any available exception from , or reduction in, such withholding to the extent permitted under applicable law. Any withheld amounts that are deducted or withheld and paid by Home to the appropriate taxing authorities will be treated for purposes of the Merger Agreement as having been paid to the holder of MCBI common stock from whom such amounts were deducted or withheld.

Treatment of MCBI Restricted Stock
Each share of MCBI restricted stock that is unvested and outstanding immediately prior to the effective time of the Reverse Merger will fully vest as of immediately prior to the effective time of the Reverse Merger and be canceled and converted automatically into the right to receive the Merger Consideration.
Representations and Warranties
The Merger Agreement contains representations and warranties made by MCBI and MCB, on the one hand, and Home, Acquisition Sub, and Centennial Bank, on the other hand. These include, among other things, representations relating to:
•    valid corporate organization and existence;
•    authority to enter into the merger and the binding nature of the Merger Agreement;
•    no breach of organizational documents, law or other agreements as a result of the merger;
•    third party consents and approvals;
•    filing of necessary reports with regulatory authorities and no current regulatory actions;
•    capitalization;
•    deposit accounts;
•    financial statements, conformity with U.S. GAAP, absence of undisclosed liabilities and internal controls;
•    operation in the ordinary course of business and absence of material adverse changes;
•    absence of actions which would impair the U.S. federal income tax treatment of the merger as a tax-free reorganization;
•    involvement in litigation and issuance of orders by governmental authorities;
•    compliance with applicable laws;
•    compliance and rating under the Federal Community Reinvestment Act;
•    certain tax matters;
•    employee benefit matters;
•    loans;
•    material contracts;
•    related party transactions;
•investment portfolio;
•    broker/finder fees;
•    information supplied for inclusion in registration statement/proxy statement/prospectus; and
•    no other representations and warranties other than those contained in the Merger Agreement.
MCBI and MCB make additional representations and warranties to Home in the Merger Agreement relating to, among other things:
•    compliance with securities laws in its issuances and repurchases of MCBI common stock;
•    title to assets and real property;
•    interest rate risk management instruments;
•    intellectual property;
•    environmental matters;
•    labor relations and employment matters;
•    exemption from Tennessee antitakeover laws;
•    insurance; and
•    receipt of a fairness opinion for the merger.

Home, Acquisition Sub, and Centennial Bank make additional representations and warranties to MCBI in the Merger Agreement relating to, among other things, compliance with securities laws and that it does not own any shares of MCBI common stock.
Some of the representations and warranties contained in the Merger Agreement are qualified by “materiality” or by a “material adverse change” or “material adverse effect” standard. A “material adverse change” or “material adverse effect” with respect to Home and its subsidiaries, on the one hand, or MCBI and its subsidiaries on the other, means any event, change, effect or development that (i) has a material and adverse effect on the condition (financial or otherwise), results of operations or business of MCBI and its subsidiaries, taken as a whole, or Home and its subsidiaries, taken as a whole, as the case may be, or (ii) materially impairs the ability of MCBI, on the one hand, or Home, on the other, as the case may be, to perform its obligations under the Merger Agreement or constitutes, with respect to MCBI, Home or any of their subsidiaries, a “specified regulatory action” (defined as the imposition of regulatory actions, the issuance of regulatory orders or the entry into regulatory agreements having certain consequential effects).
However, in the case of clause (i) above, a material adverse effect or material adverse change will not be deemed to include events, changes, effects or developments resulting from or arising out of:
•    changes after the date of the Merger Agreement in GAAP or regulatory accounting requirements or principles;
•    changes after the date of the Merger Agreement in laws, rules or regulations of general applicability to banking organizations;
•    changes after the date of the Merger Agreement in global, national or regional political conditions or general economic or market conditions, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in U.S. or foreign securities markets;

•    a decline in the trading price of a party’s common stock or a failure, in and of itself, to meet earnings projections;
•    the impact of the public disclosure, pendency or performance of the Merger Agreement or the transactions contemplated thereby, including the impact of the transactions contemplated by the Merger Agreement on relationships with customers and employees;
•    any natural disaster, outbreak or escalation of hostilities, declared or undeclared acts or war or terrorism, or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of the Merger Agreement; and
•    with respect to MCBI and its subsidiaries, actions taken or omitted to be taken with the prior written consent of Home or required by the Merger Agreement, or with respect to Home and its subsidiaries, actions taken or omitted to be taken with the prior written consent of MCBI or required by the Merger Agreement, as the case may be;
so long as, in the case of the first, second and third bullets above, MCBI and its subsidiaries, on the one hand, or Home and its subsidiaries, on the other, as the case may be, are not materially disproportionately affected thereby.
Conduct of Businesses of MCBI and Home Prior to Completion of the Merger
MCBI and Home have each agreed to certain restrictions on its and its subsidiaries’ activities during the period from the date of the Merger Agreement to the effective time of the Reverse Merger or earlier termination of the Merger Agreement. In general, MCBI and Home are each required to, and to cause their subsidiaries to, maintain its existence under applicable law, conduct its business and operations in the ordinary course and in a manner consistent in all material respects with prior practice and in accordance with applicable law and take no action that would reasonably be expected to adversely affect or materially delay the ability to obtain any required regulatory approvals, perform in any material respect covenants contained in the Merger Agreement or consummate the merger.
The following is a summary of the more significant restrictions imposed upon MCBI, subject to the exceptions set forth in the Merger Agreement. MCBI will not, and will cause its subsidiaries not to, without Home’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed):
•    amend its charter or bylaws;
•    adjust any shares of its equity interests, pay any dividend or other distribution in respect of its equity interests (other than to a wholly owned subsidiary of MCBI), or acquire any of its securities, in each case, other than regular quarterly cash dividends by MCBI on MCBI common stock consistent with past practice and the acceptance of MCBI common stock as payment for withholding taxes incurred in connection with vesting of MCBI’s equity awards;

•    except for transactions in the ordinary course of business, make any material investment either by purchase of stock or securities, contributions to capital, material property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than from MCBI’s wholly owned subsidiaries;
•    except for certain transactions specifically allowed by the Merger Agreement, sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its material properties or material assets to any person (except for sales of properties or assets in the ordinary course of business consistent with past practice including debt collection or foreclosures) or merge or consolidate with any person;
•    acquire direct or indirect control over any business or person (except in connection with a foreclosure of collateral or conveyance of collateral in lieu of foreclosure taken in connection with collection of a loan in the ordinary course of business consistent with past practice and with respect to loans made to third parties who are not affiliates of MCBI);
•    other than in the ordinary course of business, incur any indebtedness (excluding bank deposits) for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except that MCBI may make borrowings under its holding company loan agreement in place as of December 7, 2025 without increasing the maximum amount of indebtedness thereunder and may purchase federal funds and borrow from governmental authorities consistent with past practices;

•    make any material change to its accounting methods, principles or practices, except as required by GAAP, governmental authorities or applicable law or regulations on policies imposed by any governmental authority or regulatory agency;
•    except for certain payments specifically allowed by the Merger Agreement, (A) increase the compensation or any other amounts payable, or pay or award, or commit to pay or award, any bonuses or incentive compensation, to its present or former officers, employees or directors, other than, in each case, nonmaterial increases in compensation or benefits made in the ordinary course of business and earned but unpaid bonuses with respect to any portion of a fiscal year ending prior to closing of the merger, (B) establish, amend or terminate any collective bargaining agreement or MCBI employee benefit plan, other than amendments in the ordinary course of business consistent with past practice that do not materially increase the aggregate cost to MCBI of maintaining such plan, or (C) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any such individual;
•    (A) grant any stock appreciation rights, options, restricted stock or other equity-based compensation or grant to any person any right to acquire any shares of its capital stock, or amend or modify any of the foregoing; (B) issue or commit to issue any additional shares of capital stock or other instruments convertible into MCBI capital stock; (C) issue, sell, encumber or otherwise dispose of any capital stock in any of MCBI’s subsidiaries; or (D) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock (other than in connection with or as a result of a loan to an MCB customer that is secured by MCBI capital stock);
•    make any material tax election, settle or compromise any material tax liability, fail to file any tax return or remit material taxes when due, enter into any material closing agreement, agree to extend any statute of limitations relating to taxes, file or amend in any material respect any material tax return or knowingly surrender, offset or reduce any right to claim a tax refund;
•    fail to use commercially reasonable efforts to maintain existing insurance policies to the extent available for a reasonable cost;
•    enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices except as required by governmental authorities or applicable law;
•    except as specifically allowed by the Merger Agreement, file any application to establish, or to relocate or terminate the operations of, any banking office;
•    make, or commit to make, any capital expenditures in excess of $500,000 in the aggregate, or a lesser amount that requires approval by the Tennessee Department of Financial Institutions, other than for certain expenditures specifically allowed by the Merger Agreement;
•    amend or extend any real property lease except as specifically allowed by the Merger Agreement;
•    make, amend or renew any extension of credit other than as specifically allowed by the Merger Agreement;
•    enter into, renew or amend in any material respect certain interest rate risk management arrangements, except in the ordinary course of business and consistent with past practice or any interest rate swaps for the account of any customer except in the ordinary course of business;

•    except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, any MCBI material contract, or make any change in any instrument or agreement governing the terms of any of its securities or leases, other than normal renewals of contracts and leases without material adverse changes of terms with respect to MCBI, or enter into any contract that would constitute a MCBI material contract if it were in effect on the date of the Merger Agreement;
•    (A) settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages not in excess of $500,000 in the aggregate (net of any insurance proceeds, indemnity or contribution or similar payments), or waive, compromise, assign, cancel or release any material rights or claims; or (B) agree or consent to the issuance of any settlement agreement, injunction, decree, order or judgment restricting or otherwise materially affecting its business or operations;
•    materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported except as may be required by governmental authorities or applicable law;
•    change in any material respect its credit policies and collateral eligibility requirements and standards;
•    participate in any program sponsored or administered by any governmental authority, which program is not part of the usual and customary banking business of MCBI;
•    engage in (or modify in a manner materially adverse to MCBI) any transactions with any director or officer of MCBI or its affiliates, other than deposit relationships and other transactions in the ordinary course of business and in compliance with applicable law;
•    adopt a plan of complete or partial liquidation or dissolution;
•    take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the merger or the subsequent bank merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
•    agree to take, make any commitments to take, or adopt any resolutions of the board or shareholders in support of any of the actions described above;
•    acquire any real property including real estate acquired by foreclosure or by deed-in-lieu thereof; or
•    take any action that is intended or expected to result in any of the closing conditions not being satisfied.
Home has also agreed to certain restrictions on its activities and the activities of its subsidiaries during the period from the date of the Merger Agreement to the closing date. Subject to the exceptions set forth in the Merger Agreement, Home will not, and will cause its subsidiaries not to, without MCBI’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed):
•    amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the holders of MCBI common stock or adversely affect the holders of MCBI common stock relating to other holders of Home common stock;
•    adopt a plan of complete or partial liquidation or dissolution;
•    take any action that is intended to or expected to result in any of the closing conditions not being satisfied;
•    take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the merger or the subsequent bank merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
•    adjust, split, combine, or reclassify any Home capital stock or declare or pay any dividend or extraordinary distribution other than an ordinary quarterly dividend with respect to Home common stock in the ordinary course of business consistent with past practice;

•    merge or consolidate Home or any of its subsidiaries with any other Person or restructure or reorganize Home or any of its subsidiaries; or
•    agree to take, make any commitments to take, or adopt any resolutions of the board or shareholders in support of any of the actions described above.

MCBI and Home have each agreed to use reasonable best efforts to take all actions, to do, and to assist and cooperate with each other in doing, in each case, all things necessary, proper, or advisable to fulfill all closing conditions applicable to such party and its respective subsidiaries, and to complete the merger in the most expeditious manner practicable, including:
•    obtaining all regulatory approvals, making all necessary registrations, filings and notices, and taking all steps necessary to obtain an approval, waiver or exemption from any governmental authority (including avoiding the entry and continued existence of any judgment, injunction, or order that would restrain, prevent, or delay closing, and facilitate the occurrence of closing as soon as possible);
•    obtaining necessary consents, qualifications, approvals, waivers or exemptions from nongovernmental persons; and
•    executing and delivering any additional documents or instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement.
However, no party is required to (i) divest assets that when considered together with all such other sales, transfers, divestitures, or dispositions, would reasonably be expected to have a material adverse effect on MCBI or (ii) take any action that would reasonably by expected to result in the imposition of a “materially burdensome regulatory condition” (see “The Merger—Regulatory Approvals and Notifications” beginning on page 26).
MCBI, on the one hand, and Home on the other hand, have agreed to:
•    consult with each other before issuing any press release with respect to the merger and not to issue any such press release without the prior written consent of the other party (not to be unreasonably withheld, conditioned, or delayed), subject to certain exceptions;
•    promptly notify the other party of any facts and circumstances that (a) would be reasonably likely to have a material adverse effect on such party or (b) would be reasonably likely to cause or constitute a material breach of any of such party’s representations, warranties, covenants, or agreements contained herein that reasonably could be expected to give rise to the failure of a closing condition; and
•    take any action that is required to cause the merger to qualify, and not take any actions which could reasonably be likely to prevent the merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.
Both Home and MCBI have agreed to promptly notify each other in writing of any proceeding or potential proceeding against such party that is reasonably likely to result in a material adverse change, question the validity of the Merger Agreement or the other agreements contemplated thereby or seeks to enjoin or otherwise restrain the merger.
The Merger Agreement also contains certain covenants relating to employee benefits and other matters pertaining to officers and directors. See “The Merger Agreement—Employee Matters” beginning on page 70 below.
No Solicitation
The Merger Agreement prohibits MCBI from seeking or discussing an acquisition proposal from a third party. MCBI has agreed that it will not, and will cause its subsidiaries and will instruct its representatives to not, and will use its reasonable best efforts to cause its representatives to not, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information) any inquiries or proposals that constitute, or would reasonably be likely to lead to, any acquisition proposal, (ii) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person, to any nonpublic information with respect to MCBI or any of its subsidiaries or otherwise relating to an acquisition proposal, (iii) except as provided for in the Merger Agreement with respect to making an adverse recommendation change, approve, endorse or recommend any acquisition proposal (other than the merger), or (iv) unless the Merger Agreement has been terminated in accordance with its terms, enter into any agreement relating to any acquisition proposal other than a confidentiality agreement referred to and containing the terms required by the Merger Agreement. As of the date of the Merger Agreement MCBI was required to immediately cease any communications conducted before the signing of the Merger Agreement with any party with respect to any acquisition proposal.
 Notwithstanding the restrictions described above, the Merger Agreement provides that MCBI may take the actions set forth in clause (ii) above prior to the MCBI shareholders’ meeting, but only if, (i) MCBI has received a bona fide unsolicited written acquisition proposal that did not result from a material breach of MCBI’s obligations set forth in the foregoing paragraph, (ii) MCBI’s board of directors determines after receiving the advice of its outside legal counsel and, with respect to financial matters, its financial advisor that the failure to take the actions set forth in clause (ii) above would be more likely than not to result in a violation of its fiduciary duties under applicable law, (iii) MCBI has provided Home with prior notice of such determination, and (iv) prior to furnishing or affording access to any information of MCBI or any of its subsidiaries relating to an acquisition proposal, MCBI enters with such person a confidentiality agreement with terms no less favorable to MCBI than those agreed to with Home in connection with the merger. MCBI is required to promptly provide to Home any nonpublic information regarding MCBI or its subsidiaries provided to any other person that was not previously provided to Home. MCBI is also required to promptly notify Home in writing if any proposals or offers are received by, any information is requested from MCBI or any of its subsidiaries or any of their representatives that could reasonably be expected to lead to an acquisition proposal.
As used in the Merger Agreement, an “acquisition proposal” means any proposal or offer for, whether in one transaction or a series of related transactions, a (i) merger, consolidation, share exchange, tender offer, business combination or similar transaction involving MCBI, (ii) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of MCBI or its subsidiaries representing more than 20% of the consolidated assets of MCBI and its subsidiaries, (iii) tender offer (including a self-tender) or exchange offer that if consummated would result in such third party beneficially owning more than 20% of any class of equity or voting securities of MCBI or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of such party, or (iv) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to MCBI; provided, however, that the term “acquisition proposal” does not include any of the transactions contemplated by the Merger Agreement.
MCBI Shareholders’ Meeting; Recommendation
MCBI has agreed to give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining MCBI shareholder approval of the Merger Agreement at such meeting to be held as promptly as practicable after the registration statement containing this proxy statement/prospectus is declared effective. Subject to certain exceptions described below, the Merger Agreement requires MCBI’s board of directors to recommend to MCBI’s shareholders that they approve the Merger Agreement. The Merger Agreement also requires MCBI to use its reasonable best efforts to solicit from MCBI shareholders proxies in favor of the approval of the Merger Agreement, including by communicating to MCBI shareholders the MCBI board’s recommendation that the MCBI shareholders vote in favor of a proposal to approve the Merger Agreement. The Merger Agreement also requires MCBI to, subject to the terms of the Merger Agreement, use its reasonable best efforts to obtain the approval of the Merger Agreement by the MCBI shareholders.
No Change in Recommendation or Entry into Acquisition Agreement; Fiduciary Exception
MCBI’s board of directors may not (i) except as expressly permitted by the Merger Agreement, make any adverse recommendation, or withhold, qualify, modify or withdraw its recommendation regarding the approval of the Merger Agreement in any manner adverse to Home or its subsidiaries, or propose to withhold, withdraw, qualify or modify, in any manner adverse to Home or any of Home’s subsidiaries, the MCBI board’s recommendation that the MCBI shareholders vote in favor of the proposal to approve the Merger Agreement, (ii) knowingly and intentionally make or direct or authorize any director of executive officer of MCBI to make any public statement in connection with the MCBI special meeting regarding withholding, withdrawing, qualifying or modifying, or an intention or desire to withhold, withdraw, qualify or modify, in a manner adverse to Home or any of Home’s subsidiaries the MCBI board’s recommendation that the MCBI shareholders vote in favor of the proposal to approve the Merger Agreement, or (iii) approve or recommend, or propose to approve or recommend, any acquisition proposal. We refer to the foregoing clauses (i) through (iii) as an “adverse recommendation change.”
However, MCBI’s board of directors may make or cause to be made an adverse recommendation change if:
•    (i)(a) MCBI’s board of directors determines in good faith, after receiving the advice of its outside legal counsel and, with respect to financial matters, its financial advisor, that it has received an unsolicited, bona fide acquisition proposal (that did not result from a material breach of MCBI’s non-solicitation obligations set forth in the Merger Agreement) that is a superior proposal and that superior proposal has not been withdrawn and (b) MCBI’s board of directors determines in good faith after receiving the advice of its outside legal counsel that not accepting such superior proposal would more likely that not result in a violation of its fiduciary duties under applicable law; or (ii) MCBI’s board of directors determines in good faith after receiving the advice of its outside legal counsel and financial advisor that (a) an intervening event has occurred and is continuing and (b) the failure to make an adverse recommendation change in response to such intervening event would more likely than not result in a violation of its fiduciary duties under applicable law;
•    MCBI’s board of directors provides at least five business days prior written notice to Home of its intent to make an adverse recommendation change, specifying in reasonable detail the circumstances giving rise to such adverse recommendation change (including material terms of the acquisition proposal giving rise to such adverse recommendation change, if applicable);
•    MCBI and its subsidiaries have negotiated, and have instructed their representatives and used their reasonable best efforts to cause their representatives to negotiate, in good faith with Home and its subsidiaries and representatives during such five business day period to revise the terms of the Merger Agreement such that the failure to make the adverse recommendation change would not be more likely than not to result in a violation of MCBI’s board of directors’ fiduciary duties under applicable law; and
•    at the end of such five business day period, MCBI’s board of directors takes into account any amendment or modification to the Merger Agreement proposed by Home and after receiving the advice of its outside legal counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make its recommendation that the MCBI shareholders vote in favor of the proposal to approve the Merger Agreement or not make an adverse recommendation change.
Material amendments to any acquisition proposal or material changes in the facts and circumstances giving rise to an intervening event, in each case, are deemed a new acquisition proposal or intervening event requiring a new notice period of three business days (in lieu of the original five business days).
Upon an adverse recommendation change, MCBI’s board of directors may communicate the basis for such adverse recommendation change to MCBI shareholders in the proxy statement/prospectus or an appropriate amendment or supplement thereto.
As used in the Merger Agreement, “superior proposal” refers to an unsolicited, bona fide written acquisition proposal made by a third person (or group of persons acting in concert within the meaning of Rule 13d-5 under the Exchange Act) which MCBI’s board of directors determines in its good faith judgment to be more favorable, from a financial point of view, to MCBI’s shareholders than the mergers contemplated by the Merger Agreement and to be reasonably capable of being consummated on the terms proposed, after (i) consultation with its financial advisors and outside counsel and (ii) taking into account all legal, financial, regulatory and other aspects of such proposal (including all conditions to closing contained therein and the person or persons making such acquisition proposal) and any proposed changes to the Merger Agreement that may be proposed by Home in writing in response to such acquisition proposal. For purposes of “superior proposal” the references to “20%” in the definition of “acquisition proposal” shall be deemed to be references to 50%.
As used in the Merger Agreement, “intervening event” refers to any event, development or change in circumstance that materially affects the business, assets or operations of MCBI and its subsidiaries (taken as a whole) that first occurs, arises or becomes known to MCBI and MCBI’s board of directors after the date of this Agreement, which event, development or change in circumstances was not reasonably foreseeable as of the date of this Agreement; provided that in no event shall the following events, developments or changes in circumstances constitute an Intervening Event: (i) the receipt, existence or terms of an acquisition proposal or any matter relating thereto or consequence thereof, (ii) any change in the price, or change in the trading volume, of any equity interest of MCBI or its subsidiaries (provided that the exception in this clause (ii) shall not apply to the underlying causes giving rise to or contributing to such change), (iii) meeting or exceeding internal or analysts’ expectations, projections or results of operations (provided that the exception in this clause (iii) shall not apply to the underlying causes giving rise to such circumstances), or (iv) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond and/or debt prices).
Access to Information
Subject to certain restrictions and exceptions, and upon reasonable prior notice, MCBI will permit Home reasonable access during customary business hours to all books, papers and records relating to the assets, properties, operations, obligations and liabilities of MCBI and its subsidiaries in which Home may have a reasonable interest. MCBI will also permit Home access during and, as reasonably required, outside of customary business hours, to telecommunications and electronic data processing systems, facilities and personnel of MCBI and its subsidiaries for the purpose of performing reasonably necessary conversion activities related to data processing integration.
Expenses
Except as otherwise provided in the Merger Agreement, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger, the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring or required to incur such expenses.

Employee Matters
Between the closing date and the first anniversary of the closing date, Home will provide to each employee of MCBI or its subsidiaries who continue employment with the surviving corporation or any of its subsidiaries (other than certain employees party to employment or consulting agreements with the surviving corporation or its subsidiaries), with (i) base hourly wages or salaries, as applicable, and cash incentive compensation opportunities that, in each case, are no less favorable than the base salary or base wage rate, as applicable, and cash incentive compensation opportunities provided by MCBI or its subsidiaries to such employee immediately prior to the closing and (ii) other employee benefit plans that are provided to Home’s similarly situated employees. In addition, between the closing date and the first anniversary of the closing date, Home will provide to each continuing employee whose employment terminates other than for cause with severance benefits equal to the greater of (a) the severance plan expressly set forth in the Merger Agreement, (b) severance benefits for which similarly situated Home employees would be eligible, and (c) severance benefits owed to such employee pursuant to any contract between such employee and MCBI or its subsidiaries, determined without taking into account any reduction after the closing date in compensation paid to such employee and after giving credit to such employee for his or her years of service to MCBI or its subsidiaries.
Subject to certain exceptions included in the Merger Agreement, Home is required to use best efforts to waive all preexisting conditions, actively at work requirements, exclusion and waiting periods with respect to participation and coverage requirements under any Home employee benefit plan in which MCBI’s continuing employees become eligible to participate on or after the closing date to the extent they were inapplicable to, or were satisfied under, any MCBI employee benefit plan in which the continuing employee participated prior to the closing date. In addition, Home is required to ensure that each continuing employee receives full credit (including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual under any defined benefit plan or any such credit that would result in a duplication of benefits) under each Home employee benefit plan in which the continuing employee participates solely to the extent such service was credited under the MCBI employee benefit plans. Home is also obligated under the Merger Agreement to credit continuing employees with the amount of vacation time that such employees had accrued under MCBI’s vacation policies. With respect to any Home health plans in which continuing employees participate, Home will use best efforts to waive any eligibility waiting period, evidence of insurability, or pre-existing conditions requirements or limitations to the extent such requirements or limitations were inapplicable to, or satisfied under, any corresponding MCBI health plan, and cause each continuing employee to be given credit for the plan year in which the closing occurs under the Home health plan for amounts paid with respect to such plan year under the corresponding MCBI health plan prior to the closing date.
The Merger Agreement also requires MCBI to terminate certain of its benefit plans, including its 401(k) plan, if requested by Home, effective as of immediately prior to closing. MCBI and Home are also required to take any and all actions required to permit the continuing employees who are actively employed as of the closing date to make rollover contributions to Home’s 401(k) plan. MCBI or its subsidiaries may make an employer contribution at a level determined in the ordinary course of business consistent with past practice to any 401(k) plan for the year in which closing occurs or any prior year.
The Merger Agreement also allows MCBI or its subsidiaries to establish a cash-based retention program subject to individual and aggregate caps as set forth in the Merger Agreement to promote retention and to incentivize efforts to consummate the mergers and the subsequent bank merger.
Indemnification and Insurance
From and after the effective time, Home will indemnify, defend and hold harmless to the fullest extent permitted by applicable law each individual who at the effective time is, or any time prior to the effective time was, a director, officer or employee of MCBI or any of its subsidiaries, whom we refer to as “indemnitees,” against any claims, liabilities, losses, damages, judgments, fines, penalties costs and expenses (including legal expenses) in connection with any actual or threatened claim, suit, action, proceeding or investigation, whether civil or criminal, administrative or investigative, hereafter arising before or after the effective time of the Reverse Merger, based on or arising out of the fact that such indemnitee was director, officer or employee of MCBI or any of its subsidiaries or was serving at the request of MCBI or any subsidiary of MCBI as a director or officer of any Person (as defined in the Merger Agreement) for acts or omissions by indemnitee in such capacity or taken at the request of MCBI or any subsidiary. From and after the effective time, Home will also (i) advance expenses incurred by any such individual under such circumstances and (ii) assume all obligations of MCBI and its subsidiaries to indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time as provided in MCBI’s and its subsidiaries’ respective governance documents.
The Merger Agreement requires Home to maintain for a period of six years after the effective time, MCBI’s existing directors’ and officers’ liability insurance policy, or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured so long as substitution does not result in gaps or lapses in coverage, with respect to claims arising from facts or events occurring prior to the effective time.

However, Home is not required to make annual premium payments for such insurance in excess of a specified amount with respect to the annual premium payment on MCBI’s policy in effect as of the date of the Merger Agreement and, in the event the cost of such coverage exceeds that amount, Home will purchase as much coverage as possible for such amount. In lieu of the foregoing, Home may, in consultation with MCBI, obtain at or prior to the effective time a prepaid six-year “tail” policy under MCBI’s existing director and officer insurance policy providing coverage equivalent to that described in the paragraph above for an aggregate price not to exceed a specified amount.
Certain Additional Covenants
The Merger Agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, covenants relating to regulatory filings and approvals (which are described under the section “The Merger—Regulatory Approvals and Notifications” beginning on page 26), the listing of shares of Home common stock to be issued in the merger, coordination with respect to litigation relating to the merger, public announcements with respect to the transactions contemplated by the Merger Agreement, and coordination among Home and MCBI for the issuance of dividends.
Conditions to Completion of the Merger
Each of Home and MCBI’s obligations to complete the transactions contemplated by the Merger Agreement are subject to fulfillment of certain conditions, including:
•    no applicable law or order by governmental authority making illegal or preventing or prohibiting the consummation of the transactions contemplated by the Merger Agreement;
•    approval of the Merger Agreement by the MCBI shareholders; and
•    the registration statement having been declared effective by the SEC and continuing to be effective, and shares of Home common stock to be issued in connection with the merger having been authorized for listing on the New York Stock Exchange.
Home’s obligations to complete the transactions contemplated by the Merger Agreement are also subject to fulfillment of certain conditions, including:
•    accuracy of representations and warranties of MCBI in the Merger Agreement as of the closing date, other than, in most cases, inaccuracies with an aggregate effect that do not have, or would not reasonably be expected to have, a material adverse effect or material adverse change with respect to MCBI;
•    performance and compliance in all material respects by MCBI of all of its covenants and obligations required to be performed or complied with by it at or prior to the closing date;
•    all regulatory approvals required by the Merger Agreement having been obtained and remaining in full force and effect and not containing or resulting in the imposition of any materially burdensome regulatory condition, and all statutory waiting periods in respect of such regulatory approvals having expired or been terminated;
•    receipt of an opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. as to certain tax matters;

•    an employment agreement with William E. Edwards, III having been executed and not revoked, or in the event of William E. Edwards, III’s disability or death, an employment agreement with Kevin Horne having been executed and not revoked; and
•    the outstanding shares of MCBI common stock remaining below a certain number as set forth in the Merger Agreement.
MCBI’s obligations to complete the transactions contemplated by the Merger Agreement are also subject to fulfillment of certain conditions, including:
•    accuracy of representations and warranties of Home in the Merger Agreement as of the closing date, other than, in most cases, inaccuracies with an aggregate effect that do not have, or would not reasonably be expected to have, a material adverse effect or material adverse change with respect to Home;
•    performance and compliance in all material respects by Home of all of its covenants and obligations required to be performed or complied with by it at or prior to the closing date;
•    all regulatory approvals required by the Merger Agreement having been obtained and remaining in full force and effect and not containing or resulting in the imposition of any materially burdensome regulatory condition, and all statutory waiting periods in respect of such regulatory approvals having expired or been terminated;

•    receipt of an opinion of Bass, Berry & Sims PLC as to certain tax matters; and
•    delivery by Home of assumed name certificates filed with the Tennessee Secretary of State along with approvals required for the use of MCBI’s and its subsidiaries’ names.
Termination; Termination Fee
Termination
Home and MCBI may mutually agree to terminate the Merger Agreement and abandon the merger at any time. Subject to conditions and circumstances described in the Merger Agreement, Home, on the one hand, or MCBI, on the other hand, may terminate the Merger Agreement as follows:
•    if the merger is not completed by the nine-month anniversary of the date of the Merger Agreement, provided that this termination right is not available to a party whose failure or the failure of its affiliates a party to the Merger Agreement to fulfill any obligation under the Merger Agreement shall have been the cause of, or shall have resulted in, the failure of the closing date to occur on or prior to such nine-month anniversary date;
•    in the event of a material breach by the other party of a representation or warranty or obligation contained in the Merger Agreement, which breach cannot be or has not been cured within 45 days after the giving of written notice to the breaching party of such breach, and which breach or breaches would result in a failure to satisfy any applicable closing condition;
•    if (i) final action has been taken by a regulatory agency whose approval is required for the merger, which final action has become final and nonappealable and does not approve the merger unless the failure of the party seeking to terminate the Merger Agreement in this situation or of its affiliates to perform or observe its covenants or agreements under the Merger Agreement shall have been the cause of, or resulted in, the failure of such regulatory agency to issue a required regulatory approval, or (ii) a governmental authority enacts a law or judgment which would make the merger illegal; or
     if MCBI shareholders do not approve the Merger Proposal at the MCBI special meeting, unless the party wishing to terminate under this section has failed to fulfill an obligation under the Merger Agreement and that failure caused the MCBI shareholders not to approve the Merger Agreement.
Home may terminate the Merger Agreement as follows:
•    if the MCBI board fails to make its recommendation at the MCBI special meeting (as it may be adjourned or postponed) in favor of the approval of the Merger Agreement or, at any time before the approval of MCBI shareholders of the Merger Proposal, the MCBI board has made an adverse recommendation change (which the MCBI board may do in certain circumstances as allowed by the Merger Agreement and detailed in “The Merger Agreement — No Change in Recommendation or Entry into Acquisition Agreement; Fiduciary Exception” on page 68), or MCBI has materially breached its covenants in the Merger Agreement with respect to obtaining MCBI shareholder approval of the Merger Proposal or soliciting alternative acquisition proposals; and
•    by Home if holders of MCBI common stock holding more than fifteen percent of the outstanding shares of MCBI common stock shall have exercised dissenters’ rights in accordance with applicable Tennessee law and not effectively withdrawn or otherwise lost their rights to dissent within 60 days of the MCBI shareholder vote to approve the Merger Proposal; provided, however, that Home may not terminate the Merger Agreement in such situation unless at the time it notifies MCBI of its intent to do so all of the mutual closing conditions of the parties to the Merger Agreement and all of the conditions to Home’s obligation to consummate the merger have been satisfied or were capable of being satisfied at the time of termination.
Termination Fee
Under the terms of the Merger Agreement, MCBI is obligated to pay Home a termination fee of $6.0 million if the Merger Agreement is terminated by Home because (i)  MCBI’s board of directors fails to make its recommendation at the MCBI special meeting (as it may be adjourned or postponed) that MCBI’s shareholders vote in favor of the approval of the Merger Agreement or, after making such recommendation, has made an adverse recommendation change or (ii) MCBI has materially breached any of the provisions of the Merger Agreement with respect to obtaining shareholder approval of the merger or soliciting acquisition proposals.
MCBI is also obligated under the terms of the Merger Agreement to pay the $6.0 million termination fee to Home if (i) an alternative acquisition proposal with respect to MCBI is communicated to or otherwise made known to MCBI’s shareholders, MCBI’s senior management or the MCBI board, or any person or group of persons publicly announces an intention to make an acquisition proposal with respect to MCBI after the date of the Merger Agreement, (ii) thereafter the Merger Agreement is terminated (A) by Home or MCBI because the merger has not closed by September 7, 2026 (if the MCBI shareholder approval has not been obtained by such time) and all other mutual conditions to the parties’ obligations to consummate the merger and all of the conditions to Home’s obligation to consummate the merger have been satisfied or were capable of being satisfied prior to such termination, (B) by Home pursuant to an uncured material breach by MCBI of a representation or warranty or its obligations contained in the Merger Agreement, or (C) by Home or MCBI if MCBI’s shareholders fail to approve the Merger Agreement at the MCBI special meeting and (iii) prior to the date that is twelve (12) months after the date of such termination MCBI consummates an acquisition proposal or enters into an agreement with respect to an acquisition proposal that is subsequently consummated.
Amendment; Waiver
The Merger Agreement may not be amended except by a written instrument executed by all parties. Any waiver of, or approval under, the Merger Agreement must be in writing and will be effective only to the extent specifically set forth in such writing.
Governing Law; Jurisdiction
The Merger Agreement is governed by the laws of the State of Delaware, except that the TBCA and ABCA, as applicable, will govern to the extent mandatorily applicable to Tennessee corporations and Arkansas corporations, respectively, and matters relating to the fiduciary duties of MCBI’s board of directors, which are governed by the laws of Tennessee. The parties agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on, the Merger Agreement will be brought exclusively in any federal or state court of competent jurisdiction located in Knox County, Tennessee, if initiated by Home or Centennial Bank, or (b) Faulkner County, Arkansas if initiated by MCBI or MCB.
Cumulative Remedies; Specific Performance
The parties’ rights and remedies under the Merger Agreement, or otherwise afforded by applicable law, are cumulative and not exclusive. In addition, the parties agreed that the remedy at law for any failure to perform their respective obligations under the Merger Agreement would be inadequate and that each party will be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.
Voting Agreements
In connection with entering into the Merger Agreement, Home entered into a Voting and Support Agreement with certain shareholders of MCBI, including each of MCBI’s directors and executive officers. As of the date of the Merger Agreement, these shares represented approximately 22.5% of the MCBI common stock entitled to vote at the MCBI shareholders’ meeting. The following summary of the Voting and Support Agreement is subject to, and qualified in its entirety by reference to, the full text of the Voting and Support Agreement, the form of which is Exhibit A to the Merger Agreement attached as Appendix A to this proxy statement/prospectus.
Each shareholder party to the Voting and Support Agreement, agreed to appear at the MCBI shareholders’ meeting and to vote his, her or its shares of MCBI common stock:
•    in favor of the approval of the Merger Agreement and any other matters required to be approved or adopted in order to effect the mergers and the transactions contemplated by the Merger Agreement;
•    in favor of any proposal to adjourn or postpone the shareholder’s meeting if there are not sufficient votes to adopt and approve the Merger Agreement;
•    against any acquisition proposal; and
•    against any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement.
The Voting and Support Agreement terminates upon the earlier of the effective time of the mergers, MCBI’s board of directors submitting the Merger Agreement to MCBI’s shareholders without recommendation for its approval or making an adverse recommendation change, the termination of the Merger Agreement in accordance with its terms, or upon mutual written agreement.
Each shareholder party to the Voting and Support Agreement may not, subject to certain exceptions, with respect to any shares of MCBI common stock owned by such shareholder, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of such shares.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of MCBI common stock. The discussion is based on the Code, the Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect as of the date of this proxy statement/prospectus and all of which are subject to change (possibly with retroactive effect) and to differing interpretations by the Internal Revenue Service or the courts. Accordingly, the U.S. federal income tax consequences of the merger to holders of MCBI common stock could differ from those described below.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of MCBI common stock that is, for U.S. federal income tax purposes:
•    an individual who is a citizen or resident of the United States;
•    a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state or political subdivision thereof, or the District of Columbia;
•    a trust if (1) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (2) such trust has made a valid election to be treated as a United States person for U.S. federal income tax purposes; or
•    an estate that is subject to U.S. federal income tax on its income regardless of its source.
If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of MCBI common stock, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding MCBI common stock, you should consult your own tax advisor regarding the particular tax consequences of the merger to you.
Holders of MCBI common stock who are not U.S. holders may have different tax consequences than those described below and are urged to consult their own tax advisors regarding the tax treatment of the merger under U.S. and non-U.S. tax laws.
This discussion addresses only U.S. federal income tax consequences of the merger to those U.S. holders of MCBI common stock that hold their shares of MCBI common stock, and will hold the shares of Home common stock received in exchange for their MCBI common stock, as a capital asset within the meaning of Section 1221 of the Code (generally assets held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder of MCBI common stock in light of such holder’s individual circumstances or to such a U.S holder subject to special treatment under U.S. federal income tax laws, including, without limitation:
•    financial institutions or mutual funds;
•    partnerships and other pass-through entities and investors in such entities;
•    insurance companies;
•    tax-exempt organizations;
•    dealers in securities or foreign currencies;
•    traders in securities who elect to use a mark to market method of accounting;
•    regulated investment companies and real estate investment trusts;
•    broker-dealers;
•    persons that hold MCBI common stock as part of a straddle, hedge, constructive sale, conversion transaction or other integrated investment;
•    holders that have a functional currency other than the U.S. dollar;
•    U.S. expatriates or certain former citizens or long-term residents of the United States;
•    controlled foreign corporations or passive foreign investment companies;
•    persons who are not U.S. holders; and
•    holders who acquired their shares of MCBI common stock through the exercise of an employee stock option, through a tax-qualified retirement plan, deferred stock award or otherwise as compensation.

In addition, this discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under any U.S. federal tax laws other than those pertaining to income tax (such as federal gift or estate taxes) or consequences pursuant to the Foreign Account Tax Compliance Act (including the U.S. Treasury regulations issued thereunder and intergovernmental agreements entered into pursuant thereto). Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors not within the control of MCBI or Home. You should consult your own independent tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or other tax laws and changes in those laws, as well as any applicable record maintenance or information reporting obligations.
U.S. Federal Income Tax Consequences of the Merger Generally
The parties intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Home’s obligation to effect the merger that Home receive an opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. (“Mitchell Williams”), dated as of the closing date, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to MCBI’s obligation to effect the merger that MCBI receive an opinion of Bass, Berry & Sims PLC (“Bass, Berry & Sims”), dated as of the date, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on the assumption that the merger will be completed in a matter set forth in the Merger Agreement and the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and on representation letters provided by MCBI and Home, dated as of the closing date. If any of the representations, warranties, covenants or assumptions upon which the opinions described above are based are inconsistent with the actual facts, or if any condition contained in the Merger Agreement and affecting these opinions is breached or is waived by any party, the U.S. federal income tax consequences of the merger could be adversely affected.
These opinions, respectively, represent Mitchell Williams’ and Bass, Berry & Sims’ best legal judgment and are not binding on the Internal Revenue Service or the courts. Neither Home nor MCBI have requested or will request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Accordingly, there can be no assurances that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below.
As a “reorganization”, the material U.S. federal income tax consequences of the merger to U.S. holders of MCBI common stock are as follows:
•    a holder who receives solely shares of Home common stock (or receives Home common stock and cash solely instead of a fractional share of Home common stock) in exchange for MCBI common stock generally will not recognize gain or loss upon the merger, except with respect to the cash received instead of a fractional share of Home common stock;

•    the aggregate tax basis in the shares of Home common stock received by an MCBI shareholder in the merger (including fractional shares of Home common stock deemed received and exchanged for cash) will equal the holder’s aggregate tax basis of the MCBI common stock for which it is exchanged; and
•    a U.S. holder’s the holding period of Home common stock received in the merger (including fractional shares of Home common stock deemed received and exchanged for cash) will include the holder’s holding period of the MCBI common stock for which it is exchanged.
If a U.S. holder of MCBI common stock acquired different blocks of MCBI common stock at different times or at different prices, such holder’s basis and holding period in the shares of Home common stock received in the merger may be determined with reference to each block of MCBI common stock. You should consult your tax advisor regarding the manner in which Home common stock received in the exchange should be allocated among different blocks of MCBI common stock and with respect to identifying the bases or holding periods of the particular shares of Home common stock you received in the merger.
Cash Received Instead of a Fractional Share of Home Common Stock. A U.S. holder of MCBI common stock who receives cash instead of a fractional share of Home common stock generally will be treated as having received the fractional share of Home common stock pursuant to the merger and then having sold that fractional share for cash. As a result, assuming that the cash received is not treated as a dividend (as described below), such a U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to such fractional share of Home common stock. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for such shares (including the holding period of MCBI common stock exchanged therefor) is greater than one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Potential Dividend Treatment. In some cases, if a U.S. holder of MCBI common stock actually or constructively owns shares of Home common stock (other than the shares of Home common stock received pursuant to the merger), the holder’s recognized gain could be treated as having the effect of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income to the extent of the holder’s ratable share of Home’s accumulated earnings and profits (as calculated for U.S. federal income tax purposes). The determination of whether a U.S. holder will recognize capital gain or dividend income as a result of its exchange of MCBI common stock in the merger is complex and must be determined on a stockholder-by-stockholder basis. Accordingly, each holder should consult his, her or its own independent tax advisor as to the tax consequences of the merger, including such determination, in such holder’s particular circumstances.
Stockholders Exercising Dissenters’ Rights. A U.S. holder who successfully exercises dissenters’ rights will exchange all of such holder’s MCBI common stock for cash. A U.S. holder that receives only cash in exchange for his, her or its MCBI common stock in the merger will generally recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s tax basis in his, her or its MCBI common stock. This gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the closing date of the merger, the U.S. holder’s holding period for his, her or its shares of MCBI common stock surrendered is greater than one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.
Medicare Tax. If a U.S. holder that is an individual has modified gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending upon the individual’s U.S. federal income tax filing status), such individual is subject to a 3.8% tax (the “Medicare Tax”) on the lesser of: (i) his or her “net investment income” for the relevant taxable year; or (ii) the excess of his or her “modified gross income” for the taxable year over his or her applicable threshold. In the case of an estate or trust, the Medicare Tax will be imposed on the lesser of (1) undistributed net investment income, or (ii) the excess of adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins for the relevant taxable year. Net investment income generally would include any capital gain recognized in connection with the merger (including gain treated as dividend income), as well as other items of interest, dividends, capital gains, and rental or royalty income. U.S. holders of MCBI common stock should consult their own tax advisors as to the application of the Medicare Tax in their circumstances.
Backup Withholding and Information Reporting. Payments of cash to a non-corporate U.S. holder of MCBI common stock may be subject to information reporting and backup withholding (currently at a rate of 24%). A U.S. holder of MCBI common stock generally will not be subject to backup withholding, however, if the holder either (a) provides proof of an applicable exemption satisfactory to Home and the exchange agent or (b) furnishes its correct taxpayer identification number, certifies that the holder is not subject to backup withholding on IRS Form W-9 (or an applicable substitute or successor form) and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is furnished in a timely manner to the Internal Revenue Service.
Reporting Requirements. A U.S. holder of MCBI common stock who receives shares of Home common stock upon completion of the merger and who is considered a “significant holder” will be required to retain records pertaining to the merger and to file with such holder’s U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger. For this purpose, a U.S. holder is a significant holder if, immediately before the merger, the holder owns at least 1% by vote or value of MCBI’s outstanding shares or has a tax basis of $1,000,000 or more in his, her or its MCBI common stock and securities. Such statement must include, among other things, the U.S. holder’s tax basis in and fair market value of his, her or its MCBI common stock and securities surrendered in the merger.
This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. This summary does not address all U.S. federal income tax consequences that may be relevant to you and may not apply to you if you are subject to special rules under the U.S. federal income tax laws. This discussion is not a complete analysis of all potential tax effects that may be important to you. Determining the actual U.S. federal income tax consequences of the merger to you may be complex and will depend on your particular circumstances. Thus, you are strongly encouraged to consult your own tax advisor as to the specific tax consequences resulting from the merger to your particular situation, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

DESCRIPTION OF HOME’S CAPITAL STOCK
The following is a description of the Home common stock and certain provisions of Home’s Restated Articles of Incorporation, Bylaws and applicable law. The following is only a summary and is qualified by applicable law and by the provisions of Home’s Restated Articles of Incorporation and Bylaws, copies of which have been filed with the SEC and are also available upon request from Home.
General
Under Home’s Restated Articles of Incorporation, as amended, Home has authority to issue up to 400,000,000 shares of common stock, par value $0.01 per share, and up to 5,500,000 shares of preferred stock, par value $0.01 per share. Each share of Home common stock has the same relative rights as, and is identical in all respects to, each other share of Home common stock.
As of January 28, 2026, there were 196,710,247 shares of Home common stock issued and outstanding, and approximately 4,901,596 shares of common stock were reserved for issuance pursuant to Home’s stock option and performance incentive plan. Home common stock is listed on the New York Stock Exchange under the symbol “HOMB.” The outstanding shares of Home common stock are validly issued, fully paid and non-assessable.
As of January 28, 2026, no shares of Home preferred stock are issued and outstanding.
Common Stock
Voting Rights. Holders of Home common stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Holders of Home common stock do not have cumulative voting rights.
Dividend Rights. Holders of Home common stock are entitled to receive ratably dividends when, as, and if declared by Home’s board of directors out of funds legally available for the payment of dividends. Holders of any preferred stock Home may issue in the future may have a priority over holders of common stock with respect to dividends. The payment of dividends is subject to government regulation, in that regulatory authorities may prohibit banks and bank holding companies from paying dividends in a manner that would constitute an unsafe or unsound banking practice. In addition, a bank may not pay cash dividends if doing so would reduce the amount of its capital below that necessary to meet minimum regulatory capital requirements. State laws also limit a bank’s ability to pay dividends. Accordingly, the dividend restrictions imposed on Home’s subsidiaries by statute or regulation effectively may limit the amount of dividends Home can pay.
Liquidation and Dissolution. In the event of the liquidation, dissolution and winding up of Home, the holders of Home common stock are entitled to receive ratably all of the assets of Home available for distribution after satisfaction of all liabilities of Home, subject to the rights of the holders of any of Home’s preferred shares that may be issued from time to time.
Other Rights. Holders of Home common stock have no preferential or preemptive rights with respect to any securities of Home, and there are no conversion rights or redemption or sinking fund provisions applicable to Home common stock.
Restrictions on Ownership. The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of Home common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of Home common stock under the Change in Bank Control Act. Any holder of 25% or more of Home common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over Home, is subject to regulation as a bank holding company under the Bank Holding Company Act.
Modification of Rights. Rights of the holders of Home common stock may not be modified by less than a majority vote of the common stock outstanding. Additionally, under the Arkansas Business Corporation Act of 1987, a majority vote is required for the approval of certain mergers or consolidations with another corporation, and for the sale of all or substantially all of Home’s assets and liquidation or dissolution of Home.
Transfer Agent. The transfer agent and registrar for Home common stock is Computershare, 150 Royall Street, Canton, Massachusetts 02021.
For additional information concerning Home common stock, see “Comparison of Rights of Holders of Home and MCBI Common Stock” below.

Preferred Stock
The 5,500,000 authorized shares of Home preferred stock, par value $0.01 per share, are typically referred to as “blank check” preferred stock. This term means that these shares of preferred stock may be issued with such preferences, limitations, relative rights, and terms as determined by Home’s board of directors. As such, the board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. As of the date of this proxy statement/prospectus, Home had no designated or outstanding shares of preferred stock.
COMPARISON OF RIGHTS OF HOLDERS OF HOME AND MCBI COMMON STOCK
General
MCBI is incorporated under the laws of the State of Tennessee and the rights of MCBI shareholders are governed by the laws of the State of Tennessee, MCBI’s Charter, as amended (the “MCBI Charter”), and MCBI’s Amended and Restated Bylaws (the “MCBI Bylaws”). As a result of the merger, MCBI shareholders who receive shares of Home common stock will become Home shareholders. Home is incorporated under the laws of the State of Arkansas and the rights of Home shareholders are governed by the laws of the State of Arkansas, Home’s Restated Articles of Incorporation, as amended (the “Home Articles”), and Home’s Amended and Restated Bylaws, as amended (the “Home Bylaws”). Thus, following the merger, the rights of MCBI shareholders who become Home shareholders in the merger will no longer be governed by the MCBI Charter and the MCBI Bylaws, and, instead, will be governed by the Home Articles and the Home Bylaws.
Comparison of Shareholders’ Rights
Set forth below is a summary comparison of material differences between the rights of Home shareholders under the Home Articles and Home Bylaws (right column), and the rights of MCBI shareholders under the MCBI Charter and the MCBI Bylaws (left column). The summary set forth below is not intended to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Home Articles, the Home Bylaws, the MCBI Charter and the MCBI Bylaws.

MCBI	Home
Authorized Capital Stock
MCBI’s authorized capital stock consists of 20,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. As of the record date for the MCBI special meeting, there were 6,384,568 shares of MCBI common stock outstanding and no shares of preferred stock outstanding.

Home’s authorized capital stock consists of 400,000,000 shares of voting common stock, $0.01 par value per share, and 5,500,000 shares of preferred stock, $0.01 par value per share. As of January 28, 2026, there were 196,710,247 shares of Home common stock outstanding and no shares of preferred stock outstanding.

Voting Rights
Holders of MCBI common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders.
Holders of MCBI common stock do not have the right to cumulate their votes with respect to the election of directors.

Holders of Home common stock are entitled to one vote per share in the election of directors and on all matters submitted to a shareholder vote at a meeting of shareholders. Holders of Home common stock do not have the right to cumulate their votes with respect to the election of directors.

Rights of Preferred Stock
The MCBI Charter authorizes the MCBI board of directors to provide for the issuance of shares of preferred stock in a series, and by filing articles of amendment pursuant to the applicable laws of the State of Tennessee, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and relative rights of the shares of each such series and the qualifications, or restrictions thereof.

The Home Articles authorize the Home board of directors to provide for the issuance of shares of preferred stock in one or more series and to determine the preferences, limitations, relative rights and terms of the preferred stock or any series of shares of preferred stock prior to issuance.

Size of the Board
The MCBI Bylaws provide that the MCBI board of directors shall consist of no fewer than one or more than seventeen members. The number of directors may be increased or decreased by an amendment of the Bylaws or by the directors or the shareholders, but no decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

The Home Articles and Home Bylaws provide that the Home board of directors shall consist of no fewer than two nor more than seventeen members. The exact number of directors within these minimum and maximum limits is to be fixed and determined, from time to time, by resolution of Home’s board of directors or shareholders.

MCBI	Home
Election of Directors
MCBI’s directors are elected annually by a plurality of the votes cast by the holders of the MCBI common stock and serve until the next annual meeting of shareholders of MCBI and until their successors are elected.
MCBI does not have a classified board.

Home’s directors are elected annually by a plurality of the votes cast by the shares entitled to vote in the election. Directors are elected for a term of one (1) year and until their successors are elected and qualified.

Home does not have a classified board.

Removal of Directors
The MCBI Bylaws provide that a director may be removed from office with or without cause by the holders of sixty-six and two-thirds percent (66 2/3%) or more of the shares entitled to vote for the election of directors.
The Home Bylaws provide that a director may be removed at any time, with or without cause, by the shareholders at a special meeting called expressly for that purpose.
Vacancies on the Board of Directors
The MCBI Bylaws provide that vacancies may be filled by the shareholders or by the Board of Directors. A director elected to fill a vacancy shall hold office for a term expiring at the next annual meeting of shareholders at which directors are elected and until his or her resignation or removal from office. If the number of directors remaining in office constitutes fewer than a quorum, the vacancy may be filled by a vote of the majority of those directors then in office.

The Home Bylaws provide that if a vacancy occurs in the board of directors by reason of death or resignation, or if the shareholders fail to fill all the vacancies on the board of directors at the annual meeting of shareholders or any meeting for the purpose of electing directors, the vacancies shall be filled by the affirmative vote of a majority of the remaining members of the board of directors. Any vacancy caused by removal of a director shall be filled by the shareholders at a shareholders’ meeting at which the vacancy is created or at a subsequent meeting.

Shareholder Proposals and Nominations
In order for a proposal by a shareholder to be considered at MCBI’s annual meeting, written notice must be timely given to MCBI’s secretary. In order to be considered timely, notice must be received not later than the 120th day, nor earlier than 150th day, prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice must be so received not later than the 10th day following the day on which such notice of the date of the annual meeting was mailed to MCBI’s shareholders or otherwise publicly disclosed. In order for a shareholder proposal to be considered at a special meeting of the shareholders, notice must be received by MCBI’s Secretary not later than the 90th day, nor earlier than the 120th day, prior to such special meeting or, if later, the 10th day following the day on which the date of such special meeting was first made public.

In order to nominate a director for election at any meeting, the nominating shareholder must be a shareholder of record both at the time the nomination is made and at the record date for the meeting at which a vote is taken with respect to the person nominated to be a director, and timely notice of the nomination must be given. In order to be considered timely with respect to an annual meeting, the nomination must be received by MCBI’s secretary not later than the 120th day, nor earlier than 150th day, prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice must be so received not later than the 10th day following the day on which such notice of the date of the annual meeting was mailed to MCBI’s shareholders or otherwise publicly disclosed. In order for a director nominee to be considered at a special meeting of the shareholders, notice must be received by MCBI’s secretary not later than the 90th day, nor earlier than the one hundred twentieth 120th day, prior to such special meeting or, if later, the 10th day following the day on which the date of such special meeting was first made public. The nomination must include (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) a description of all direct and indirect compensation and other material agreements, arrangements and understandings, and any other material relationships, in any such case currently proposed or in effect during the past three years, between or among the shareholder eligible to make the nomination, any other proposing shareholder and/or certain other persons associated with the shareholder(s) making the nomination, (iv) certain information with respect to the proposing shareholder(s) and certain persons associated
In order for a proposal by a shareholder to be included in Home’s proxy statement and proxy form for an annual meeting of Home’s shareholders, the proposal must: (1) concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws, including our Bylaws and Rule 14a-8 of the Exchange Act; and (2) be received by Home at its home office, 719 Harkrider Street, Suite 100, Conway, Arkansas 72032, Attention: Donna J. Townsell, Secretary, not less than 120 calendar days before the anniversary of the date of the previous year’s proxy statement, or November 7, 2025, in the case of the Annual Meeting of Shareholders in 2026. If no annual meeting was held the previous year and in any year in which the date of the annual meeting is moved by more than 30 days from the date of the previous year’s annual meeting, the proposal will be considered timely if received within a reasonable time before Home begins to print and mail its proxy materials. Such shareholder proposals must also comply with the additional requirements of Rule 14a-8 of the Exchange Act (or any successor rule) to be eligible for inclusion in the proxy statement for the Annual Meeting of Shareholders in 2026.

Home has adopted a policy stating that its Nominating and Corporate Governance Committee will consider a candidate properly and timely recommended for directorship by a stockholder or group of stockholders of Home if:

•The recommendation is submitted by one or more stockholders that have individually or as a group owned beneficially at least two percent of Home’s issued and outstanding common stock for at least one year, determined as of the date the recommendation is submitted;
•The recommendation is submitted to the Secretary of Home, in writing via certified U.S. mail, not less than 120 days prior to the first anniversary of the date of the proxy statement relating to Home’s previous annual meeting;
•The recommendation includes specified information about the recommending shareholder(s) and the candidate, such required information is provided in more detail in Home’s “Policy Regarding Director Recommendations by Stockholders” and “Nominating and Corporate Governance Committee Directorship Guidelines and Selection Policy” published on Home’s website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents;” and
•The recommending shareholder(s) and the candidate submit, with the recommendation, a signed statement agreeing and acknowledging that, among other things, the recommending shareholder will maintain an ownership of at least two percent of Home’s stock throughout the candidate’s term as director.

MCBI	Home
with them, including their names and addresses, the class and number of shares of stock they own or any other economic interest they may have in MCBI, (v) a description of any arrangements between the proposing shareholder(s) and the nominee in connection with the ownership and voting of MCBI securities, and (vi) a representation as to whether the shareholder(s) making the proposal intend to appear at the annual or special meeting to propose the nomination.	Upon receipt of the recommendation, the committee will consider the qualifications of the candidate. The committee does not intend to review and/or consider candidates in a manner different than other recommendations, although the committee may prefer director candidates who are personally known to the existing directors, have the requisite experience and whose reputations are highly regarded.

The Home Bylaws provide that only such nominations of persons for the election of directors and such other business that have been properly brought before a shareholder meeting will be conducted. For business (including, but not limited to, director nominations) to be properly brought before an annual meeting by a shareholder, the shareholder must give written notice to the Secretary at Home’s principal executive offices, and such notice must be received by the Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting if such meeting is held on a day not more than 30 days before and not later than 60 days after the anniversary of the previous year’s annual meeting. With respect to any other annual meeting of shareholders, including in the event that Home did not hold an annual meeting the previous year, the shareholder’s notice is timely only if it is delivered to the Secretary at Home’s principal executive offices no earlier than the close of business on the 120th day prior to the annual meeting and no later than the later of the 90th day prior to the annual meeting and the 10th day after Home publicly announces the date of the current year’s annual meeting. To be in proper written form, a shareholder’s notice to Home’s Secretary must comply with all requirements contained in the Home Bylaws.
Voting Rights in an Extraordinary Transaction
Neither the MCBI Charter, nor the MCBI Bylaws impose heightened shareholder approval requirements for any action. Tennessee law therefore governs the number of votes required to take any action.	Neither the Home Articles nor the Home Bylaws impose heightened shareholder approval requirements for any action. Arkansas law therefore governs the number of votes required to take any action.
Anti-Takeover Provisions and Other Shareholder Protections
Neither the MCBI Charter. nor the MCB Bylaws include anti-takeover provisions or other shareholder protections in the context of a takeover or merger.

The Tennessee Control Share Acquisition Act only applies if a Tennessee corporation’s charter or bylaws expressly provides that the corporation will be subject to such Act. MCBI’s Charter, as amended, and Amended and Restated Bylaws do not provide that it will be governed under the Tennessee Control Share Acquisition Act.

The Tennessee Investor Protection Act does not apply to MCBI because it does not apply to bank holding companies.

The TBCA generally prohibits a “business combination” by MCBI or a subsidiary with an “interested shareholder” within five years after the shareholder becomes an interested shareholder. MCBI or a subsidiary can, however, enter into a business combination within that period if, before the interested shareholder became such, the MCBI board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that five-year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or its approved by two-thirds of the other shareholders. For purposes of the TBCA, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of MCBI’s stock.

Neither the Home Articles nor the Home Bylaws include anti-takeover provisions or other shareholder protections in the context of a takeover or merger.

MCBI	Home
Indemnification of Directors and Officers
MCBI’s Bylaws provide that MCBI shall indemnify its directors and officers and advance expenses thereto to the fullest extent permitted by the laws of the State of Tennessee. MCBI’s Bylaws also provide that MCBI may indemnify any other person and advance expenses thereto to the extent permitted by its Charter and by applicable law. MCBI’s Charter does not place any restrictions on indemnification of MCBI’s officers and directors.

In Home’s Articles and Bylaws, every person who was or is a party to, or is involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of Home (or is or was serving at the request of Home as a director or officer of another entity) shall be indemnified and held harmless to the fullest extent legally permissible under and pursuant to any procedure specified in the Arkansas Business Corporation Act of 1987 (“ABCA”), against all expenses, liabilities and losses reasonably incurred or suffered by him in connection therewith.

The rights of indemnification provided in the Home Articles are not exclusive of any rights which may be available under any agreement, vote of stockholders, provision of law or otherwise. In addition, the Home Articles authorize Home to maintain insurance on behalf of any person who is or was a director or officer of Home (or is or was serving at the request of Home as a director or officer of another entity), whether or not Home would have the power to provide indemnification to such person.

Limitation of Liability of Directors
The MCBI Charter provides that directors of MCBI will not be personally liable to MCBI or its shareholders for monetary damage for a breach of the directors’ duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to MCBI or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) under Section 48-18-304 of the TBCA.

The Home Articles provide that, to the maximum extent permitted by Arkansas law, a director will not be liable to Home or to its shareholders for monetary damages for any breach of fiduciary duties as a director.

Shareholder Action by Written Consent
Shareholder action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if one or more written consents, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.	Shareholder action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if one or more written consents, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.
Special Meetings
Special meetings of the shareholders may be called at any time by the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Secretary or the holders of not less than one tenth (1/10) of the shares entitled to vote at such meeting.

Special meetings of the shareholders may be called at any time by the Chairman or the President, by resolution of the board of directors, or by the Chairman or the President at the request of not less than ten percent (10%) of the holders of shares entitled to vote on any action to be presented at such meeting if such holders sign, date, and deliver to Home’s Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held.

Shareholders’ Rights to Examine Books and Records
The MCBI Bylaws provide that a shareholder who has been a shareholder of record for at least six (6) months immediately preceding the demand or who is the shareholder of record of at least five percent (5%) of all of the outstanding shares of MCBI shall, upon written demand, made in good faith and for a proper purpose, be permitted to examine certain books and records of MCBI provided that (i) the written demand describes with reasonable particularity the purpose of the shareholder’s demand for inspection, (ii) the records such shareholder desires to inspect and (iii) the records set forth in the written demand are directly connected to the shareholder’s purpose for inspection.

Notwithstanding the above limitations, any shareholder of MCBI may examine the following records: (i) the Charter and Bylaws, (ii) resolutions of the Board of Directors creating one (1) or more classes or series of shares, if shares issued pursuant to those resolutions are outstanding, (iii) minutes of shareholders’ meetings and records of all actions taken by shareholders without a meeting for the past three (3) years, (iv) all written communications to shareholders generally within the past three (3) years (including any financial statements), (v) a list of the names and business addresses of MCBI’s current directors and officers, and (vi) MCBI’s most recent annual report delivered to the Secretary of State for the State of Tennessee.
Arkansas law provides a shareholder and his, her, or its agent or attorney with a right to inspect (beginning two (2) business days after notice of a meeting is given and continuing through such meeting) at Home’s principal office during regular business hours and copy the corporation’s shareholder list at his, her, or its expense.
Arkansas law also permits any shareholder, on at least five (5) business days’ advance written demand to the corporation, to inspect (1) the articles of incorporation and bylaws of the corporation and all amendments thereto that are in effect, (2) board resolutions of the corporation relating to the creation of any classes or series of shares and fixing their relative rights, preferences and limitations, if shares issued pursuant to those resolutions are outstanding, (3) minutes of shareholder meetings, records of actions taken by shareholders without a meeting and all written communications to shareholders, including financial statements furnished to shareholders, for the past three (3) years, (4) the name and business addresses of the current directors and officers, and (5) the most recent annual franchise tax report delivered to the Arkansas Secretary of State. In addition, a shareholder satisfying specified conditions is entitled to inspect (a) excerpts of minutes of any meeting of the board of directors, records of any actions of any committee of the board of directors, minutes of any meeting of the shareholders, and records of actions taken by the shareholders or board of directors without a meeting, (b) accounting records, and (c) the record of shareholders, in each case if the demand is made in good faith and for a proper purpose, describes the purpose of the inspection and the desired records with reasonable particularity, and the desired records are directly connected to the purpose of such inspection.

MCBI	Home
Amendments to Articles of Incorporation and Bylaws
Unless otherwise provided in MCBI’s Charter, the TBCA provides that with the limited exception of certain non-substantive amendments that can be adopted by the board of directors without shareholder action, a corporation’s board of directors may propose one or more amendments to the charter for submission to the shareholders. The proposed amendment is adopted if it receives the affirmative vote of a majority of the votes cast on the proposed amendment.

MCBI’s Bylaws may be amended by a majority vote of the MCBI board of directors or by a majority of the votes cast by the MCBI shareholders.

Under Arkansas law, an amendment to the articles of incorporation generally is approved if a majority of the votes representing the quorum approves it. Pursuant to the Home Bylaws, a quorum at any meeting of the shareholders of Home consists of a majority in interest in the stock issued and outstanding then entitled to vote, represented in person or by proxy.

An amendment to the Home Bylaws may be adopted, amended or repealed at any meeting of the board of directors.

Notwithstanding the foregoing, under Arkansas law, a majority of a class of stock must approve any amendment that adversely affects their particular class as further described in Ark. Code Ann. Section 4-27-1004.

Dividends
Under Tennessee law, MCBI may not declare a dividend if, after giving effect to such dividend, it would not be able to pay its debts as the debts become due in its usual course of business or if its total assets would be less than the sum of its total liabilities, plus, unless MCBI’s Charter permits otherwise, the amount that would be needed, if MCBI were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

MCB may not, without the prior consent of the Commissioner of the Tennessee Department of Financial Institutions pay any dividends to MCBI in a year in excess of the total of MCB’s net income for that year plus the retained net income for the preceding two years.
Under Arkansas law, a corporation may not make any distribution to its shareholders if, after giving effect to the distribution (1) the corporation would not be able to pay its debts as they become due in the usual course of business or (2) the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The ability of Home to pay dividends to its shareholders is directly influenced by the ability of Centennial Bank to pay dividends to Home, as its sole shareholder.

Approval of the Arkansas State Bank Commissioner is required before Centennial Bank can declare and pay any dividend of 75% or more of its net profits after all taxes for the current year plus 75% of the retained net profits for the immediately preceding year.

In addition, the Federal Reserve further limits the ability to pay dividends if the total of all dividends declared in any calendar year by the bank exceeds the bank’s net profits to date for that year combined with its retained net profits for the preceding two years.

Dissenters’ Rights
Neither the MCBI Charter, nor the MCBI Bylaws address dissenters’ rights. Tennessee law therefore governs when a shareholder is entitled to dissent, the process for dissenting and the amount of the payment.

The MCBI shareholders do have dissenters’ rights with respect to the Merger Proposal.

Neither the Home Articles nor the Home Bylaws address dissenters’ rights. Arkansas law therefore governs when a shareholder is entitled to dissent, the process for dissenting and the amount of the payment.

The Home shareholders do not have dissenters’ rights for this transaction under Arkansas law.

MCBI SPECIAL MEETING OF SHAREHOLDERS
Date, Time and Place of the MCBI Special Meeting
The MCBI special meeting will be held at the Hilton Garden Inn, 6200 Papermill Drive, Knoxville, Tennessee 37919 at 11:00 a.m., Eastern Time, on March 11, 2026. This proxy statement/prospectus and the enclosed form of proxy will be mailed to MCBI’s shareholders entitled to vote at the MCBI special meeting on or about January 30, 2026.
Purpose of MCBI Special Meeting
At the MCBI special meeting, MCBI shareholders will be asked to consider and vote on the following matters:
1.    the Merger Proposal; and
2.    the Adjournment Proposal.
Recommendation of MCBI’s Board of Directors
After careful consideration, the MCBI board, at a special meeting of the MCBI board held on December 6-7, 2025, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the merger, are consistent with, and will further, the business strategies of MCBI and are fair and in the best interests of MCBI and its shareholders, and (ii) adopted and approved the Merger Agreement and the consummation of the transactions contemplated thereby, including the merger. Accordingly, the MCBI board unanimously recommends that the MCBI shareholders vote FOR the Merger Proposal and FOR the Adjournment Proposal. See “The Merger—Recommendation of MCBI’s Board of Directors and Reasons for the Merger” on page 33.
MCBI Record Date and Quorum
Only holders of record of MCBI common stock at the close of business on January 28, 2026, the record date for the MCBI special meeting, will be entitled to vote at the MCBI special meeting.
At the close of business on the record date, MCBI had approximately 6,384,568 shares of common stock outstanding and entitled to vote. Holders of record of shares of common stock of MCBI on the record date are entitled to one vote per share at the MCBI special meeting on all matters to be considered at the MCBI special meeting.
A quorum of shareholders is necessary to validly hold the MCBI special meeting. A majority of the shares outstanding of MCBI on the record date, present in person or represented by proxy, including abstentions, will constitute a quorum to transact business at the MCBI special meeting.
Required Vote
Merger Proposal: Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of MCBI common stock entitled to vote on the proposal. Directors, officers and other key employees owning or controlling approximately 22.5% of the shares of MCBI common stock as of the record date have agreed to vote to approve and adopt the merger agreement, subject to certain exceptions.
Adjournment Proposal: Approval of the Adjournment Proposal requires that the votes cast in favor of the Adjournment Proposal at the MCBI special meeting exceed the votes cast against the Adjournment Proposal at the MCBI special meeting.
The inspector of elections appointed for the MCBI special meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes for each proposal
Effect of Abstentions
If a MCBI shareholder indicates on their proxy card or voting instruction card that they wish to abstain from voting, these shares are considered present and entitled to vote at the meeting and will count toward determining whether or not a quorum is present. If a MCBI shareholder does not vote by proxy or vote in person at the MCBI special meeting, or if the shareholder marks the “abstain” box on the proxy card or voting instruction card:
•    it will have the same effect as a vote AGAINST the Merger Proposal, but
•    it will have no effect on the Adjournment Proposal.

Effect of Broker Non-Votes
Under stock exchange rules, banks, brokers, and other nominees who hold shares of MCBI common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers, and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank, or other nominee that are represented at the MCBI special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. Because neither of the two proposals for consideration at the MCBI special meeting are “routine” proposals, if you hold your shares of MCBI common stock in “street name,” your broker, bank, or other nominee will vote your shares of MCBI common stock only if you provide instructions on how to vote by filling out the voting card sent to you by your broker, bank, or other nominee with this proxy statement/prospectus. Broker non-votes will be deemed present for MCBI quorum purposes for all proposals to be voted on at the MCBI special meeting. MCBI broker non-votes:
•    will have the same effect as a vote AGAINST the Merger Proposal, but
•    will have no effect on the Adjournment Proposal.
Shares Held by Officers and Directors
As of January 28, 2026, the directors and executive officers of MCBI and their affiliates beneficially owned approximately 1,366,990 shares of MCBI common stock representing approximately 21.4% of the shares of MCBI common stock outstanding on that date.
Voting of Proxies
If you are a shareholder of record of MCBI, you may submit a proxy for the MCBI special meeting by completing, signing, dating and returning the proxy card in the pre-addressed envelope provided if paper copies of the proxy statement/prospectus were provided to you. You may also vote by proxy over the internet or by telephone by following the instructions on the proxy card or voting instruction form received by you. All proxies that are not revoked will be voted in accordance with the instructions on the proxy card. Properly executed and returned proxies that give no instructions as to how they should be voted on a particular proposal will be voted FOR that proposal, unless the shareholder has timely delivered to MCBI written notice regarding a shareholder’s dissenters’ rights as provided under Sections 48-23-101 to 48-23-302 of the TBCA. For more information on dissenters’ rights, please see the heading entitled “The Merger—Dissenters’ Rights” on page 25.
If you are a shareholder of record of MCBI, you may also vote in person at the MCBI special meeting.

If you hold MCBI shares in broker street name, you may not vote in person at the MCBI special meeting unless you obtain a signed proxy from the record holder giving you the right to vote such shares.
Revoking of Proxies
A MCBI shareholder may revoke a proxy at any time before it is voted. A proxy may be revoked by: (1) signing and returning a proxy card with a later date, if such proxy card is received by MCBI prior to the MCBI special meeting; (2) delivering a written revocation letter to MCBI’s corporate secretary, if such revocation letter is received by MCBI prior to the MCBI special meeting; (3) attending the MCBI special meeting in person, notifying the corporate secretary, and voting by ballot at the special meeting; or (4) voting by telephone or the Internet at a later time prior to the MCBI special meeting.
Any shareholder entitled to vote in person at the MCBI special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying MCBI’s corporate secretary) of a shareholder at the MCBI special meeting will not constitute revocation of a previously given proxy.
Written notices of revocation and other communications about revoking your proxy card should be addressed to:
Mountain Commerce Bancorp, Inc.
6101 Kingston Pike
Knoxville, Tennessee 37919
Attention: Corporate Secretary

If a MCBI shareholder has instructed a broker, bank or nominee to vote his, her or its shares of common stock of MCBI by executing a voting instruction card, the shareholder must follow the directions received from the broker, bank or nominee to change his, her or its instructions.
Solicitation of Proxies
Proxies are being solicited on behalf of the board of directors of MCBI for use at the MCBI special meeting. MCBI will bear the costs and expenses of soliciting proxies from you. After the original mailing of the notice of the MCBI special meeting and other soliciting materials, Home, MCBI and/or their respective agents may also solicit proxies by mail, telephone, facsimile, email or in person.
Attending the MCBI Special Meeting
If you are a MCBI shareholder as of the MCBI record date, you may vote your shares in person at the MCBI special meeting. Even if you currently plan to attend the MCBI special meeting, it is recommended that you also submit your proxy as described below, so your vote will be counted if you later decide not to attend the MCBI special meeting. If you submit your vote by proxy and later decide to vote at the MCBI special meeting, the vote you submit at the MCBI special meeting will override your proxy vote. If your shares of MCBI common stock are held in “street name” by a bank, broker or other nominee, please follow the instructions on the voting instruction form provided by the record holder. “Street name” shareholders who wish to vote in person at the MCBI special meeting will need to obtain a legal proxy from the institution that holds their shares.
Assistance
If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, or need help voting your shares of MCBI common stock, please contact Investor Relations, Mountain Commerce Bancorp, Inc., 6101 Kingston Pike, Knoxville, Tennessee 37919, (423) 232-5047.

MCBI PROPOSALS
Proposal 1: Merger Proposal
MCBI is asking holders of MCBI common stock to approve the Merger Proposal. Holders of MCBI common stock should read this proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the Merger Agreement, the merger and other transactions contemplated by the Merger Agreement.
After careful consideration, the MCBI board of directors unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the merger, are consistent with, and will further, the business strategies of MCBI and are fair and in the best interests of MCBI and its shareholders and adopted and approved the Merger Agreement and the consummation of the transactions contemplated thereby, including the merger. See “The Merger—Recommendation of MCBI’s Board of Directors and Reasons for the Merger” beginning on page 33 of this proxy statement/prospectus for a more detailed discussion of the MCBI board of directors’ recommendation.
The approval of the merger by holders of MCBI common stock is a condition to the completion of the merger. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Appendix A.
The board of directors of MCBI unanimously recommends that MCBI shareholders vote “FOR” the Merger Proposal.
Proposal 2: Adjournment Proposal
The MCBI special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the MCBI special meeting to approve the Merger Proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to holders of MCBI’s common stock.
If, at the MCBI special meeting, the number of shares of MCBI common stock present or represented and voting in favor of the Merger Proposal is insufficient to approve the Merger Proposal, MCBI intends to move to adjourn the MCBI special meeting in order to enable its board of directors to solicit additional proxies for approval of the Merger Proposal. In that event, MCBI will ask holders of MCBI common stock to vote upon the Adjournment Proposal but not the Merger Proposal.
In this proposal, MCBI is asking holders of MCBI common stock to authorize the respective holder of any proxy solicited by the MCBI board of directors, on a discretionary basis if (i) there are not sufficient votes at the time of the MCBI special meeting to approve the Merger Proposal or (ii) necessary or appropriate to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to holders of MCBI common stock, to vote in favor of adjourning the MCBI special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of MCBI common stock who have previously voted. In addition, in accordance with MCBI’s bylaws, in the absence of a quorum, the MCBI special meeting may also be adjourned from time to time by a vote of a majority of the votes cast on the motion to adjourn.
The approval of the MCBI adjournment proposal by holders of MCBI common stock is not a condition to the completion of the merger.
The board of directors of MCBI unanimously recommends that MCBI shareholders vote “FOR” the Adjournment Proposal.

CERTAIN INFORMATION CONCERNING HOME
Home is a Conway, Arkansas headquartered bank holding company registered under the federal Bank Holding Company Act of 1956. Home’s common stock is traded through the New York Stock Exchange under the symbol “HOMB.” Home is primarily engaged in providing a broad range of commercial and retail banking and related financial services to businesses, real estate developers and investors, individuals and municipalities through its wholly owned community bank subsidiary, Centennial Bank. Centennial Bank has locations in Arkansas, Texas, Florida, South Alabama and New York City.
Financial and other information relating to Home is set forth in its Annual Report on Form 10-K for the year ended December 31, 2024, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025, and September 30, 2025. Information regarding the names, ages, positions, and business backgrounds of the executive officers and directors of Home, as well as additional information, including executive compensation, beneficial ownership of Home securities, and certain relationships and related person transactions, is set forth in or incorporated by reference in Home’s 10-K and in its proxy statement for its 2025 annual meeting of shareholders. See “Where You Can Find More Information” on page 93.
None of Home’s directors or executive officers is a party to, or participates in, any Home plan, program or arrangement that provides such director or officer with any kind of compensation that is based on or otherwise relates to the completion of the merger.
CERTAIN INFORMATION CONCERNING MCBI
Mountain Commerce Bancorp, Inc.
6101 Kingston Pike
Knoxville, Tennessee 37919
Attention: Christie Wininger – Stockholder Relations
(423) 232-5047
General
MCBI is a Tennessee corporation that was organized in October 2005 to serve as the holding company for MCB, a Tennessee state-chartered bank founded in 1910. MCBI has no material business operations at the holding company level other than owning and managing its wholly-owned banking subsidiary, MCB. MCBI’s primary activities are to provide assistance in the management and coordination of the financial resources of MCB. MCBI’s principal asset is the outstanding capital stock of MCBI, and MCBI derives its revenues primarily from the operations of MCB in the form of dividends received from MCB.
MCB is a state-chartered bank, chartered under the laws of the State of Tennessee, which offers a broad range of commercial and consumer banking services to small and mid-sized businesses and individuals. Headquartered in Knoxville, Tennessee, MCB operates seven existing branches located in Bearden (Knoxville), West Knoxville, Johnson City (2), Brentwood and Unicoi County (2), with another branch in the Johnson City area scheduled to open by the end of the first quarter of 2026. MCB also operates ATM/ITM locations in Johnson City, Tennessee. It serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking. Some of the products that MCB offers include checking accounts, savings accounts, money market accounts, cash management accounts, certificates of deposit, commercial and industrial loans, commercial real estate loans, construction and development loans, residential mortgages, consumer loans, credit cards, online banking, telephone banking and mobile banking.
As a bank holding company, MCBI is subject to supervision and regulation by the Federal Reserve. As a state-chartered bank, MCB is subject to supervision and regulation by the Tennessee Department of Financial Institutions and the Federal Deposit Insurance Corporation.
As of September 30, 2025, MCBI had total assets of $1.8 billion, total loans of approximately $1.5 billion, total liabilities of approximately $1.7 billion, total deposits of approximately $1.6 billion, and total shareholders’ equity of approximately $143 million.
MCBI’s principal office is located at 6101 Kingston Pike, Knoxville, Tennessee 37919, and its telephone number at that location is (423) 232-5047. For more information, see MCB’s website at www.mcb.com. The information on MCB’s website is not part of this prospectus and proxy statement, and the reference to the MCB website address does not constitute incorporation by reference of any information on that website into this prospectus and proxy statement.

Products and Services
MCB is a community-oriented, full-service financial institution that is engaged in substantially all of the business operations customarily conducted by independent financial institutions in Tennessee. It offers a full complement of deposit, loan, and cash management products, including savings accounts, checking accounts, money market accounts, certificates of deposit, commercial loans, real estate loans and other installment and term loans and lines of credit, and a host of electronic products. The terms of these loans vary by purpose and by type of underlying collateral, if any. Loan products are designed to meet the needs of the community while providing an appropriate risk-adjusted return to MCB. MCB does a substantial amount of business with individuals, as well as customers in small to medium-sized commercial, industrial, and professional businesses.
Deposits represent MCB’s primary source of funds to support earning assets. The bank offers traditional depository products, including checking, savings, money market, and certificates of deposit with a variety of rates. Deposit products are structured to be competitive with rates, fees, and features offered by other local institutions. For the convenience of its customers, the bank also offers drive-through banking facilities, automated and interactive teller machines, credit cards, debit cards, night depositories, personalized checks and safe deposit boxes.
Competition
MCB encounters strong competition both in making loans and in attracting deposits. The deregulation of the banking industry and the widespread enactment of state laws which permit multi-bank holding companies as well as an increasing level of interstate banking have created a highly competitive environment for commercial banking. In one or more aspects of its business, MCB competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Most of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services that MCB does not currently provide. In addition, many of MCB’s non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. Recent federal and state legislation has heightened the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly. There is no assurance that increased competition from other financial institutions will not have an adverse effect on MCB’s operations.
Legal Proceedings
From time to time, MCBI or its subsidiaries, including MCB, may become a party to various litigation matters incidental to the conduct of its business. However, neither MCBI nor any of its subsidiaries is presently party to any legal proceeding the resolution of which, in the opinion of MCBI’s management, would be expected to have a material adverse effect on MCBI’s business, operating results, financial condition, or prospects.
Employees
As of December 31, 2025, MCBI did not have any full-time equivalent employees and MCB employed 109 full-time equivalent employees. No employees of MCBI or MCB are covered by a collective bargaining agreement. MCBI considers its relationship with its employees to be good.
Properties
The main office of MCB is located at 6101 Kingston Pike, Knoxville, Tennessee 37919. Including its main office, MCB operates seven existing branch offices located in Bearden (Knoxville), West Knoxville, Johnson City (2), Brentwood and Unicoi County (2), with another branch in the Johnson City area scheduled to open by the end of the first quarter of 2026.

Management
Directors. The boards of directors of MCBI and MCB are comprised of the same twelve individuals. The directors of MCBI and MCB serve one-year terms and until their respective successor has been duly elected and qualified. The following sets forth certain information regarding the directors of MCBI and MCB.

Name	Principal Occupation
William E. Edwards, III	Founder, Vice Chairman, President and Chief Executive Officer Mountain Commerce Bancorp, Inc. and Chief Executive Officer of Mountain Commerce Bank
Ernest D. Campbell	Founder and owner of Ernest Campbell Development, LLC, a real estate development company
Wade H. Farmer	CPA and Partner in the Tax Department of Blackburn, Childers & Steagall, PLC, Johnson City, Tennessee
Dwight B. Ferguson, Jr.	Chairman of the Board of Mountain Commerce Bancorp, Inc. and Mountain Commerce Bank
Michael L. Hatcher	Retired CPA Founder and Chairman of the Board of Medical Supplies of America, LLC, and Medical Waste of America, LLC; Founder of Hatcher Hill Properties, a real estate development company
Douglas A. Yoakley	Co-founder of Pershing Yoakley and Associates, a CPA firm in Knoxville, Tennessee
Kevin W. Horne	President of Mountain Commerce Bank and Executive Vice President of Mountain Commerce Bancorp, Inc.
Wendell C. Kirk	CPA and consultant with Kirk & Associates
Alvin J. Nance	Chief Executive Officer of LHP Development, LLC, a real estate development company and former Executive Director and Chief Executive Officer of Knoxville’s Community Development Corporation
Tim A. Topham	Executive Vice President and Regional President of the Middle and East Tennessee markets of Mountain Commerce Bank
Samuel L. Widener	Owner of Winco Tile, a ceramic tile distributor and owner of Wincrest Angus Farm
Frank Wood	Owner of Holston Distributing and Warehouse Central, LLC, a beverage distribution business
Executive Officers. The following sets forth information regarding the executive officers of MCBI and MCB.

Name	Principal Occupation
William E. Edwards, III	Founder, Vice Chairman, President and Chief Executive Officer Mountain Commerce Bancorp, Inc. and Chief Executive Officer of Mountain Commerce Bank
Kevin W. Horne	President of Mountain Commerce Bank and Executive Vice President of Mountain Commerce Bancorp, Inc.
Wesley Lemon	Interim Chief Financial Officer of Mountain Commerce Bancorp, Inc. and Mountain Commerce Bank
Marie Patterson	Chief Administrative Officer of Mountain Commerce Bancorp, Inc. and Mountain Commerce Bank

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
MOUNTAIN COMMERCE BANCORP, INC.
The following table sets forth certain information as of January 28, 2026, concerning the number and percentage of shares of MCBI common stock beneficially owned by each of MCBI’s directors and executive officers and MCBI’s directors and executive officers as a group, and as of December 31, 2025 for each holder of 5% or more of the outstanding shares of MCBI common stock other than a director or executive officer based on information known to MCBI. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the individual living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director, or executive officer can vest title in himself or herself at once or at some future time. Except as otherwise indicated, the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares are pledged as security.

Directors:	Number of Shares of MCBI Common Stock Beneficially Owned (1)	Percentage of Class Beneficially Owned (2)
Ernest D. Campbell (3)	23,750	0.37%
William E. Edwards, III (4)	391,364	6.13%
Wade H. Farmer (5)	20,236	0.32%
Dwight B. Ferguson, Jr.(6)	77,090	1.21%
Michael L. Hatcher (7)	54,663	0.86%
Kevin W. Horne (8)	100,631	1.58%
Wendell C. Kirk	57,000	0.89%
Alvin J. Nance	3,750	0.06%
Tim A. Topham (9)	163,734	2.56%
Samuel L. Widener (10)	87,601	1.37%
Frank Wood (11)	350,831	5.49%
Douglas A. Yoakley (12)	21,250	0.33%
Executive Officers:
Wesley T. Lemon	2,501	0.04%
Marie Patterson	12,589	0.20%
Current Directors and Executive Officers as a Group (14 persons)	1,366,990	21.41%

Greater than 5% Shareholders:
The Banc Funds Co., LLC	351,330	5.50%
AllianceBernstein LP	621,231	9.73%
Endeavour Capital Advisors, Inc. (13)	599,342	9.39%
North Atlantic Smaller Companies Investment Trust, PLC	390,000	6.11%
(1)Includes unvested shares of restricted stock. In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner for purposes of this table of any shares of MCBI common stock if he or she has or shares voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from December 31, 2025. As used herein, “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose or direct the disposition of shares. The nature of beneficial ownership for shares shown in this column, unless otherwise noted, represents sole voting and investment power.
(2)The percentages of beneficial ownership in the following table are calculated in relation to the 6,384,568 shares of MCBI common stock that were outstanding as of January 28, 2026.
(3)Includes 3,750 shares owned individually and 20,000 shares owned jointly with Mr. Campbell’s wife.
(4)Includes 3,975 shares owned individually, 121,250 held in an entity controlled by Mr. Edwards, 22,500 shares held in Mr. Edwards’ IRA, 239,225 held in a trust, 1,395 shares owned by Mr. Edwards’ wife and 3,019 shares held in Mr. Edwards’ wife’s IRAs.
(5)Includes 15,450 shares owned individually and 4,786 shares held in Mr. Farmer’s IRAs.
(6)Includes 61,174 shares owned individually and 15,916 shares held in a trust.

(7)Includes 8,250 shares owned individually, 3,683 shares held in Mr. Hatcher’s IRA and 42,730 shares owned by Mr. Hatcher’s wife.
(8)Includes 92,743 shares held individually and 7,888 shares held in Mr. Horne’s IRA.
(9)Includes 94,569 shares owned individually, 13,665 shares held in Mr. Topham’s IRA and 55,500 shares held in a trust for which Mr. Topham shares voting and dispositive power with his wife.
(10)Includes 19,250 shares owned individually, 2,083 shares held in Mr. Widener’s IRA, 64,185 shares owned jointly with Mr. Widener’s wife and 2,083 shares owned by Mr. Widener’s wife in her IRA.
(11)Includes 2,750 shares owned individually, 277,966 shares held in an entity controlled by Mr. Wood and 70,115 shares held in a trust for Mr. Wood’s sister for which Mr. Wood has voting and dispositive power.
(12)Includes 8,250 shares owned individually, 5,000 shares held in Mr. Yoakley’s IRA and 8,000 shares owned by Mr. Yoakley’s wife.
(13)Includes shares held by Endeavour Capital Private Investments I LP and Endeavour Regional Bank Opportunities Fund II.
CERTAIN LEGAL MATTERS
The validity of the Home common stock to be issued in the merger will be passed upon for Home by its counsel, Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., Little Rock, Arkansas. Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., will also pass upon certain U.S. federal income tax matters for Home. Bass, Berry & Sims PLC will pass upon certain U.S. federal income tax matters for MCBI. As of January 26, 2026, attorneys with Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. participating in this matter beneficially own approximately 3,525 shares of Home common stock.
EXPERTS
The consolidated financial statements incorporated in this proxy statement/prospectus by reference from Home’s Annual Report on Form 10-K for the year ended December 31, 2024, and the effectiveness of Home’s internal control over financial reporting as of December 31, 2024 have been audited by Forvis Mazars, LLP (“Forvis Mazars”), an independent registered public accounting firm, as stated in its reports, which are incorporated herein by reference. Such consolidated financial statements and management’s assessment of internal control (which is included in Management’s Report on Internal Control Over Financial Reporting) have been so incorporated in reliance upon such reports of Forvis Mazars given on the authority of such firm as experts in accounting and auditing.
With respect to the unaudited interim condensed consolidated financial information of Home appearing in its Quarterly Reports on Form 10-Q for the periods ended March 31, 2025, June 30, 2025, and September 30, 2025, that is incorporated herein by reference, Forvis Mazars has applied limited procedures in accordance with professional standards for a review of such information. However, Forvis Mazars did not audit that interim condensed consolidated financial information and, as stated in each of its reports included therein, Forvis Mazars does not express an opinion on that unaudited interim condensed consolidated financial information. Because of the limited nature of the review procedures applied, the degree of reliance on its reports on such information should be restricted. Pursuant to Rule 436(c) under the Securities Act, Forvis Mazars is not subject to the liability provisions of Section 11 of the Securities Act because its reports on Home’s unaudited interim condensed consolidated financial information should not be considered a report or a part of this registration statement prepared or certified by Forvis Mazars within the meaning of Sections 7 and 11 of the Securities Act.

SUBMISSION OF ANNUAL MEETING SHAREHOLDER PROPOSALS
Home
In order for a proposal by a shareholder to be included in the Home’s proxy statement and proxy form for an annual meeting of Home’s shareholders, the proposal must: (1) concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws, including our Bylaws and Rule 14a-8 of the Exchange Act; and (2) be received by Home at its home office, 719 Harkrider Street, Suite 100, Conway, Arkansas 72032, Attention: Donna J. Townsell, Secretary, not less than 120 calendar days before the anniversary of the date of the previous year’s proxy statement, or November 7, 2025, in the case of the Annual Meeting of Shareholders in 2026. If no annual meeting was held the previous year and in any year in which the date of the annual meeting is moved by more than 30 days from the date of the previous year’s annual meeting, the proposal will be considered timely if received within a reasonable time before Home begins to print and mail its proxy materials. Such shareholder proposals must also comply with the additional requirements of Rule 14a-8 of the Exchange Act (or any successor rule) to be eligible for inclusion in the proxy statement for the Annual Meeting of Shareholders in 2026.
Home’s Bylaws provide that only such nominations of persons for the election of directors and such other business that have been properly brought before a shareholder meeting will be conducted. For business (including, but not limited to, director nominations) to be properly brought before an annual meeting by a shareholder, the shareholder must give written notice to the Secretary at Home’s principal executive offices, and such notice must be received by the Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting if such meeting is held on a day not more than 30 days before and not later than 60 days after the anniversary of the previous year’s annual meeting. With respect to any other annual meeting of shareholders, including in the event that Home did not hold an annual meeting the previous year, the shareholder’s notice is timely only if it is delivered to the Secretary at Home’s principal executive offices no earlier than the close of business on the 120th day prior to the annual meeting and no later than the later of the 90th day prior to the annual meeting and the 10th day after Home publicly announces the date of the current year’s annual meeting. To be in proper written form, a shareholder’s notice to Home’s Secretary must comply with all requirements contained in Home’s Bylaws, a copy of which may be obtained upon written request to Home’s Secretary.
Accordingly, in connection with our Annual Meeting of Shareholders in 2026, a shareholder intending to introduce a proposal or nominate a director but not intending the proposal or nomination to be included in Home’s proxy materials for such Annual Meeting must provide written notice to the Secretary at Home’s home office, 719 Harkrider Street, Suite 100, Conway, Arkansas 72032, Attention: Donna Townsell, Secretary, and such notice must be received by the Secretary not earlier than the close of business on December 18, 2025 and not later than the close of business on January 17, 2026. The persons appointed by our Board to act as proxy holders for such Annual Meeting (named in the form of proxy) will be allowed to use their discretionary voting authority with respect to any such matter or proposal properly presented for a vote at such meeting.
MCBI
MCBI does not anticipate holding a 2026 annual meeting of MCBI shareholders if the merger is completed during the first half of 2026. However, if the merger is not completed within the expected time frame, or at all, MCBI may hold an annual meeting of its shareholders in 2026.
MCBI’s bylaws establish an advance notice procedure with regard to shareholder proposals and director nominations. If the merger is not consummated in the first half of 2026 and MCBI holds an annual meeting of shareholders and a shareholder wishes to present a proposal at that meeting, such shareholder must meet the eligibility standards set out in the MCBI’s bylaws and must give written notice to MCBI’s corporate secretary at MCBI’s principal business address not less than 120 days nor more than 150 days prior to May 22, 2026. The shareholder’s submission must include certain specified information concerning the proposal and the shareholder, including such shareholder’s ownership of MCBI common stock, as described in more detail in the MCBI’s bylaws. Similarly, if a shareholder desires to nominate a director for consideration at an annual meeting of shareholders for 2026 if such a meeting is held, such shareholder must meet the eligibility standards set out in MCBI’s bylaws and must give written notice of the nominee to MCBI’s corporate secretary at MCBI’s principal business address not less than 120 days nor more than 150 days prior to May 22, 2026. The shareholder’s notice must include certain information regarding the shareholder and the proposed nominee, in each case, as described in more detail in MCBI’s bylaws.

WHERE YOU CAN FIND MORE INFORMATION
Home files annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). You can obtain any of the documents filed with or furnished to the SEC by Home at no cost from the SEC’s website at www.sec.gov. You will also be able to obtain these documents, free of charge, from Home at www.homebancshares.com under the heading “Investor Relations.” The website addresses of the SEC and Home are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, the information on those websites is not a part of this proxy statement/prospectus and therefore is not incorporated by reference into this proxy statement/prospectus. These documents are also available without charge to you upon written or oral request to Home at the following address:
Home BancShares, Inc.
719 Harkrider Street, Suite 100
Conway, Arkansas 72032
Attention: Corporate Secretary
(501) 328-4625
The SEC allows Home to “incorporate by reference” information into this proxy statement/prospectus, which means that Home can disclose important information to you by referring you to another document filed separately by Home with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by any information in this proxy statement/prospectus. These documents contain important information about Home and its financial condition. This proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by Home (other than documents or information deemed to have been furnished and not filed according to the SEC rules):
•    Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 27, 2025;
•    Quarterly Reports on Form 10-Q for the quarters ended March  31, 2025, June 30, 2025 and September 30, 2025, filed with the SEC on May 5, 2025 (as amended on May 7, 2025), August 5, 2025 and November 4, 2025, respectively;
•    Definitive Proxy Statement on Schedule 14A for Home’s 2025 Annual Meeting of Shareholders, filed with the SEC on March 7, 2025;
•    Current Reports on Form 8-K filed with the SEC on January  21, 2025, February 14, 2025, February  28, 2025, March 3, 2025, April  18, 2025 and December 8, 2025; and
•    The description of Home common stock set forth in its registration statement on Form 10-12G, as amended, filed on April  7, 2006, including any amendment or report filed with the SEC for the purpose of updating this description, including Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 27, 2025.
In addition, Home is incorporating by reference any documents it may separately file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of this proxy statement/prospectus and through the dates of the special meeting of the MCBI shareholders, and (ii) after the date of the initial registration statement and prior to the effectiveness of the registration statement; provided, however, that Home is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.
MCBI does not have a class of securities registered under Section 12 of the Exchange Act, and therefore MCBI is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. Accordingly, MCBI does not file documents or reports with the SEC.
If you are a MCBI shareholder and (a) have any questions concerning (i) the MCBI special meeting, the merger or the Merger Agreement or (ii) the proxy statement/prospectus, (b) would like additional copies of the proxy statement/prospectus without charge or (c) need help voting your shares of MCBI common stock, please contact MCBI at the following address:
Mountain Commerce Bancorp, Inc.
6101 Kingston Pike
Knoxville, Tennessee 37919
Attention: Corporate Secretary
(423) 232-5047

To obtain timely delivery of these documents, you must request them no later than five business days before the date of the MCBI special meeting. This means you must request the information no later than March 3, 2026, in order to receive them before the MCBI special meeting.
Home and MCBI have not authorized anyone to give any information or make any representation about the merger or its companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated into this proxy statement/prospectus. Except where the context otherwise indicates, information contained in this document regarding Home has been provided by Home and information contained in this document regarding MCBI has been provided by MCBI.
Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
Dated as of December 7, 2025
among
Home BancShares, Inc.,
Centennial Bank,
HOMB Acquisition Sub IV, Inc.,
and
Mountain Commerce Bancorp, Inc.
Mountain Commerce Bank

A-i

A-ii

Exhibit A - Form of Voting and Support Agreement
Appendix I – Change in Control Payments*
Appendix II – Severance Policies*

* The appendices listed above have been omitted pursuant to Item 601(a)(5) of SEC Regulation S-K. Home BancShares, Inc. hereby agrees to furnish supplementally a copy of any omitted appendix to the SEC upon request.
A-iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 7, 2025, is entered into by and among Home BancShares, Inc., an Arkansas corporation (“HOMB”), Centennial Bank, an Arkansas state bank and a direct wholly owned subsidiary of HOMB (“Centennial”), HOMB Acquisition Sub IV, Inc., an Arkansas corporation and a direct wholly-owned subsidiary of HOMB (“Acquisition Sub”), Mountain Commerce Bancorp, Inc., a Tennessee corporation (“MCBI”), and Mountain Commerce Bank, a Tennessee state banking corporation and a direct wholly owned subsidiary of MCBI (“Target Bank”).
WITNESSETH:
WHEREAS, the board of directors of each of MCBI and HOMB has determined that it is in the best interests of their respective corporations and their respective shareholders (shareholders of MCBI, the “MCBI Shareholders”) to consummate the business combination transaction provided for in this Agreement in which (i) Acquisition Sub will, subject to the terms and conditions set forth in this Agreement, merge with and into MCBI (the “Merger”), so that MCBI is the surviving corporation (herein sometimes referred to in such capacity as the “Surviving Company”) in the Merger.
WHEREAS, as soon as reasonably practicable following the Merger and as part of a single integrated transaction for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), HOMB shall cause the Surviving Company to be merged with and into HOMB (the “Second-Step Merger”, and together with the Merger, the “Mergers”), with HOMB as the surviving corporation in the Second-Step Merger (sometimes referred to in such capacity as the “Surviving Corporation”);
WHEREAS, the board of directors of each of MCBI and HOMB has (i) adopted this Agreement and approved the transactions contemplated by this Agreement, including the Merger, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;
WHEREAS, as an inducement for HOMB to enter into this Agreement, certain MCBI Shareholders have simultaneously herewith entered into a Voting and Support Agreement substantially in the form attached hereto as Exhibit A (each, a “Voting and Support Agreement” and collectively, the “Voting and Support Agreements”) in connection with the Merger;
WHEREAS, the board of directors of HOMB has (i) adopted this Agreement and approved the transactions contemplated by this Agreement, including the Mergers, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby including without limitation the issuance of shares of HOMB’s common stock, par value $0.01 per share (the “HOMB Common Stock”) in connection with the Mergers on the terms and subject to the conditions set forth in this Agreement (the “HOMB Stock Issuance”);
WHEREAS, as soon as reasonably practicable following the Merger, HOMB shall cause Target Bank to be merged with and into Centennial (the “Bank Merger”), with Centennial as the surviving bank in the Bank Merger;
WHEREAS, the parties intend for U.S. federal income tax purposes that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement shall constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) and Section 1.368-3(a) of the Treasury Regulations.
NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, and subject to the conditions contained in this Agreement, the parties, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS
1.1    Certain Definitions. As used herein, the following terms shall have the following meanings:
(a)    “ABCA” shall mean the Arkansas Business Corporation Act of 1987, Ark. Code Ann. §§ 4-27-101, et seq.
(b)    “Acquisition Proposal” shall mean any proposal or offer for, whether in one transaction or a series of related transactions, a (i) merger, consolidation, share exchange, tender offer, business combination or similar transaction involving MCBI, (ii) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of MCBI or its Subsidiaries representing more than 20% of the consolidated assets of MCBI and its Subsidiaries tender offer (including a self-tender) or exchange offer that if consummated would result in such third party beneficially owning more than 20% of any class of equity or voting securities of MCBI or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of such party or (iv) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to MCBI; provided, however, that the term “Acquisition Proposal” shall not include any of the transactions contemplated by this Agreement.
(c)    “Affiliate” shall mean, with respect to any Person, any other Person that, alone or together with any other Person, directly or indirectly controls, is controlled by or is under common control with, such Person. For the purpose of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”), shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract, agency or otherwise. In addition, references to “controlled Affiliate” shall mean, with respect to any Person, any Affiliate of such Person which is controlled by such Person (without regard to any other Affiliates except its Subsidiaries) as determined in accordance with the preceding sentence.
(d)    “Affiliated Group” shall mean any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of any Applicable Law.
(e)    “Applicable Law” or “Law” shall mean and include: (i) any statute, decree, constitution, rule, regulation, ordinance, code, requirement, order, judgment, decree, directive or other binding action of or by any Governmental Authority as to which a party is subject; (ii) any treaty, pact, compact or other agreement to which any Governmental Authority is a signatory or party as to which a party is subject; (iii) any judicial or administrative interpretation of the application of any Applicable Law described in (i) or (ii) above; and (iv) any amendment or revision of any Applicable Law described in (i), (ii) or (iii) above.
(f)    “Arkansas Banking Code” shall mean the Arkansas Banking Code, Ark. Code Ann. §§ 23-45-101, et seq.
(g)    “ASBD” shall mean the Arkansas State Bank Department.
(h)    “Balance Sheet Date” shall mean December 31, 2024.
(i)    “Business Day” shall mean any day other than Saturday, Sunday, a day which is a legal holiday in Tennessee or Arkansas, or a day on which commercial banks in Tennessee or Arkansas are authorized or required by Applicable Law to close.
(j)    “COBRA” shall mean Section 4980B of the Code, Section 6432 of the Code, Section 9501 of the American Rescue Plan Act of 2021, Part 6 of Subtitle B of Title I of ERISA, and any similar state law.
(k)    “Code” shall mean the Internal Revenue Code of 1986, as amended.
(l)    “Confidentiality Agreement” shall mean collectively that certain letter agreement by and between Piper Sandler & Co. on behalf of Mountain Commerce Bancorp, Inc. and Home BancShares, Inc. dated July 19, 2024, and that certain Mutual Confidentiality Agreement, dated as of August 27, 2025, by and between Mountain Commerce Bancorp, Inc., a Tennessee corporation, and Home BancShares, Inc., an Arkansas corporation.
(m)    “Contract” shall mean any agreement, contract, arrangement or understanding, whether oral or written, that is legally binding on MCBI or HOMB, as the case may be, or any of their Subsidiaries.
(n)    “Environmental Law” shall mean all laws, rules and regulations of any Governmental Authority relating to pollution or the protection of the environment, including, without limitation, laws relating to releases, discharges or disposal of hazardous, toxic or radioactive substances, oils, pollutants or contaminants into the environment or otherwise relating to the distribution, use, treatment, storage, transport or handling of such substances, oils, pollutants or contaminants.
(o)    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
(p)    “ERISA Affiliate” shall mean all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.
(q)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(r)    “Exchange Ratio” means a fixed exchange ratio equal to 0.85 shares of HOMB Common Stock for each share of MCBI Common Stock.
(s)    “FDIC” shall mean the Federal Deposit Insurance Corporation.

(t)    “Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.
(u)    “GAAP” shall mean generally accepted accounting principles in the United States, consistently applied, as in effect from time to time.
(v)    “Governing Documents” shall mean with respect to any entity, the certificate of formation, certificate of incorporation, articles of organization, articles of incorporation, charter, bylaws, operating agreement, limited liability company agreement or other organizational document of such entity and any amendments thereto.
(w)    “Governmental Authority” shall mean any governmental, regulatory or administrative body, agency, commission, board or authority, including any Regulatory Agency, or any court or judicial authority, to which a party is subject, whether international, national, federal, state or local or any quasi-governmental or private body exercising regulatory, taxing or other governmental authority.
(x)    “Hazardous Substance” shall mean (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls in concentrations regulated by Environmental Law.
(y)    “HOMB Common Stock” means the Common Stock, $0.01 par value per share, of HOMB.
(z)    “HOMB Employee Benefit Plan” shall mean any plan, agreement, policy or arrangement (including without limitation any “employee benefit plan” as defined in Section 3(3) of ERISA) and any trust or other funding medium relating thereto with respect to which HOMB has or may have any liability or whereby HOMB and any of its ERISA Affiliates provides or is obligated to provide any benefit, to any current or former officer, director, employee or individual independent contractor of HOMB or its ERISA Affiliates, including, without limitation, any profit sharing, “golden parachute,” deferred compensation, top hat plan, incentive compensation, stock option, stock purchase, Code Section 125 cafeteria plan or flexible benefit arrangement, rabbi trust, severance, retention, supplemental income, change in control, fringe benefit, educational assistance program, perquisite, pension, retirement, health or insurance plans, agreements, policies, or arrangements.
(aa)    “HOMB Share Average Closing Price” shall mean the volume-weighted average closing price per share of HOMB Common Stock as reported on NYSE (based on “regular way” trading) over the twenty (20) consecutive trading day period ending on the third business day prior to the Closing Date, rounded to the nearest whole cent.
(bb)    “HOMB’s Knowledge” shall mean the actual knowledge of Johnny Allison, Stephen Tipton, Kevin Hester, Brian Davis and Davy Carter.
(cc)    “Intervening Event” shall mean any event, development or change in circumstance that materially affects the business, assets or operations of MCBI and its Subsidiaries (taken as a whole) that first occurs, arises or becomes known to MCBI and MCBI’s board of directors after the date of this Agreement, which event, development or change in circumstances was not reasonably foreseeable as of the date of this Agreement; provided that in no event shall the following events, developments or changes in circumstances constitute an Intervening Event: (a) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (b) any change in the price, or change in the trading volume, of any equity interest of MCBI or its Subsidiaries (provided that the exception in this clause (b) shall not apply to the underlying causes giving rise to or contributing to such change), (c) meeting or exceeding internal or analysts’ expectations, projections or results of operations (provided that the exception in this clause (c) shall not apply to the underlying causes giving rise to such circumstances), or (d) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond and/or debt prices).
(dd)    “IRS” shall mean the Internal Revenue Service.
(ee)    “Lien” shall mean any mortgage, lien, pledge, charge, encumbrance, security interest, easement, encroachment or other similar encumbrance or claim.
(ff)    “Losses” shall mean losses, liabilities, claims, damages and expenses (including reasonable attorneys’ fees and costs of investigation); provided, that the term “Losses” shall not include any special, punitive or exemplary damages, unless and to the extent such damages are actually paid or required to be paid to a third party.

(gg)    “Material Adverse Change” or “Material Adverse Effect” shall mean, with respect to HOMB, Centennial and their Subsidiaries, on the one hand, or MCBI and its Subsidiaries on the other, any event, change, effect or development that (i) has a material and adverse effect on the condition (financial or otherwise), results of operations or business of MCBI and its Subsidiaries, taken as a whole, or HOMB, Centennial and their Subsidiaries, taken as a whole, as the case may be, (ii) materially impairs the ability of MCBI, on the one hand, or HOMB, on the other, as the case may be, to perform its obligations under this Agreement, or (iii) constitutes, with respect to MCBI or any of its Subsidiaries or HOMB, Centennial or any their Subsidiaries, a Specified Regulatory Action (other than as a result of the payment of an immaterial civil monetary penalty); provided, however, that in the case of clause (i) only, a “Material Adverse Change” or “Material Adverse Effect” shall not be deemed to include events, changes, effects or developments resulting from or arising out of (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements or principles (so long as MCBI and its Subsidiaries, on the one hand, or HOMB and its Subsidiaries, on the other, as the case may be, are not materially disproportionately affected thereby), (B) changes after the date of this Agreement in laws, rules or regulations of general applicability to banking organizations (so long as MCBI and its Subsidiaries, on the one hand, or HOMB and its Subsidiaries, on the other, as the case may be, are not materially disproportionately affected thereby), (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in U.S. or foreign securities markets (so long as MCBI and its Subsidiaries, on the one hand, or HOMB and its Subsidiaries, on the other, as the case may be, are not materially disproportionately affected thereby), (D) a decline in the trading price of a party’s common stock or a failure, in and of itself, to meet earnings projections, but not, in either case, including any underlying causes thereof; (E) the impact of the public disclosure, pendency or performance of this Agreement or the transactions contemplated hereby including the impact of the transactions contemplated by this Agreement on relationships with customers and employees, (F) any natural disaster, outbreak or escalation of hostilities, declared or undeclared acts or war or terrorism, or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement, and (G) with respect to MCBI and its Subsidiaries, actions taken or omitted to be taken with the prior written consent of HOMB or required by this Agreement, or with respect to HOMB and its Subsidiaries, actions taken or omitted to be taken with the prior written consent of MCBI or required by this Agreement, as the case may be.
(hh)    “MCBI Employee Benefit Plan” shall mean any plan, agreement, policy or arrangement (including without limitation any “employee benefit plan” as defined in Section 3(3) of ERISA) and any trust or other funding medium relating thereto with respect to which MCBI has or may have any liability or whereby MCBI and any of its ERISA Affiliates provides or is obligated to provide any benefit, to any current or former officer, director, employee or individual independent contractor of MCBI or its ERISA Affiliates, including, without limitation, any profit sharing, “golden parachute,” deferred compensation, top hat plan, incentive compensation, stock option, stock purchase, Section 125 of the Code cafeteria plan or flexible benefit arrangement, rabbi trust, severance, retention, supplemental income, change in control, fringe benefit, educational assistance program, perquisite, pension, retirement, health or insurance plans, agreements, policies or arrangements.
(ii)    “MCBI Incentive Plans” shall mean all plans under which any MCBI Restricted Stock, MCBI Stock Options or any other type of securities exchangeable for or convertible into the capital stock of MCBI or its Subsidiaries are issued, all of which are listed in Schedule 3.24 of the Disclosure Schedule.
(jj)    “MCBI Material Contract” shall mean any of the following Contracts:
(i)    any “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC;
(ii)    any lease for MCBI Leased Real Property;
(iii)    any Contract for the purchase, sale, license or lease of tangible or intangible property or services (including materials, supplies, goods, services, equipment or other assets) (other than those specified elsewhere in this definition) that provides for aggregate payments or obligations of $500,000 or more following the date of this Agreement;
(iv)    any employment agreement, severance agreement, retention agreement, change of control agreement or consulting agreement that is with any director or executive officer of MCBI or its Subsidiaries, or any other Contract obligating MCBI to make payments to a director or executive officer of MCBI or its Subsidiaries other than pursuant to a deposit relationship;
(v)    any partnership or joint venture Contract;

(vi)    any Contract relating to the acquisition or disposition of any business or operations or, other than in the ordinary course of business, any material amount of assets or liabilities, individually or in the aggregate (whether by merger, sale of stock, sale of assets, outsourcing or otherwise), in each case pursuant to which MCBI or any Subsidiary thereof has any unperformed obligation;
(vii)    any indenture, mortgage, promissory note, loan agreement, guarantee, sale and leaseback agreement, capitalized lease or other agreement or commitment by MCBI or its Subsidiaries for the borrowing of money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice);
(viii)    any Contract that creates future payments by or obligations of MCBI or any Subsidiary thereof in excess of $500,000 in the aggregate following the date of this Agreement and which by its terms does not terminate or is not terminable without penalty or payment upon notice of 90 days or less, but not including any loan agreement, promissory note or similar agreement pursuant to which MCBI is a lender or any deposit agreement with a MCBI customer entered into in the ordinary course of business;
(ix)    any exclusive dealing or third-party referral agreement imposed on MCBI or its Subsidiaries or any Contract that contains express noncompetition covenants that limit or purport to limit the freedom of MCBI or its Subsidiaries to compete in any permissible line of business or with any Person or in any area, or nonsolicitation covenants that limit, in any material respect, the freedom of MCBI or its Subsidiaries to solicit the business of any Person or category of Persons; and
(x)    any Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or property of MCBI or its Subsidiaries, taken as a whole.
(kk)    “MCBI Outstanding Shares” means the aggregate number of shares of MCBI Common Stock issued and outstanding immediately prior to the Effective Time, (including without limitation any shares of MCBI Common Stock issued upon the exercise or termination of any MCBI Stock Options and any Appraisal Shares).
(ll)    “MCBI Restricted Stock” shall mean all restricted stock issued and outstanding immediately prior to the Closing under the MCBI Incentive Plans which for the avoidance of doubt includes restricted stock not yet vested.
(mm)    “MCBI Stock Options” shall mean all options to acquire MCBI Common Stock issued and outstanding immediately prior to the Closing under the MCBI Incentive Plans.
(nn)     “MCBI’s Knowledge” shall mean the actual knowledge of each of the individuals set forth in Section 1.1 of the MCBI Disclosure Schedule.
(oo)    “NYSE” shall mean The New York Stock Exchange, LLC.
(pp)    “Order” shall mean any writ, judgment, injunction, determination, consent, order, decree, stipulation, award or executive order of or by any Governmental Authority applicable to HOMB, MCBI or an Affiliate thereof, as the case may be.
(qq)    “Per Share Merger Consideration Value” shall mean the product of the HOMB Share Average Closing Price multiplied by 0.85.
(rr)    “Permit” shall mean any permit, license, registration, authorization, certificate or approval of or from any Governmental Authority or any Order.
(ss)    “Permitted Lien” shall mean (i) Liens for current Taxes not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP in the financial statements, (ii) statutory Liens securing payments not yet due; (iii) any mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Lien arising in the ordinary course of business that are not overdue for a period of more than sixty (60) days or the amount or validity of which is being contested in good faith for which adequate reserves have been established, (iv) statutory and contractual landlord’s Liens securing payments under leases for the MCBI Leased Real Property that are not delinquent, (v) with respect to any MCBI Real Property, Liens and any and all other matters of record in the jurisdiction where such MCBI Real Property is located, including, without limitation, declarations, easements and other reservations, covenants, conditions, oil and gas leases, mineral severances and other Liens, (vi) zoning, planning, building and other similar limitations, restrictions and rights of any Governmental Authority to regulate the MCBI Real

Property, (vii) any Lien to be released on or prior to the Closing, (viii) any and all Liens encumbering the underlying fee interest of any MCBI Leased Real Property, and (ix) other Liens and imperfections or irregularities of title that do not materially detract from the current value or use of the property or assets subject thereto or materially interfere with the current use by MCBI or HOMB, as the case may be, of the property or assets subject thereto.
(tt)    “Person” shall mean any natural person, bank, corporation, association, partnership, limited liability company, organization, business, firm, trust, joint venture, unincorporated organization or any other entity or organization, including a Governmental Authority.
(uu)     “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
(vv)    “Proxy Statement/Prospectus” shall mean the prospectus in connection with the issuance of shares of HOMB Common Stock to the MCBI Shareholders pursuant to the Merger, and the proxy statement of MCBI, relating to the MCBI Shareholder Approval, including any amendments or supplements thereto.
(ww)    “Registration Statement” shall mean the registration statement on Form S-4 to register the HOMB Common Stock to be issued pursuant to Section 2.8, including any amendments or supplements thereto.
(xx)    “Regulatory Approval” shall mean the following approvals of, or actions taken with respect to, any Regulatory Agency or Governmental Authority that is required to consummate the transactions contemplated hereby: (i) the filing of a supplemental listing application and any other applications, filings and notices, as applicable, with NYSE, and approval of any such application, filing or notice, as required by applicable NYSE listing rules and guidance, (ii) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (“BHC Act”) and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the FDIC, the ASBD and the TDFI in connection with the Merger, and approval of such applications, filings and notices, (iv) the filing with the SEC of the Proxy Statement/Prospectus and the filing with the SEC of the Registration Statement and the declaration of effectiveness of the Registration Statement by the SEC, (v) the filing of the Articles of Merger with the Tennessee Secretary pursuant to the TBCA and the Arkansas Secretary pursuant to the ABCA and the Bank Articles of Merger with the Tennessee Secretary, the TDFI and the Arkansas State Bank Commissioner, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of HOMB Common Stock pursuant to this Agreement and the approval of the listing of such HOMB Common Stock on NYSE.
(yy)    “Requisite Regulatory Approvals” shall mean all required regulatory authorizations, consents, orders and approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (i) from the Federal Reserve Board, the TDFI, the FDIC and the ASBD, or (ii) from any other governmental authority, that in the case of this subclause (ii), the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.
(zz)    “Related Party” shall mean: (a) any Person that serves as a director or executive officer of MCBI or HOMB, as the case may be, or any of its Subsidiaries as of the date of this Agreement, (b) any Person controlled by a Person described in (a) above (other than MCBI or HOMB, as the case may be, or its Subsidiaries), (c) any trust of which a Person described in (a) above is grantor, and (d) any member of the Immediate Family of any Person described in (a) above. For purposes of this definition, the “Immediate Family” of an individual means (x) the individual’s spouse, and (y) the individual’s parents, brothers, sisters and children; and “control” of a specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through ownership of voting securities, by contract, agency or otherwise.
(aaa)    “Representatives” shall mean, with respect to any Person, such Person’s directors, managers, officers, employees, agents, consultants, advisors or other representatives, including, without limitation, legal counsel, accountants and financial advisors.
(bbb)    “SEC” shall mean the United States Securities and Exchange Commission or any successor thereof.
(ccc)    “Securities Act” shall mean the Securities Act of 1933, as amended.
(ddd)    “Specified Regulatory Action” means, with respect to MCBI and any of its Subsidiaries, the imposition by any MCBI Regulatory Agency or other Governmental Authority of a MCBI Regulatory Agreement and with respect to HOMB, Centennial and any of their Subsidiaries, the imposition by any HOMB Regulatory Agency or other Governmental Authority of a HOMB Regulatory Agreement.

(eee)    “Subsidiary” and “Significant Subsidiary” shall have the meanings ascribed to them in Rule 1-02 of SEC Regulation S-X.
(fff)    “Superior Proposal” shall mean an unsolicited, bona fide written Acquisition Proposal made by a third person (or group of persons acting in concert within the meaning of Rule 13d-5 under the Exchange Act) which MCBI’s board of directors determines in its good faith judgment to be more favorable, from a financial point of view, to MCBI’s Shareholders than the Merger and to be reasonably capable of being consummated on the terms proposed, after (i) consultation with its financial advisors and outside counsel and (ii) taking into account all legal, financial, regulatory and other aspects of such proposal (including all conditions to closing contained therein and the Person or Persons making such Acquisition Proposal) and any proposed changes to this Agreement that may be proposed by HOMB in writing in response to such Acquisition Proposal. For purposes of the definition of “Superior Proposal” the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to 50%.
(ggg)    “Tax” or “Taxes” means any federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, or similar charges in the nature of a tax, including any interest, penalty or addition thereto, whether disputed or not.
(hhh)    “Tax Proceeding” means any Proceeding with or against any Governmental Authorities in respect of Taxes.
(iii)    “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof.
(jjj)    “TBCA” shall mean the Tennessee Business Corporation Act, as amended.
(kkk)    “TDFI” shall mean the Tennessee Department of Financial Institutions.
(lll)    “Tennessee Banking Act” shall mean the Tennessee Banking Act, Tennessee Code Annotated §§ 45-1 - 101, et. seq.
(mmm)    “Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
(nnn)    “WARN ACT” shall mean the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
(ooo)    “Well-Capitalized” shall mean “well-capitalized” as that term is defined in 12 C.F.R. 325.103.

1.2    Other Defined Terms. The following capitalized terms have the meanings in the Sections indicated below:

Defined Term	Section Reference
Acquisition Sub	2.1(a)
Adverse MCBI Recommendation Change	2.14(c)
Agreement	Preamble
Appraisal Shares	2.12
Arkansas Secretary	2.4(a)
Articles of Merger	2.4(a)
Audited Financial Statements	3.10(a)
Bank Articles of Merger	2.4(b)
Bank Merger	Recitals
Bank Plan of Merger	2.2
BHC Act	1.1(yy)
BOLI	3.24(o)
Book Entry Shares	2.9(b)
Centennial	Preamble
Certificates	2.9(b)
Closing	2.3
Closing Date	2.3
Closing Date Plan Year	5.9(b)
Code	Recitals
Continuing Employee	5.9(a)
CRA	3.18
Disclosure Schedule	Article III
DOL	3.24(a)
Effective Time	2.4
Employment Payment	3.24(j)
Exchange Agent	2.9(a)
Exchange Agent Agreement	2.9(a)
Exchange Fund	2.9(a)
Excluded Shares	2.8(c)
Indemnitees	5.11(a)
Intellectual Property	3.21
Interim Financial Statements	3.10(a)
HOMB	Preamble
HOMB 401(k) Plan	5.9(f)
HOMB Capitalization Date	4.6(a)
HOMB Common Stock	Recitals

Defined Term	Section Reference
HOMB Disclosure Schedule	Article IV
HOMB Loans	4.24(a)
HOMB Regulatory Agencies	4.5
HOMB Regulatory Agreement	4.5
HOMB SEC Filings	4.8
HOMB Financial Statements	4.9(a)
HOMB Stock Issuance	Recitals
Immediate Family	1.1(aaa)
Loans	3.17(a)
MCBI	Preamble
MCBI Common Stock	2.8(a)
MCBI Disclosure Schedule	Article III
MCBI’s Financial Statements	3.10(a)
MCBI Recommendation	2.14(a)
MCBI Regulatory Agencies	3.5
MCBI Regulatory Agreement	3.5
MCBI Shareholder Approval	2.14(b)
MCBI Shareholders	Recitals
MCBI Shareholders’ Meeting	2.14(a)
Merger	Recitals
Mergers	Recitals
Merger Consideration	2.8(a)
Notice of MCBI Recommendation Change	2.14(b)(ii)
Premium Cap	5.11(b)
Regulatory Agencies	4.5
Retention Program	5.9(e)
Reverse Articles of Merger	2.4(a)
Second-Step Articles of Merger	2.4(a)
Second-Step Merger	Recitals
Surviving Company	Recitals
Surviving Corporation	Recitals
Target Bank	Preamble
Tennessee Secretary	2.4(a)
Terminated MCBI Plans	5.9(f)
Termination Date	7.1(b)
Termination Fee	7.3(a)
Voting and Support Agreement(s)	Recitals

1.3    Other Definitional Provisions.
(a)    All terms defined in this Agreement shall have the meanings specified herein when used in any certificates or other documents made or delivered pursuant hereto or thereto, unless expressly stated otherwise therein or the context otherwise requires.
(b)    Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
(c)    As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.
(d)    Any document shall include that document as amended, notated, supplemented or otherwise modified from time to time and includes all exhibits, appendices, schedules, attachments and supplements thereto.
(e)    The words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation” whether or not such words appear.
(f)    References to statutes shall include all amendments thereto, and any rules and regulations promulgated thereunder.
ARTICLE II
THE MERGER
2.1    The Merger.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, (i) HOMB Acquisition Sub IV, Inc., an Arkansas corporation and wholly-owned Subsidiary of HOMB (“Acquisition Sub”), shall merge with and into MCBI; (ii) the separate corporate existence of Acquisition Sub will cease; and (iii) MCBI will continue its corporate existence as the Surviving Company in such merger as a wholly owned subsidiary of HOMB. Immediately following the merger of Acquisition Sub with and into MCBI, and as part of a single integrated transaction, (A) MCBI shall merge with and into HOMB; (B) the separate corporate existence of MCBI will cease; and (C) HOMB will continue its corporate existence as the Surviving Corporation.
(b)    HOMB and MCBI may at any time prior to the Effective Time, upon their mutual agreement, change the method of effecting the combination of HOMB and MCBI if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (i) alter or change the Exchange Ratio or the amount or kind of the Merger Consideration provided for in this Agreement or (ii) adversely affect the Tax treatment of the Merger with respect to the MCBI Shareholders or (iii) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by all parties to the Agreement.
2.2    Bank Merger. As soon as reasonably practicable following the Effective Time, Target Bank shall be merged with and into Centennial in the Bank Merger, in accordance with the provisions of applicable federal and state banking laws and regulations. Centennial shall be the surviving bank in the Bank Merger and shall continue its existence under the laws of the State of Arkansas, and the separate corporate existence of Target Bank shall cease as of the effective time of the Bank Merger. On and after the effective time of the Bank Merger, the Bank Merger shall have the effects as set forth under applicable federal and state banking laws and regulations. HOMB and MCBI, as the sole shareholders of Centennial and Target Bank, respectively, have approved or will approve a separate merger agreement (the “Bank Plan of Merger”) in a form complying with the requirements of applicable state and federal banking laws and regulations.
2.3    Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts), on a date to be specified by the parties, which date shall be no later than five (5) Business Days after the satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time, place or date, or any or all, is agreed to in writing by the parties hereto. The date on which the Closing occurs is herein referred to as the “Closing Date”.

2.4    Effective Time.
(a)    Subject to the terms and conditions of this Agreement, on the Closing Date, Acquisition Sub shall file articles of merger complying with the requirements of the TBCA and the ABCA (the “Reverse Articles of Merger”) with the Secretary of State of the State of Tennessee (the “Tennessee Secretary”) and the Secretary of the State of Arkansas (the “Arkansas Secretary”) and HOMB shall file articles of merger complying with the requirements of the TBCA and the ABCA (the “Second-Step Articles of Merger,”) (together with the Reverse Articles of Merger, the “Articles of Merger”) with the Tennessee Secretary and the Arkansas Secretary. Each of the Merger and the Second-Step Merger shall become effective at such time as may be agreed by the parties and specified in the respective Articles of Merger in accordance with the relevant provisions of the TBCA and the ABCA (the effective time of each merger being hereinafter referred to as the “Effective Time,” provided, however, that if the Merger or Second-Step Merger is not specified with respect to Effective Time, it shall be deemed to be a reference to the Merger unless the circumstances indicate otherwise).
(b)    In furtherance of the Bank Merger, HOMB shall cause to be filed with the Arkansas State Bank Commissioner, and the TDFI and Tennessee Secretary, in accordance with the ABCA, the Arkansas Banking Code, the TBCA, the Tennessee Banking Act and other applicable laws, articles of merger (the “Bank Articles of Merger”) relating to the Bank Merger. The Bank Merger shall become effective as of the date and time specified in the Bank Articles of Merger and by the issuance of a Certificate of Merger by the Arkansas State Banking Board.
2.5    Effects of the Merger. From and after the Effective Time of the Merger, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the ABCA and the TBCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time of the Merger, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of MCBI and Acquisition Sub shall vest in MCBI, and all debts, liabilities, obligations, restrictions and duties of each of MCBI and Acquisition Sub shall become the debts, liabilities, obligations, restrictions, and duties of MCBI. From and after the Effective Time of the Second-Step Merger, the Second-Step Merger shall have the effects set forth in this Agreement and in the applicable provisions of the ABCA and the TBCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time of the Second-Step Merger, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of HOMB and MCBI shall vest in HOMB, and all debts, liabilities, obligations, restrictions and duties of each of HOMB and MCBI shall become the debts, liabilities, obligations, restrictions, and duties of HOMB.
2.6    Articles of Incorporation; Bylaws. The Charter of MCBI, as in effect immediately prior to the Effective Time of the Merger, shall become and remain the Charter of the Surviving Company in the Merger until amended in accordance with the respective terms thereof and applicable law. The Bylaws of MCBI, as in effect immediately prior to the Effective Time of the Merger, shall become and remain the Bylaws of the Surviving Company in the Merger until amended in accordance with the respective terms thereof and applicable law. The Articles of Incorporation of HOMB, as in effect immediately prior to the Effective Time of the Second-Step Merger, shall become and remain the Articles of Incorporation of the Surviving Corporation until amended in accordance with the respective terms thereof and applicable law. The Bylaws of HOMB, as in effect immediately prior to the Effective Time of the Second-Step Merger, shall become and remain the Bylaws of HOMB as the Surviving Corporation until amended in accordance with the respective terms thereof and applicable law.
2.7    Directors and Officers of the Surviving Corporation.
As of the Effective Time of the Merger:
(a)    The directors of the Surviving Company in the Merger shall equal the number of directors of and be the directors of Acquisition Sub who were serving immediately prior to the Effective Time of the Merger, each of whom shall serve as a director of the Surviving Company of the Merger until his or her respective successor has been duly elected and qualified, or until his or her earlier death, resignation or removal in accordance with the Charter and Bylaws of the Surviving Company.
(b)    The officers of the Surviving Company in the Merger shall be the officers of Acquisition Sub who were serving immediately prior to the Effective Time, each of whom shall serve until his or her respective successor is duly appointed and qualified or his or her earlier death, resignation or removal from office in accordance with the Charter and Bylaws of the Surviving Company in the Merger.
As of the Effective Time of the Second-Step Merger:
(a)    The directors of the Surviving Corporation shall equal the number of directors of and be the directors of HOMB who were serving immediately prior to the Effective Time of the Second-Step Merger, each of whom shall continue to serve as a director of the Surviving Corporation until his or her respective successor has been duly elected and qualified, or until his or her earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

(b)    The officers of the Surviving Corporation shall be the officers of HOMB who were serving immediately prior to the Effective Time of the Second-Step Merger, each of whom shall continue to serve until his or her respective successor is duly appointed and qualified or his or her earlier death, resignation or removal from office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.
2.8    Conversion of Securities. Subject to the other provisions of this Agreement, at the Effective Time of the Merger and the Second-Step Merger, as applicable, as a result of the Merger and without any action on the part of HOMB, MCBI, Acquisition Sub or the holder of any capital stock of any of the foregoing:
(a)    Merger Consideration. Each share of the common stock of MCBI, $0.01 par value (the “MCBI Common Stock”), issued and outstanding immediately prior to the Effective Time of the Merger (excluding any Excluded Shares and any Appraisal Shares) whether certificated or uncertificated shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive, without interest, that number of validly issued, fully paid and non-assessable shares of HOMB Common Stock that equals the Exchange Ratio. For purposes of this Agreement, the “Merger Consideration” means the right to receive the consideration described in the preceding sentence pursuant to the Merger with respect to each issued and outstanding share of MCBI Common Stock (excluding any Excluded Shares and any Appraisal Shares), together with any cash in lieu of fractional shares as specified in Section 2.9(d).
(b)    Merger Cancellation of Shares. Shares of MCBI Common Stock, when converted in accordance with Section 2.8(a), shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate or Book Entry Share shall cease to have any rights with respect thereto, except the right to receive in respect of each share of MCBI Common Stock previously represented thereby (i) the consideration set forth in Section 2.8(a), (ii) any dividends or other distributions to which the holder thereof becomes entitled in accordance with Section 2.9(c), and (iii) any cash to be paid in lieu of any fractional shares of HOMB Common Stock in accordance with Section 2.9(d), in each case without interest, and in each case to be issued or paid in consideration therefor upon the surrender of such Certificate or Book Entry Share in accordance with Section 2.9.
(c)    Excluded Shares. All shares of MCBI Common Stock held by HOMB or by any wholly-owned Subsidiary of HOMB or MCBI, immediately prior to the Effective Time of the Merger (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by HOMB, MCBI, or any wholly-owned Subsidiary of HOMB or MCBI other than MCBI Stock that is securing, or is acquired by Target Bank in connection with, a loan to a Target Bank customer) shall automatically be cancelled and retired and will cease to exist as of the Effective Time of the Merger, and no consideration shall be delivered or deliverable in exchange therefor (all such shares, the “Excluded Shares”).
(d)    Merger Survivor Common Stock. Each share of common stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Company which shall be held by HOMB.
(e)    Second-Step Merger Cancellation of Shares. At the Effective Time of the Second-Step Merger, the sole share of Surviving Company stock which shall be held by HOMB, shall be canceled and retired and shall cease to exist.
(f)    No Effect on HOMB Common Stock. Each share of HOMB Common Stock outstanding immediately prior to the Effective Time of the Merger and the Effective Time of the Second-Step Merger shall remain issued and outstanding and shall not be affected by the consummation of the Mergers.
2.9    Exchange of MCBI Common Stock.
(a)    Exchange Agent. At or prior to the Closing, HOMB shall deposit, or shall cause to be deposited, with Computershare Trust Company, N.A. or such other exchange agent selected by HOMB and reasonably acceptable to MCBI (the “Exchange Agent”), for the benefit of the holders of shares of MCBI Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, sufficient HOMB Common Stock to make all deliveries of HOMB Common Stock as required by this Article II, including the Merger Consideration, and cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.9(d), pursuant to an exchange agent agreement between HOMB and the Exchange Agent (the “Exchange Agent Agreement”) in a form reasonably acceptable to the parties hereto. In addition, HOMB agrees to make available to the Exchange Agent, from time to time after the Effective Time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.9(c). Any cash and HOMB Common Stock deposited with the Exchange Agent (including as payment for any dividends or other distributions in accordance with Section 2.9(c) and fractional shares in accordance with Section 2.9(d)) shall hereinafter be referred to collectively as the “Exchange Fund”. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for shares of MCBI Common Stock pursuant to this Agreement out of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by HOMB. To the extent that the Exchange Fund diminishes for any reason below the amount required to promptly pay in full the cash in lieu of fractional shares payable to the MCBI Shareholders pursuant to Article II and any dividends declared by HOMB following the Effective Time and payable to the MCBI Shareholders pursuant to Section 2.9(c), HOMB shall promptly replace or restore such amounts so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make in full such payments contemplated by this Article II. Any interest and other income resulting from any investments of the cash portion of the Exchange Fund shall, subject to HOMB’s obligations in the immediately preceding sentence, be paid to HOMB. Except as contemplated by this Agreement and the Exchange Agent Agreement, the Exchange Fund shall not be used for any other purpose. The Exchange Agent shall not be entitled to vote or exercise any other rights of ownership with respect to the shares of HOMB Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends and other distributions payable or distributable with respect to such shares for the account of the persons entitled thereto.
(b)    Exchange Procedures. HOMB shall cause the Exchange Agent to mail, within five (5) Business Days of the Effective Time, to each record holder, as of the Effective Time, of an outstanding Certificate or Book Entry Share that immediately prior to the Effective Time represented shares of MCBI Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the shares of MCBI Common Stock shall pass, only upon proper delivery of the corresponding certificates (the “Certificates”) representing such shares to the Exchange Agent or receipt by the Exchange Agent of an “agent’s message” with respect to non-certificated shares represented by book entry (“Book Entry Shares”), and shall be in customary form and have such other provisions as HOMB may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for the Merger Consideration payable in respect of the shares of MCBI Common Stock represented thereby. Promptly after the Effective Time, upon surrender of Certificates or Book Entry Shares for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions, the holders of such Certificates or Book Entry Shares shall be entitled to receive in exchange therefor, upon completion of the calculations required by Section 2.8, (A) shares of HOMB Common Stock representing, in the aggregate, the whole number of shares of HOMB Common Stock that such holder has the right to receive pursuant to Section 2.8 and (B) a check or wire of immediately available funds in an amount equal to the aggregate of (1) any dividends and other distributions pursuant to Section 2.9(c), plus (2) any cash payable in lieu of any fractional shares of HOMB Common Stock pursuant to Section 2.9(d). No interest shall be paid or accrued on any Merger Consideration. If any certificate or book entry position representing shares of HOMB Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered or the Book Entry Share or Book Entry Shares transferred in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) in accordance with any applicable requirements and instructions of the Exchange Agent and any request to transfer such Book Entry Share or Book Entry Shares shall otherwise be in proper form in accordance with the requirements and instructions of the Exchange Agent for the transfer of such uncertificated share or uncertificated shares, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of a certificate or book entry position representing shares of HOMB Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered or Book Entry Share or Book Entry Shares transferred, or required for any other reason, or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(c)    Distributions with Respect to Unexchanged MCBI Common Stock. No dividends or other distributions declared or made with respect to HOMB Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book Entry Share with respect to the HOMB Common Stock that such holder would be entitled to receive upon surrender of such Certificate or Book Entry Share and no cash payment in lieu of fractional shares of HOMB Common Stock shall be paid to any such holder until such holder shall surrender such Certificate or Book Entry Share in accordance with this Section 2.9. Subject to Applicable Law, following surrender of any such Certificate or Book Entry Share, there shall be paid to such holder of HOMB Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of HOMB Common Stock to which such holder is entitled pursuant to Section 2.9(d) and the amount of dividends or other distributions with a record date after the Effective Time and paid prior to such surrender with respect to such holder’s whole shares of HOMB Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such holder’s whole shares of HOMB Common Stock.

(d)    Fractional Shares. No certificates or scrip representing fractional shares of HOMB Common Stock or book entry credit of the same shall be issued upon the surrender for exchange of Certificates or Book Entry Shares, no dividend or other distribution, stock split or interest shall relate to any such fractional share and such fractional share shall not entitle the owner thereof to vote or to have any rights as a holder of any HOMB Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of MCBI Common Stock exchanged in the Merger who would otherwise have been entitled to receive a fraction of a share of HOMB Common Stock (after taking into account all Certificates and Book Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) an amount, rounded to the nearest whole cent, equal to the product of (i) the HOMB Share Average Closing Price, and (ii) the fraction of a share of HOMB Common Stock that such holder would otherwise be entitled to receive pursuant to Section 2.8 hereof (rounded to the nearest ten-thousandth when expressed in decimal form).
(e)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of MCBI Common Stock after the first anniversary of the Effective Time shall be delivered to HOMB upon demand and, from and after such delivery to HOMB, any former holders of MCBI Common Stock (other than Appraisal Shares) who have not theretofore complied with this Article II shall thereafter look only to HOMB (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for the Merger Consideration payable in respect of such shares of MCBI Common Stock, in each case, without any interest thereon. Any portion of the Merger Consideration or cash payable to the MCBI Shareholders pursuant to Article II remaining unclaimed by the holders of shares of MCBI Common Stock prior to the date on which such shares of HOMB Common Stock or cash would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by Applicable Law, thereupon become the property of HOMB free and clear of any Liens, claims or interest of any Person previously entitled thereto.
(f)    No Liability. Neither Exchange Agent, HOMB nor any of HOMB’s Subsidiaries shall be liable to any holder of shares of MCBI Common Stock for any shares of HOMB Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official or Governmental Authority in the reasonable belief that such delivery was required pursuant to any abandoned property, escheat or similar law.
(g)    Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed in form and substance reasonably acceptable to HOMB and, if required by HOMB, the posting by such Person of a bond, in such reasonable amount as HOMB may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration payable in respect of the shares of MCBI Common Stock represented by such Certificate and any dividends or distributions payable in respect to such shares of MCBI Common Stock pursuant to this Agreement.
(h)    Withholding. Each of HOMB and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of MCBI Common Stock such amounts as HOMB or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax law, with respect to the making of such payment; provided, however, that HOMB or the Exchange Agent, as the case may be, shall use commercially reasonable efforts to provide such holder of MCBI Common Stock with written notice of any intended withholding at least five (5) Business Days before the making of any such payment pursuant to this Agreement, and shall cooperate in good faith with such holder of MCBI Common Stock to obtain any available exception from, or reduction in, such withholding to the extent permitted under Applicable Law. To the extent that amounts are so deducted or withheld and paid by HOMB or the Exchange Agent to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of MCBI Common Stock in respect of whom such deduction and withholding was made by HOMB or the Exchange Agent, as the case may be. To the extent that any amounts are deducted or withheld pursuant to this Section 2.9(h) by HOMB or the Exchange Agent, as the case may be, such amounts will be paid over by HOMB or the Exchange Agent to the appropriate Governmental Authority.
(i)    Book Entry. Unless otherwise requested by a MCBI Shareholder, shares of HOMB Common Stock to be issued in the Merger shall be initially issued in book entry form, without physical certificates Any request by a MCBI Shareholder to receive a physical certificate or certificates representing shares of HOMB Common Stock shall be delivered to the Exchange Agent on such form and in such manner as may be required or requested by the Exchange Agent, and shall be accompanied by such processing fee as the Exchange Agent customarily charges with respect thereto.
2.10    Certain Adjustments. If, after the date of this Agreement and at or prior to the Effective Time, the outstanding shares of HOMB Common Stock or MCBI Common Stock are changed into a different number of shares or type of securities by reason of any reclassification, recapitalization, split-up, stock split, subdivision, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon or rights issued in respect thereof with a record date within such period, or any similar event occurs, the Exchange Ratio will be adjusted accordingly to provide to the holders thereof the same economic effect as contemplated by this Agreement prior to such adjustment event.

2.11    Transfer Books; No Further Ownership Rights in MCBI Common Stock. At the Effective Time of the Merger, the stock transfer books of MCBI shall be closed and thereafter there shall be no further registration of transfers of shares of MCBI Common Stock on the records of MCBI, except for the cancellation of such shares in connection with the Merger and the issuance of a share to HOMB in connection with the Merger. From and after the Effective Time of the Merger, the holders of Certificates or Book Entry Shares that evidenced ownership of shares of MCBI Common Stock outstanding immediately prior to the Effective Time of the Merger shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by Applicable Law. If, after the Effective Time of the Merger, bona fide Certificates or Book Entry Shares are presented to HOMB for any reason, they shall be cancelled and exchanged for the Merger Consideration and other payments, if any, as provided in this Article II.
2.12    Appraisal Rights. Notwithstanding any other provision of this Agreement to the contrary, shares of MCBI Common Stock that are outstanding immediately prior to the Effective Time and with respect to which the shareholders thereof who are entitled to demand and have properly demanded (and not thereafter withdrawn) the fair value of such shares in accordance with Sections 48-23-101 to 48-23-302 of the TBCA and which shareholders have not voted in favor of the Merger and otherwise complied with the applicable provisions of Sections 48-23-101 to 48-23-302 of the TBCA in all respects (collectively, the “Appraisal Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders instead shall be entitled to receive payment of the fair value of such shares held by them in accordance with the provisions of Sections 48-23-101 to 48-23-302 of the TBCA, except that all Appraisal Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights as dissenting shareholders under the TBCA shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration pursuant to Section 2.8 and any dividends and other distributions payable in respect of the Appraisal Shares pursuant to this Agreement. MCBI shall give HOMB (i) reasonably prompt notice of MCBI’s receipt of any written demands for payment of fair value of any shares of MCBI Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the TBCA and received by MCBI relating to shareholders’ demands for appraisal rights and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the TBCA consistent with the obligations of MCBI thereunder. MCBI shall not, except with the prior written consent of HOMB, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for payment of fair value or (z) waive any failure to timely deliver a written demand for payment of fair value or timely take any other action to perfect payment of fair value rights in accordance with the TBCA.
2.13    Proxy and Registration Statement. HOMB and MCBI shall prepare the Registration Statement on Form S-4 or other applicable form, which HOMB shall file with the SEC as promptly as reasonably practicable, but in no event more than thirty (30) calendar days, following the date of this Agreement and will include the Proxy Statement/Prospectus; provided, however, that any delay in filing the Registration Statement within such time period attributable in whole or in part to MCBI’s delay in furnishing information required to be included therein shall not be deemed a breach by HOMB of this Section 2.13. HOMB shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. Each of MCBI and HOMB will cause the Proxy Statement/Prospectus to be filed with the SEC, as applicable, published or disclosed in accordance with the reporting standards of the OTC Markets Group, Inc. and mailed to MCBI Shareholders as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. HOMB shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of HOMB Common Stock in the Merger, and MCBI shall furnish all information concerning MCBI and the holders of MCBI Common Stock, or holders of a beneficial interest therein, as may be reasonably requested in connection with any such action. HOMB will advise MCBI promptly after it receives oral or written notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of HOMB Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide MCBI with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to HOMB or MCBI, or any of their respective affiliates, officers or directors, is discovered by HOMB or MCBI which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to MCBI Shareholders.

2.14    MCBI Shareholders’ Meeting.
(a)    MCBI shall, in accordance with applicable laws and MCBI’s current charter and bylaws call, give notice of, establish a record date for, convene and hold a meeting of its shareholders (the “MCBI Shareholders’ Meeting”), to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, for the purpose of obtaining MCBI Shareholder Approval and, if so desired, and mutually agreed upon by HOMB and MCBI, other matters of the type customarily brought before a meeting of shareholders to approve a merger agreement. The board of directors of MCBI has resolved to recommend to MCBI Shareholders that they approve this Agreement and, subject to Section 2.14(c), MCBI shall, acting through its board of directors, (x) recommend that MCBI Shareholders approve this Agreement (the “MCBI Recommendation”), (y) include the MCBI Recommendation in the Proxy Statement/Prospectus, and (z) use its reasonable best efforts to solicit from MCBI Shareholders proxies in favor of the approval of this Agreement, including by communicating to MCBI Shareholders the MCBI Recommendation and, subject to Section 2.14(c), MCBI shall use its reasonable best efforts to obtain the MCBI Shareholder Approval. MCBI agrees that, unless this Agreement has been terminated in accordance with its terms, it has an unqualified obligation to submit this Agreement to MCBI Shareholders at the MCBI Shareholders’ Meeting, including after any Adverse MCBI Recommendation Change (as defined below). For purposes of this Agreement, “MCBI Shareholder Approval” shall mean the approval of this Agreement by affirmative vote of a majority of the votes entitled to be cast at the MCBI Shareholders’ Meeting by the MCBI Shareholders or such other number of affirmative votes as may be required for such approval by MCBI’s Governing Documents and Applicable Law.
(b)    If on the date of the MCBI Shareholders’ Meeting, MCBI has not received proxies representing a sufficient number of shares of MCBI Common Stock to obtain the MCBI Shareholder Approval (as defined above), MCBI shall adjourn the MCBI Shareholders’ Meeting until such date as shall be mutually agreed upon by MCBI and HOMB, which date, without the consent of HOMB, shall not be less than five (5) calendar days nor more than ten (10) calendar days after the date of adjournment, and subject to the terms and conditions of this Agreement including, without limitation, the provisions of this Section 2.14, shall continue to use its reasonable best efforts to assist in the solicitation of proxies from MCBI Shareholders relating to the MCBI Shareholder Approval; provided, however, MCBI shall only be required to adjourn, delay or postpone the MCBI Shareholders’ Meeting as described above once.
(c)    Neither MCBI’s board of directors nor any committee thereof shall (x) except as expressly permitted by Section 2.14, withhold, withdraw, qualify or modify in any manner adverse to HOMB or any of its Subsidiaries, or propose to withhold, withdraw, qualify or modify, in a manner adverse to HOMB or any of HOMB’s Subsidiaries, the MCBI Recommendation, (y) knowingly and intentionally make, or direct or authorize any director or executive officer to make, any public statement in connection with the MCBI Shareholders’ Meeting regarding withholding, withdrawing, qualifying or modifying, or an intention or desire to withhold, withdraw, qualify or modify, in a manner adverse to HOMB or any of HOMB’s Subsidiaries, the MCBI Recommendation or (z) approve or recommend, or propose to approve or recommend, any Acquisition Proposal (any of the foregoing, an “Adverse MCBI Recommendation Change”). Notwithstanding the foregoing, the MCBI board of directors may make or cause to be made an Adverse MCBI Recommendation Change if:
(i)    (A)(I) MCBI’s board of directors determines in good faith, after receiving the advice of its outside legal counsel and, with respect to financial matters, its financial advisor, that it has received an unsolicited, bona fide Acquisition Proposal (that did not result from a material breach of Section 5.10) that is a Superior Proposal and such Superior Proposal has not been withdrawn and (II) MCBI’s board of directors determines in good faith after receiving the advice of its outside legal counsel that not accepting such Superior Proposal would more likely than not result in a violation of its fiduciary duties under applicable law; or (B) MCBI’s board of directors determines in good faith, after receiving the advice of its outside legal counsel and, with respect to financial matters, its financial advisor, that (I) an Intervening Event has occurred and is continuing and (II) the failure to make an Adverse MCBI Recommendation Change in response to such Intervening Event would more likely than not result in a violation of its fiduciary duties under applicable law;
(ii)    MCBI’s board of directors provides at least five (5) Business Days’ prior written notice (a “Notice of MCBI Recommendation Change”) to HOMB of its intent to take such action, which notice shall specify in reasonable detail the event or circumstances giving rise to its determination to take such action, including, in the event such action is taken in response to an Acquisition Proposal, the material terms and conditions of the Acquisition Proposal or any amendment or modification thereof, which material terms shall include, without limitation, the identity of the Person making such Acquisition Proposal and, if such Acquisition Proposal is in writing, a copy of such Acquisition Proposal (or if no such copy is available, a reasonably detailed description of such Acquisition Proposal), or describe in reasonable detail such other event or circumstances if not in response to an Acquisition Proposal;

(iii)    MCBI and its Subsidiaries have negotiated, and have instructed their respective Representatives and shall use reasonable best efforts to cause their respective Representatives to, negotiate in good faith with HOMB and its Subsidiaries and their respective Representatives during such five (5) Business Day period to the extent that HOMB and its Subsidiaries wish to negotiate, to enable HOMB and its Subsidiaries to revise the terms of this Agreement, such that the failure to make the Adverse MCBI Recommendation Change would not be more likely than not to result in a violation of MCBI’s board of directors’ fiduciary duties under applicable law; and
(iv)    at the end of such five (5) Business Day notice period MCBI’s board of directors takes into account any amendment or modification to this Agreement proposed by HOMB and after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the MCBI Recommendation or to not make an Adverse MCBI Recommendation Change.
Any material amendment to any Acquisition Proposal or material change in the facts and circumstances giving rise to an Intervening Event, in each case, will be deemed to be a new Acquisition Proposal or Intervening Event, as applicable, for purposes of this Section 2.14 and will require a new notice period as referred to in Section 2.14(c)(ii); provided that with respect thereto the references to a five (5) Business Day period in Sections 2.14(c)(ii), (iii) and (iv) shall instead be references to a three (3) Business Day period. Upon an Adverse MCBI Recommendation Change prior to the MCBI Shareholders’ Meeting, if this Agreement has not been terminated by HOMB pursuant to Section 7.1(e), MCBI’s board of directors may communicate the basis for its Adverse MCBI Recommendation Change to the shareholders in the Proxy Statement/Prospectus or, at MCBI’s expense, an appropriate amendment or supplement thereto. Notwithstanding anything to the contrary in this Agreement, in no event shall the MCBI board of directors or any committee thereof make or cause to be made an Adverse MCBI Recommendation Change once the MCBI Shareholder Approval has been obtained.
2.15    MCBI Restricted Stock and Stock Options.
(a)    Each share of MCBI Restricted Stock outstanding at the Effective Time shall fully vest as of immediately prior to the Effective Time and be converted automatically into the right to receive the Merger Consideration in respect of each share of MCBI Common Stock underlying such share of MCBI Restricted Stock.
(b)    Each MCBI Stock Option outstanding at the Effective Time, whether or not then exercisable, shall immediately be cancelled for no consideration.
2.16    Closing Deliveries by MCBI. At the Closing, MCBI shall deliver or cause to be delivered to HOMB:
(a)    a certificate of the Secretary of MCBI, dated as of the Closing Date, certifying to: (i) the Governing Documents of MCBI; (ii) resolutions of the board of directors of MCBI approving the Merger and the execution, delivery and performance of this Agreement; (iii) incumbency and signatures of the officers of MCBI executing this Agreement and any other certificate or document delivered by MCBI in connection with this Agreement; and (iv) action by MCBI Shareholders holding the requisite voting power under its Governing Documents and Applicable Law approving the Merger and the execution, delivery and performance of this Agreement;
(b)    a statement from MCBI, dated as of the Closing Date, pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that interests in MCBI are not “U.S. real property interests” and that MCBI is not a “U.S. real property holding corporation,” together with a notice to the IRS in accordance with Treasury Regulations Section 1.897-2(h)(2), provided that HOMB’s sole remedy for any failure of MCBI to deliver such statement and notice shall be to withhold in accordance with Section 2.9(h) from the consideration payable pursuant to this Agreement;
(c)    certificates of MCBI, dated as of the Closing Date and signed by a duly authorized officer of MCBI, certifying that each of the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied; and
(d)    a payoff letter from the then lender on MCBI’s holding company loan that acknowledges upon full payment of the outstanding amount owed to such lender thereunder the Lien on the Target Bank stock will be released.
2.17    Closing Deliveries by HOMB. At the Closing, HOMB shall deliver or cause to be delivered to MCBI:
(a)    evidence reasonably satisfactory to MCBI of the issuance and payment of the Merger Consideration to the Exchange Agent;

(b)    a certificate of the Secretary of HOMB, dated as of the Closing Date, certifying the: (i) Governing Documents of HOMB; (ii) resolutions of the board of directors of HOMB approving the Merger and the execution, delivery and performance of this Agreement; and (iii) incumbency and signatures of the officers of HOMB executing this Agreement; and (iv) any other certificate or document delivered by HOMB in connection with this Agreement; and
(c)    certificates of HOMB, dated as of the Closing Date and signed by a duly authorized officer of HOMB, that each of the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MCBI
Except as disclosed in the disclosure schedule delivered by MCBI to HOMB concurrently herewith (the “MCBI Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the MCBI Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by MCBI that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on MCBI, and (c) any disclosures made with respect to a Section of Article III shall be deemed to qualify (1) any other Section of Article III specifically referenced or cross-referenced and (2) other Sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other Sections, MCBI and Target Bank hereby represent and warrant to HOMB as follows:
3.1    Organization.
(a)    MCBI is a Tennessee corporation (i) duly organized, validly existing and in good standing under the laws of the State of Tennessee, (ii) with all requisite corporate power and authority to own, lease, and operate its assets and to carry on its business as presently conducted, and (iii) duly qualified or licensed and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of its activities or the character of the assets and properties it owns, leases, or operates make such qualification or license necessary, except in such cases where the lack of such power and authority or said qualification or license has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI. True, complete and correct copies of the Governing Documents of MCBI, as in effect as of the date of this Agreement, have previously been made available to HOMB. MCBI is not in violation in any material respect of any of the provisions of its Governing Documents.
(b)    Each Subsidiary of MCBI that is set forth in Section 3.1(c) of the MCBI Disclosure Schedule is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization, or formation, as applicable, (ii) with all requisite corporate or limited liability company, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as presently conducted, and (iii) duly qualified or licensed and in good standing in each jurisdiction in which the nature of its activities or the character of the assets and properties it owns, leases, or operates make such qualification or license necessary, except in such cases where the lack of said qualification or license has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI. True, complete and correct copies of the Governing Documents of each Subsidiary of MCBI, as in effect as of the date of this Agreement, have previously been made available to the HOMB. No Subsidiary of MCBI is in violation in any material respect of any of the provisions of its respective Governing Documents.
(c)    Section 3.1(c) of the MCBI Disclosure Schedule sets forth a true and complete list of each Subsidiary of MCBI, its place of formation and the percentage ownership of such Subsidiary owned by MCBI. Other than as set forth in Section 3.1(c) of the MCBI Disclosure Schedule, there are no corporations, partnerships, limited liability companies, associations or other entities in which MCBI owns, directly or indirectly, any equity or other interest. Except as set forth in Section 3.1(c) of the MCBI Disclosure Schedule, all outstanding shares or ownership interests of MCBI’s Subsidiaries are validly issued, fully paid and nonassessable and owned by MCBI free and clear of any Liens, including any restrictions on the right to vote, sell, or otherwise dispose of such shares or ownership interests, except for any such restrictions imposed by applicable securities Laws.
3.2    Authority; Binding Nature.
(a)    MCBI has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by MCBI of this Agreement and the consummation by MCBI of the transactions contemplated by this Agreement have been duly and validly approved by the board of directors of MCBI. Subject to the MCBI Shareholders’ approval as contemplated by Sections 2.14 and 6.2(c), no other corporate proceedings on the part of MCBI are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by MCBI and constitutes (in each case assuming due authorization, execution and delivery by HOMB and Centennial, as applicable) the legal, valid and binding obligations of MCBI enforceable against MCBI in accordance with its terms, except as such enforceability may be limited by applicable laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
(b)    MCBI has taken all reasonable actions by it in order to exempt this Agreement and the transactions contemplated hereby from the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other antitakeover Laws of the State of Tennessee to the extent such antitakeover Laws are applicable to the transactions contemplated by this Agreement.
3.3    No Conflicts. The execution, delivery and performance of this Agreement by MCBI and the consummation of the transactions contemplated hereby by MCBI and its Subsidiaries, including the Mergers and the Bank Merger, do not and will not (a) conflict with, or result in a breach or violation of or default under, any terms or conditions of the Governing Documents of MCBI or any of its Subsidiaries, or (b) assuming that the consents and approvals referred to in Section 3.3 of the MCBI Disclosure Schedule and in Section 3.4 hereof are duly obtained, (x) conflict with or violate any Applicable Law as to MCBI or any of its Subsidiaries, (y) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to, any MCBI Material Contract, or (z) result in the creation or imposition of any Lien on any of the assets of MCBI or its Subsidiaries, except, in the case of clause (b) above for such violations, conflicts, breaches, defaults, terminations, amendments, cancellations, accelerations or Liens which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI.
3.4    Consents and Approvals. Other than (i) the Requisite Regulatory Approvals, (ii) the approval by MCBI Shareholders of the Merger and this Agreement, and (iii) such other filings, authorizations, consents, notices or approvals as may be set forth in Section 3.4 of the MCBI Disclosure Schedule, no consents, approvals, authorizations or other actions by, or filings with or notifications to, any Governmental Authority on the part of MCBI or any of its Subsidiaries are required in connection with the execution, delivery and performance by MCBI of this Agreement and the consummation of the transactions contemplated hereby.
3.5    Regulatory Matters. MCBI and each of its Subsidiaries has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2023 with, as applicable, (i) the Federal Reserve Board; (ii) the FDIC; (iii) the TDFI and any predecessor agency; (iv) any other applicable bank regulatory agencies (collectively, “MCBI Regulatory Agencies”) and (v) any other applicable Governmental Authority and have paid all applicable fees, premiums and assessments due and payable thereto, except where the failure to file such report, registration or statement, or any amendment thereto, or to pay such fees, premiums and assessments would not reasonably be expected to be, individually or in the aggregate, material to MCBI and its Subsidiaries, taken as a whole, and except with respect to Taxes. Each such report, registration and statement, including financial statements, exhibits and schedules thereto, complied, in all material respects, with Applicable Law. Neither MCBI nor any of its Subsidiaries is, and since January 1, 2023 has not been, subject to any cease-and-desist or other formal or informal order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter, regulatory directive or similar undertaking with, or is subject to any capital directive by, or has been ordered to pay any civil money penalty by or at the request of, any MCBI Regulatory Agency or other Governmental Authority of any kind or has adopted any board resolutions at the request of any MCBI Regulatory Agency that currently restricts in any material respect the conduct of its business, imposes any material requirements or procedures, that relates in any material manner to its credit or risk management policies or activities pursuant to such credit or risk management policies, including Anti-money Laundering and Bank Secrecy Act requirements or in any material manner relates to its capital adequacy, its ability to pay dividends or its management (each, a “MCBI Regulatory Agreement”), nor has MCBI or any of its Subsidiaries been advised in writing, or to MCBI’s Knowledge, orally, since January 1, 2023 by any MCBI Regulatory Agency or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such MCBI Regulatory Agreement. There is no unresolved written violation, criticism, comment or exception by any MCBI Regulatory Agency or other Governmental Authority relating to MCBI or any of its Subsidiaries, except for such violation, criticism, comment or exception as would not reasonably be expected to be, individually or in the aggregate, material to MCBI and its Subsidiaries, taken as a whole. MCBI is not aware of any reason related to MCBI and its Subsidiaries why all Requisite Regulatory Approvals would not be received on a timely basis and without the imposition of any Materially Burdensome Regulatory Condition as described in Section 5.4(a)(i). Except for normal examinations conducted by Governmental Authorities in the regular course of business, no Governmental Authority has initiated any investigation or proceeding or, to MCBI’s Knowledge, investigation into the business or operations of MCBI since January 1, 2023.

3.6    Capitalization.
(a)    The authorized capital stock of MCBI consists only of (i) 20,000,000 shares of MCBI Common Stock, $0.01 par value, of which 6,385,286 are issued and outstanding as of the date of this Agreement (which number includes all unvested shares of MCBI Restricted Stock), and (ii) 1,000,000 shares of preferred stock, $0.01 par value, of which no shares are issued and outstanding as of the date of this Agreement. The above issued and outstanding shares of MCBI Common Stock constitute all of the issued and outstanding capital stock of MCBI as of the date of this Agreement, and have been duly authorized, validly issued, and are fully paid and nonassessable. None of the shares of MCBI Common Stock have been issued or disposed of by MCBI in violation of any preemptive rights of any Person.
(b)    No MCBI Stock Options are outstanding. MCBI has furnished or otherwise made available to HOMB a true, complete copy of the MCBI Incentive Plans, and Section 3.6(b) of the MCBI Disclosure Schedule sets forth a complete and correct list of all holders of MCBI Restricted Stock outstanding under the MCBI Incentive Plans as of the date hereof identifying the number of shares of MCBI Common Stock subject to awards of MCBI Restricted Stock, and the date on which each award of MCBI Restricted Stock was granted and vests.
(c)    As of the date of this Agreement, no trust preferred or subordinated debt securities of MCBI or any of its Subsidiaries are issued or outstanding.
(d)    As of the date of this Agreement there are no outstanding (i) rights, stock appreciation rights, plans, options, warrants, calls, conversion rights or any agreements, arrangements or commitments of any kind or character (either firm or conditional) to which MCBI or any of its Subsidiaries is a party or by which MCBI or any of its Subsidiaries is bound obligating MCBI or any of its Affiliates to issue, deliver or sell, or cause to be delivered or sold, any capital stock of MCBI or its Subsidiaries, or any securities exchangeable for or convertible into the capital stock of MCBI or its Subsidiaries, (ii) contractual obligations of MCBI or any of its Affiliates, or rights of a Person, to repurchase, redeem or otherwise acquire any shares of capital stock of MCBI or its Subsidiaries from MCBI or such Subsidiary, or (iii) proxies, voting agreements (except for the Voting and Support Agreements), voting trusts, preemptive rights, rights of first refusal, rights of first offer, rights of co-sale or tag-along rights, shareholder agreements or other rights, understandings or arrangements to which MCBI or any of its Subsidiaries is a party or by which MCBI or any of its Subsidiaries is bound regarding the voting or disposition of the shares of MCBI Common Stock or capital stock of its Subsidiaries. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the holders of capital stock may vote have been issued by MCBI or any of its Subsidiaries and are outstanding.
(e)    No Subsidiary of MCBI owns any capital stock of MCBI except for MCBI Common Stock that is securing, or is acquired by Target Bank in connection with, a loan to a Target Bank customer.
3.7    Deposits. The deposit accounts of Target Bank are insured by the FDIC to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid in connection therewith have been duly, timely and fully paid. No proceedings for the revocation or termination of such deposit insurance are pending or, to MCBI’s Knowledge, threatened.
3.8    Reserved.
3.9    Stock Issuances and Repurchases. All shares of MCBI Common Stock have been issued in compliance with all applicable federal and state securities laws and regulations or exemptions therefrom, except where such failure to be in compliance would not reasonably be expected to have a Material Adverse Effect on MCBI. All repurchases of MCBI Common Stock have been conducted in accordance with MCBI’s Governing Documents, the TBCA and applicable federal and state securities laws and regulations, except where such failure to be in compliance with applicable federal and state securities laws would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI.
3.10    Financial Statements.
(a)    Section 3.10 of the MCBI Disclosure Schedule contains true and complete copies of the audited consolidated financial statements of MCBI and its Subsidiaries for the year ended December 31, 2024 (the “Audited Financial Statements”) and the unaudited consolidated financial statements of MCBI and its Subsidiaries for the ten (10) months ended October 31, 2025 (the “Interim Financial Statements” and, together with the Audited Financial Statements, “MCBI’s Financial Statements”). MCBI’s Financial Statements (including the related notes, where applicable) (i) have been prepared from, and are in accordance with in all material respects, the books and records of MCBI and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of MCBI and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of the Interim Financial Statements to the lack of footnotes and to recurring year-end audit adjustments normal in nature and amount, (iii) complied, in all material respects, with applicable accounting requirements, and (iv) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of MCBI and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Forvis Mazars, LLP has not resigned (or informed MCBI that it intends to resign) or been dismissed as independent public accountants of MCBI as a result of or in connection with any disagreements with MCBI on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MCBI, neither MCBI nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities or obligations that are reflected or reserved against on the consolidated balance sheet of the Interim Financial Statements, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 2025 and shown on the consolidated balance sheet of the Interim Financial Statements, or (iii) liabilities or obligations incurred in connection with this Agreement and the transactions contemplated hereby.
(c)    The records, systems, controls, data and information of MCBI and its Subsidiaries are in all material respects recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of MCBI or its Subsidiaries or accountants (including all means of access thereto and therefrom).
3.11    Ordinary Course; Lack of Material Adverse Change.
(a)    Except as listed in Section 3.11(a) of the MCBI Disclosure Schedule, from the Balance Sheet Date through and including the date of this Agreement, except as otherwise specifically provided or permitted by this Agreement, MCBI and its Subsidiaries have operated in all material respects in the ordinary course of business.
(b)    Since the Balance Sheet Date, there has not been (i) any Material Adverse Change on MCBI or (ii) any fact, effect, event, change occurrence or circumstance that would reasonably be expected to have a Material Adverse Change on MCBI.
3.12    Reorganization. Neither MCBI nor any of its Subsidiaries has taken any action, nor are they aware of any fact or circumstance, that would reasonably be expected to prevent the Mergers or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.13    Taxes. Except as set forth in Section 3.13 of the MCBI Disclosure Schedule or, other than with respect to Section 3.13(m), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI:
(a)    (i) All income and other Tax Returns that were or are required to be filed on or before the Closing Date by MCBI or its Subsidiaries have been or will be timely filed on or before the Closing Date, and all such Tax Returns are or will be true, correct and complete in all material respects; and (ii) all income and other Taxes due and owing by MCBI or its Subsidiaries (whether or not shown on the Tax Returns referred to in clause (i)) have been or will be timely paid in full on or before the Closing Date. Neither MCBI nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.
(b)    No federal, state, local or non-U.S. tax audit or other Tax Proceeding is pending or being conducted with respect to MCBI or any of its Subsidiaries. Neither MCBI nor its Subsidiaries has received from any federal, state, local or non-U.S. taxing authority (including jurisdictions where MCBI or its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open a Tax Proceeding; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for a material amount of Taxes proposed, asserted or assessed by any taxing authority against MCBI or any of its Subsidiaries.
(c)    There are no Liens for Taxes on MCBI’s or any of its Subsidiaries’ assets other than Liens for Taxes not yet due and payable.
(d)    Neither MCBI nor any of its Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency which is still in effect.
(e)    MCBI and its Subsidiaries have complied with all Applicable Laws relating to the payment and withholding of Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other party.

(f)    Neither MCBI nor any of its Subsidiaries is (or has been) a party to or bound by any Tax allocation, sharing, or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among MCBI and its Subsidiaries). Neither MCBI nor any of its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated U.S. federal income tax return (other than a group the common parent of which was MCBI); or (B) has any liability for Taxes of any Person (other than MCBI or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law) as a transferee, successor, or by Contract (other than any contract entered into in the ordinary course of business, the primary subject matter of which is not Taxes).
(g)    There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which MCBI or any of its Subsidiaries is a party and that could be treated as a partnership for U.S. federal income Tax purposes.
(h)    Neither MCBI nor any of its Subsidiaries have, nor have ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country.
(i)    Neither MCBI nor any of its Subsidiaries have, in the last five (5) years, distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
(j)    Neither MCBI nor any its Subsidiaries is nor have been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(k)    Neither MCBI nor any of its Subsidiaries have engaged in any “listed transaction” described in Section 6707A(c)(2) of the Code or Section 1.6011-4(b)(2) of the Treasury Regulations.
(l)    Neither MCBI nor any of its Subsidiaries have requested or obtained a private letter ruling from, or entered into a closing agreement with, any taxing authority.
(m)    Except as listed in Section 3.13(m) of the MCBI Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could reasonably be expected to give rise directly or indirectly to any “excess parachute payment” within in the meaning of Section 280G(b)(1) of the Code.
(n)    Neither MCBI nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date (i) pursuant to Section 481 of the Code or any comparable provision under state or non-U.S. Tax Laws as a result of an accounting method change occurring prior to the Closing Date, (ii) as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) as a result of any intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).
(o)    The unpaid Taxes of MCBI and each of its Subsidiaries (a) did not, as of the Balance Sheet Date, materially exceed the reserve for Tax liability (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) reflected in MCBI’s Financial Statements and (b) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of MCBI and its Subsidiaries in filing Tax Returns.
3.14    Title to Assets; Real Property.
(a)    Except as would not reasonably be expected to be, individually or in the aggregate, material to MCBI and its Subsidiaries, taken as a whole, MCBI or one of its Subsidiaries has good and marketable title or a valid leasehold interest in, or right to use all of its tangible personal assets and properties, including those reflected in the balance sheet contained in the Audited Financial Statements or the Interim Financial Statements (except for assets sold or otherwise disposed of or leases that have expired since the Balance Sheet Date in the ordinary course of business), as being owned or leased, as applicable, free and clear of any and all Liens other than Permitted Liens. All tangible personal properties and assets of MCBI and its Subsidiaries are in good operating condition and repair, ordinary wear and tear and commercially reasonable deferred maintenance excepted, and except for such failures to be in good operating condition and repair would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI.
(b)    Section 3.14(a) of the MCBI Disclosure Schedule contains a true and complete list of (i) all real property owned by MCBI or one of its Subsidiaries as of the date of this Agreement but expressly excluding any MCBI OREO Real Property (as defined below) which is set forth in Section 3.17(c) of the MCBI Disclosure Schedule (such real property owned by MCBI or one of its Subsidiaries as of the date of this Agreement but expressly excluding any MCBI OREO Real Property, the “MCBI Owned Real Property”) and (ii) all real property leased by MCBI or one of its Subsidiaries as of the date of this Agreement (the “MCBI Leased Real Property”; and the MCBI Leased Real Property, together with the MCBI Owned Real Property, the “MCBI Real Property”).

MCBI or one of its Subsidiaries owns fee simple title to the MCBI Owned Real Property and a valid leasehold interest in the MCBI Leased Real Property, in each case free and clear of any Liens other than the Permitted Liens. MCBI is in possession of all MCBI Owned Real Property, and MCBI has not leased any such Owned Real Property to a third party unless so indicated in Section 3.14(a) of the MCBI Disclosure Schedules. MCBI is in possession of all MCBI Leased Real Property, and no lease with respect to such MCBI Leased Real Property has been assigned or subleased by MCBI unless so indicated in Section 3.14(a) of the MCBI Disclosure Schedule. To MCBI’s Knowledge, the MCBI Real Property is in material compliance with all applicable zoning laws and building codes and all applicable health and safety related requirements. There are no pending or, to MCBI’s Knowledge, threatened material condemnation proceedings against the MCBI Real Property.
(c)    Neither MCBI nor any of its Subsidiaries owns any interest in real property, except (i) the MCBI OREO Real Property and (ii) the MCBI Real Property.
3.15    Litigation; Orders.
(a)    Except as set forth in Section 3.15(a) of the MCBI Disclosure Schedule, there is no Proceeding pending or, to MCBI’s Knowledge, threatened either (i) against MCBI or any of its Subsidiaries, or to which any assets, interest, or right of any of them may be subject, and as to which, if adversely determined, would reasonably be expected to be, individually or in the aggregate, material to MCBI and its Subsidiaries, taken as a whole or (ii) seeking to prevent, materially alter or materially delay any of the transactions contemplated by this Agreement.
(b)    There is no Order either (i) outstanding against MCBI or any of its Subsidiaries, or to which any assets, interest, or right of any of them may be subject that would reasonably be expected to be, individually or in the aggregate, material to MCBI and its Subsidiaries, taken as a whole, or (ii) seeking to prevent, materially alter or materially delay any of the transactions contemplated by this Agreement.
3.16    Compliance.
(a)    Since January 1, 2023, MCBI and each of its Subsidiaries are and have been in compliance with all Applicable Laws and Orders, including without limitation all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, except where such noncompliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI. MCBI and each of its Subsidiaries have all Permits of, and have made all required filings, applications and registrations with, all applicable Government Authorities necessary to permit it to carry on its business in all respects as presently conducted, except where the failure to have such Permits or make such filings, applications or registrations would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI.
(b)    Neither MCBI nor any of its Subsidiaries is in default under or in violation of any term or provision of (i) its Governing Documents or (ii) in any material respect any material Permit which it holds.
(c)    MCBI has implemented one or more formal codes addressing each of ethics, personal trading policies, conflicts of interest policies, customer privacy policies, anti-money laundering policies, and other material policies as may be required by any Applicable Law for itself and, as applicable, its Subsidiaries, and a complete and correct copy of each such policy has been made available to HOMB. Such policies comply in all respects with the requirements of any Laws applicable thereto, except where such failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI.
3.17    Loans.
(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI, each loan, revolving credit facility, letter of credit or other extension of credit (including guarantees) or commitment to extend credit originated or acquired by MCBI and its Subsidiaries (collectively, “Loans”) (i) complies with Applicable Laws, (ii) has been made, entered into or acquired by MCBI or one of its Subsidiaries in accordance with customary board of director-approved loan policies, (iii) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and correct, and which, together with all security agreements and guarantees, to MCBI’s Knowledge, constitute a valid and legally binding obligation of the obligor named therein, and as applicable, MCBI or one of its Subsidiaries and are enforceable in accordance with their terms, (iv) is in full force and effect, and (v) MCBI has no Knowledge of any acts or omissions which would give rise to any offset, recoupment, adjustment or any other valid or cognizable claim or defense by the applicable borrower; provided that the enforcement of each of (iii) and (v) above may be limited by applicable laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI, none of the rights or remedies under the documentation relating to the Loans has been amended, modified, waived, subordinated or otherwise altered by MCBI, except as evidenced by a written instrument which is a part of the file with respect to such Loans made available to HOMB and was entered into by MCBI in good faith. For purposes of this Section 3.16(a), the phrase “enforceable in accordance with its terms” as it relates to a Loan does not mean that the borrower has the financial ability to repay a Loan or that any collateral is sufficient to result in payment of the Loan secured thereby.
(b)    Section 3.17(b) of the MCBI Disclosure Schedule sets forth a complete and correct list of all Loans (together with the principal amount on each such Loan and the identity of the obligor thereunder) that, as of November 30, 2025 (i) had a balance exceeding $250,000, and (ii) are (x) contractually past due 90 days or more in the payment of principal and/or interest, (y) on nonaccrual status or (z) classified as “Watch List,” “Special Mention,” “Substandard,” “Doubtful” or “Loss,” (or words of similar import).
(c)    Section 3.17(c) of the MCBI Disclosure Schedule sets forth a complete list of real estate acquired by foreclosure or by deed in-lieu thereof and owned by MCBI or its Subsidiaries as of the date of this Agreement (the “MCBI OREO Real Property”), including the book value thereof. True, correct and complete copies of the currently effective lending policies and practices of MCBI and each of its Subsidiaries have been made available to HOMB.
(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI (i) each outstanding Loan (including Loans held for resale or previously sold to investors) has been solicited and originated and is administered and, where applicable, serviced, and the relevant files are being maintained, in accordance with the relevant loan documents, MCBI’s underwriting and servicing standards (and, in the case of Loans held for resale or previously sold to investors, the underwriting standards, if any, of the applicable investors) and with Applicable Laws and applicable requirements of any government-sponsored enterprise program, and (ii) MCBI and its Subsidiaries have properly fulfilled their contractual responsibilities and duties with respect to any Loan in which they act as the lead lender or servicer and have complied with their duties as required under applicable regulatory requirements.
(e)    Except as set forth in Section 3.17(e) of the MCBI Disclosure Schedule none of the agreements pursuant to which MCBI or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, other than repurchase obligations arising upon breach of representations and warranties, covenants and other obligations of MCBI or its Subsidiaries, as applicable.
(f)    As to each Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Authority, to MCBI’s Knowledge such guaranty is in full force and effect, and to MCBI’s Knowledge, will remain in full force and effect following the Closing Date, in each case, without any further action by MCBI or any of its Subsidiaries subject to the fulfillment of their obligations under the Small Business Administration Agreement that arise after the date hereof.
(g)    Section 3.17(g) of the MCBI Disclosure Schedule sets forth a complete and correct list of all Loans by MCBI and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of MCBI or any of its Subsidiaries. There are no Loans to any employee, officer, director or other Affiliate of MCBI on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement. All such Loans are and were made in compliance in all material respects with all Applicable Laws.
3.18    CRA Compliance. Target Bank is Well-Capitalized and its most recent examination rating under the Federal Community Reinvestment Act, as amended, and the regulations promulgated thereunder (“CRA”), was “satisfactory” or better. To MCBI’s Knowledge, there is no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Target Bank to receive any notice of non-compliance with such provisions of the CRA or cause Target Bank’s CRA rating to decrease below the “satisfactory” level.

3.19    Investment Portfolio. All investment securities held by MCBI or its Subsidiaries, as reflected in the MCBI Financial Statements, are in all material respects carried in accordance with GAAP and in a manner consistent with the applicable guidelines issued by the MCBI Regulatory Agencies. Each of MCBI and its Subsidiaries has good, valid and marketable title in all material respects to all securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the MCBI Financial Statements and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of MCBI or its Subsidiaries.
3.20    Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of MCBI, any of its Subsidiaries or for the account of a customer of MCBI or one of its Subsidiaries, were entered into in the ordinary course of business and, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI, in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of MCBI or one of its Subsidiaries enforceable in accordance with their terms except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies, and to MCBI’s Knowledge are in full force and effect. MCBI and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to MCBI’s Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder except for such breaches, violations or defaults as would not reasonably be expected to have a Material Adverse Effect on MCBI.
3.21    Intellectual Property. MCBI and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. To MCBI’s Knowledge, the use of any Intellectual Property owned by MCBI or any Subsidiary thereof by MCBI and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person in any material respect and is in accordance in all material respects with any applicable license pursuant to which MCBI or any MCBI Subsidiary acquired the right to use any Intellectual Property, and no person has asserted in writing to MCBI that MCBI or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person. To MCBI’s Knowledge and except as set forth in Section 3.21 of the MCBI Disclosure Schedules, no person is challenging, infringing on or otherwise violating any right of MCBI or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to MCBI or its Subsidiaries. Neither MCBI nor any MCBI Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by MCBI or any MCBI Subsidiary, and MCBI and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by MCBI and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.
3.22    Environmental Matters.
(a)    Except as set forth in Section 3.22 of the MCBI Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI, (i) no written notice, notification, demand, request for information, citation, summons or order has been received by MCBI or any of its Subsidiaries, no written complaint has been filed against MCBI or any of its Subsidiaries, no penalty has been assessed against MCBI or any of its Subsidiaries, and no investigation, action, claim or suit is pending or, to MCBI’s Knowledge, is threatened against MCBI or any of its Subsidiaries by any Governmental Authority or other Person, in each case relating to or arising out of any Environmental Law; (ii) MCBI, each of its Subsidiaries and the MCBI Real Property are in compliance in all material respects with all Environmental Laws including possessing and complying with all Permits required pursuant to Environmental Law matters; (iii) neither MCBI nor any of its Subsidiaries is conducting or paying for any response or corrective action under any Environmental Law at any location; (iv) neither MCBI nor any of its Subsidiaries is party to any Order that imposes any obligations under any Environmental Law; and (v) neither MCBI nor any of its Subsidiaries have assumed by contract or, to MCBI’s Knowledge, by operation of law a claim or suit related to a violation of any Environmental Law or an obligation to investigate and/or remediate Hazardous Substances.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI, to MCBI’s Knowledge, (i) there has been no release of any Hazardous Substance by MCBI or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any unpaid remedial obligation, corrective action requirement or liability under applicable Environmental Laws, (ii) there are no underground storage tanks used for storage of Hazardous Substance located on or below the surfaces of the MCBI Real Property and (iii) no part of the MCBI Real Property contains asbestos in friable condition.
(c)    Except as set forth in Section 3.22 of the MCBI Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI, to MCBI’s Knowledge, no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability of MCBI or any of its Subsidiaries under any Environmental Law.
(d)    MCBI has made available to HOMB all assessments, reports, data, audits and other material information in possession of MCBI or to which it has reasonable access regarding the presence or release of Hazardous Substances or compliance with Environmental Laws related to the MCBI Real Property.
3.23    Material Contracts. Except for the Contracts set forth in Section 3.23(a) of the MCBI Disclosure Schedule, as of the date of this Agreement, neither MCBI nor any of its Subsidiaries, is a party to or bound by any MCBI Material Contract. In each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI, (a) each MCBI Material Contract is a valid and binding agreement in full force and effect as to MCBI or its Subsidiaries, as applicable, and, to MCBI’s Knowledge, binding upon the counterparties thereto in accordance with their terms, except as such enforceability may be limited by Laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. § 1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is south in a proceeding at law or in equity), (b) MCBI nor its Subsidiaries a party thereto is in violation or breach of or default under any MCBI Material Contract and (c) to MCBI’s Knowledge, no counterparty thereto is in violation or breach of or default under any MCBI Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default by MCBI, or to MCBI’s Knowledge, the counterparty thereto.
3.24    Employee Benefit Matters.
(a)    Section 3.24(a) of the MCBI Disclosure Schedule sets forth a true and complete list of each MCBI Employee Benefit Plan. Only employees and directors and former employees and directors (and their eligible dependents) of MCBI and its Subsidiaries participate in the MCBI Employee Benefit Plans. Neither MCBI nor any of its Subsidiaries has been notified that any MCBI Employee Benefit Plan is undergoing an audit or is subject to an investigation by any of the IRS, the United States Department of Labor (“DOL”) or other Governmental Authority.
(b)    With respect to each MCBI Employee Benefit Plan, complete and correct copies of the following documents have been made available to HOMB: (i) the most recent plan documents or written agreements thereof, and all amendments thereto and all related trust or other funding vehicles with respect to each such MCBI Employee Benefit Plan and, in the case of any MCBI Employee Benefit Plan that is not in written form, a written description of all material aspects of such plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto, if applicable; (iii) Forms 5500 (including schedules and attachments), financial statements and actuarial reports for the past three (3) years, if applicable; (iv) the most recent IRS determination letter, advisory letter or opinion letter and any pending application with respect to each such MCBI Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code; and (v) all material correspondence to and from the IRS, DOL, or any other Governmental Agency within the past three (3) years relating to any MCBI Employee Benefit Plan (other than the documentation provided under (iii) and (iv) above).
(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI, each MCBI Employee Benefit Plan has been administered in all material respects in compliance with its terms and with all Applicable Laws, including, but not limited to, ERISA, the Code, the Health Insurance Portability and Accountability Act and the Patient Protection and Affordable Care Act; and, with regard to each Employee Benefit Plan: (i) no Proceedings are pending, or to MCBI’s Knowledge, threatened against MCBI with respect to the administration of any MCBI Employee Benefit Plan; (ii) all premiums, contributions, or other payments required to have been made by Applicable Law or under the terms of any such MCBI Employee Benefit Plan or any Contract relating thereto have been made; (iii) all reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any plan participant have been correctly filed or distributed; and (iv) no non-exempt “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code.

(d)    With respect to each MCBI Employee Benefit Plan intended to qualify under Section 401(a) of the Code, the IRS has issued a favorable determination letter or opinion letter or advisory letter upon which MCBI is entitled to rely under IRS pronouncements, no such determination letter, opinion letter or advisory letter has been revoked nor, to MCBI’s Knowledge, has revocation been threatened, and to MCBI’s Knowledge no circumstance exists that would reasonably be expected to result in the loss of such qualification.
(e)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI, MCBI has complied with the minimum essential coverage and minimum value requirements of the Affordable Care Act. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI, neither MCBI nor its ERISA Affiliates have any existing or potential liability relating to employer mandate penalties under Code Section 4980H.
(f)    No MCBI Employee Benefit Plan is designed to provide benefits for employees whose primary work location is in a jurisdiction outside the United States.
(g)    Except as set forth in Section 3.24(g) of the MCBI Disclosure Schedule neither MCBI nor any MCBI Employee Benefit Plan provides (or will provide) post-retirement health or other welfare benefits to one or more former employees, officers, directors, or other individuals (including dependents of any of the foregoing) other than benefits that are required to be provided pursuant to the applicable requirements of COBRA.
(h)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI, MCBI has at all times complied with COBRA, and has maintained adequate records to evidence such compliance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI, no event or condition exists with respect to any MCBI Employee Benefit Plan that could result in any material tax under Section 4980B of the Code.
(i)    No MCBI Employee Benefit Plan is, and neither MCBI nor any ERISA Affiliate maintains or contributes to, or has at any time maintained or contributed to, or has any liability, whether actual or contingent, under a plan subject to Section 302 or Title IV of ERISA or to Section 412 of the Code. No MCBI Employee Benefit Plan is or was at any time a multiemployer plan, as defined in Section 3(37) of ERISA, and neither MCBI nor any ERISA Affiliate has ever contributed to, or had an obligation to contribute to, or incurred any liability with respect to, any such multiemployer plan. None of the MCBI Employee Benefit Plans are part of, or have at any time been part of, a multiple employer welfare arrangement, as that term is defined in ERISA Section 3(40). No MCBI Employee Benefit Plan is or was at any time a multiple employer plan, as described in Code Section 413(c) or ERISA Sections 4063 or 4064, and neither MCBI nor any ERISA Affiliate has ever contributed to or had an obligation to contribute to any such plan.
(j)    Section 3.24(j) of the MCBI Disclosure Schedule sets forth a complete list of all severance and termination benefits with respect to which MCBI or any of its Subsidiaries has or will have any material liability, under any MCBI Employee Benefit Plan or other employment agreement, noncompetition or severance agreement, program, practice, or arrangement and the amount of any required payments thereunder due upon Closing, upon termination of employment or both (each, an “Employment Payment”).
(k)    Except as set forth in Section 3.24(k) of the MCBI Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could (whether alone or in conjunction with any other event) (i) require the funding (whether on a formal or informal basis) of the benefits under any MCBI Employee Benefit Plan; (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by MCBI or any of its Subsidiaries under any MCBI Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any compensation, equity award or other benefit under any MCBI Employee Benefit Plan.
(l)    No participants in any MCBI Employee Benefit Plan participate in such plan pursuant to the terms of a collective bargaining agreement.
(m)    Except as set forth in Section 3.24(m) of the MCBI Disclosure Schedule neither MCBI nor any of its Subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI, each MCBI Employee Benefit Plan that is a “nonqualified deferred compensation plan” within in the meaning of Section 409A of the Code has been operated in documentary and operational compliance with Section 409A of the Code and the Treasury Regulations and other guidance promulgated thereunder.

(n)    Section 3.24(n) of the MCBI Disclosure Schedules sets forth a true and complete list of all participants in any executive retirement plan, SERP or similar arrangement.
(o)    Section 3.24(o) of the MCBI Disclosure Schedules sets forth a true and complete list of all bank-owned life insurance policy (“BOLI”) to which MCBI or any Subsidiary thereof is a party and indicates whether any such BOLI is subject to a split-dollar agreement. MCBI has provided a copy of each of the underlying BOLI policies (and any split dollar agreements) and the beneficiary designation(s), if any, related thereto. For each underlying policy: (i) MCBI is the sole owner; (ii) MCBI retains the right to the entire cash value; and (iii) the policy is transferable to HOMB. The BOLI is taxed under the economic benefit regime of 26 CFR 1.61-22.
3.25    Labor Relations (Employment Matters).
(a)    There is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to MCBI’s Knowledge, threatened against or affecting MCBI or any of its Subsidiaries. Neither MCBI nor any of its Subsidiaries is a party to any collective bargaining agreements or similar labor agreements and to MCBI’s Knowledge there are no organizing efforts by any union or other group seeking to represent any employees of MCBI or any of its Subsidiaries.
(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI, MCBI and each of its Subsidiaries is, and during the past three (3) years has at all relevant times been, in compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, equal opportunity, nondiscrimination, immigration, labor, wages, hours of work and occupational safety and health. To MCBI’s Knowledge, neither it nor any of its Subsidiaries is engaged in any unfair labor practices defined in the National Labor Relations Act or other Applicable Law.
(c)    Neither MCBI nor any of its Subsidiaries has received at any time in the past three (3) years any written notice that any Governmental Authority responsible for the enforcement of labor or employment laws, rules or regulations intends to conduct an investigation with respect to or relating to MCBI and its Subsidiaries and, to MCBI’s Knowledge, no such investigation is in progress.
(d)    Section 3.25(d) of the MCBI Disclosure Schedule sets forth a complete and accurate list of all non-solicitation agreements (with regard to customers or employees) and non-competition agreements currently existing between current employees of MCBI and MCBI or any of its subsidiaries.
(e)    Since the Balance Sheet Date, MCBI has not effectuated a “mass layoff” or “plant closing” as defined in the WARN Act affecting any site of employment or facility of MCBI or its Subsidiaries.
(f)    Except as set forth in Section 3.25(f) of the MCBI Disclosure Schedule, MCBI is not a party to any written Contract with respect to the employment of any officer, director, employee or consultant that is not terminable at will and without any penalty or other severance or obligation.
(g)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI, (i) other than accrued payroll expense not yet paid, MCBI and each of its Subsidiaries have made all required payments due to employees and (ii) MCBI and each of its Subsidiaries have made all required payments currently due to their respective unemployment compensation reserve accounts with the appropriate federal, state and local governments (and all agencies thereof) of the jurisdictions where either MCBI or the respective Subsidiary is required to maintain such accounts.
3.26    Related Party Transactions. Except as set forth in Section 3.26 of the MCBI Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between MCBI or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of MCBI or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding MCBI Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of MCBI) on the other hand that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act were MCBI subject to such regulation, except those of a type available to employees of MCBI or its Subsidiaries generally.
3.27    Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCBI, (a) each of MCBI and its Subsidiaries are insured against such risks and in such amounts as are adequate and as the management of MCBI reasonably has determined to be prudent with respect to their businesses, properties and assets and (b) all insurance policies with respect to the business and assets of MCBI are in full force and effect, all premiums due and payable thereon have been paid, MCBI and its Affiliates have not received notice to the effect that any of them are in default under any such insurance policy, and all claims have been filed in a timely fashion. To MCBI’s Knowledge, there is no claim pending under any such policies with respect to MCBI or any of its Subsidiaries as to which coverage has been denied or disputed by the underwriters of such policies.
3.28    Brokers. Except for Piper Sandler & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of MCBI.
3.29    Reserved.
3.30    Information Supplied. None of the information supplied or to be supplied by MCBI for inclusion or incorporation by reference in (a) the Proxy Statement/Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to the MCBI Shareholders or at the time of the MCBI Shareholders’ Meeting, (b) the Registration Statement, when it or any amendment thereto becomes effective under the Securities Act, or (c) the documents and financial statements of MCBI incorporated by reference in the Proxy Statement/Prospectus, the Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by MCBI with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of HOMB or its Subsidiaries for inclusion in the Proxy Statement/Prospectus or the Registration Statement.
3.31    Fairness Opinion. The Board of Directors of MCBI has received the opinion of Piper Sandler & Co., dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to the MCBI Shareholders.
3.32    No Other Representations or Warranties.
(a)    Except for the representations and warranties made by MCBI in this Agreement, neither MCBI nor any other person makes any express or implied representation or warranty with respect to MCBI, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and MCBI hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither MCBI nor any other person makes or has made any representation or warranty to HOMB or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to MCBI, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by MCBI in this Article III, any oral or written information presented to HOMB or any of its affiliates or representatives in the course of their due diligence investigation of MCBI, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)    MCBI acknowledges and agrees that neither HOMB nor any other person on behalf of HOMB has made or is making, and MCBI has not relied upon, any express or implied representation or warranty other than those contained in Article IV.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF HOMB
Except as disclosed in the disclosure schedule delivered by HOMB to MCBI concurrently herewith (the “HOMB Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the HOMB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by HOMB that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on HOMB and (c) any disclosures made with respect to a Section of Article IV shall be deemed to qualify (1) any other Section of Article IV specifically referenced or cross-referenced and (2) other Sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other Sections, HOMB Acquisition Sub and Centennial hereby represent and warrant to MCBI as follows:
4.1Organization.
(a)    HOMB is an Arkansas corporation (i) duly organized, validly existing and in good standing under the Laws of the State of Arkansas (ii) which is a bank holding company duly registered under the BHC Act, (iii) with all requisite power (corporate or otherwise) and authority to own, lease and operate its properties and to carry on its business as presently conducted. HOMB is duly qualified or licensed and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of its activities or the character of the properties it owns leases or operates make such qualification or license necessary, except in such cases where the lack of said authorization, qualification or license has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HOMB. True, complete and correct copies of the Governing Documents of HOMB, as in effect as of the date of this Agreement, have previously been made available to MCBI. HOMB is not in violation in any material respect if any provisions of its Governing Documents.
(b)    Each Subsidiary of HOMB is (i) duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as applicable, (ii) with all requisite power (corporate or otherwise) and authority to own and operate its properties and to carry on its business as presently conducted, and (iii) duly qualified or licensed in good standing in each jurisdiction in which the nature of its activities or the character of the properties it owns, leases or operates make such qualification necessary, except in such cases where the lack of said authorization, qualification or license has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HOMB.
4.2Authority; Binding Nature. Each of HOMB and, to the extent applicable, its Subsidiaries has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by HOMB and Centennial, and the consummation of the transactions contemplated hereby has been duly authorized by all necessary action on the part of each of HOMB and, to the extent applicable, its Subsidiaries and no other corporate proceedings on the part of HOMB or such Subsidiaries are necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by HOMB and Centennial and constitutes (in each case assuming due authorization, execution and delivery by MCBI) the legal, valid and binding obligations of HOMB and Centennial enforceable against HOMB and Centennial, as applicable, in accordance with its terms, subject to the effect of any applicable laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. § 1818(b), the appointment of a conservator or receiver, bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium, restructuring or similar Laws affecting creditors’ rights and remedies generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.
4.3No Conflicts. The execution, delivery and performance of this Agreement by HOMB and Centennial, and the consummation of the transactions contemplated hereby by HOMB and its Subsidiaries, including the Mergers and the Bank Merger, do not and will not (a) conflict with, or result in a breach of or default under, any terms or conditions of the Governing Documents of HOMB or any of its Subsidiaries, or (b) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) conflict with or violate any Applicable Law as to HOMB or any of its Subsidiaries, (y) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to any Contract set forth on the “Exhibit Index” included in HOMB’s Form 10-K for the year ended December 31, 2024 or the HOMB SEC filings subsequently filed, or (z) result in the creation or imposition of any Lien on any of the assets of HOMB or any of its Subsidiaries, except, in the case of clause (b) above for such violations, conflicts, breaches, defaults, terminations, amendments, cancellations, accelerations or Liens which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HOMB.
4.4Consents and Approvals. Other than the Regulatory Approvals, no consents, approvals, authorizations or other actions by, or filings with or notifications to, any Governmental Authority on the part of HOMB or any of its Subsidiaries is required in connection with the execution, delivery and performance of this Agreement by HOMB and Centennial and the consummation of the transactions contemplated hereby.
4.5Regulatory Matters. HOMB and each of its Subsidiaries has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2023 with, as applicable, (i) the Federal Reserve Board; (ii) the FDIC; (iii) the ASBD and any predecessor agency; (iv) any other applicable bank regulatory agencies (collectively, “HOMB Regulatory Agencies” and, together with MCBI Regulatory Agencies, the “Regulatory Agencies”) and (v) any other applicable Governmental Authority and has paid all applicable fees, premiums and assessments due and payable thereto, except where the failure to file such report, registration or statement, or any amendment thereto, or to pay such fees, premiums and assessments would not reasonably be expected to be, individually or in the aggregate, material to HOMB and its Subsidiaries, and except with respect to Taxes. Each such report, registration and statement, including financial statements, exhibits and schedules thereto, complied, in all material respects, with Applicable Law. Neither HOMB, Centennial nor any of their Subsidiaries is, and since January 1, 2023 has not been, subject to any cease-and-desist or other formal or informal order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter, regulatory directive or similar undertaking with, or is subject to any capital directive by, or has been ordered to pay any civil money penalty by or at the request of, any HOMB Regulatory Agency or other Governmental Authority of any kind or has adopted any board resolutions at the request of any HOMB Regulatory Agency that currently restricts in any material respect the conduct of its business, imposes any material requirements or procedures, that relates in any material manner to its credit or risk management policies or activities pursuant to such credit or risk management policies, including Anti-money Laundering and Bank Secrecy Act requirements or in any material manner relates to its capital adequacy, its ability to pay dividends or its management (each, a “HOMB Regulatory Agreement”), nor has HOMB, Centennial or any of their Subsidiaries been advised in writing, or to HOMB’s Knowledge, orally since January 1, 2023 by any HOMB Regulatory Agency or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such HOMB Regulatory Agreement. Except as set forth on Section 4.5 of the HOMB Disclosure Schedule, there is no material unresolved written violation, criticism, comment or exception by any HOMB Regulatory Agency or other Governmental Authority relating to HOMB, Centennial or any of their Subsidiaries, except for such violation, criticism, comment or exception as would not reasonably be expected to be, individually or in the aggregate, material to HOMB and its Subsidiaries, taken as a whole. HOMB is not aware of any reason why it or any of its Subsidiaries would not receive all Requisite Regulatory Approvals on a timely basis without undue delay and without the imposition of any Materially Burdensome Regulatory Condition. Except for normal examinations conducted by Governmental Authorities in the regular course of business, no Governmental Authority has initiated any proceeding, or to HOMB’s Knowledge, investigation into the business or operations of HOMB or Centennial since January 1, 2023.
4.6Capitalization.
(a)    As of the date of this Agreement (the “HOMB Capitalization Date”) the authorized capital stock of HOMB consists of (i) 400,000,000 shares of HOMB Common Stock, and (ii) 5,500,000 shares of preferred stock, par value $0.01 per share. As of the HOMB Capitalization Date, there are (i) 196,422,380 shares of HOMB Common Stock outstanding (which number includes 1,117,473 shares of HOMB Common Stock subject to outstanding awards of restricted HOMB Common Stock granted by HOMB); (ii) no shares of HOMB Common Stock held in treasury; (iii) 1,261,901 shares of HOMB Common Stock subject to and reserved for issuance upon the exercise of outstanding stock options to purchase shares of HOMB Common Stock granted by HOMB); and (iv) 1,812,514 shares of HOMB Common Stock reserved for future awards under the HOMB 2022 Equity Incentive Plan. No other shares of capital stock or other voting securities or equity interests of HOMB are issued, reserved for issuance or outstanding. The above shares constitute all of the issued and outstanding capital stock of HOMB as of the HOMB Capitalization Date. All of the issued and outstanding shares of HOMB Common Stock and shares of HOMB’s preferred stock have been duly authorized, validly issued and are fully paid and nonassessable. None of such shares have been issued or disposed of by HOMB in violation of any preemptive rights of any Person. The HOMB Common Stock to be issued in exchange for MCBI Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive rights. As of the date hereof there are, and as of the Effective Time there will be, sufficient authorized and unissued HOMB Common Stock to enable HOMB to issue the Merger Consideration as contemplated in this Agreement.
(b)    All of the issued and outstanding shares of capital stock of Centennial are, on the date of this Agreement, and on the Closing Date will be, held by HOMB.
(c)    Except as disclosed in Section 4.6(c) of the HOMB Disclosure Schedule, as of the HOMB Capitalization Date, there are no outstanding rights, plans, options, warrants, calls, conversion rights or any agreements, arrangements or commitments of any kind or character (either firm or conditional) to which HOMB or any of its Subsidiaries is a party or by which HOMB or any of its Subsidiaries is bound obligating HOMB or any of its Affiliates to issue, deliver or sell, or cause to be delivered or sold, any capital stock of HOMB or its Subsidiaries, or any securities exchangeable for or convertible into the capital stock of HOMB or its Subsidiaries. There are no outstanding preemptive rights, rights of first refusal, rights of first offer, rights of co-sale or tag-along rights, shareholder agreements or other rights, understandings or arrangements to which HOMB or any of its Subsidiaries is a party or by which HOMB or any of its Subsidiaries is bound regarding the voting or disposition of the shares of HOMB Common Stock or capital stock of its Subsidiaries. As of the HOMB Capitalization Date, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the holders of capital stock may vote have been issued by HOMB and are outstanding.
4.7Deposits. The deposit accounts of Centennial are insured by the FDIC to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid in connection therewith have been duly, timely and fully paid. No proceedings for the revocation or termination of such deposit insurance are pending or, to HOMB’s Knowledge, threatened.
4.8HOMB SEC Filings. HOMB has timely filed (or furnished) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed (or furnished) with the SEC by it under Section 5 of the Securities Act or Sections 13(a), 14 or 15(d) of the Exchange Act, as the case may be, from and after January 1, 2023 (collectively, the “HOMB SEC Filings”). Each HOMB SEC Filing, as amended or supplemented if applicable, (A) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
4.9Financial Statements.
(a)    The financial statements of HOMB and its Subsidiaries included (or incorporated by reference) in the HOMB SEC Filings (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of HOMB and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of HOMB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto (the “HOMB Financial Statements”).The books and records of HOMB and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Forvis Mazars, LLP has not resigned (or informed HOMB or indicated it intends to resign) or been dismissed as independent public accountants of HOMB as a result of or in connection with any disagreements with HOMB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HOMB, neither HOMB nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities or obligations that are reflected or reserved against on the consolidated balance sheet of HOMB included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025 (including any notes thereto), (ii) liabilities or obligations incurred in the ordinary course of business consistent in nature and amount with past practice since the Balance Sheet Date or (iii) liabilities or obligations incurred in connection with this Agreement and the transactions contemplated hereby.
(c)    The records, systems, controls, data and information of HOMB and its Subsidiaries are in all material respects recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of HOMB or its Subsidiaries or accountants (including all means of access thereto and therefrom). HOMB (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to HOMB, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of HOMB by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to HOMB’s outside auditors and the audit committee of HOMB’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect HOMB’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in HOMB’s internal controls over financial reporting. There is no reason to believe that HOMB’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
4.10Ordinary Course; Lack of Material Adverse Change.
(a)    From the Balance Sheet Date, except as reflected in the HOMB SEC Filings or Section 4.10 of the HOMB Disclosure Schedule, or as otherwise specifically provided or permitted by this Agreement, HOMB and its Subsidiaries have operated in all material respects in the ordinary course of business.
(b)    Since the Balance Sheet Date, there has not been (i) any Material Adverse Change in HOMB or (ii) any fact, effect, event, change occurrence or circumstance that would reasonably be expected to have a Material Adverse Change on HOMB.
4.11Reorganization. Neither HOMB nor any of its Subsidiaries has taken any action, nor are they aware of any fact or circumstance, that would reasonably be expected to prevent the Mergers or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.12Litigation; Orders.
(a)    There is no Proceeding pending or, to HOMB’s Knowledge, threatened either (i) against HOMB or any of its Subsidiaries, or to which any assets, interest, or right of any of them may be subject, and as to which, if adversely determined, would reasonably be expected to be, individually or in the aggregate, material to HOMB and its Subsidiaries, taken as a whole or (ii) seeking to prevent, materially alter or materially delay any of the transactions contemplated by this Agreement.
(b)    There is no Order either (i) outstanding against HOMB or any of its Subsidiaries, or to which any assets, interest, or right of any of them may be subject that would reasonably be expected to be, individually or in the aggregate, material to HOMB and its Subsidiaries, taken as a whole, or (ii) seeking to prevent, materially alter or materially delay any of the transactions contemplated by this Agreement.

4.13Compliance.
(a)    HOMB and each of its Subsidiaries are in compliance in all material respects with all Applicable Laws and Orders, including without limitation all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, except were such noncompliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HOMB. HOMB and each of its Subsidiaries have all Permits of, and have made all required filings, applications and registrations with, all applicable Government Authorities necessary to permit it to carry on its business in all material respects as presently conducted, except where the failure to have such Permits or make such filings, applications or registrations would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HOMB.
(b)    Neither HOMB nor any of its Subsidiaries is in default under or in violation of any term or provision of (i) its Governing Documents or (ii) in any material respect any material Permit which it holds.
(c)    HOMB has implemented one or more formal codes addressing each of ethics, personal trading policies, conflicts of interest policies, customer privacy policies, anti-money laundering policies, and other material policies as may be required by any Applicable Law for itself, Centennial and, as applicable, their Subsidiaries, and a complete and correct copy of each such policy has been made available to MCBI. Such policies comply in all material respects with the requirements of any Laws applicable thereto, except where such failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HOMB.
4.14CRA Compliance. Centennial is Well Capitalized and its most recent examination rating under the CRA, was “satisfactory” or better. To HOMB’s Knowledge, there is no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause HOMB or Centennial to receive any notice of non-compliance with such provisions of the CRA or cause HOMB or Centennial’ s CRA rating to decrease below the “satisfactory” level.
4.15Material Contracts. As of the date of this Agreement, neither HOMB nor any Subsidiary of HOMB is a party to any Contract or amendment thereto that would be required to be, and has not been, filed as an exhibit to HOMB SEC Filings as of the date of this Agreement. With respect to any Contract or amendment thereto required as of the date hereof or hereafter to be filed as an exhibit to a HOMB SEC Filing, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HOMB: (a) the Contract is in full force and effect; (b) neither HOMB nor any Subsidiary of HOMB is in violation or breach of or default thereunder; and (c) no other party to any such Contract is, to HOMB’s Knowledge, in violation or breach of or default thereunder.
4.16Brokers. Except for the fee for the opinion to be issued by Hovde Group, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of HOMB or its Subsidiaries.
4.17Information Supplied. None of the information supplied or to be supplied by HOMB or its Subsidiaries for inclusion or incorporation by reference in (a) the Proxy Statement/Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to the MCBI Shareholders or at the time of the MCBI Shareholders’ Meeting, (b) the Registration Statement, when it or any amendment thereto becomes effective under the Securities Act, or (c) the documents and financial statements of HOMB incorporated by reference in the Proxy Statement/Prospectus, the Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by HOMB with respect to information supplied by MCBI for inclusion in the Proxy Statement/Prospectus or the Registration Statement. The Proxy Statement/Prospectus and Registration Statement will, when filed by HOMB in final form with the SEC, comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder.
4.18Ownership of MCBI Common Stock. Neither HOMB, nor any of its Subsidiaries, or to HOMB’s Knowledge, any of its other Affiliates or associates, owns beneficially or of record, directly or indirectly, or, except for the Voting and Support

Agreements, is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of MCBI Common Stock for its own account.
4.19Related Party Transactions. Except as set forth in the HOMB SEC Filings, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between HOMB, Centennial or any of their Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of HOMB, Centennial or any of their Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding HOMB Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of HOMB) on the other hand, except those of a type available to employees of HOMB, Centennial or their Subsidiaries generally.
4.20Reserved.
4.21Investment Portfolio. All investment securities held by HOMB, Centennial or their Subsidiaries, as reflected in the financial statements included in the HOMB SEC Filings, are in all material respects carried in accordance with GAAP and in a manner consistent with the applicable guidelines issued by the HOMB Regulatory Agencies. Each of HOMB, Centennial and their Subsidiaries has good, valid and marketable title in all material respects to all securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the financial statements included in the HOMB SEC Filings and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of HOMB, Centennial or their Subsidiaries.
4.22Taxes. Except as set forth in Section 4.22 of the HOMB Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HOMB:
(a)    (i) All income and other Tax Returns that were or are required to be filed on or before the Closing Date by HOMB, Centennial or their Subsidiaries have been or will be timely filed on or before the Closing Date, and all such Tax Returns are or will be true, correct and complete in all material respects and (ii) all Taxes due and owing by HOMB, Centennial or their Subsidiaries (whether or not shown on the Tax Returns referred to in clause (i)) have been or will be timely paid in full on or before the Closing Date. Neither HOMB, Centennial nor any of their Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.
(b)    No federal, state, local or non-U.S. audit or other Tax Proceeding is pending or being conducted with respect to HOMB, Centennial or their Subsidiaries. Neither HOMB, Centennial nor any of their Subsidiaries has received from any federal, state, local or non-U.S. taxing authority (including jurisdictions where HOMB, Centennial or their Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or a Tax Proceeding; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for a material amount of Taxes proposed, asserted or assessed by any taxing authority against HOMB, Centennial or their Subsidiaries.
(c)    There are no Liens for Taxes on HOMB’s, Centennial’s or any of their Subsidiaries’ assets other than Liens for Taxes not yet due and payable.
(d)    Neither HOMB, Centennial nor any of their Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency which is still in effect.
(e)    HOMB, Centennial and their Subsidiaries have complied in all material respects with all Applicable Laws relating to the payment and withholding of Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other party.
(f)    Neither HOMB, Centennial nor any of their Subsidiaries is (or has been) a party to or bound by any Tax allocation, sharing or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among HOMB, Centennial and their Subsidiaries). Neither HOMB, Centennial nor any of their Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income tax return (other than a group the common parent of which was HOMB); or (B) has any liability for Taxes of any Person (other than HOMB, Centennial or their Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law) as a transferee, successor, or by Contract (other than any Contract entered into in the ordinary course of business, the primary subject matter of which is Taxes).
(g)    There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which HOMB, Centennial or any of HOMB’s Subsidiaries is a party and that could be treated as a partnership for U.S. federal income Tax purposes.

(h)    Neither HOMB, Centennial nor any of their Subsidiaries have, nor have ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country.
(i)    Neither HOMB, Centennial nor any of their Subsidiaries have, in the last five (5) years, distributed stock of another corporation, or had any of their stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
(j)    Neither HOMB, Centennial nor any of their Subsidiaries is, nor has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(k)    Neither HOMB, Centennial nor any of their Subsidiaries has engaged in any “listed transaction” under Section 6707A(c)(2) of the Code or Section 1.6011-4(b)(2) of the Treasury Regulations.
(l)    Neither HOMB, Centennial nor any of their Subsidiaries have requested or obtained a private letter ruling from, or entered into a closing agreement with, any taxing authority.
(m)    Neither HOMB, Centennial nor any of their Subsidiaries will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date (i) pursuant to Section 481 or 263A of the Code or any comparable provision under state or non-U.S. Tax Laws as a result of an accounting method change occurring on or prior to the Closing Date, (ii) as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) as a result of any intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).
(n)    The unpaid Taxes of HOMB, Centennial and each of their Subsidiaries (a) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of HOMB’s Financial Statements (rather than in any notes thereto) and (b) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of HOMB, Centennial and each of their Subsidiaries in filing its Tax Returns.
4.23Employee Benefit Matters.
(a)    Section 4.23(a) of the HOMB Disclosure Schedule sets forth a true and complete list of each HOMB Employee Benefit Plan. Only employees and directors and former employees and directors (and their eligible dependents) of HOMB and its Subsidiaries participate in the HOMB Employee Benefit Plans. Neither HOMB nor any of its Subsidiaries has been notified that any HOMB Employee Benefit Plan is undergoing an audit or is subject to an investigation by any of the IRS, the DOL or other Governmental Authority.
(b)    With respect to each HOMB Employee Benefit Plan, complete and correct copies of the following documents have been made available to MCBI: (i) the most recent plan documents or written agreements thereof, and all amendments thereto and all related trust or other funding vehicles with respect to each such HOMB Employee Benefit Plan and, in the case of any HOMB Employee Benefit Plan that is not in written form, a written description of all material aspects of such plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto, if applicable; (iii) Forms 5500 (including schedules and attachments), financial statements and actuarial reports for the past three (3) years, if applicable; (iv) the most recent IRS determination letter or opinion letter and any pending application with respect to each such HOMB Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code; and (v) all material correspondence to and from the IRS, DOL, or any other Governmental Agency within the past three (3) years relating to any MCBI Employee Benefit Plan (other than the documentation provided under (iii) and (iv) above).
(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HOMB, no HOMB Employee Benefit Plan has been administered in a manner that would be expected to result in material liability to HOMB or MCBI with respect to compliance with plan terms or with all Applicable Laws, including, but not limited to, ERISA, the Code, the Health Insurance Portability and Accountability Act and the Patient Protection and Affordable Care Act; and, with regard to each Employee Benefit Plan: (i) no Proceedings are pending, or to HOMB’s Knowledge, threatened; (ii) all premiums, contributions, or other payments required to have been made by Applicable Law or under the terms of any such HOMB Employee Benefit Plan or any Contract relating thereto have been made; (iii) all material reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any plan participant have been correctly filed or distributed; and (iv) no non-exempt “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code.

(d)    With respect to each HOMB Employee Benefit Plan intended to qualify under Section 401(a) of the Code, the IRS has issued a favorable determination letter or opinion letter or advisory letter upon which HOMB is entitled to rely under IRS pronouncements, no such determination letter, opinion letter or advisory letter has been revoked nor, to HOMB’s Knowledge, has revocation been threatened, and no circumstance exists that would reasonably be expected to result in the loss of such qualification.
(e)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HOMB, HOMB has at all times complied with COBRA in all material respects, and has maintained adequate records to evidence such compliance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HOMB, no event or condition exists with respect to any HOMB Employee Benefit Plan that could result in any material tax under Section 4980B of the Code.
(f)    No HOMB Employee Benefit Plan is, and neither HOMB nor any Affiliate maintains or contributes to, or has at any time maintained or contributed to, or has any liability, whether actual or contingent, under a plan subject to Section 302 or Title IV of ERISA or to Section 412 of the Code. No HOMB Employee Benefit Plan is or was at any time a multiemployer plan, as defined in Section 3(37) of ERISA, and neither HOMB nor any Affiliate has ever contributed to, or had an obligation to contribute to, or incurred any liability with respect to, any such multiemployer plan. None of the HOMB Employee Benefit Plans are part of, or have at any time been part of, a multiple employer welfare arrangement, as that term is defined in ERISA Section 3(40). No HOMB Employee Benefit Plan is or was at any time a multiple employer plan, as described in Code Section 413(c) or ERISA Sections 4063 or 4064, and neither HOMB nor any Affiliate has ever contributed to or had an obligation to contribute to any such plan.
(g)    No participants in any HOMB Employee Benefit Plan participate in such plan pursuant to the terms of a collective bargaining agreement.
(h)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HOMB, each HOMB Employee Benefit Plan that is a “nonqualified deferred compensation plan” within in the meaning of Section 409A of the Code has been operated in material documentary and operational compliance with Section 409A of the Code and the Treasury Regulations and other guidance promulgated thereunder.
4.24Loans.
(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HOMB, each loan, revolving credit facility, letter of credit or other extension of credit (including guarantees) or commitment to extend credit originated or acquired by HOMB and its Subsidiaries (collectively, “HOMB Loans”) (i) complies with Applicable Laws, (ii) has been made, entered into or acquired by HOMB or one of its Subsidiaries in accordance with customary board of director-approved loan policies, (iii) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and correct, and which, together with all security agreements and guarantees, to HOMB’s Knowledge, constitute a valid and legally binding obligation of the obligor named therein, and as applicable, HOMB or one of its Subsidiaries and are enforceable in accordance with their terms, (iv) is in full force and effect, and (v) HOMB has no Knowledge of any acts or omissions which would give rise to any offset, recoupment, adjustment or any other valid or cognizable claim or defense by the applicable borrower; provided that the enforcement of each of (iii) and (v) above may be limited by applicable laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles. For purposes of this Section 4.24(a), the phrase “enforceable in accordance with its terms” as it relates to a HOMB Loan does not mean that the borrower has the financial ability to repay an HOMB Loan or that any collateral is sufficient to result in payment of the Loan secured thereby.
(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HOMB, (i) each outstanding HOMB Loan (including HOMB Loans held for resale or previously sold to investors) (A) has been solicited and originated and is administered and, where applicable, serviced, and the relevant files are being maintained, in accordance with the relevant loan documents, HOMB’s underwriting and servicing standards (and, in the case of HOMB Loans held for resale or previously sold to investors, the underwriting standards, if any, of the applicable investors) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HOMB and (B) with Applicable Laws and applicable requirements of any government-sponsored enterprise program, in each case, in all material respects, and (ii) HOMB and its Subsidiaries have properly fulfilled their contractual responsibilities and duties with respect to any HOMB Loan in which they act as the lead lender or servicer except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HOMB and (B) have complied in all material respects with their duties as required under applicable regulatory requirements.

4.25No Other Representations or Warranties.
(a)    Except for the representations and warranties made by HOMB in this Agreement, neither HOMB, Centennial nor any other person makes any express or implied representation or warranty with respect to HOMB, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and HOMB hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither HOMB nor any other person makes or has made any representation or warranty to MCBI or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to HOMB, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by HOMB in this Article IV, any oral or written information presented to MCBI or any of its affiliates or representatives in the course of their due diligence investigation of HOMB, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)    HOMB acknowledges and agrees that neither MCBI nor any other person on behalf of MCBI has made or is making, and HOMB has not relied upon, any express or implied representation or warranty other than those contained in Article III.
ARTICLE V
COVENANTS
5.1.Conduct of Business Prior to Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except (A) as otherwise expressly contemplated or permitted by this Agreement, (B) as set forth in Section 5.2 of the MCBI Disclosure Schedule and Section 5.3 of the HOMB Disclosure Schedule, (C) as required by any Governmental Authority or Applicable Law, or (D) with the written consent of HOMB, in the case of MCBI, or MCBI, in the case of HOMB, (such consent not to be unreasonably withheld, conditioned or delayed) each of MCBI and HOMB shall and shall cause their Subsidiaries to, (w) maintain its existence under Applicable Law, (x) conduct its business and operations in the ordinary course and in a manner consistent in all material respects with prior practice and in accordance with Applicable Law, and (y) take no action that would reasonably be expected to adversely affect or materially delay the ability to obtain any Requisite Regulatory Approvals or to perform in any material respect its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
5.2.MCBI Forbearances. Without limiting Section 5.1, MCBI covenants and agrees that between the date of this Agreement and the Effective Time or earlier termination of this Agreement, except (A) with the prior written consent of HOMB (which consent shall not be unreasonably withheld, conditioned or delayed) (B) as expressly contemplated or permitted by this Agreement, (C) as required by Applicable Law, or (D) as set forth in Section 5.2 of the MCBI Disclosure Schedule, MCBI shall not, and shall cause its Subsidiaries not to, directly or indirectly:
(i)    amend the Governing Documents of MCBI or its Subsidiaries or otherwise add, amend or modify in any respect the duties or obligations of indemnification by MCBI or such Subsidiary with respect to any of its respective directors, officers, employees, agents or other Persons;
(ii)    adjust, split, combine or reclassify any shares of its capital stock or other equity interests or declare, set aside, make or pay any dividend or other distribution (whether in cash, shares, equity interests or property or any combination thereof) in respect of its capital stock or equity interests (other than to a wholly-owned Subsidiary of MCBI), or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities (except (i) dividends paid by any of the Subsidiaries of MCBI to MCBI or any of its wholly owned Subsidiaries, (ii) regular quarterly cash dividends by MCBI on MCBI Common Stock in the ordinary course of business at amounts consistent with past practice or (iii) the acceptance of shares of MCBI Common Stock as payment for the withholding Taxes incurred in connection with the vesting of an equity award issued by MCBI);
(iii)    except for transactions in the ordinary course of business (including by way of foreclosure or acquisition of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted), make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any material property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of MCBI;
(iv)    except as set forth in Section 5.2(a)(iv) of the MCBI Disclosure Schedule, sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its material properties or material assets to any Person other than to a wholly owned Subsidiary (except for sales of properties or assets in the ordinary course of business including any debt collection or foreclosure transactions or pursuant to MCBI Material Contracts in force at the date of this Agreement) or merge or consolidate with any Person;

(v)    acquire direct or indirect control over any business or Person, whether by stock purchase, merger, consolidation or otherwise; except, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of MCBI;
(vi)    other than in the ordinary course of business, incur any indebtedness (excluding bank deposits) for borrowed money (other than borrowings under MCBI’s existing holding company loan agreement, provided, however, that in no case shall the permitted maximum principal amount of such loan be increased), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity; it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include the purchase of federal funds and borrowing of money from the Federal Home Loan Bank System, the Federal Reserve Bank of Atlanta or any other Governmental Authority;
(vii)    make any material change to its accounting methods, principles or practices, except as required by GAAP or Applicable Law or regulations on policies imposed by any Governmental Authority or Regulatory Agency;
(viii)    except for any payments disclosed in Section 5.2(viii) of the MCBI Disclosure Schedule or pursuant to the terms of any MCBI Employee Benefit Plan or Contract, (i) increase the compensation, severance, benefits, change of control payments or any other amounts payable, or pay or award, or commit to pay or award, any bonuses or incentive compensation, to its present or former officers, employees or directors, other than, in each case, nonmaterial increases in compensation or benefits made in the ordinary course of business and earned but unpaid bonuses with respect to any portion of a fiscal year ending prior to the Effective Time, (ii) establish, adopt, enter into, amend or terminate any collective bargaining agreement or MCBI Employee Benefit Plan, other than any amendments in the ordinary course of business consistent with past practice that do not materially increase the cost to MCBI, in the aggregate, of maintaining such MCBI Employee Benefit Plan, or (iii) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any such individual;
(ix)    (i) grant any stock appreciation rights, options, restricted stock, restricted stock units, awards based on the value of MCBI’s capital stock or other equity-based compensation or grant to any Person any right to acquire any shares of its capital stock, or amend or modify (including by way of interpretation) any of the foregoing; (ii) issue or commit to issue any additional shares of capital stock of MCBI or any other securities or other instruments exchangeable for or convertible into the capital stock of MCBI or its Subsidiaries or agree to any agreements, arrangements or commitments of any kind or character (either firm or conditional) that would obligate MCBI or any of its Affiliates to issue, deliver or sell, or cause to be delivered or sold, any capital stock of MCBI or its Subsidiaries; (iii) issue, sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any of MCBI’s Subsidiaries; or (iv) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock (other than in connection with or as a result of a loan to a Target Bank customer that is secured by MCBI Common Stock, including in connection with or following the acquisition of such stock by Target Bank following the default by the borrower on the underlying loan);
(x)    (i) make or change in any material respect any material Tax election, (ii) settle or compromise any material Tax liability, claim, audit or assessment, (iii) fail to file any Tax Return when due (taking extensions into account) or fail to remit any material amount of Taxes due, whether or not shown on the Tax Return other than Taxes then being contested in good faith, (iv) enter into any material closing agreement, (v) agree to extend any statute of limitations relating to Taxes; (vi) amend, in any material respect, any material Tax Return or (vii) knowingly surrender, offset or reduce any right to claim a material Tax refund;
(xi)    fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;
(xii)    enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices except as required by Applicable Law or policies or regulations imposed by any Governmental Authority or Regulatory Agency;
(xiii)    except set forth in Section 5.2(xiii) of the MCBI Disclosure Schedule, file any application to establish, or to relocate or terminate the operations of, any banking office;
(xiv)    make, or commit to make, any capital expenditures in excess of $500,000 in the aggregate, or such lesser amount that requires approval by the Tennessee Department of Financial Institutions, other than as disclosed in Section 5.2(xiv) of the MCBI Disclosure Schedule;

(xv)    amend or extend any leases for MCBI Leased Real Property other than as provided in Section 5.2(xv) of the MCBI Disclosure Schedule;
(xvi)    make, renew, or amend any extension of credit to a borrower who has an existing credit that is listed in Section 3.17(b) of the MCBI Disclosure Schedule;
(xvii)    enter into, renew or amend in any material respect (a) any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, for its account, except in the ordinary course of business and consistent with past practice, or (b) any interest rate swaps for the account of any customer except in the ordinary course of business;
(xviii)    except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, any MCBI Material Contract, or make any change in any instrument or agreement governing the terms of any of its securities or leases, other than normal renewals of contracts and leases without material adverse changes of terms with respect to MCBI, or enter into any contract that would constitute a MCBI Material Contract if it were in effect on the date of this Agreement;
(xix)    (A) settle any claim, action or proceeding other than claims, actions or proceedings against MCBI or Target Bank involving solely money damages not in excess of $500,000 in the aggregate (net of any insurance proceeds, indemnity or contribution or similar payments actually received by MCBI or any of its Subsidiaries prior to the time that such settlement occurs), or waive, compromise, assign, cancel or release any material rights or claims; (B) agree or consent to the issuance of any settlement agreement, injunction, decree, order or judgment restricting or otherwise affecting in any material respect its business or operations;
(xx)    materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported except as may be required by GAAP or Applicable Law or policies or regulations of any Governmental Authority or Regulatory Agency;
(xxi)    change in any material respect its credit policies and collateral eligibility requirements and standards;
(xxii)    participate in any program sponsored or administered by any Governmental Authority, which program is not part of the usual and customary banking business of MCBI;
(xxiii)    engage in (or modify in a manner materially adverse to MCBI) any transactions with any director or officer of MCBI or its Affiliates, other than deposit relationships and other transactions in the ordinary course of business and in compliance with Applicable Laws;
(xxiv)    adopt a plan of complete or partial liquidation or dissolution;
(xxv)    take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Mergers, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(xxvi)    agree to take, make any commitments to take, or adopt any resolutions of the board of directors or shareholders in support of, any of the actions prohibited by this Section 5.2;
(xxvii)    acquire any Real Property including OREO; or
(xxviii)    take any action that is intended or expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied.
5.3.Conduct of Business of HOMB. Without limiting Section 5.1, HOMB covenants and agrees that during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except (A) as otherwise expressly contemplated or permitted by this Agreement, (B) as set forth in Section 5.3 of the HOMB Disclosure Schedule, (C) as required by any Governmental Authority or Applicable Law, or (D) with the prior written consent of MCBI (which consent shall not be unreasonably withheld, conditioned or delayed), HOMB shall not, and shall cause its Subsidiaries not to, directly or indirectly:
(i)    amend its Governing Documents in a manner that would materially and adversely affect the holders of MCBI Common Stock or adversely affect the holders of MCBI Common Stock relating to other holders of HOMB Common Stock;
(ii)    adopt a plan of complete or partial liquidation or dissolution;

(iii)    agree to take, make any commitments to take, or adopt any resolutions of the board of directors or shareholders in support of, any of the actions prohibited by this Section 5.3;
(iv)    take any action that is intended or expected to result in any of the conditions set forth in Article VI not being satisfied;
(v)    take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(vi)    (A) adjust, split, combine or reclassify any capital stock of HOMB or (B) make, declare or pay any extraordinary dividend, or make any other extraordinary distribution on, any shares of HOMB Common Stock; provided that nothing in this subsection (B) shall be deemed to limit or restrict the ability of HOMB to declare an ordinary quarterly dividend with respect to the HOMB Common Stock in the ordinary course of business consistent with past practice; or
(vii)    merge or consolidate itself or any of its Subsidiaries with any other Person or restructure, or reorganize itself or any of its Subsidiaries.
5.4.Approvals and Filings.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of MCBI and HOMB agrees to use its reasonable best efforts (i) to take, or cause to be taken, all actions, (ii) to do, or cause to be done, and (iii) to assist and cooperate with the other party in doing, in each case, all things necessary, proper or advisable to fulfill all conditions applicable to such party and its respective Subsidiaries pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) obtaining all Regulatory Approvals and all other approvals necessary, proper or advisable, actions or non-actions, waivers, consents, qualifications and approvals from Governmental Authorities or Regulatory Agencies and making all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Authority or Regulatory Agency, (ii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from nongovernmental Persons; and (iii) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In furtherance and not in limitation of the foregoing, each of HOMB and MCBI shall use its reasonable best efforts to (x) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (y) avoid or eliminate each and every impediment so as to enable the Closing to occur as soon as possible; provided that nothing in this Agreement shall be deemed to (I) require HOMB or MCBI to propose, negotiate, commit to or effect, by consent decree, hold separate order, or otherwise, any sale, transfer, divestiture or disposition of businesses, properties or assets (including rights or ownership interests in any such party’s Subsidiaries) of HOMB, MCBI and their respective Subsidiaries and, following the Closing, the Surviving Corporation and its Subsidiaries, that would, in the aggregate when considered together with all such other sales, transfers, divestitures or dispositions, reasonably be expected to have a Material Adverse Effect on MCBI and its Subsidiaries, taken as a whole, or (II) require HOMB, or require or permit MCBI, to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the permits, consents, approvals and authorizations of any Governmental Authority or Regulatory Agency that would reasonably be expected to (A) result in the Surviving Corporation or its Subsidiaries becoming subject to any cease-and-desist order or other order, formal or informal enforcement action issued by, or written agreement, consent agreement, operating agreement, memorandum of understanding, commitment letter or similar undertaking with, or any request to adopt any board resolutions by, any Governmental Authority or Regulatory Agency which solely results from or arises out of the conduct of MCBI’s or any of its Subsidiaries’ businesses, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MCBI and its Subsidiaries, taken as a whole, or (B) have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Mergers (a “Materially Burdensome Regulatory Condition”).
(b)    Without limiting the generality of the foregoing, as soon as practicable and in no event later than thirty (30) calendar days after the date of this Agreement, HOMB and MCBI shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required in order to obtain the Regulatory Approvals. HOMB and MCBI shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such approval as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Regulatory Approvals). Each party will provide the other with copies of any applications and supplemental responses and all correspondence relating thereto reasonably in advance of filing, other than material filed in connection therewith that contains confidential supervisory information or is otherwise filed under a claim of confidentiality. The parties hereto agree that they will consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Governmental Entities and Regulatory Agencies necessary or advisable to consummate the transactions contemplated by this Agreement, consider in good faith the views of the others in connection with any proposed written or material oral communication with any Governmental Entity or Regulatory Agency related to the transactions contemplated by this Agreement, and each party will keep the others reasonably apprised of the status of matters relating to completion of the transactions contemplated herein. HOMB and MCBI agree to furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, trustees, officers and shareholders and such other matters as reasonably may be necessary or advisable in connection with any application, petition or other statement or application made by or on behalf of HOMB, Centennial, MCBI or Target Bank or any of their Affiliates to any Governmental Entity or Regulatory Agency in connection with the transactions contemplated by this Agreement. Each party acknowledges and agrees that nothing in this Agreement, including this Section 5.4, shall require any party to provide confidential supervisory information to any other party.
(c)    Subject to Applicable Law (including Applicable Law relating to the exchange of information), the parties shall advise each other within twenty-four (24) hours of receiving any communication from any Governmental Authority or Regulatory Agency in connection with the Regulatory Approvals that causes such party to believe that there is a reasonable likelihood that the Regulatory Approvals or any other consent or approval required hereunder will not be obtained or that the receipt of any such approval will be materially delayed or that a Materially Burdensome Regulatory Condition might be imposed on any such Regulatory Approval.
(d)    Upon the terms and subject to the conditions set forth in this Agreement, MCBI agrees to use commercially reasonable efforts to obtain (i) estoppel certificates dated as of the Closing Date executed by each landlord of the MCBI Leased Real Property (other than those landlords who have executed consents as contemplated by Section 3.4 of the MCBI Disclosure Schedule) in forms as may be reasonably acceptable to HOMB and (ii) the written authorizations, consents, notices and approvals identified in Section 3.4 of the MCBI Disclosure Schedule.
5.5.Access; Integration of Data Processing; Confidentiality.
(a)    In order to facilitate the consummation of the transactions contemplated hereby and the integration of the business and operations of MCBI and its Subsidiaries, subject to Section 5.5(c) and Applicable Laws relating to confidentiality and the exchange of information, MCBI shall permit HOMB and its Subsidiaries and their respective officers, employees, counsel, accountants and other authorized representatives, access, throughout the period before the Closing Date, upon reasonable notice and at HOMB’s sole expense:
(i)    during customary business hours, to all books, papers and records relating to the assets, properties, operations, obligations and liabilities of MCBI and its Subsidiaries in which HOMB may have a reasonable interest; provided, however, that MCBI shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of MCBI’s or its Subsidiaries’ customers, result in the waiver by it or any Subsidiary thereof of the privilege protecting communications between it or such Subsidiary and any of its or such Subsidiary’s counsel or where such access or disclosure would contravene any Applicable Law or Order or binding agreement entered into prior to the date of this Agreement; provided, further, that the parties shall attempt to make appropriate substitute disclosure arrangements; and
(ii)    during and, as reasonably required, outside of customary business hours, to telecommunications and electronic data processing systems, facilities and personnel of MCBI and its Subsidiaries for the purpose of performing reasonably necessary conversion activities related to data processing integration.
HOMB shall use commercially reasonable efforts to minimize any interference with the regular business operations of MCBI and its Subsidiaries during any such access.
(b)    At the request of HOMB, during the period from the date of this Agreement to the Closing, MCBI shall, and shall cause its Subsidiaries and its and their respective officers and employees to, and shall make all reasonable efforts to cause their respective telecommunications and data processing service providers to (subject to HOMB agreeing to enter into customary confidentiality, non-disclosure and similar agreements with such service providers), reasonably cooperate and assist HOMB in connection with preparation for an electronic and systematic conversion of all applicable data regarding MCBI and its Subsidiaries to HOMB and its Subsidiaries’ systems of telecommunications and electronic data processing; provided, however, that no such conversion shall occur until the Closing. HOMB shall be responsible for reasonable and agreed upon costs incurred by MCBI and its Subsidiaries, including all fees to third parties, in connection with any such efforts.

(c)    Each of HOMB and MCBI acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to them pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing Date, the Confidentiality Agreement and the provisions of this Section 5.5(c) shall nonetheless continue in full force and effect.
5.6.Advice of Changes. HOMB and MCBI shall promptly advise the other of any fact, change, event or circumstance known to it (i) that has had or would be reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VI; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 5.6 shall not constitute the failure of any condition set forth in Sections 6.2 or 6.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in the failure of a condition set forth in Sections 6.2 or 6.3 to be satisfied.
5.7.Public Announcements. MCBI and HOMB shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby and shall not issue, and shall not permit any of their Subsidiaries to issue, any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior written consent of the other party, (i) issue such press release or make such public statement or filing as may be required by Applicable Law or Order, or any listing agreement with a national stock exchange or automated quotation system; provided, further, however that such party shall have first used reasonable best efforts to consult with the other party with respect to such release, statement or filing and (ii) make such releases, announcements or statements that are consistent with such other releases, announcements or statements made on or after the date of this Agreement in compliance with this Section 5.7.
5.8.No Control of the Other Party. Nothing contained in this Agreement shall give either HOMB or MCBI or their Subsidiaries, directly or indirectly, the right to control or direct the operations of MCBI or HOMB, or their Subsidiaries, as applicable, prior to the Effective Time.
5.9.Employee Benefit Matters.
(a)    During the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, HOMB shall, or shall cause its applicable Subsidiary to, provide to each employee of MCBI or its Subsidiaries who shall continue employment with the Surviving Corporation or any of its Subsidiaries following the Closing Date and who shall not have been terminated and provided the benefits set forth in the next sentence of this Section 5.9(a), but excluding any such employee that is party to a written employment or consulting agreement setting forth terms of employment or consulting services to the Surviving Corporation or its Subsidiaries that becomes effective as of the Effective Time (a “Continuing Employee”), with (i) a base salary or base wage rate, as applicable, that is no less favorable than the base salary or base wage rate, as applicable, provided by MCBI or any of its Subsidiaries to such Continuing Employee immediately prior to the Effective Time, (ii) cash incentive compensation opportunities that, in each case, are no less favorable than the cash incentive compensation opportunities provided by MCBI or any of its Subsidiaries to such Continuing Employee immediately prior to the Effective Time, and (iii) other employee benefits that are provided to HOMB’s similarly situated employees. Without limiting the immediately preceding sentence, HOMB shall provide to each Continuing Employee whose employment terminates other than for cause during the period commencing at the Effective Time and ending on the first anniversary thereof with severance benefits equal to the greater of (A) the severance benefits set forth in Appendix II, (B) the severance benefits for which employees of HOMB and its Subsidiaries who are similarly situated to such Continuing Employee would be eligible under the severance plans or policies of HOMB and its Subsidiaries, and (C) the severance benefits owed to such Continuing Employee pursuant to any Contract between such Continuing Employee and MCBI or Target Bank, in each case, as determined without taking into account any reduction after the Effective Time in compensation paid to such Continuing Employee and after giving credit to such Continuing Employee for his or her years of service to MCBI or its Subsidiaries.
(b)    With respect to any HOMB Employee Benefit Plan in which any Continuing Employee becomes eligible to participate on or after the Closing Date, HOMB shall use best efforts to (i) waive all preexisting conditions, actively at work requirements, exclusion and waiting periods with respect to participation and coverage requirements under any such HOMB Employee Benefit Plan to the extent they were inapplicable to, or were satisfied under, any MCBI Employee Benefit Plan in which such Continuing Employee participated prior to the Closing Date; and (ii) ensure that each Continuing Employee receives full credit (including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual under any defined benefit HOMB Employee Benefit Plan or any such credit that would result in a duplication of benefits) under each HOMB

Employee Benefit Plan in which such Continuing Employee becomes or may become a participant for service with the Surviving Corporation (or any predecessor to the Surviving Corporation and its Affiliates), solely to the extent such service was credited under the MCBI Employee Benefit Plans. As of the Closing Date, HOMB shall, and shall cause its applicable Subsidiaries to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any vacation policy or arrangement listed in Section 3.24(a) of the MCBI Disclosure Schedule as of the Closing Date. With respect to each HOMB Employee Benefit Plan that is a health plan in which Continuing Employees participate after Closing, HOMB shall use best efforts to (A) cause to be waived any eligibility waiting period, any evidence of insurability requirement and the application of any pre-existing condition limitation under such plan to the extent such requirements or limitations were inapplicable to, or were satisfied under, any MCBI Employee Benefit Plan in which such Continuing Employee participated prior to the Closing Date; and (B) cause each Continuing Employee to be given credit under such health plan with respect to the plan year in which the Closing Date occurs (“Closing Date Plan Year”) for amounts (such as deductibles and co-payments) paid under any similar MCBI Employee Benefit Plan by such Continuing Employee, with respect to the Closing Date Plan Year, as though such amounts had been paid in accordance with the terms and conditions of any applicable HOMB Employee Benefit Plan and for which verification of such amounts is provided. Notwithstanding the foregoing, the HOMB Guardian Cancer Plan shall not be considered a “health plan” for purposes of the preceding sentence and therefore not subject to subclauses (A) and (B).
(c)    Unless HOMB requests in writing that MCBI or Target Bank make such payments prior to the Closing, HOMB will make those “change in control” payments in the amounts and to the persons listed on Appendix I at the Effective Time.
(d)    HOMB and MCBI acknowledge and agree that all provisions contained in this Section 5.9 are included for the sole benefit of HOMB and MCBI and nothing contained herein shall (i) be construed as an amendment to any MCBI Employee Benefit Plan or HOMB Employee Benefit Plan or the creation of any new employee benefit plan, (ii) create any third-party beneficiary or other rights in any other person, including any employee or former employee of any of HOMB or MCBI or their respective Subsidiaries, or any dependent or beneficiary thereof, (iii) otherwise obligate HOMB or any of its Affiliates to maintain any particular MCBI Employee Benefit Plan, HOMB Employee Benefit Plan or other employee benefit plan or retain the employment of any particular employee following the Closing Date, or (iv) create any right in any Continuing Employee or any other Person to any continued employment with HOMB or any of its Subsidiaries or Affiliates, or otherwise be deemed to change the employment status of any Continuing Employee to anything other than at-will. HOMB and MCBI further acknowledge and agree that MCBI and its Subsidiaries shall provide to HOMB all employee books and records relating to Continuing Employees no later than the Closing Date, as permitted by Applicable Laws.
(e)    MCBI may, or may cause Target Bank to, establish a cash-based retention program in the aggregate amount of $500,000.00 to promote retention and to incentivize efforts to consummate the Mergers and the Bank Merger (the “Retention Program”) with any such payments from such Retention Program to be paid on such dates as shall be agreed to by MCBI and HOMB. Amounts under the Retention Program shall be allocated among the employees of MCBI and its Subsidiaries identified, and in the amounts and on the terms determined, by the Chief Executive Officer of MCBI (or his designees); provided that payments from such Retention Program to any single employee in excess of $25,000 shall only be made following consultation with HOMB regarding such payments. If a retention award or portion thereof under the Retention Program is forfeited by a participant, the Chief Executive Officer of MCBI (or his designees) may reallocate the retention award (or unpaid portion thereof) to existing employees or new hires of MCBI or its Subsidiaries.
(f)    If requested by HOMB in writing at least twenty (20) business days prior to the Effective Time, MCBI shall cause any 401(k) plan sponsored or maintained by MCBI or any of its Subsidiaries (a “MCBI 401(k) Plan”) and any MCBI Employee Benefit Plans set forth in Items 1-12 on Section 3.24(a) of the MCBI Disclosure Schedule (the “Terminated MCBI Plans”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. MCBI or Target Bank shall cause those MCBI Employee Benefit Plans set forth in Item 14 on Section 3.24(a) of the MCBI Disclosure Schedule to be terminated prior to the Effective Time. If HOMB requests that any MCBI 401(k) Plan or Terminated MCBI Plan be terminated, (i) MCBI shall provide HOMB with evidence that such plan has been terminated not later than two (2) business days immediately preceding the Effective Time, and (ii) the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by HOMB or one of its Subsidiaries (a “HOMB 401(k) Plan”) and in any benefit plans offered by HOMB. MCBI and HOMB shall take any and all actions as may be required to permit the Continuing Employees who are then actively employed to make rollover contributions to the HOMB 401(k) Plan of “eligible rollover distributions” (with the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof. Prior to the Effective Time, MCBI or its Subsidiaries may make an employer contribution (at a level determined in the ordinary course of business consistent with past practice) to any MCBI 401(k) Plan for the year in which the Effective Time occurs or any prior year.

5.10.No Solicitation of Transaction by MCBI.
(a)    From the date hereof until the Closing Date, or, if earlier, the date on which this Agreement is terminated in accordance with Article VII, MCBI shall not, and shall cause all of its Subsidiaries and shall instruct its and their Representatives to not and shall use its reasonable best efforts to cause its and their respective Representatives to not, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information) any inquiries or proposals that constitute, or would reasonably be likely to lead to, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than HOMB and its Subsidiaries and their Representatives), to any nonpublic information or data with respect to MCBI or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, (iii) except pursuant to Section 2.14 in connection with making an Adverse MCBI Recommendation Change approve, endorse or recommend any Acquisition Proposal (other than the Merger), or (iv) unless this Agreement has been terminated in accordance with its terms, enter into any agreement in principle, arrangement, understanding, contract or agreement relating to an Acquisition Proposal (other than a confidentiality agreement referred to and entered into in accordance with this Section 5.10). Upon execution of this Agreement, MCBI shall, and shall cause each of its Subsidiaries and shall instruct its and their Representatives to and use its reasonable best efforts to cause its and their respective Representatives to, immediately cease any discussions, negotiations or communications conducted before the date of this Agreement with any party or parties with respect to any Acquisition Proposal; provided, however, that nothing in this Section 5.10 shall preclude MCBI or its Representatives from contacting any such party or parties solely for the purpose of complying with the provisions of the first clause of this sentence or to enforce the provisions of any confidentiality agreement entered into with any Person with respect to a potential Acquisition Proposal.
(b)    Notwithstanding Section 5.10(a), prior to the receipt of the MCBI Shareholder Approval, MCBI may take any of the actions described in clause (ii) of Section 5.10(a) if, but only if, (i) MCBI has received a bona fide unsolicited written Acquisition Proposal that did not result from a material breach of Section 5.10(a); (ii) MCBI’s board of directors determines, after receiving the advice of its outside legal counsel and with respect to financial matters, its financial advisor, that the failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; (iii) prior to providing any nonpublic information permitted to be provided pursuant to the foregoing, MCBI shall have provided notice to HOMB of its intention to provide such information; and (iv) prior to furnishing or affording access to any information or data with respect to MCBI or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, MCBI enters into with such Person a confidentiality agreement with terms no less favorable to MCBI than those contained in the Confidentiality Agreement. MCBI shall promptly provide to HOMB any non-public information regarding MCBI or its Subsidiaries provided to any other Person making an Acquisition Proposal that was not previously provided to HOMB, such additional information to be provided no later than the date of provision of such information to such other Person.
(c)    MCBI shall promptly (and in any event within twenty-four (24) hours) notify HOMB in writing after the receipt of any Acquisition Proposal, or any inquiry or requests for information which could reasonably be expected to lead to an Acquisition Proposal. Such notice shall indicate the name of the Person initiating such inquiry or request for information or making the Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal or inquiry. MCBI shall keep HOMB reasonably informed on a prompt basis of any material changes in the status and any material changes or modifications in such inquiry or request for information or the terms of any such Acquisition Proposal.
(d)    Nothing contained in this Agreement shall prevent MCBI or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosures to MCBI’s shareholders, it being agreed that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.
5.11.Indemnification; Directors’ and Officers’ Insurance.
(a)    From and after the Effective Time, the Surviving Corporation shall (i) indemnify, defend and hold harmless to the fullest extent permitted by Applicable Laws, each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director, officer or employee of MCBI or any of MCBI’s Subsidiaries (collectively the “Indemnitees”) in respect of all claims, liabilities, losses, damages, judgments, fines, penalties, costs and expenses (including legal expenses) in connection with any actual or threatened claim, suit, action, proceeding or investigation, whether civil, criminal, administrative or investigative, hereafter arising before or after the Effective Time based on or arising out the fact that such Indemnitee was an officer, director or employee of MCBI or any Subsidiary of MCBI or was serving at the request of MCBI or any Subsidiary thereof as a director or officer of any other Person for acts or omissions by such Indemnitee in such capacity or taken at the request of MCBI or any Subsidiary of MCBI, at or any time prior to or after the Effective Time (including any claim, suit, action, proceeding or investigation relating to the Mergers, the Bank Merger or the other transactions contemplated by this Agreement); (ii) advance expenses as incurred by any Indemnitee to the fullest extent permitted by Applicable Law; provided, that the Indemnitee to whom expenses are so advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnitee is not entitled to indemnification; and (iii) assume all obligations of MCBI and MCBI’s Subsidiaries to Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in MCBI’s Governing Documents and the organizational documents of MCBI’s Subsidiaries.
(b)    HOMB shall maintain in effect for six (6) years after the Effective Time, the current directors’ and officers’ liability insurance policies maintained by MCBI (provided that HOMB may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured so long as substitution does not result in gaps or lapses in coverage) with respect to claims against the present and former officers and directors of MCBI or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time; provided that in no event shall HOMB be required to expend on an annual basis an amount in excess of 300% of the annual premium payment on MCBI’s current policy in effect as of the date of this Agreement (the “Premium Cap”) and, in the event the cost of such coverage shall exceed that amount, HOMB shall purchase as much coverage as possible for such amount. In lieu of the foregoing, HOMB may, in consultation with MCBI, obtain at or prior to the Effective Time a prepaid six-year “tail” policy under MCBI’s existing director and officer insurance policy providing coverage equivalent to that described in the preceding sentence for an aggregate price of no more than the Premium Cap.
(c)    The provisions of this Section 5.11 are intended for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and is in addition to, and not in substitution for, any other rights to indemnification or contribution that any Indemnitee may have under MCBI Governing Documents, by contract or otherwise. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of HOMB or the purchaser of its assets and properties shall expressly assume the obligations set forth in this Section 5.11. This Section 5.11 shall survive the Effective Time.
5.12.Efforts to Consummate; Further Assurances. HOMB and MCBI agree to use, and to cause each of their Subsidiaries to use, reasonable best efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to the Closing.
5.13.Continuity of Business. Following the Effective Time, HOMB will continue, directly or indirectly, at least one significant historic business line of MCBI, or use at least a significant portion of MCBI’s historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d) except that HOMB may transfer MCBI’s historic business assets (i) to a corporation that is a member of the HOMB’s “qualified group,” within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii); or (ii) to a partnership if (A) one or more members of HOMB’s “qualified group” have active and substantial management functions as a partner with respect to MCBI’s historic business; or (B) members of HOMB’s “qualified group” in the aggregate own an interest in the partnership representing a significant interest in MCBI’s historic business, in each case within the meaning of Treasury Regulations Section 1.368-1(d)(4)(iii).
5.14.Tax Matters.
(a)    For federal income tax purposes, the parties hereto agree that (i) the Mergers are intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code and consistent with Revenue Ruling 2001-46, 2001-2 C.B. 321 (the “Intended Tax Treatment”) and (ii) this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). After the date of this Agreement (including, without limitation, after the Effective Time) subject to the other terms and conditions in this Agreement, each party hereto shall take any action that is required to cause the Mergers to qualify, and will not take any actions or cause any actions to be taken which would reasonably be likely to prevent the Mergers from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code. All parties hereto shall report the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(b)    The parties hereto shall (and shall cause their respective Affiliates to) (i) use their respective reasonable best efforts to cause the Mergers to qualify for the Intended Tax Treatment and (ii) not take any action nor fail to take any action if such action or such failure is intended or is reasonably likely to prevent or impede the Mergers from qualifying for the Intended Tax Treatment; provided that if any party (or its Affiliate) is required to take (or refrain from taking) such an action pursuant to other provisions of this Agreement, it shall notify the other parties, the parties shall consider in good faith the effect of such action or inaction on the Intended Tax Treatment, and the parties shall use reasonable best efforts to pursue an alternative course that would satisfy the applicable provision of this Agreement without adversely affecting the qualification of the Mergers for the Intended Tax Treatment. Each party shall comply with the recordkeeping and information reporting requirements imposed on it, including, if applicable, but not limited to those set forth in Treasury Regulations Section 1.368-3.

(c)    MCBI shall promptly notify HOMB if, at any time before the Closing Date, MCBI becomes aware of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.
(d)    HOMB shall promptly notify MCBI if, at any time before the Closing Date, HOMB becomes aware of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.
(e)    The Chief Financial Officer of each of the HOMB and MCBI shall execute and deliver to Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. and Bass, Berry & Sims PLC certificates substantially in the form agreed to by the parties and at such time or times as may reasonably be requested by such firms, including at the time the Registration Statement is filed with the SEC and the Effective Time, in connection with each firm’s delivery of its tax opinion pursuant to Section 6.2(f) and Section 6.3(f). Each of HOMB and MCBI shall use its reasonable best efforts to cause such certificates to be delivered and not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 5.13(e).
5.15.NYSE Listing. HOMB shall, as promptly as practicable, file all documents and take all actions necessary to (i) list, prior to the Effective Time if such listing is required to be made prior to the Effective Time under the NYSE Listed Company Manual, the shares of HOMB Common Stock to be issued to the holders of MCBI Common Stock as part of the Merger Consideration in connection with the Merger, and (ii) make such post-Closing filings with NYSE as may be required by the applicable rules thereof.
5.16.Litigations and Claims.
(a)    HOMB shall promptly notify MCBI in writing of any Proceeding, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of a Proceeding, against HOMB or its Subsidiaries, if such Proceeding or potential Proceeding is reasonably likely to result in a Material Adverse Change in HOMB. HOMB shall promptly notify MCBI in writing of any Proceeding, pending or, to HOMB’s Knowledge, threatened against HOMB or its Subsidiaries that (A) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or any actions taken or to be taken by HOMB or Centennial with respect hereto, or (B) seeks to enjoin or otherwise restrain the transactions contemplated hereby.
(b)    MCBI shall promptly notify HOMB in writing of any Proceeding, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of a Proceeding, against MCBI or any of its Subsidiaries, if such Proceeding or potential Proceeding is reasonably likely to result in a Material Adverse Change in MCBI. MCBI shall promptly notify HOMB in writing of any Proceeding, pending or, to MCBI’s Knowledge, threatened against MCBI or any of its Subsidiaries that (A) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by HOMB or its Subsidiaries with respect hereto or thereto, or (B) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. MCBI shall give HOMB the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against MCBI and/or its directors or Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without HOMB’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
5.17.Dividends. After the date of this Agreement, each of HOMB and MCBI shall coordinate with the other the declaration of any dividends in respect of HOMB Common Stock and MCBI Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of MCBI Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of MCBI Common Stock and any shares of HOMB Common Stock any such holder receives in exchange therefore in the Merger.
ARTICLE VI
CONDITIONS TO CLOSE
6.1.Conditions to Each Party’s Obligations. Each party’s obligation to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the party entitled to the benefit thereof:
(a)    No Orders. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Applicable Law or Order (whether temporary, preliminary or permanent) which has the effect of making illegal or preventing or prohibiting the consummation of the transactions contemplated by this Agreement.
(b)    Shareholder Approval. MCBI Shareholder Approval of this Agreement shall have been obtained.

(c)    Registration Statement; NYSE Listing. The (i) Registration Statement shall have been declared effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing and (ii) shares of HOMB Common Stock to be issued in connection with the HOMB Stock Issuance shall have been approved or authorized for listing on the NYSE upon such issuance.
6.2.Conditions to Obligations of HOMB. The obligations of HOMB to consummate the transactions contemplated hereby are also subject to the satisfaction, or waiver by HOMB, at or prior to the Closing Date of the following conditions:
(a)    Accuracy of Representations and Warranties. For purposes of this Section 6.2(a), the accuracy of the representations and warranties of MCBI set forth in this Agreement shall be assessed (i) as of the date of this Agreement and (ii) as of the Closing with the same effect as though all such representations and warranties had been made on and as of the Closing Date; provided that representations and warranties which are confined to a specified date shall speak only as of such date. The representations and warranties set forth in Sections 3.1, 3.2(a), 3.3(a) and (b)(x), 3.6, 3.11(b)(i), 3.28 and 3.31 shall be true and correct in all respects, except for inaccuracies which are de minimis in amount and effect. The representations and warranties set forth in Section 3.4 shall be true and correct in all material respects; provided that, for purposes of this sentence, those representations and warranties which are qualified as to “materiality,” “Material Adverse Change” or “Material Adverse Effect” shall be deemed not to include such qualifications. There shall not exist inaccuracies in the other representations and warranties of MCBI set forth in this Agreement such that the aggregate effect of such inaccuracies has, or would be reasonably expected to have, a Material Adverse Change or Material Adverse Effect with respect to MCBI; provided that, for purposes of this sentence, those representations and warranties which are qualified as to “materiality,” “Material Adverse Change” or “Material Adverse Effect” shall be deemed not to include such qualifications.
(b)    Compliance with Covenants and Obligations. MCBI shall have performed and complied in all material respects with all of its covenants and obligations required by this Agreement to be performed or complied with prior to or at the Closing Date.
(c)    Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and shall not contain or result in the imposition of any Materially Burdensome Regulatory Condition, and all statutory waiting periods in respect thereof shall have expired or been terminated.
(d)    Tax Opinion. HOMB shall have received a written opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. dated as of the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. will be entitled to receive and rely upon customary certificates and representations of the Chief Financial Officer of each of MCBI and HOMB as referenced in Section 5.13(b).
(e)    Continued Employment. An employment agreement with (i) William E. Edwards, III shall have been executed and not revoked by such employee, or (ii) solely in the event of William E. Edwards, III’s disability or death, Kevin Horne shall have been executed and not revoked by such employee.
(f)    Maximum Number of Outstanding Shares. There shall be no more than 6,400,000 shares of MCBI Common Stock outstanding as of the Effective Time.
6.3.Conditions to the Obligations of MCBI. The obligation of MCBI to consummate the transactions contemplated by this transaction is also subject to the satisfaction, or waiver by MCBI, at or prior to the Closing Date of the following conditions:
(a)    Accuracy of Representations and Warranties. For purposes of this Section 6.3(a), the accuracy of the representations and warranties of HOMB set forth in this Agreement shall be assessed (i) as of the date of this Agreement and (ii) as of the Closing with the same effect as though all such representations and warranties had been made on and as of the Closing Date; provided that representations and warranties which are confined to a specified date shall speak only as of such date. The representations and warranties set forth in Sections 4.1, 4.2, 4.3(a), 4.6, 4.10(b)(i) and 4.16 shall be true and correct in all respects, except for inaccuracies which are de minimis in amount and effect, and the representations and warranties in Section 4.4 shall be true and correct in all material respects. There shall not exist inaccuracies in the other representations and warranties of HOMB set forth in this Agreement such that the aggregate effect of such inaccuracies has, or would be reasonably expected to have, a Material Adverse Change or Material Adverse Effect with respect to HOMB; provided that, for purposes of this sentence only, those representations and warranties which are qualified as to “materiality,” “Material Adverse Change” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b)    Compliance with Covenants and Obligations. HOMB shall have performed and complied in all material respects with all of its covenants and obligations required by this Agreement to be performed or complied with prior to or at the Closing Date.
(c)    Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and shall not contain or result in the imposition of any Materially Burdensome Regulatory Condition as contemplated by Section 5.4(a), and all statutory waiting periods in respect thereof shall have expired or been terminated.
(d)    Tax Opinion. MCBI shall have received a written opinion of Bass, Berry & Sims PLC, dated as of the Closing Date and based on facts, representations and assumptions described in such opinions, to the effect that the Mergers will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Bass, Berry & Sims PLC will be entitled to receive and rely upon customary certificates and representations of the Chief Financial Officer of each of MCBI and HOMB as referenced in Section 5.14(b).
(e)    Actions for Use of MCBI Names. HOMB shall deliver assumed name certificates filed with the Tennessee Secretary for the use of the names of MCBI and its Subsidiaries following the Closing. HOMB shall have obtained any required approvals and take any other actions necessary for the use of the names of MCBI and its Subsidiaries.
ARTICLE VII
TERMINATION
7.1.Termination. This Agreement may be terminated at any time prior to the Closing Date:
(a)    by the mutual written consent of MCBI and HOMB;
(b)    by either MCBI, on the one hand, or HOMB, on the other hand, if the Closing Date shall not have occurred on or before the nine-month anniversary of the date of this Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure or the failure of its Affiliates a party hereto to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing Date to occur on or prior to such date;
(c)    by either MCBI, on the one hand, or HOMB, on the other hand (provided that neither the terminating party nor any Affiliate thereof a party to this Agreement is then in material breach of any representation, warranty, obligation, covenant or other agreement continued herein), in the event of (i) a material breach by on the part of HOMB, Acquisition Sub or Centennial, in the case of a termination by MCBI or MCBI or Target Bank, in the case of a termination by HOMB, of any representation or warranty contained this Agreement, which breach cannot be or has not been cured by the earlier of the Termination Date and forty-five (45) days after the giving of written notice of such breach to HOMB in the case of a termination by MCBI and MCBI in the case of a termination by HOMB, and which breach or breaches would individually or in the aggregate, if occurring or continuing on the Closing Date result in a failure to satisfy any condition to the obligations set forth in Section 6.2 in the case of termination by HOMB or Section 6.3 in the case of a termination by MCBI, or (ii) a material breach on the part of HOMB, Acquisition Sub or Centennial, in the case of a termination by MCBI or MCBI or Target Bank, in the case of a termination by HOMB, of any of its obligations contained in this Agreement, which breach cannot be or has not been cured within forty-five (45) days after the giving of written notice to HOMB in the case of a termination by MCBI and MCBI in the case of a termination by HOMB of such breach, and which breach or breaches would individually or in the aggregate, if occurring or continuing on the Closing Date result in a failure to satisfy any condition to the obligations set forth in Section 6.2 in the case of termination by HOMB or Section 6.3 in the case of a termination by MCBI;
(d)    by either MCBI, on the one hand, or HOMB, on the other hand, if (i) final action has been taken by a Regulatory Agency whose approval is required for the conditions in Sections 6.2(c) and 6.3(c) to be satisfied, which final action (x) has become final and nonappealable and (y) does not approve this Agreement or the transactions contemplated hereby, including the Bank Merger, unless the failure of the party seeking to terminate this Agreement pursuant to this Section 7.1(d) or its Affiliates to perform or observe its covenants or agreements set forth herein shall have been the cause of, or resulted in, the failure of such Regulatory Agency to issue a Requisite Regulatory Approval; or (ii) any Governmental Authority or Regulatory Agency shall have enacted, issued, promulgated, enforced or entered any law, or final nonappealable judgment which has the effect of making illegal the consummation of the transactions contemplated by this Agreement;
(e)    by HOMB if (i) the board of directors of MCBI (or any committee thereof), prior to the time that the MCBI Shareholder Approval is obtained, shall have failed to make the MCBI Recommendation or, at any time before the MCBI Shareholder Approval is obtained, shall have made an Adverse MCBI Recommendation Change (including by, in the case of a tender or exchange offer, failing to recommend rejection of such offer within ten (10) Business Days), or (ii) MCBI shall have materially breached any of its obligations set forth in Sections 2.14 and 5.10;

(f)    by HOMB or MCBI, if the MCBI Shareholder Approval is not obtained at the MCBI Shareholders’ Meeting, or at any adjournment or postponement thereof, the MCBI Shareholders approve an Acquisition Proposal; provided, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure to obtain such approval; or
(g)    by HOMB if holders of more than fifteen percent (15%) of the outstanding shares of MCBI Common Stock shall have exercised dissenters’ rights in accordance with the TBCA and not effectively withdrawn or otherwise lost their respective rights to appraisal with respect to their respective shares of MCBI Common Stock within sixty (60) days of the date of the vote by the MCBI Stockholders; provided, however, that HOMB may not terminate this Agreement pursuant to this Section 7.1(g) unless at the time it notifies MCBI of its intent to terminate this Agreement pursuant to this Section 7.1(g) (i) all of the conditions to the parties' obligations to consummate the Mergers set forth in Section 6.1 have been satisfied or were capable of being satisfied at the time of termination and (ii) all of the conditions to HOMB's obligations to consummate the Mergers set forth in Section 6.2 have been satisfied or waived or were capable of being satisfied at the time of termination.
7.2.Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VII (other than pursuant to Section 7.1(a)) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.2 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this Article VII, it will become void and of no further effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to Section 5.5(c), this Section 7.2, Section 7.3 and Article VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party other than in respect of the Termination Fee, if applicable, to the extent such liabilities or damages were the result of actual and intentional fraud or the material breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.
7.3.Fees Following Termination.
(a)    If this Agreement is terminated by HOMB pursuant to Section 7.1(e), then MCBI shall pay to HOMB (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to $6.0 million (the “Termination Fee”).
(b)    Notwithstanding anything to the contrary in this Agreement, in the event that (i) after the date of this Agreement and prior to the termination of this Agreement a bona fide Acquisition Proposal with respect to MCBI shall have been communicated to or otherwise made known to the shareholders or senior management or board of directors of MCBI, or any Person or group of Persons shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to MCBI after the date of this Agreement and prior to the termination of this Agreement, (ii) thereafter this Agreement is terminated (A) by HOMB or MCBI pursuant to Section 7.1(b) (if the MCBI Shareholder Approval has not theretofore been obtained) and all other conditions set forth in Section 6.1 and Section 6.2, had been satisfied or were capable of being satisfied at a time prior to such termination, (B) by HOMB pursuant to Section 7.1(c) as a result of a material breach or (C) by HOMB or MCBI pursuant to Section 7.1(f) and (iii) prior to the date that is twelve (12) months after the date of such termination MCBI consummates a transaction of a type set forth in the definition of “Acquisition Proposal” or enters into definitive agreement for an Acquisition Proposal that is subsequently consummated, then MCBI shall, on the date such transaction is consummated, pay to HOMB (by wire transfer of immediately available funds) the Termination Fee; provided that for purposes of this Section 7.3(b), all references to in the definition of Acquisition Proposal to “20%” shall instead refer to “50%.”
(c)    The parties hereto each agree that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement. Accordingly, if MCBI fails to pay any amounts due under this Section 7.3 and, in order to obtain such payment, HOMB commences a suit that results in a judgment against MCBI for payment arising under this Section 7.3, MCBI shall pay the costs and expenses of HOMB (including reasonable legal fees and expenses) in connection with such suit. Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages in accordance with Section 7.2, the maximum aggregate amount of fees payable by MCBI under this Section 7.3 shall be equal to the Termination Fee, and in no event shall MCBI be required to pay the Termination Fee more than once.

ARTICLE VIII
MISCELLANEOUS
8.1.Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement shall be in writing and shall be deemed given upon the earlier of actual receipt or (a) when delivered by hand providing proof of delivery; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.1:
(a)    if to HOMB, to:

Home BancShares, Inc.
719 Harkrider, Suite 100
Conway, Arkansas 72032
Attention: John W. Allison
Telephone: (501) 328-4657
Email: jallison@my100bank.com
with a copy (which shall not constitute notice) to:
Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.
425 W. Capitol Avenue, Suite 1800
Little Rock, Arkansas 72201
Attention:    C. Douglas Buford, Jr.
D. Nicole Lovell
Telephone:    (501) 688-8866
(501) 688-8889
Email:        dbuford@mwlaw.com
nlovell@mwlaw.com
and
(b)    if to MCBI, to:

Mountain Commerce Bancorp, Inc.
6101 Kingston Pike
Knoxville, Tennessee 37919
Attention:     William E. Edwards III
Telephone:     (423) 232-5000
Email:         bill.edwards@mcb.com
with a copy (which shall not constitute notice) to:
Bass Berry & Sims PLC
21 Platform Way South
Suite 3500
Nashville, Tennessee 37203
Attention:     D. Scott Holley
Telephone:     (615) 742-7721
Email:         sholley@bassberry.com

8.2.Entire Agreement. This Agreement (including all exhibits, annexes, and schedules referred to herein, including but not limited to, the Disclosure Schedules hereto), together with the Voting and Support Agreements, the Confidentiality Agreement and the other documents and agreements delivered at the Closing pursuant to the provisions hereof constitute the full and entire understanding and agreement of the parties hereto in respect of its subject matter, and supersedes all prior agreements, understandings (oral and written) and negotiations between or among the parties with regard to such subject matter. The Disclosure Schedules and the Confidentiality Agreement constitute a part hereof as though set forth in full herein.
8.3.Amendments. This Agreement (including the Disclosure Schedules attached hereto) may not be modified, amended, supplemented, cancelled or discharged, except by a written instrument executed by all parties hereto.
8.4.Waivers. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of HOMB, Acquisition Sub or Centennial, in the case of MCBI, or MCBI or Target Bank, in the case of HOMB, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto on the part of HOMB, Acquisition Sub or Centennial, in the case of MCBI, or MCBI or Target Bank, in the case of HOMB, and (c) waive compliance with any of the agreements on the part of HOMB, Acquisition Sub or Centennial, in the case of MCBI, or MCBI or Target Bank, in the case of HOMB, or of such party’s conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the MCBI Shareholders, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which requires further approval under Applicable Law. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. Any waiver, permit, consent or approval of any kind or character by any party of any breach or default under this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.
8.5.Binding Effect; Assignment; No Third Party Beneficiaries. The rights and obligations of this Agreement shall be binding on and enforceable by the parties hereto and their respective successors and permitted assigns. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by MCBI or HOMB without the express prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except (i) as expressly provided in Section 5.11, (ii) from and after the Effective Time, but only if the Effective Time shall occur, the rights of holders of MCBI Common Stock to receive the Merger Consideration as provided in Article II, including without limitation the rights of holders of MCBI Restricted Stock granted under Section 2.15.
8.6.Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws; provided that (i) the TBCA and the ABCA, as applicable, shall govern to the extent mandatorily applicable to Tennessee corporations and Arkansas corporations, respectively and (ii) matters relating to the fiduciary duties of the Board of Directors of MCBI shall be subject to the laws of the State of Tennessee. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal or state court of competent jurisdiction located in (a) Knox County, Tennessee, if initiated by HOMB or Centennial, or (b) Faulkner County, Arkansas if initiated by MCBI or Target Bank. Each of the parties hereto submits to the jurisdiction of such courts in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
8.7.Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING

OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7.
8.8.Cumulative Remedies; Specific Performance.
(a)    All rights and remedies conferred upon a party pursuant to this Agreement or otherwise afforded by Applicable Law to any party, shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity, and the exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.
(b)    Without limiting the rights of a party hereto to pursue all other legal and equitable rights available to such party for another party’s failure to perform its obligations under this Agreement, the parties hereto acknowledge and agree that the remedy at law for any failure to perform their respective obligations hereunder would be inadequate and that each party shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.
(c)    Each party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or in equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.
8.9.Expenses. Each party to this Agreement shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated, including all fees and expenses of agents, representatives, counsel and accountants; provided, however, that the costs and expenses of printing and mailing the Proxy Statement/Prospectus and all filing and other fees paid to the SEC in connection with the transaction contemplated herein shall be borne equally by HOMB and MCBI.
8.10.Counterparts; Effectiveness; Electronic Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement will become effective when each party to this Agreement has received counterparts signed by all of the other parties. Handwritten signatures to this Agreement transmitted by electronic transmission (for example, through use of a Portable Document Format or “PDF” file) shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver to the other party an executed original of this Agreement with its actual signature, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own electronically transmitted handwritten signature and shall accept the electronically transmitted handwritten signature of the other party to this Agreement.
8.11.Nonsurvival. None of the representations, warranties, covenants and agreements set forth in this Agreement other than this Section 8.12 shall survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time, including, without limitation, those set forth in Sections 5.9 and 5.11. Notwithstanding the foregoing, the Confidentiality Agreement shall terminate in accordance with its terms.
8.12.Severability. If any term of provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provisions in any other jurisdiction and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as to be enforceable.
[Remainder of page was intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger on the day and year first above written.

HOME BANCSHARES, INC., an Arkansas corporation

By:	/s/ John W. Allison
Name:	John W. Allison
Title:	President and Chief Executive Officer

CENTENNIAL BANK, an Arkansas state bank

By:	/s/ J. Stephen Tipton
Name:	J. Stephen Tipton
Title:	Chief Executive Officer

HOMB ACQUISITION SUB IV, INC., an Arkansas corporation

By:	/s/ J. Stephen Tipton
Name:	J. Stephen Tipton
Title:	Chief Executive Officer

MOUNTAIN COMMERCE BANCORP, INC. a Tennessee corporation

By:	/s/ William E. Edwards III
Name:	William E. Edwards III
Title:	President and Chief Executive Officer

MOUNTAIN COMMERCE BANK, a Tennessee state banking corporation

By:	/s/ William E. Edwards III
Name:	William E. Edwards III
Title:	Chief Executive Officer

MCBI Disclosure Schedule Index*

Section 1.1 – MCBI Knowledge

Section 3.1 – Organization

Section 3.3 – No Conflicts

Section 3.4 – Consents and Approvals

Section 3.5 – Regulatory Matters

Section 3.6 – Capitalization

Section 3.10 – Financial Statements

Section 3.11 – Ordinary Course; Lack of Material Adverse Change

Section 3.13 – Taxes

Section 3.14 – Title to Assets; Real Property

Section 3.15 – Litigation; Orders

Section 3.17 – Loans

Section 3.21 – Intellectual Property

Section 3.22 – Environmental Matters

Section 3.23 – Material Contracts

Section 3.24 – Employee Benefit Matters

Section 3.25 – Labor Relations (Employment Matters)

Section 3.26 – Related Party Transactions

Section 5.2 – MCBI Forbearances

* The disclosure schedules listed above have been omitted pursuant to Item 601(a)(5) of SEC Regulation S-K. Home BancShares, Inc. hereby agrees to furnish supplementally a copy of any omitted disclosure schedule to the SEC upon request.

HOMB Disclosure Schedule Index*

Section 4.5 – Unresolved Regulatory Matters

Section 4.6(c) – Issuance Obligations

Section 4.10 – Ordinary Course; Lack of Material Adverse Change

Section 4.22 – Taxes

Section 4.23(a) – Employee Benefit Plans

Section 5.3 – Conduct of Business

* The disclosure schedules listed above have been omitted pursuant to Item 601(a)(5) of SEC Regulation S-K. Home BancShares, Inc. hereby agrees to furnish supplementally a copy of any omitted disclosure schedule to the SEC upon request.

Exhibit A

Form of Voting and Support Agreement

VOTING AND SUPPORT AGREEMENT
THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is dated as of __________, _______, by and between the undersigned holder (“Shareholder”) of Common Stock, $0.01 par value per share, of Mountain Commerce Bancorp, Inc., a Tennessee corporation (“MCBI”), and Home BancShares, Inc., an Arkansas corporation (“HOMB”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
WHEREAS, concurrently with the execution of this Agreement, HOMB, Centennial Bank, an Arkansas state bank (“Centennial”), HOMB Acquisition Sub IV, Inc., an Arkansas corporation and a direct wholly owned subsidiary of HOMB (“Acquisition Sub”), MCBI and Mountain Commerce Bank, a Tennessee banking association and a direct wholly-owned subsidiary of MCBI (“Target Bank”) are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) Acquisition Sub will, subject to the terms and conditions set forth in the Merger Agreement, merge with and into MCBI, with MCBI continuing as the surviving entity (the “Merger”), and (ii) as soon as reasonably practicable following the Merger and as part of a single integrated transaction, MCBI will merge with and into HOMB, with HOMB continuing as the ultimate surviving entity;
WHEREAS, in connection with the Merger, each outstanding share of MCBI Common Stock will be converted into the right to receive the Merger Consideration;
WHEREAS, Shareholder has voting power over the number of shares of MCBI Common Stock as indicated on the signature page of this Agreement under the heading “Total Number of Shares of MCBI Common Stock Subject to this Agreement” (such shares, together with any additional shares of MCBI Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, stock appreciation right or similar instrument, being referred to collectively as the “Shares”);
WHEREAS, obtaining MCBI Shareholder Approval of the Merger is a condition to the consummation of the transactions contemplated by the Merger Agreement; and
WHEREAS, it is a material inducement to the willingness of HOMB to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.
NOW, THEREFORE, in consideration of, and as a material inducement to, HOMB entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by HOMB in connection therewith, Shareholder and HOMB agree as follows:
Section 1. Agreement to Vote Shares. Shareholder irrevocably and unconditionally agrees that, while this Agreement is in effect, at any meeting of MCBI Shareholders, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by HOMB, Shareholder shall:
a) appear at each such meeting in person or by proxy; and
b) vote (or cause to be voted), in person or by proxy, all the Shares (i) in favor of adoption and approval of the Merger Agreement and any other matters required to be approved or adopted in order to effect the Merger and the the transactions contemplated by the Merger Agreement; (ii) in favor of any proposal to adjourn or postpone the shareholders’ meeting if there are not sufficient votes to adopt and approve the Merger Agreement; (iii) against any Acquisition Proposal; and (iv) against any other action, agreement or transaction that is intended, or would reasonably be expected, to materially impede or materially interfere with, materially delay, or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement.
The Shares do not include shares over which the Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of the Shareholder, and no representation by Shareholder is made with respect thereto.
Section 2. No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except with respect to the following permitted transfers: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this

Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, provided that as a condition to such transfer, such transferee, shall be required to execute an agreement that is identical in form and substance to this Agreement, (d) the exercise of outstanding stock options in order to pay the exercise price of such stock options or satisfy any withholding taxes triggered by such exercise, (e) transfers in connection with the vesting or settlement of MCBI Restricted Stock for the payment of taxes thereon, and (f) such transfers as HOMB may otherwise permit in its sole discretion, and further provided that notwithstanding anything to the contrary in this Agreement, Shares that are pledged to secure borrowings as of the date of this Agreement may continue to be pledged to secure such borrowings. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.
Section 3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with HOMB as follows:
a) Shareholder has full power, authority and legal capacity to enter into and perform his, her or its obligations under this Agreement.
b) This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by HOMB, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
c) The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.
d) Shareholder has the authority to exercise voting power over the Shares. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. No consent, approval, order, or authorization of, or registration, declaration, or filing with, and Governmental entity or any other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement, except where the failure to obtain or make any such consent, approval, order, authorization, registration, declaration or filing would not, either individually or in the aggregate, materially interfere with, prevent or materially delay the performance by the Shareholder of his or her obligations under this Agreement. No consent of Shareholder’s spouse is necessary under any “community property” or other laws in order for Shareholder to enter into and perform its obligations under this Agreement.
Section 4. Specific Performance; Remedies; Attorneys’ Fees. The parties hereto acknowledge that money damages are not an adequate remedy for breaches of this Agreement, that any breach of this Agreement would cause irreparable harm to the non-breaching party and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. Each party further agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any such right, power or remedy by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.
Section 5. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof and will terminate upon the earliest of (a) the Effective Time, (b) the date of termination of the Merger Agreement in accordance with its terms, (c) the Board of Directors of MCBI submitting the Merger Agreement to the Company’s shareholders without a recommendation for approving the Merger Agreement or otherwise making an Adverse MCBI Recommendation Charge in accordance with Section 2.14 of the Merger Agreement or (d) upon the written agreement of the parties hereto. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any willful breach of this Agreement that occurred prior to such termination.

Section 6. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.
Section 7. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 8. Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his or her capacity as a shareholder of MCBI and it shall not apply in any manner to Shareholder in his or her capacity as a director, officer or employee of MCBI. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director or officer of MCBI, if applicable.
Section 9. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the internal, substantive laws of the State of Delaware, without regard for the law or principles of conflict of laws.
Section 10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.
Section 11. Waiver of Appraisal Rights; Further Assurances. Provided that the Merger is consummated in compliance with the terms of the Merger Agreement, that the consideration offered pursuant to the Merger is not less than that specified in the Merger Agreement executed on or about the date hereof, and that this Agreement has not been terminated in accordance with its terms, to the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for his or her Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. From time to time prior to the termination of this Agreement, at HOMB’s prior request, the undersigned will take all reasonable actions and make all reasonable efforts, and will execute and deliver all such further agreements, documents, certificates, instruments, proxies and voting instructions, in order to fulfill his or her agreements and obligations contemplated hereby, including, without limitation, the agreement of the undersigned to vote the Shares in accordance with Section 1 hereof. Shareholder further agrees, unless this Agreement has been terminated pursuant to Section 5(b), 5(c) or 5(d) above, not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against HOMB, Centennial, MCBI, Target Bank or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, other than any claim related to his right to receive the consideration provided for in the Merger Agreement upon consummation of the Mergers (including in respect of MCBI Restricted Shares held by the undersigned) and the rights of the undersigned under Section 5.11 of the Merger Agreement as an Indemnitee.
Section 12. Disclosure. Shareholder hereby authorizes MCBI and HOMB to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement.
Section 13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

SHAREHOLDER:

(NOTE: If Other than an Individual Shareholder, Print or Type Name of Individual Signing the Voting and Support Agreement and Representative Capacity)
Total Number of Shares of MCBI Common Stock Subject to this Agreement:

HOME BANCSHARES, INC. an Arkansas corporation

By:
John W. Allison
President and Chief Executive Officer

APPENDIX B

December 7, 2025

Board of Directors
Mountain Commerce Bancorp, Inc.
6101 Kingston Pike
PO Box 52942
Knoxville, TN 37919

Ladies and Gentlemen:

Mountain Commerce Bancorp, Inc. (“MCBI”), Mountain Commerce Bank, a wholly owned subsidiary of MCBI (“Target Bank”), Home BancShares, Inc. (“HOMB”), Centennial Bank, a wholly owned subsidiary of HOMB (“Centennial”), and HOMB Acquisition Sub IV, Inc., a wholly owned subsidiary of HOMB (“Acquisition Sub”), are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Acquisition Sub will, subject to the terms and conditions set forth therein, merge with and into MCBI (the “Merger”) so that MCBI is the surviving corporation in the Merger. Immediately following the Merger and as part of a single integrated transaction, HOMB shall cause MCBI to be merged with and into HOMB, with HOMB as the surviving corporation (the “Second-Step Merger” and together with the Merger, the “Mergers”). As set forth in the Agreement, at the Effective Time, each share of MCBI Common Stock issued and outstanding immediately prior to the Effective Time, except for certain shares of MCBI Common Stock as specified in the Agreement, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 0.85 (the “Exchange Ratio”) of a share of HOMB Common Stock. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of MCBI Common Stock.

Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated December 3, 2025; (ii) certain publicly available financial statements and other historical financial information of MCBI and Target Bank that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of HOMB and Centennial that we deemed relevant; (iv) internal financial projections for MCBI for the years ending December 31, 2025 through December 31, 2027, as well as an estimated annual balance sheet and earnings per share growth rate for the year ending December 31, 2028 and estimated dividends per share for MCBI for the quarter ending December 31, 2025 and the years ending December 31, 2026 through December 31, 2028, as provided by the senior management of MCBI; (v) publicly available mean analyst earnings per share estimates for HOMB for the years ending December 31, 2025 through December 31, 2027, as well as estimated long-term annual balance sheet and earnings per share growth rates for the year ending December 31, 2028 and estimated dividends per share for HOMB for the quarter ending December 31, 2025 and the years ending December 31, 2026 through December 31, 2028, as provided by the senior management of HOMB; (vi) the pro forma financial impact of the Mergers on HOMB based on certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as provided by the senior management of HOMB; (vii) the publicly reported historical price and trading activity for MCBI Common Stock and HOMB Common Stock, including a comparison of certain stock trading information for MCBI Common Stock and HOMB Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for MCBI and HOMB with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of MCBI and its representatives the business, financial condition, results of operations and prospects of MCBI and held similar discussions with certain members of the senior management of HOMB and its representatives regarding the business, financial condition, results of operations and prospects of HOMB.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by MCBI, HOMB or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of MCBI and HOMB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of MCBI or HOMB, nor were we furnished with any such evaluations or appraisals. We render no opinion on or evaluation of the collectability of any assets or the future performance of any loans of MCBI or HOMB, nor any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for credit losses of MCBI or HOMB, any of their respective subsidiaries or the combined entity after the Merger, and we have not reviewed any individual credit files relating to MCBI or HOMB or any of their respective subsidiaries. We have assumed, with your consent, that the respective allowances for credit losses for MCBI and HOMB and their respective subsidiaries are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used internal financial projections for MCBI for the years ending December 31, 2025 through December 31, 2027, as well as an estimated annual balance sheet and earnings per share growth rate for the year ending December 31, 2028 and estimated dividends per share for MCBI for the quarter ending December 31, 2025 and the years ending December 31, 2026 through December 31, 2028, as provided by the senior management of MCBI. In addition, Piper Sandler used publicly available mean analyst earnings per share estimates for HOMB for the years ending December 31, 2025 through December 31, 2027, as well as estimated long-term annual balance sheet and earnings per share growth rates for the year ending December 31, 2028 and estimated dividends per share for HOMB for the quarter ending December 31, 2025 and the years ending December 31, 2026 through December 31, 2028, as provided by the senior management of HOMB. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to the pro forma financial impact of the Mergers on HOMB based on certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as provided by the senior management of HOMB. With respect to the foregoing information, the respective senior managements of MCBI and HOMB confirmed to us that such information reflected (or in the case of the publicly available analyst estimates referred to above, was consistent with) the best currently available projections, estimates and judgements of those respective senior managements as to the future financial performance of MCBI and HOMB, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections, estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in MCBI’s or HOMB’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that MCBI and HOMB will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Mergers, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Mergers, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on MCBI, HOMB, the Mergers or any related transactions, and (iii) the Mergers and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that MCBI has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Mergers and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of MCBI Common Stock or HOMB Common Stock at any time or what the value of HOMB Common Stock will be once the shares are actually received by the holders of MCBI Common Stock.

We have acted as MCBI’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. MCBI has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date hereof, Piper Sandler did not provide any other investment banking services to MCBI, nor did Piper Sandler provide any investment banking services to HOMB. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to MCBI, HOMB and their respective affiliates. We may also actively trade the equity and debt securities of MCBI, HOMB and their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of MCBI in connection with its consideration of the Agreement and the Mergers and does not constitute a recommendation to any shareholder of MCBI as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Mergers. Our opinion is directed only as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of MCBI Common Stock and does not address the underlying business decision of MCBI to engage in the Mergers, the form or structure of the Mergers or any other transactions contemplated in the Agreement, the relative merits of the Mergers as compared to any other alternative transactions or business strategies that might exist for MCBI or the effect of any other transaction in which MCBI might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Mergers by any MCBI officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Proxy Statement/Prospectus and the Registration Statement, to be filed with the SEC and mailed to shareholders in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of MCBI Common Stock from a financial point of view.

Very truly yours,

APPENDIX C
December 5, 2025

Board of Directors
Home Bancshares, Inc.
719 Harkrider Street, Suite 100
Conway, Arkansas 72032

Dear Board of Directors:

Hovde Group, LLC (we or “Hovde”) understand(s) that Home BancShares, Inc., an Arkansas corporation (“HOMB”), Centennial Bank, an Arkansas state bank and a direct wholly owned subsidiary of HOMB (“Centennial”), HOMB Acquisition Sub IV, Inc., an Arkansas corporation and a direct wholly-owned subsidiary of HOMB (“Acquisition Sub”), Mountain Commerce Bancorp, Inc., a Tennessee corporation (“MCBI”), and Mountain Commerce Bank, a Tennessee state banking corporation and a direct wholly owned subsidiary of MCBI (“Target Bank”), are about to enter into an Agreement and Plan of Merger (the “Agreement”) to be dated on or about December 6, 2025.

Subject to the terms and conditions of the Agreement, at the Effective Time, (i) Acquisition Sub shall merge with and into MCBI (the “Merger”); (ii) the separate corporate existence of Acquisition Sub will cease; and (iii) MCBI will continue its corporate existence as the Surviving Company in the Merger as a wholly owned subsidiary of HOMB. Immediately following the Merger of Acquisition Sub with and into MCBI, and as part of a single integrated transaction, (a) MCBI shall merge with and into HOMB; (b) the separate corporate existence of MCBI will cease; and (c) HOMB will continue its corporate existence as the Surviving Corporation. HOMB and MCBI, as the sole shareholders of Centennial and Target Bank, respectively, have approved or will approve the merger of Centennial and Target Bank (the “Bank Merger”) pursuant to a separate merger agreement (the “Bank Plan of Merger”). As soon as reasonably practicable following the Effective Time, pursuant to the Bank Plan of Merger, Target Bank shall be merged with and into Centennial in accordance with the provisions of applicable federal and state banking laws and regulations. Centennial shall be the surviving bank in the Bank Merger and shall continue its existence under the laws of the State of Arkansas, and the separate corporate existence of Target Bank shall cease as of the effective time of the Bank Merger. The parties intend for U.S. federal income tax purposes that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Agreement shall constitute a “plan of reorganization” within the meaning of the applicable Treasury Regulations.

Capitalized terms used herein that are not otherwise defined shall have the same meanings attributed to them in the Agreement, and all Article and Section references shall refer to Articles or Sections in the Agreement. For purposes of our analysis and opinion, the Agreement as used herein shall refer to the draft Agreement and Plan of Merger dated December 1, 2025, provided to Hovde by HOMB.

Immediately prior to the Effective Time of the Merger, each share of the common stock of MCBI, $0.01 par value (the “MCBI Common Stock”), issued and outstanding (excluding any Excluded Shares and any Appraisal Shares) shall, by virtue of the Merger, be converted into and shall thereafter represent the right to receive, without interest, that number of validly issued, fully paid and non-assessable shares of HOMB Common Stock that equals a fixed exchange ratio of 0.85 shares of HOMB Common Stock for each share of MCBI Common Stock (the “Exchange Ratio”). The right to receive the Exchange Ratio pursuant to the Merger for each issued and outstanding share of MCBI Common Stock (excluding any Excluded Shares and any Appraisal Shares), together with any cash in lieu of fractional shares as specified in Section 2.9(d) of the Agreement. constitutes the “Merger Consideration”, and the “Per Share Merger Consideration Value” shall mean the product of the HOMB Share Average Closing Price multiplied by the Exchange Ratio of 0.85.

Immediately prior to the Effective Time, each share of MCBI Restricted Stock outstanding shall fully vest and at the Effective Time be converted automatically into the right to receive the Merger Consideration in respect of each share of MCBI Common Stock underlying each share of MCBI Restricted Stock. Each MCBI Stock Option outstanding at the Effective Time, whether or not then exercisable, shall immediately be cancelled for no consideration.

With your consent and for purposes of our analysis and opinion, we assumed that (i) there are 6,385,286 shares of MCBI Common Stock outstanding including 33,297 shares of the MCBI Restricted Stock which fully vest immediately prior to the Effective Time, (ii) the Exchange Ratio is fixed at 0.85, (iii) the 20-day volume weighted average price per share of HOMB Common Stock as of December 2, 2025 is $27.45 and therefore the Per Share Merger Consideration Value is $23.33 ($27.45 x 0.85), and (iv) based upon 6,385,286 shares of MCBI Common Stock outstanding and the value of the per share stock consideration of $23.33, the total value of the Merger Consideration is $148,959,722 (6,385,286 x $23.33).

With your consent and for purposes of our analysis and opinion, we have assumed that (i) all of the conditions to Closing set forth in Article VI of the Agreement will be satisfied, (ii) there will be no termination of the Agreement pursuant to the provisions of Article VII of the Agreement, and (iii) the Merger will proceed and be consummated in accordance with the terms of the Agreement.

You have requested our opinion, subject to the terms, conditions, and qualifications set forth herein, as of the date hereof, that the total value of the Merger Consideration to be received by shareholders of MCBI Common Stock pursuant to the Agreement is fair, from a financial point of view, to the shareholders of HOMB Common Stock. Hovde's opinion does not address the fairness of the amount or nature of any compensation or other consideration to any of the officers, directors or employees of HOMB or MCBI or any class of such persons, if any, to be received in the Merger.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:
i.reviewed a draft of the Agreement dated December 1, 2025, provided to Hovde by HOMB;
ii.reviewed audited financial statements for the MCBI and Target Bank for the twelve month periods ended December 31, 2022, December 31, 2023, and December 31, 2024, and the unaudited statements for the three month periods ended March 31, 2025, June 30, 2025, and September 30, 2025;
iii.reviewed audited financial statements for HOMB and Centennial for the twelve month periods ended December 31, 2022, December 31, 2023, and December 31, 2024, and the unaudited statements for the three month periods ended March 31, 2025, June 30, 2025, and September 30, 2025;
iv.reviewed certain historical publicly available business and financial information concerning MCBI;
v.reviewed certain internal financial statements and other financial and operating data concerning MCBI;
vi.reviewed financial projections prepared in consultation with and approved by certain members of the senior management of HOMB and MCBI;
vii.reviewed and analyzed materials detailing the Merger prepared by HOMB and MCBI, including the estimated amount and timing of the cost savings and related expenses and purchase accounting adjustments expected to result from the Merger (the “Merger Adjustments”);
viii.analyzed the pro forma financial impact of the Merger on the combined company’s earnings, tangible book value, financial ratios and other such metrics we deemed relevant, giving effect to the Merger based on assumptions relating to the Merger Adjustments;
ix.assessed current general economic, market and financial conditions;
x.reviewed the terms of recent merger, acquisition, and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;
xi.considered our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry; and
xii.performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed, without investigation, that there have been, and from the date hereof through the Effective Time there will be, no material changes in the financial condition and results of operations of MCBI or HOMB since the date of the latest financial information described above. We have further assumed, without independent verification, that the representations and financial and other information included in the Agreement and all other related documents and instruments that are referred to therein or otherwise provided to us by HOMB and/or MCBI are true and complete. We have relied upon the managements of HOMB and MCBI as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by HOMB and MCBI, and we assumed such forecasts, projections and other forward-looking information have been reasonably prepared by HOMB and MCBI on a basis reflecting the best currently available information and HOMB’s and MCBI’s managements judgments and estimates. We have assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and we do not assume any responsibility for the accuracy or reasonableness thereof. We have been authorized by HOMB to rely upon such forecasts, projections and other information and data, and we express no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.

In performing our review, we have assumed and relied upon the accuracy and completeness of all the financial and other information that was available to us from public sources that was provided to us by HOMB or MCBI or their respective representatives or that was otherwise reviewed by us for purposes of rendering this opinion. We have further relied on the assurances of the respective managements of HOMB and MCBI that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that each party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review.

We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for HOMB and MCBI are, in the aggregate, adequate to cover such losses and will be adequate on a pro forma basis for the combined entity following the Merger. We were not requested to make, and have not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of HOMB or MCBI, the collateral securing any such assets or liabilities, or the collectability of any such assets, and we were not furnished with any such evaluations or appraisals, nor did we review any loan or credit files of HOMB or MCBI.

We have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible un-asserted claims or other contingent liabilities to which HOMB or MCBI is a party or may be subject, and our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed, with your consent, that neither HOMB nor MCBI is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger contemplated by the Agreement.

We have relied upon and assumed with your consent and without independent verification, that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by HOMB or MCBI or any other party to the Agreement and that the final Agreement will not differ materially from the draft we reviewed. We have assumed that the Merger will be consummated in compliance with all applicable laws and regulations. HOMB has advised us that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the Merger. We have assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on HOMB or MCBI or would have a material adverse effect on the contemplated benefits of the Merger.

Our opinion does not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the Merger on HOMB or its shareholders; (ii) any advice or opinions provided by any other advisor to the Board of Directors of HOMB; (iii) any other strategic alternatives that might be available to HOMB; or (iv) whether HOMB has sufficient stock, cash or other sources of funds to enable it to pay the consideration contemplated by the Merger.

Our opinion does not constitute a recommendation to HOMB as to whether or not HOMB should enter into the Agreement or to any shareholders of HOMB as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the Merger. Our opinion does not address the underlying business decision to proceed with the Merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of HOMB or MCBI relative to the amount of consideration to be paid with respect to the Merger. Our opinion should not be construed as implying that the total value of the Merger Consideration is necessarily the lowest or best price that could be obtained by HOMB in a merger or combination transaction with MCBI. We do not express any opinion as to the value of HOMB Common Stock following the announcement of the proposed Merger, or the value of HOMB Common Stock following the consummation of the Merger, or the prices at which shares of HOMB Common Stock may be purchased or sold at any time. Other than as specifically set forth herein, we are not expressing any opinion with respect to any of the terms and provisions of the Agreement or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of HOMB or MCBI.

This opinion was approved by Hovde’s fairness opinion committee. This letter is directed solely to the Board of Directors of HOMB and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, information statement or any other document, except in each case in accordance with our prior written consent; provided, however, we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement or information statement to be delivered to the holders of HOMB Common Stock in connection with the Merger if, and only if, (i) this letter is quoted in full or attached as an exhibit to such document, (ii) this letter has not been withdrawn prior to the date of such document, and (iii) any description of or reference to Hovde or the analyses performed by Hovde or any summary of this opinion in such filing is in a form acceptable to Hovde and its counsel in the exercise of their reasonable judgment.

Our opinion is based solely upon the information available to us and described above and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or to otherwise comment upon events occurring or information that becomes available after the date hereof.

In arriving at this opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses and any oral or video presentation to the Board of Directors with respect to such analyses would create an incomplete view of the process underlying this opinion.

Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. Pursuant to our engagement agreement with HOMB, we will receive from HOMB a fairness opinion fee that is contingent upon the issuance of this opinion letter. HOMB has also agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement.

In the past two years preceding the date of this opinion, Hovde has not provided investment banking or financial advisory services to either HOMB or MCBI for which it received a fee. We or our affiliates may presently or in the future seek or receive compensation from HOMB in connection with future transactions, or in connection with potential advisory services and corporate transactions. In the ordinary course of our business as a broker/dealer, we may from time to time purchase securities from, and sell securities to, HOMB or MCBI or their affiliates, and as a market maker in securities, Hovde may from time to time have a long or short position in, and buy or sell, debt or equity securities of HOMB or MCBI for its own accounts and for the accounts of customers. Except for the foregoing, during the past two years there have not been and there currently are no mutual agreements regarding any future material transactions between Hovde and HOMB.

Based upon and subject to the foregoing review, assumptions and limitations, we are of the opinion, as of the date hereof, that the total value of the Merger Consideration is fair, from a financial point of view, to the shareholders of HOMB Common Stock.

Sincerely,

APPENDIX D
Tennessee Business Corporations Act Sections 48-23-101 to 48-23-302 regarding Dissenters’ Rights
PART 1
RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES
§48-23-101. Chapter definitions.
As used in this chapter, unless the context otherwise requires:
(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder;
(2)“Corporation” means the issuer of the shares held by a dissenter before the corporate action, and, for purposes of §§ 48-23-203 - 48-23-302, includes the survivor of a merger or conversion or the acquiring entity in a share exchange of that issuer;
(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under § 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;
(4) “Fair value,” with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;
(5) “Interest” means interest from the effective date of the corporate action that gave rise to the shareholder's right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;
(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and
(7) “Shareholder” means the record shareholder or the beneficial shareholder.
§48-23-102. Right to dissent.
(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:
(1) Consummation of a plan of merger to which the corporation is a party:
(A) If shareholder approval is required for the merger by § 48-21-104 or the charter and the shareholder is entitled to vote on the merger if the merger is submitted to a vote at a shareholders' meeting or the shareholder is a nonconsenting shareholder under § 48-17-104(b) who would have been entitled to vote on the merger if the merger had been submitted to a vote at a shareholders' meeting; or
(B) If the corporation is a subsidiary that is merged with its parent under § 48-21-105;
(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan if the plan is submitted to a vote at a shareholders' meeting or the shareholder is a nonconsenting shareholder under § 48-17-104(b) who would have been entitled to vote on the plan if the plan had been submitted to a vote at a shareholders' meeting;
(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange if the sale or exchange is submitted to a vote at a shareholders' meeting or the shareholder is a nonconsenting shareholder under § 48-17-104(b) who would have been entitled to vote on the sale or exchange if the sale or exchange had been submitted to a vote at a shareholders' meeting, including a sale of all, or substantially all, of the property of the corporation in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;
(4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it:
(A) Alters or abolishes a preferential right of the shares;
(B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
(C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
(E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under § 48-16-104;
(5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares;
(6) Consummation of a conversion of the corporation to another entity pursuant to chapter 21 of this title; or
(7) In accordance with and to the extent provided in § 48-28-104(b), an amendment to the charter of a corporation as described in § 48-28-104(b)(1), or consummation of a merger or plan of share exchange as described in § 48-28-104(b)(2).
(b) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
(c) Notwithstanding subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters' rights, is listed on an exchange registered under § 6 of the Securities Exchange Act of 1934 (15 U.S.C. § 78f), as amended, or is a “national market system security,” as defined in rules promulgated pursuant to the Securities Exchange Act of 1934 (15 U.S.C. § 78a), as amended.
§48-23-103. Dissent by nominees and beneficial owners.
(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection (a) are determined as if the shares as to which the partial dissenter dissents and the partial dissenter's other shares were registered in the names of different shareholders.
(b) A beneficial shareholder may assert dissenters' rights as to shares of any one (1) or more classes held on the beneficial shareholder's behalf only if the beneficial shareholder:
(1) Submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and
(2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.
PART 2
PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS
§48-23-201. Notice of dissenters’ rights.
(a) Where any corporate action specified in § 48-23-102(a) is to be submitted to a vote at a shareholders' meeting, the meeting notice (including any meeting notice required under chapters 11-27 to be provided to nonvoting shareholders) must state that the corporation has concluded that the shareholders are, are not, or may be entitled to assert dissenters' rights under this chapter. If the corporation concludes that dissenters' rights are or may be available, a copy of this chapter must accompany the meeting notice sent to those record shareholders entitled to exercise dissenters' rights.
(b) In a merger pursuant to § 48-21-105, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert dissenters rights that the corporate action became effective. Such notice must be sent within ten (10) days after the corporate action became effective and include the materials described in § 48-23-203.
(c) Where any corporate action specified in § 48-23-102(a) is to be approved by written consent of the shareholders pursuant to § 48-17-104(a) or § 48-17-104(b):
(1) Written notice that dissenters' rights are, are not, or may be available must be sent to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that dissenters' rights are or may be available, must be accompanied by a copy of this chapter; and
(2) Written notice that dissenters' rights are, are not, or may be available must be delivered together with the notice to nonconsenting and nonvoting shareholders required by § 48-17-104(e) and (f), may include the materials described in § 48-23-203 and, if the corporation has concluded that dissenters' rights are or may be available, must be accompanied by a copy of this chapter.
(d) A corporation's failure to give notice pursuant to this section will not invalidate the corporate action.

§48-23-202. Notice of intent to demand payment.
(a) If a corporate action specified in § 48-23-102(a) is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights with respect to shares for which dissenters' rights may be asserted under this chapter:
(1) Must deliver to the corporation, before the vote is taken, written notice of the shareholder's intent to demand payment if the proposed action is effectuated; and
(2) Must not vote, or cause or permit to be voted, any such shares in favor of the proposed action.
(b) If a corporate action specified in § 48-23-102(a) is to be approved by less than unanimous written consent, a shareholder who wishes to assert dissenters' rights with respect to shares for which dissenters' rights may be asserted under this chapter must not sign a consent in favor of the proposed action with respect to such shares.
(c) A shareholder who fails to satisfy the requirements of subsection (a) or subsection (b) is not entitled to payment under this chapter.

§48-23-203. Dissenters’ notice.
(a) If a corporate action requiring dissenters' rights under § 48-23-102(a) becomes effective, the corporation must send a written dissenters' notice and form required by subdivision (b)(1) to all shareholders who satisfy the requirements of § 48-23-202(a) or § 48-23-202(b). In the case of a merger under § 48-21-105, the parent must deliver a dissenters' notice and form to all record shareholders who may be entitled to assert dissenters' rights.
(b) The dissenters' notice must be delivered no earlier than the date the corporate action specified in § 48-23-102(a) became effective, and no later than (10) days after such date, and must:
(1) Supply a form that:
(A) Specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action;
(B) If such announcement was made, requires the shareholder asserting dissenters' rights to certify whether beneficial ownership of those shares for which dissenters' rights are asserted was acquired before that date; and
(C) Requires the shareholder asserting dissenters' rights to certify that such shareholder did not vote for or consent to the transaction;
(2) State:
(A) Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subdivision (b)(2)(B);
(B) A date by which the corporation must receive the form, which date may not be fewer than forty (40) nor more than sixty (60) days after the date the subsection (a) dissenters' notice is sent, and state that the shareholder shall have waived the right to demand payment with respect to the shares unless the form is received by the corporation by such specified date;
(C) The corporation's estimate of the fair value of shares; and
(D) That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten (10) days after the date specified in subdivision (b)(2)(B) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and
(3) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201.

§48-23-204. Duty to demand payment.
(a) A shareholder sent a dissenters' notice described in § 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to § 48-23-203(b)(2), and deposit the shareholder's certificates in accordance with the terms of the notice.
(b) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.
(c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.
(d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

§48-23-205. Share restrictions.
(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under § 48-23-207.
(b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

§48-23-206. Payment.
(a) Except as provided in § 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with § 48-23-204 the amount the corporation estimates to be the fair value of each dissenter's shares, plus accrued interest.
(b) The payment must be accompanied by:
(1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;
(2) A statement of the corporation's estimate of the fair value of the shares, which estimate shall equal or exceed the corporation's estimate given pursuant to § 48-23-203(b)(2)(C);
(3) An explanation of how the interest was calculated;
(4) A statement of the dissenter's right to demand payment under § 48-23-209; and
(5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201 or § 48-23-203.
§48-23-207. Failure to take action.
(a) If the corporation does not effectuate the proposed action that gave rise to the dissenters' rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters' notice under § 48-23-203 and repeat the payment demand procedure.

§48-23-208. After-acquired shares.
(a) A corporation may elect to withhold payment required by § 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.
(b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under § 48-23-209.

§48-23-209. Procedure if shareholder dissatisfied with payment or offer.
(a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate (less any payment under § 48-23-206), or reject the corporation's offer under § 48-23-208 and demand payment of the fair value of the dissenter's shares and interest due, if:
(1) The dissenter believes that the amount paid under § 48-23-206 or offered under § 48-23-208 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;
(2) The corporation fails to make payment under § 48-23-206 within two (2) months after the date set for demanding payment; or
(3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.
(b) A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter's shares.

PART 3
JUDICIAL APPRAISAL OF SHARES
§48-23-301. Court action.
(a) If a demand for payment under § 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
(b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
(e) Each dissenter made a party to the proceeding is entitled to judgment:
(1) For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus accrued interest, exceeds the amount paid by the corporation; or
(2) For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under § 48-23-208.

§48-23-302. Court costs and counsel.
(a) The court in an appraisal proceeding commenced under § 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under § 48-23-209.
(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:
(1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or
(2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

MOUNTAIN COMMERCE BANCORP, INC.

Special Meeting of Shareholders, March 11, 2026

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned shareholder(s) hereby appoint(s) William E. Edwards, III and Frank Wood, and each of them, as proxies, each, with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this proxy card, all shares of common stock of Mountain Commerce Bancorp, Inc. held of record by the undersigned as of the close of business on January 28, 2026, at the 2026 Special Meeting of Shareholders (the "Special Meeting") to be held on Wednesday, March 11, 2026, at 11:00 AM Eastern Time at The Hilton Garden Inn, 6200 Papermill Drive, Knoxville, Tennessee, 37919, or any adjournment or postponement thereof. The undersigned hereby further authorize(s) such proxies to vote in their discretion upon such other matters as may properly come before the Special Meeting and at any adjournment or postponement thereof. Receipt of the Notice of Special Meeting of Shareholders and Proxy Statement/Prospectus in connection with the Special Meeting is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY YOU. IF YOU SIGN AND RETURN THIS PROXY BUT DO NOT GIVE ANY DIRECTION, IT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS FOR EACH PROPOSAL AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(Continued and to be signed on the reverse side)

1.1

14475

SPECIAL MEETING OF SHAREHOLDERS OF

MOUNTAIN COMMERCE BANCORP, INC.

March 11, 2026

PROXY VOTING INSTRUCTIONS

INTERNET - Access **www.voteproxy.com** and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **+1-201-299-4446** worldwide from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online or by phone until 11:59 PM Eastern Time the day before the Special Meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Special Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Special Meeting of Shareholders and Proxy Statement/Prospectus is/are available at www.astproxyportal.com/ast/19237

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet or by telephone.

00030000030000000000 8 031126

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN
1. To approve and adopt the Agreement and Plan of Merger, dated as of December 7, 2025, by and among Mountain Commerce Bancorp, Inc. ("MCBI"), Mountain Commerce Bank ("MCB"), Home BancShares, Inc. ("Home"), HOMB Acquisition Sub IV, Inc. ("Acquisition Sub") and Centennial Bank ("Centennial"), (as amended from time to time, the "Merger Agreement"), pursuant to which, on the terms and subject to the conditions thereof, (i) Acquisition Sub will merge with and into MCBI and (ii) thereafter MCBI will merge with and into Home (such mergers, collectively, the "Merger") (the "Merger Proposal").	☐	☐	☐
2. To approve the adjournment or postponement of the MCBI special meeting to a later date or time, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Merger Proposal if MCBI has not received proxies representing a sufficient number of shares of MCBI common stock to approve the Merger Proposal.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in accordance with the direction given by the undersigned shareholder(s). If no direction is made, it will be voted FOR Proposals 1 AND 2 and otherwise in the discretion of the holders of the proxies.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.